Form 10-K, Exhibit 13
ACNB CORP
filed 1995-03-29
CIK 715579

                         ACNB Corporation & Subsidiary
                                  ----------


                         ACNB CORPORATION & SUBSIDIARY
                              1994 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

FOR THE YEAR                                     1994             1993             1992
---------------------------------------------------------------------------------------
Net interest income                       $18,220,000      $18,228,000      $17,798,000
---------------------------------------------------------------------------------------
Net income*                                 6,773,000        6,933,000        7,038,000
---------------------------------------------------------------------------------------
Cash dividends                              3,417,000        3,101,000        2,861,000
---------------------------------------------------------------------------------------

PER SHARE STATISTICS**
---------------------------------------------------------------------------------------
Net income*                                     $1.27            $1.30            $1.32
---------------------------------------------------------------------------------------
Cash dividends                                    .64              .58              .54
---------------------------------------------------------------------------------------
Book value (year-end)                            9.15             8.58             7.86
---------------------------------------------------------------------------------------

AT YEAR-END
---------------------------------------------------------------------------------------
Total assets                             $472,032,000     $471,415,000     $451,154,000
---------------------------------------------------------------------------------------
Total loans                               305,922,000      283,298,000      287,823,000
---------------------------------------------------------------------------------------
Total deposits                            388,798,000      412,686,000      402,376,000
---------------------------------------------------------------------------------------
Total stockholders' equity                 48,647,000       45,862,000       42,030,000
---------------------------------------------------------------------------------------

KEY RATIOS
---------------------------------------------------------------------------------------
Return on average stockholders' equity         14.15%           15.61%           17.63%
---------------------------------------------------------------------------------------
Return on average assets                        1.43%            1.51%            1.59%
---------------------------------------------------------------------------------------
Dividend payout                                   50%              45%              41%
---------------------------------------------------------------------------------------
Stockholders' equity to assets                 10.31%            9.73%            9.32%
---------------------------------------------------------------------------------------

*1992 includes $446,000, or $.09 per share, related to the cumulative effect of the change in accounting for income taxes.

See Notes to Consolidated Financial Statements.

**Data restated to reflect two-for-one stock split in the form of a 100% stock dividend issued in 1994.

BUSINESS PROFILE

     ACNB Corporation is a single-bank holding company with Adams County National Bank as its sole and wholly-owned subsidiary. Adams County National Bank, a full-service community bank in existence since 1857, provides a wide array of consumer, commercial and fiduciary banking services to the individuals, businesses, public entities and community organizations in its trading area. With assets of $472 million, it is the largest community bank headquartered in Adams County.

     ACNB Corporation and its subsidiary, Adams County National Bank, possess a history abundant in the traditions of community banking. Indeed, the organizational focus remains constant -- providing the basic banking services essential to fulfilling the savings and borrowing needs of all community members. Integral to this steadfast strategy is the reinvestment of customers' deposits in loans to others in our local marketplace -- primarily via mortgage loans. A business philosophy predicated upon traditional, customer-oriented values is the common thread running through Adams County National Bank's history -- and its future -- as a responsible, committed and sound community banking organization.

     Adams County National Bank's marketplace encompasses Adams County, Pennsylvania, and its environs -- western York County, eastern Franklin County, southern Cumberland County, and the northern sections of those counties in Maryland that are adjacent to Adams County. Thirteen banking offices and 200 employees serve the customers in this marketplace. Each office and each person is pivotal to ensuring the strength of Adams County National Bank's community banking network.

                                                                               1
                                      16

                            REPORT TO STOCKHOLDERS

To recap 1994, only two words are necessary--change and progress. Change repeatedly manifested itself throughout ACNB Corporation's sole and wholly-owned subsidiary, Adams County National Bank, during the year. Progress, however, was the end result of change.

From a technological perspective, change was indeed pervasive. The Bank converted to new computer system hardware and software at the end of July 1994. The check and item processing functions were upgraded as well. Technology is a significant factor driving the success of a bank in today's operating environment. It also requires a substantial commitment of monetary and human resources. At ACNB Corporation and Adams County National Bank, this challenge was met due to the dedication of many individuals--those who researched and implemented the new system, those who trained and communicated the workings of the system and, of course, those who were trained both at the point of customer contact and in operational areas. The aim of technology is to increase productivity; but, more importantly, it is the means by which the Bank can better meet the financial needs of current and potential customers.

Change impacted the Bank's portfolio of products and services. In the second quarter of 1994, a new Home Equity Line of Credit was introduced to the marketplace. The interest rate for this open-end loan product, which is accessed by check, is tied to Prime Rate. The product was designed to complement the organization's desire to concentrate on variable-rate lending instruments in its strategy for managing interest rate sensitivity. To date, the Home Equity Line of Credit has been a contributing factor in the emergence of stronger loan growth after declines in recent years.

Change was also evident in the arena of human resource management. From the community banking office network to operational functions to the senior management level, the organizational structure evolved in 1994 to better position the Bank for the future in terms of customer service and profitability. In illustration, peak-time tellers are now commonplace in many of the Bank's offices for more efficient operations and enhanced levels of service during those times of peak customer demand and activity.

Change will not cease at ACNB Corporation and Adams County National Bank. In fact, two major projects are under way for the first quarter of 1995. First, the Bank is planning the opening of its first in-store office location inside the new Super Kmart/(R)/ Center at 400 Eisenhower Drive, Hanover, for late March. Second, the Retail Mortgage Division is in its formative stages. This new functional area will seek additional opportunities for the Bank to realize profitability in the one-to-four family residential mortgage market. The fundamental objective of both of these endeavors is to expand the product delivery system through improved customer options and accessibility.

Change is not undertaken haphazardly; nor, simply for the sake of experimentation. Our commitment in embracing change is to ensure progress for the mutual benefit of those living in our service community, our internal staff members, and our stockholders.

Amidst change internally, as well as in the financial services industry, ACNB Corporation continued to profitably pursue its steadfast strategy as an independent community bank. The year of 1994 ended with earnings of $6,773,000 -- a decrease of $160,000, or 2%, over the comparative figure of $6,933,000 for year-end 1993. The slight fall in earnings can be attributed to a decline in net interest income and a rise in expenses relative to technology enhancements and human resources. These expense items, however, are investments in the continued strength of the organization.

As of year-end 1994, the Corporation's return on average assets and return on average stockholders' equity were 1.43% and 14.15%, respectively. The stockholders' equity to assets ratio advanced to 10.31%, as stockholders' equity grew by 6% and the Corporation's capital base expanded.

A key goal of the Corporation is to maximize the investment value for its stockholders. Again, in 1994, ACNB Corporation was able to accomplish this goal. The annual cash dividend for the Corporation's stockholders was $1.28 per share as of December 15, 1994, which included an extra dividend of $.10 per share in the fourth quarter. Dividends for 1994 improved by 10% over those paid in 1993.

The Board of Directors also adopted an Amendment to the Corporation's Articles of Incorporation on November 22, 1994. The Amendment changed the par value per share of Common Stock from $5.00 per share to $2.50 per share and increased the number of authorized shares of the Corporation's Common Stock from 10,000,000 shares to 20,000,000 shares, thereby effecting a two-for-one stock split of the Corporation's Common Stock. The two-for-one Common Stock split and the increase in the number of authorized shares of the Corporation's Common Stock are significant in effectively planning for the long-term growth of the Corporation and the Bank. These actions will afford the Corporation and the Bank more financial flexibility, as well as will allow the organization to better serve the communities in which it does business. The Corporation and the Bank will, therefore, be more strategically positioned for the opportunities and challenges that may arise in the future.

Sadly, in 1994, the Corporation lost two individuals who were integral to the formation and development of Adams County National Bank and, then, ACNB Corporation. At the time of their respective deaths, Wilbur A. Bankert and Franklin R. Bigham were both members of the Board of Directors. These gentlemen demonstrated a commitment and foresight unparalleled in the history of the Bank.

In looking forward, ACNB Corporation's vision is focused on its role as an independent community banking organization. As always, your ongoing investment in our future sustains this vision.


                                          Sincerely,



                                          Ronald L. Hankey
                                          President

                         ACNB Corporation & Subsidiary
                                   ---------


                         MANAGEMENT'S DISCUSSION AND
                       ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     ACNB Corporation reported net income of $6,773,000, or $1.27 per share, for the year 1994. This produced a return on average assets of 1.43% and a return on average stockholders' equity of 14.15%. The following is a discussion of those results and the factors that helped cause them. All per share figures have been restated to reflect the two-for-one common stock split in the form of a 100% stock dividend dated December 31, 1994.

FINANCIAL CONDITION
--------------------------------------------------------------------------------
     The Corporation continued to grow in 1994 with average assets increasing by $15,494,000, or 3.4%, to $473,186,000 -- though total assets rose by only $617,000 from December 31, 1993, to December 31, 1994. This percentage increase was lower than the 3.6% growth in average assets experienced in 1993, and can be attributed to the pressure on deposits as consumers searched elsewhere for higher yields. Deposits and securities sold under agreement to repurchase that were generated in the Corporation's local market area declined by $20,077,000, or 4.7%, during 1994.

     The Corporation's growth during 1994 exhibited contradictory characteristics. Average loans, for example, showed positive growth of $560,000 in 1994 versus a decline of $4,285,000 in 1993, but total loans increased by $22,624,000 from year-end 1993 to year-end 1994. Lending activity rose significantly in the second half of 1994, after a continued decline during the first four months of the year. The growth was evident in all loan categories, including the Corporation's new open-end home equity lines of credit which were introduced in the second quarter.

     Average investment securities showed positive growth with 1994 totals being 16.3% higher than 1993 totals -- which were 21.7% higher than 1992. However, the Corporation's management is committed to lending in its local service area and, thus, reversed this trend as total investments fell by $2,897,000, or 2.0%, during 1994. The Corporation continues to follow a policy of acquiring debt securities with the intention that they remain in the portfolio until maturity.

     Short-term investments, which include federal funds sold and securities maturing within 90 days, declined by $15,915,000, or 40.7%, during 1994. The Corporation owns $20,034,000 in investments that could be converted for liquidity purposes, without compromising its hold-to-maturity portfolio designation. The federal funds component of this category was the cause of most of the decrease. Any additional liquidity needs caused by this shift could be met by the U.S. Treasury portfolio, which is structured to meet the Corporation's requirements.

     Average balances for premises and equipment were up 13.8% in 1993, due to the relocation of the Bank's East Berlin Office and the expansion of the main office in Gettysburg. These balances rose again in 1994, by 21.0%, due to the purchase of a new computer system and accompanying software. Other real estate increased 22.0% to $1,037,000 during 1994.

     As indicated above, deposits and securities sold under agreement to repurchase declined 4.7% during 1994. This was caused by slack loan demand, which hampered the Corporation's ability to compete effectively for consumer deposits. To counter this trend, the Corporation raised interest rates substantially and joined the Federal Home Loan Bank of Pittsburgh during the fourth quarter of 1994. Federal Home Loan Bank borrowings were $14,613,000 at year-end 1994.

     Lower interest rates in 1993 not only slowed deposit growth, but also caused a dramatic change in the mix. Time deposits declined, while interest bearing demand deposits and savings grew significantly as consumers waited for an upward trend in rates. Average interest bearing demand deposits grew 9.2% in 1993. Average savings deposits, which include passbook savings and money market accounts, were up 24.8% in that same year. Average time deposits were down 10.6% in 1993, and demand deposits increased 10.0%. These averages continued their upward trend for 1994 as a whole, but actually reversed direction during the year as low cost deposits began to shift toward time deposits. This was particularly evident in the monthly average savings category, which peaked at $142,839,000 in May and then fell to $129,744,000 by December of 1994.

     Stockholders' equity continued to be an important funding source in 1994. Average stockholders' equity grew by $3,482,000, or 7.8%, in 1994 and $4,481,000, or 11.2%, in 1993. This internal growth was achieved in conjunction with regularly increased dividends, and depends on sustained strong earnings performance.

                         ACNB Corporation & Subsidiary
                                   ---------


RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
     Corporate net earnings of $6,773,000 for 1994 were down 2.3% from last year. This was a decrease of $160,000 from the $6,933,000 earned in 1993, and was the result of declining net interest income due to several years of reduced loan demand. Return on average assets and return on average stockholders' equity declined compared to last year. Return on average assets was 1.43% in 1994, 1.51% in 1993, and 1.59% in 1992. Return on average stockholders' equity was 14.15% in 1994, 15.61% in 1993, and 17.63% in 1992. The declines from 1993 and
1992 are due to shrinking net interest margin, the cumulative effect of the change in accounting for income taxes, and the Corporation's growing capital base. These ratios are closely-watched indicators of performance in the banking industry, and the Corporation's results are better than average.

     Since the Corporation is in the business of borrowing and lending money, net interest income is the major component of net income. The net yield on earning assets continued under pressure for the second straight year. Net interest income was down by $8,000 in 1994, compared to an increase of $430,000, or 2.4%, in 1993. These results translated into a net yield on average earning assets of 4.01%, 4.13% and 4.19% in 1994, 1993 and 1992, respectively. Lack of significant loan demand in 1992, 1993 and through the first quarter of 1994 caused a marked shift to lower yielding government securities. This, in turn, caused the interest rate spread to narrow, and is the primary factor contributing to the earnings decline in 1994. Loan demand picked up significantly in the second half of the year, but interest rates on deposits also showed a sustained rise. This rise, along with what may be a major shift from savings deposits to certificates of deposit, will continue to make improvement in net interest income difficult to achieve.

     Other operating income decreased 5.9% in 1994, compared to a 14.4% increase in 1993. The major reasons for the increase in 1993 were improvements in service charges on deposit accounts and securities gains. A survey of competitive financial institutions in 1992 indicated that there was an opportunity for a realignment of deposit service charges. The increase in 1993 was the result of changes made due to the survey. The other significant item was securities gains. The Corporation's policy is to hold debt securities until maturity, but these gains resulted from equities held at the holding company level. The lack of capital gains is the reason for the decline in other operating income for 1994.

     Service charges on deposit accounts was up 77.9% in 1993 and 5.9% in 1994, while trust income fell 10.0% and then rose 5.0% in those same years. Trust services provided by the Corporation include estate planning services, executor and trustee under wills and deeds, and registrar of stock and bond issues. The trust department had total assets of $44,626,000 under management at year-end 1993 and $51,121,000 at year-end 1994. This was an increase of 14.6%. The trust department is not a major earnings center for the Corporation because of the large number of assets necessary to make such a department profitable. Nevertheless, the Corporation is committed to providing this service to the communities in which it operates.

     Other operating expense increased 6.2% in 1993 and 5.1% in 1994. The major factors driving the increase were salaries and employee benefits and net occupancy and equipment expense. Salaries and employee benefits is the largest single component of other operating expense, and it rose by $278,000, or 5.9%, in 1993 and $178,000, or 3.6%, in 1994. Net occupancy and equipment expense was up $74,000, or 6.5%, in 1993 and $146,000, or 12.0%, in 1994.
These increases were due to the expansion of the Bank's main office, relocation of another community banking office, and a complete upgrading of the Corporation's computer system. Another major expense, FDIC insurance, was also up 2.3% in 1993 and 3.0% in 1994. If the Bank Insurance Fund reaches its federally-mandated level and the Federal Deposit Insurance Corporation reduces premiums, both of which are predicted to happen in the third quarter of 1995, FDIC insurance expense may decline as much as $300,000 in the coming year.

     The provision for income taxes was $3,288,000 in 1994, compared to $3,383,000 in 1993. The Corporation was subject to federal taxes at the 35% marginal rate in 1994 and 1993 and 34% in 1992. The overall effective rates were 32.7% in 1994, 32.8% in 1993, and 31.9% in 1992. The major differences between the statutory rates and the effective rates result from state and municipal loan and security income, rehabilitation and low-income housing credits, and the difference between the provision for loan losses and actual net losses.

     In 1992, the Corporation adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect of this accounting change was $446,000, or $.09 per share, which was recognized in the first quarter of 1992.

                         ACNB Corporation & Subsidiary
                                  ----------


LOAN REVIEW AND PROVISION AND
RESERVE FOR POSSIBLE LOAN LOSSES
--------------------------------------------------------------------------------
     Total loans of $305,922,000 at year-end 1994 were 8.0% higher than year-end 1993. Loans were down 1.6% in 1993. In fact, 1994 reversed the trend of the previous four years with a return to strong loan growth. This is attributable to a stronger economy and the end of the mortgage rewrite phenomenon which occurred during the early 1990s. The Corporation also responded with a new commercial loan product and home equity line of credit. The commercial product may have a fixed interest rate for a maximum of five years, while the interest rate on the home equity line of credit is tied to the national prime rate. For asset/liability management reasons, most of the Corporation's lending is done with variable-rate instruments. Residential real estate loans, of which 98% have variable rates adjusted annually, are a major part of the Corporation's loan portfolio at $176,495,000. Adjustable-rate mortgages continue to play a significant role in the management of the Corporation's interest rate sensitivity position. They also are less likely to cause significant loan portfolio weaknesses due to the nature of the borrower and the collateral. The loans are tied to the Federal Housing Finance Board's Contract Rate for Major Lenders, which is based on current mortgage rates.

     The reserve for possible loan losses totaled $3,370,000 at December 31, 1994, a decrease of 5.9% from 1993. This followed an increase of 4.8% in 1993. There were no additional provisions made to the reserve during 1994. The adequacy of the reserve is determined by a consideration of management's assessment of the quality of the loan portfolio, the trend of past due loans, the type of collateral, the history of loan losses, and the state of the economy. Net charge-offs increased $60,000 in 1994 to $211,000. As a percentage of average total loans, they were 0.07% for all of 1994.

     The reserve is not broken down by industry or type because management feels that such allocation is not meaningful. Considering the Corporation's charge-off history, the amount of nonaccrual loans, and the information provided by the loan review function, management feels the present reserve is adequate. At December 31, 1994, loans past due 90 days and still accruing amounted to $2,219,000 and nonaccrual loans totaled $854,000. Interest lost due to nonaccrual loans during 1994 was approximately $75,000.

     Total nonperforming assets were down 14.4% from year-end 1993, and were 0.65% of total assets. Loan loss coverage of nonperforming assets was 110% at year-end 1994, compared to 100% in 1993. The table below indicates the recent history of the Corporation's nonperforming assets and charge-offs.

     Other real estate owned went from five properties valued at $850,000 at year-end 1993 to eight properties valued at $1,037,000 at year-end 1994. One of the eight properties, a commercial building valued at $454,000, was actually sold in December of 1992, but has not performed as expected and continues to be considered as other real estate owned. Of the other seven properties, one was sold in the first quarter of 1995 and another is under option to a nonprofit agency for use as low-income housing.

Nonperforming Assets Analysis
-------------------------------------------------------------------------------------------------------
                                                              Year ended December 31
                                              ---------------------------------------------------------
                                                        1994                            1993
                                              --------------------------    ---------------------------
                                              Nonperforming      Net        Nonperforming       Net
In thousands                                     Assets      Charge-offs       Assets       Charge-offs
                                              --------------------------    ---------------------------
Real estate loans (1-4 family dwellings).....    $2,080         $  276         $1,633         $   34
Real estate loans (other)....................       796             89          1,659             --
Commercial and industrial....................        98              3            135             29
Consumer.....................................        99             43            164             88
                                                 ------         ------         ------         ------
TOTAL                                            $3,073         $  211         $3,591         $  151
                                                 ======         ======         ======         ======

                         ACNB Corporation & Subsidiary
                                  ----------



Comparative Average Balance Sheet And Net Interest Analysis
-------------------------------------------------------------------------
                                                   December 31
                                         --------------------------------
                                                      1994
                                         --------------------------------
ASSETS In thousands                       Balance      Interest     Rate
-------------------------------------------------------------------------
Loans                                    $289,350       $22,998     7.95%
Taxable investment securities             150,188         7,021     4.67%
Non-taxable investment securities           2,605           107     4.11%
Federal funds sold                         10,766           401     3.72%
Interest bearing deposits with banks        1,457           112     7.69%
                                         --------       -------
Total interest earning assets             454,366       $30,639     6.74%
Cash and due from banks                    11,582
Premises and equipment                      5,702
Other assets                                4,984
Reserve for loan losses                    (3,448)
                                         --------
TOTAL ASSETS                             $473,186
                                         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------
Interest bearing demand deposits         $ 56,420      $  1,383     2.45%
Savings deposits                          137,910         3,824     2.77%
Time deposits                             176,222         6,818     3.87%
Short-term borrowings                      14,186           394     2.78%
                                         --------       -------
Total interest bearing liabilities        384,738       $12,419     3.23%
-------------------------------------------------------------------------
INTEREST RATE SPREAD                                                3.51%
-------------------------------------------------------------------------
Demand deposits                            38,772
Other liabilities                           1,783
Stockholders' equity                       47,893
                                         --------
TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                     $473,186
                                         ========
-------------------------------------------------------------------------
INTEREST INCOME/EARNING ASSETS           $454,366       $30,639     6.74%
INTEREST EXPENSE/EARNING ASSETS          $454,366       $12,419     2.73%
NET YIELD ON EARNING ASSETS                             $18,220     4.01%
-------------------------------------------------------------------------

Loan fees of $442,000, $485,000 and $590,000 for 1994, 1993 and 1992,
respectively, are included for rate calculation purposes.

                         ACNB Corporation & Subsidiary
                                  ----------


--------------------------------------------------------------------------------------------------------------
                                                   December 31                          December 31
                                         --------------------------------     --------------------------------
                                                      1993                                 1992
                                         --------------------------------     --------------------------------
ASSETS In thousands                       Balance      Interest     Rate       Balance      Interest     Rate
--------------------------------------------------------------------------------------------------------------
Loans                                    $288,790       $24,671     8.54%     $293,075       $27,677     9.44%
Taxable investment securities             129,953         6,660     5.12%      106,260         6,622     6.23%
Non-taxable investment securities           1,394            81     5.81%        1,647           102     6.19%
Federal funds sold                         18,258           558     3.06%       20,215           708     3.50%
Interest bearing deposits with banks        2,539           152     5.99%        3,785           271     7.16%
                                         --------       -------               --------       -------
Total interest earning assets             440,934       $32,122     7.28%      424,982       $35,380     8.33%
Cash and due from banks                    10,463                               10,328
Premises and equipment                      4,712                                4,140
Other assets                                5,121                                5,538
Reserve for loan losses                    (3,538)                              (3,108)
                                         --------                             --------
TOTAL ASSETS                             $457,692                             $441,880
                                         ========                             ========
LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------
Interest bearing demand deposits         $ 50,563       $ 1,395     2.76%     $ 46,302       $ 1,640     3.54%
Savings deposits                          127,785         4,215     3.30%      102,406         4,124     4.03%
Time deposits                             192,135         8,062     4.20%      215,032        11,670     5.43%
Short-term borrowings                       6,812           222     3.26%        4,064           148     3.64%
                                         --------       -------               --------       -------
Total interest bearing liabilities        377,295       $13,894     3.68%      367,804       $17,582     4.78%
--------------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD                                                3.60%                                3.55%
--------------------------------------------------------------------------------------------------------------
Demand deposits                            33,906                               30,826
Other liabilities                           2,080                                3,320
Stockholders' equity                       44,411                               39,930
                                         --------                             --------
TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                     $457,692                             $441,880
                                         ========                             ========
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME/EARNING ASSETS           $440,934       $32,122     7.28%     $424,982       $35,380     8.33%
INTEREST EXPENSE/EARNING ASSETS          $440,934       $13,894     3.15%     $424,982       $17,582     4.14%
NET YIELD ON EARNING ASSETS                             $18,228     4.13%                    $17,798     4.19%
--------------------------------------------------------------------------------------------------------------

                         ACNB Corporation & Subsidiary
                                  ----------


LIQUIDITY AND INTEREST RATE SENSITIVITY
--------------------------------------------------------------------------------
     The maintenance of adequate liquidity is necessary for the Corporation to meet its financial obligations to depositors, investors and loan customers. In order to meet these demands for funds, liquidity must be actively managed through the use of federal funds and short-term securities.

     As of December 31, 1994, liquid assets -- consisting of cash, federal funds, and investment securities maturing within one year -- totaled $56,553,000. Of this amount, $33,053,000 is available without compromising the Corporation's hold-to-maturity investment strategy. An additional $86,050,000 in investment securities, predominantly U.S. Government, are scheduled to mature throughout 1996 and 1997. All of these assets could be used to fund the Corporation's obligations.

     Core deposits, defined as those deposits drawn from a bank's local community of businesses and consumers, comprised 100% of the Corporation's deposits at year-end. The Corporation had $11,942,000 in time deposits in denominations of $100,000 or more; however, these deposits were drawn from the local community and do not represent purchased funds. Although core deposits are generally more stable than purchased funds, the Corporation did experience deposit runoff during 1994 as consumers searched for higher yields. In order to manage this in an orderly fashion and to provide an additional source of liquidity, the Corporation joined the Federal Home Loan Bank of Pittsburgh in the fourth quarter of 1994.

     Interest rate sensitivity must be managed as carefully as liquidity. As the general level of interest rates change through the business cycle and control by the Federal Reserve, the Corporation's net interest income can widen or narrow as the average yield on assets changes more rapidly or more slowly than does the average cost of funds. The table below illustrates the results of the steps taken to minimize the effects of these changes.

     The table indicates that $187,227,000 in liabilities and $199,371,000 in assets will be eligible for repricing within six months. By the end of twelve months, liabilities of $251,601,000 and assets of $300,251,000 will be eligible. NOW accounts, savings and demand deposits are interest rate sensitive to a different degree than other assets and liabilities. Historical data has shown some of these funds are longer term funds parked in these accounts until interest rates rise, and that interest rates paid on the funds remaining do not change as often or as much as other rates. The amounts of these funds estimated to be affected by interest rates have been placed in the appropriate categories across the repricing spectrum.

     Interest rates rose steadily throughout 1994. Interest expense on deposits began to rise while loan demand was still soft and the net interest margin continued to decline through the first half of the year. The yield on average interest earning assets fell 0.54% from 1993 to 1994, while the cost of average interest bearing liabilities fell only 0.45%. This produced a net yield on earning assets 0.12% lower than in 1993. There were four factors that affected net yield on earning assets in 1994: improved loan demand, movement from lower yielding assets to higher yielding assets, movement of lower cost deposits to higher cost liabilities, and significantly higher deposit rates. These same four factors will influence the Corporation in 1995. The Corporation is in position to take advantage of a greater loan volume, higher rate situation. The speed of the deposit shift to higher rates will be one of the major determining factors in the financial results for 1995. Management continues to feel that an adjustable-rate loan portfolio is one of the Corporation's main strengths, and the ratio of adjustable-rate loans to total loans at year-end was approximately 86%. Approximately $22,000,000 of these loans have a five-year fixed rate before they convert to the Corporation's prime rate.


Interest Rate Sensitivity Gap at December 31, 1994
----------------------------------------------------------------------------------------------------------------------------
                                                                                   Repricing Period
                                                   -------------------------------------------------------------------------
                                                      0-30        31-90        91-180      181-365        1-5        Over 5
In thousands                                          days         days         days         days        years        years
                                                   -------------------------------------------------------------------------
Interest earning assets                            $ 90,416     $ 40,315     $ 68,640     $100,880     $149,553     $  1,170
Funds supporting interest earning assets             96,859       37,341       53,027       64,374       80,766       49,655
----------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap                      $ (6,443)    $  2,974     $ 15,613     $ 36,506     $ 68,787     $(48,485)
----------------------------------------------------------------------------------------------------------------------------
Cumulative gap                                     $ (6,443)    $ (3,469)    $ 12,144     $ 48,650     $117,437     $ 68,952
----------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percentage of total assets        (1.4%)       (0.7%)        2.6%        10.3%        24.9%        14.6%
----------------------------------------------------------------------------------------------------------------------------

                         ACNB Corporation & Subsidiary
                                   --------


CAPITAL MANAGEMENT
--------------------------------------------------------------------------------
     As of December 31, 1992, banking organizations are required to have capital equivalent to 8% of assets, weighted by risk. The Corporation's capital position must consist of at least 4% Tier 1 capital (common stockholders' equity, retained earnings, and perpetual preferred stock) and 4% Tier 2 capital (limited-life preferred stock and subordinated debt, and loan loss reserves up to certain limits). Total capital resources of the Corporation, including stockholders' equity and the reserve for possible loan losses, showed steady growth in 1994, rising 5.2% after increasing 8.8% in 1993. The following table shows the Corporation's capital ratios at year-end.

     Cash dividends declared totaled $3,417,000 in 1994, a 10.2% increase over the $3,101,000 declared in 1993, which exceeded the 1992 total of $2,861,000 by 8.4%. These dividend levels resulted in a dividend payout ratio of 50%, 45% and 41% in 1994, 1993 and 1992, respectively. In addition, the Corporation acquired and then retired 31,714 shares at public auction during the fourth quarter of 1994.


Capital Ratios at Year-end
--------------------------------------------------------------------------------
                                                             1994          1993
                                                            ------        ------
Common stockholders' equity to assets                       10.31%         9.73%
Tier I leverage ratio                                       10.28%        10.02%
Tier I risk-based capital ratio                             20.61%        21.26%
Total risk-based capital ratio                              21.86%        22.51%

                         ACNB Corporation & Subsidiary
                         -----------------------------

                     CONSOLIDATED STATEMENTS OF CONDITION

                                                          December 31
                                                    -----------------------
ASSETS In thousands                                    1994          1993
---------------------------------------------------------------------------
Cash and due from banks...........................  $ 12,872       $ 13,949
Interest bearing deposits with banks..............        47          2,021
Investment securities.............................
     (market value $140,604 and $148,268,
     respectively)................................   144,905        147,802
Federal funds sold................................       100         17,060
Loans
     (net of unearned discount of $3,883
     and $3,785, respectively)....................   305,922        283,298
Reserve for possible loan losses..................    (3,370)        (3,581)
                                                    --------       --------
Net loans.........................................   302,552        279,717
Premises and equipment............................     5,874          5,384
Other real estate.................................     1,037            850
Other assets......................................     4,645          4,632
                                                    --------       --------
TOTAL ASSETS......................................  $472,032       $471,415
                                                    ========       ========

LIABILITIES
---------------------------------------------------------------------------
Non-interest bearing deposits.....................  $ 38,639       $ 37,042
Interest bearing deposits.........................   350,159        375,644
                                                    --------       --------
TOTAL DEPOSITS....................................   388,798        412,686
Securities sold under agreement to repurchase.....    14,613         10,802
Federal funds purchased...........................    16,800            --
Demand notes, U.S. Treasury.......................       450            450
Other liabilities.................................     2,724          1,615
                                                    --------       --------
TOTAL LIABILITIES.................................   423,385        425,553

STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------
Common stock (par value $2.50; 20,000,000
     shares authorized; 5,316,122 issued
     and outstanding shares on 12/31/94
     and 5,347,836 on 12/31/93)...................    13,290         13,370
Additional paid-in capital........................     4,511          5,002
Retained earnings.................................    30,846         27,490
                                                    --------       --------
TOTAL STOCKHOLDERS' EQUITY........................    48,647         45,862
                                                    --------       --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY..........  $472,032       $471,415
                                                    ========       ========

---------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                         ACNB Corporation & Subsidiary
                         -----------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              Year ended December 31
                                                        -----------------------------
INTEREST INCOME In thousands, except per share data      1994       1993       1992
-------------------------------------------------------------------------------------
Loans (including fees)................................  $22,998    $24,671    $27,677
Time deposits with banks..............................      112        152        271
Federal funds sold....................................      401        558        708
Taxable securities....................................    7,021      6,660      6,622
Non-taxable securities................................      107         81        102
                                                        -------    -------    -------
TOTAL INTEREST INCOME.................................   30,639     32,122     35,380

INTEREST EXPENSE
-------------------------------------------------------------------------------------
Interest bearing deposits.............................   12,025     13,672     17,434
Other borrowed funds..................................      394        222        148
                                                        -------    -------    -------
TOTAL INTEREST EXPENSE................................   12,419     13,894     17,582
NET INTEREST INCOME...................................   18,220     18,228     17,798
Provision for possible loan losses....................       --        315        855
                                                        -------    -------    -------
NET INTEREST INCOME AFTER
PROVISION FOR POSSIBLE LOAN LOSSES....................   18,220     17,913     16,943

OTHER OPERATING INCOME
-------------------------------------------------------------------------------------
Trust income..........................................      292        278        309
Service charges on deposit accounts...................      597        564        317
Other income..........................................      612        660        713
Securities gains......................................       --         93         55
                                                        -------    -------    -------
TOTAL OTHER OPERATING INCOME..........................    1,501      1,595      1,394

OTHER OPERATING EXPENSE
-------------------------------------------------------------------------------------
Salaries and employee benefits........................    5,173      4,995      4,717
Net occupancy expense.................................      651        589        575
Equipment expense.....................................      708        624        564
FDIC insurance........................................      928        901        881
Other taxes...........................................      392        353        330
Other expense.........................................    1,808      1,730      1,590
                                                        -------    -------    -------
TOTAL OTHER OPERATING EXPENSE.........................    9,660      9,192      8,657

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
OF THE CHANGE IN ACCOUNTING FOR INCOME TAXES..........   10,061     10,316      9,680
Applicable income taxes...............................    3,288      3,383      3,088
                                                        -------    -------    -------
INCOME BEFORE CUMULATIVE EFFECT
OF THE CHANGE IN ACCOUNTING FOR INCOME TAXES..........    6,773      6,933      6,592
Cumulative effect of the change in accounting for
     income taxes.....................................       --         --        446
                                                        -------    -------    -------
NET INCOME............................................  $ 6,773    $ 6,933    $ 7,038
                                                        =======    =======    =======

PER COMMON SHARE DATA*
-------------------------------------------------------------------------------------
Income before cumulative effect of the change
     in accounting for income taxes...................    $1.27      $1.30      $1.23
Cumulative effect of the change in accounting for
     income taxes.....................................       --         --      $ .09
Net income............................................    $1.27      $1.30      $1.32
Cash dividends........................................    $ .64      $ .58     $  .54

*Based on a weighted average of 5,342,101 shares in
 --------------------------------------------------
 1994 and 5,347,836 shares in 1993 and 1992. Data
 ------------------------------------------------
 restated to reflect two-for-one stock split in the
 --------------------------------------------------
 form of a 100% stock dividend issued in 1994.
 --------------------------------------------

------------------------------------------------------------------------------
  The accompanying notes are an integral part of the consolidated financial statements.


                                                       Additional
                                         Common          Paid-in          Retained
                                          Stock          Capital          Earnings          Total
--------------------------------------------------------------------------------------------------
In thousands
------------
BALANCE AT JANUARY 1, 1992..........     $13,370         $5,002           $19,481          $37,853
Net income..........................          --             --             7,038            7,038
Cash dividends......................          --             --            (2,861)          (2,861)
                                         -------         ------           -------          -------
BALANCE AT DECEMBER 31, 1992........      13,370          5,002            23,658           42,030
Net income..........................          --             --             6,933            6,933
Cash dividends......................          --             --            (3,101)          (3,101)
                                         -------         ------           -------          -------
BALANCE AT DECEMBER 31, 1993........      13,370          5,002            27,490           45,862
Net income..........................          --             --             6,773            6,773
Cash dividends......................          --             --            (3,417)          (3,417)
Retirement of 31,714 shares.........         (80)          (491)               --             (571)
                                         -------         ------           -------          -------
BALANCE AT DECEMBER 31, 1994........     $13,290         $4,511           $30,846          $48,647
                                         =======         ======           =======          =======

-------------------------------------------------------------------------------
                The accompanying notes are an integral part of
                    the consolidated financial statements.

                         ACNB Corporation & Subsidiary
                         -----------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS


INCREASE (DECREASE) IN CASH                                        Year ended December 31
AND CASH EQUIVALENTS In thousands                           ------------------------------------
                     ------------                             1994          1993          1992
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest and dividends received........................     $31,895       $35,002       $35,789
Fees and commissions received..........................       1,943         2,080         1,984
Interest paid..........................................     (12,394)      (14,166)      (18,133)
Cash paid to suppliers and employees...................      (8,920)       (8,755)       (8,354)
Income taxes paid......................................      (2,419)       (2,705)       (3,528)
                                                            -------       -------       -------
NET CASH PROVIDED BY OPERATING ACTIVITIES..............      10,105        11,456         7,758

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities and
  interest bearing balances with other banks...........      56,677        47,526        42,888
Purchase of investment securities and
  interest bearing balances with other banks...........     (55,559)      (77,954)      (72,871)
Principal collected on loans...........................      86,383       100,281       121,131
Loans made to customers................................    (109,414)      (95,686)     (108,518)
Capital expenditures...................................        (938)       (1,615)         (257)
                                                            -------       -------       -------
NET CASH USED IN INVESTING ACTIVITIES..................     (22,851)      (27,448)      (17,627)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, NOW
 accounts and savings accounts.........................      (4,787)       35,225        37,134
Proceeds from sale of certificates of deposit..........      14,677        15,265        24,468
Payments for maturing certificates of deposit..........     (29,967)      (33,730)      (42,586)
Dividends paid.........................................      (3,417)       (3,101)       (2,861)
Net increase in federal funds purchased................      16,800            --            --
Retirement of common stock.............................        (571)           --            --
                                                            -------       -------       -------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES....      (7,265)       13,659        16,155
                                                            -------       -------       -------
NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS...................................     (20,011)       (2,333)        6,286
CASH AND CASH EQUIVALENTS
AT BEGINNING OF YEAR...................................      33,030        35,363        29,077
                                                            -------       -------       -------
CASH AND CASH EQUIVALENTS AT END OF YEAR...............     $13,019       $33,030       $35,363
                                                            =======       =======       =======

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
-----------------------------------------------------------------------------------------------
Income before cumulative effect of the change in
 accounting for income taxes...........................      $6,773        $6,933        $6,592

ADJUSTMENTS TO RECONCILE INCOME BEFORE CUMULATIVE
EFFECT TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Securities gains.......................................         --             93            55

Depreciation and amortization..........................        457            406           452
Provision for possible loan losses.....................         --            315           855
Provision (Benefit) for deferred taxes.................        (67)           943          (659)
Amortization of investment securities premiums.........      1,850          1,798         1,196
Increase (Decrease) in taxes payable...................        936           (265)          219
Decrease (Increase) in interest receivable.............       (152)         1,474          (253)
Increase (Decrease) in interest payable................         25           (272)         (551)
Increase (Decrease) in accrued expenses................        275            107           (55)
Decrease (Increase) in prepaid expenses................         17            (37)           23
Decrease in deferred loan production costs.............         (9)           (39)          (116)
                                                           -------        -------        -------
NET CASH PROVIDED BY OPERATING ACTIVITIES..............    $10,105        $11,456         $7,758
                                                           =======        =======        =======

------------------------------------------------------------------------------
                The accompanying notes are an integral part of
                    the consolidated financial statements.

                         ACNB Corporation & Subsidiary
                         -----------------------------

                            NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

NOTE A
------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------------------------------------------
     The accounting and reporting policies followed by ACNB Corporation and its principal subsidiary, Adams County National Bank, conform with generally accepted accounting principles and with general practice within the banking industry.

BASIS OF FINANCIAL STATEMENTS
     The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Adams County National Bank. All significant intercompany transactions have been eliminated.
     Income and expenses are recorded on the accrual basis of accounting, except for trust department income and certain other fees which are recorded primarily on the cash basis. Recognition of such income on an accrual basis is impractical and would not materially affect net income.
     For comparative purposes, prior years' financial statements have been reclassified to conform with report classifications of the current year.

INVESTMENT SECURITIES
     On December 31, 1993, the Corporation adopted Statement of
Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Statement requires each debt and equity security to be classified into one of three categories: held-to-maturity, available for sale, or trading. Investments in securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity. These securities are accounted for at amortized cost. The Corporation classified all securities as held-to-maturity at December 31, 1994 and 1993. Management will reassess the appropriateness of the classifications each quarter.
     Amortization of premium and accretion of discount for investment securities is computed by the straight-line method to the maturity date or call date. There is not a material difference between the straight-line method and the interest method. Book value is the basis for reporting security gains and losses on the income statement. Income is accrued the month it is earned.

INCOME TAXES
     The Financial Accounting Standards Board issued Statement of
Financial Accounting Standards No. 109, Accounting for Income Taxes, which required a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to the differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities. Under Statement of Financial Accounting Standards No. 109, the effect of deferred taxes is recognized in income in the period that includes the enactment date. Under the deferred method, deferred taxes were recognized using the tax rate applicable to the year of the calculation and were not adjusted for subsequent changes in tax rates.
     The Corporation elected to adopt Statement of Financial Accounting Standards No. 109 in 1992, and has reported the cumulative effect of the change in the method of accounting for income taxes as of the beginning of the 1992 fiscal year in the consolidated statements of income.

LOANS
     Loans are stated net of unearned interest on consumer installment loans. Interest on installment loans is recognized using the sum-of-the-month-digits method, which is not materially different from the interest method. Interest on commercial and real estate loans is recognized based upon the principal amount outstanding. Loan fees are recorded on the cash basis since there is not a material difference to the recording methods under Statement of Financial Accounting Standards No. 91.

PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is charged over the estimated useful life of buildings and equipment, computed generally by the straight-line method. When property is retired or sold, the accounts are relieved of the applicable cost and accumulated depreciation, and any gain or loss is reflected in operating income. Maintenance and repairs are charged to operating expenses, and the costs of major improvements are capitalized.

RESERVE FOR POSSIBLE LOAN LOSSES
     The provision for possible loan losses charged to income is based upon management's evaluation of outstanding loans, the historical loan loss experience of the subsidiary, and the adequacy of the reserve for possible loan losses.

STATEMENT OF CASH FLOWS
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

NONPERFORMING ASSETS
     Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued due to a serious weakening of the borrower's financial condition.
     Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, the accrual of interest is discontinued. Income on such loans is then recognized only to the extent of cash received.
     The basis in other real estate is carried at the lower of fair market value or the carrying value of the related loan at the time of acquisition.

                         ACNB Corporation & Subsidiary
                         -----------------------------

NOTE B
------
DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
------------------------------------------------------------------------------
     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For 1994 and 1993, approximately 98% of the Corporation's assets and 89% and 90%, respectively, of its liabilities are considered financial instruments as defined in Statement of Financial Accounting Standards No. 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.
     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.
     Financial instruments actively traded in a secondary   market have
been valued using quoted available market prices.

                                            December 31, 1994                  December 31, 1993
                                     ----------------------------       -----------------------------
                                     Estimated Fair      Carrying       Estimated Fair       Carrying
In thousands                             Value            Amount            Value             Amount
------------                         --------------      -------        -------------        --------
Cash and due from banks............... $ 12,872          $ 12,872          $ 13,949          $ 13,949
Interest bearing deposits with banks..       47                47             2,036             2,021
Federal funds sold....................      100               100            17,060            17,060
Investment securities.................  140,604           144,905           148,268           147,802

     Fair values for net loans are estimated for portfolios with similar financial characteristics. Loans are segregated into commercial, residential real estate, and consumer. The loan categories are further segmented into fixed and adjustable types. Fair value for adjustable-rate commercial loans is considered to be the same as the carrying value because these loans were made at the Corporation's prime lending rate, which is the same rate these loans would be written as of the date of this financial statement. Fixed-rate commercial loans have been revalued at a rate the Corporation would use if the loans were written as of December 31, 1994 and 1993. Adjustable-rate residential mortgages and consumer loans reprice frequently at market rates, and the estimate of their fair value is considered to be the same as carrying value. Fixed-rate mortgages and consumer loans have been revalued using discounted cash flows. The mortgages were estimated using the Federal Housing Finance Board Index at December 31, 1994 and 1993, which was 7.56% and 6.59%, respectively, and consumer loans were revalued using rates being charged by the Corporation at year-end 1994 and 1993. Fair value for nonperforming loans is based on current valuations of underlying collateral.

                                            December 31, 1994                  December 31, 1993
                                     ----------------------------       -----------------------------
                                     Estimated Fair      Carrying       Estimated Fair       Carrying
In thousands                             Value            Amount            Value             Amount
------------                         --------------      -------        -------------        --------
Net loans............................. $302,036          $302,552          $285,009          $279,717

     Under Statement of Financial Accounting Standards No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, and Money Market checking accounts, is equal to the amount payable on demand as of December 31, 1994 and 1993. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                                            December 31, 1994                  December 31, 1993
                                     ----------------------------       -----------------------------
                                     Estimated Fair      Carrying       Estimated Fair       Carrying
In thousands                             Value            Amount            Value             Amount
------------                         --------------      -------        -------------        --------
Deposits with no stated maturities.... $216,227          $216,227          $225,022          $225,022
Deposits with stated maturities.......  171,269           172,571           188,534           187,664
Repurchase agreements.................   14,613            14,613            10,802            10,802
Federal funds purchased and
     demand notes.....................   17,250            17,250               --                --

     The fair value of commitments to extend credit is estimated taking into account the remaining terms of the agreements and the creditworthiness of the counterparties. For loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements, or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. The contract amount and the estimated fair value for commitments to extend credit and standby credits are charted.

                                            December 31, 1994                  December 31, 1993
                                     ----------------------------       -----------------------------
                                     Estimated Fair      Carrying       Estimated Fair       Carrying
In thousands                             Value            Amount            Value             Amount
------------                         --------------      -------        -------------        --------
Commitments to extend credit.......... $ 24,821          $ 24,821          $ 17,686          $ 17,686
Standby letters of credit.............    1,324             1,324             1,088             1,088

     Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities, and property and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on the fair value estimates.