Form 10-K405, Exhibit 13
period 1995-12-31
ACNB CORP
filed 1996-03-27
CIK 715579

EXHIBIT 13



                              1995 Annual Report


                               [GRAPHIC - LEAF]

ACNB Corporation 1995 Annual Report


CONTENTS

        Inherent in the process of adaptation is responsiveness to changes in the environment. These changes may be in the physical or the cultural environment, or both, depending upon the context. Regardless, however, adaptation is a necessity. A necessity for long-term survival.

        Like a living tree, Adams County National Bank is subject to the elements of the environment. These elements may not be the weather, the changing of seasons, or the surrounding flora and fauna. But, similarly, a multitude of environmental forces are beyond the control of the Bank. External changes in the financial services industry and in the local community require organizational adaptation. Still, at the core of the Bank's adaptation processes is the simultaneous commitment to customers, employees, ACNB Corporation stockholders, and the local marketplace. Both prudent adaptation and this steadfast commitment ensure the ongoing vitality of Adams County National Bank as a community banking organization.

        ACNB Corporation is a single-bank holding company with Adams County National Bank as its sole and wholly-owned subsidiary. These two entities are, thus, closely intertwined. ACNB Corporation's 1995 Annual Report reflects this relationship, as well as the means of organizational adaptation in the past, present and future.


Financial Highlights                                                   1
Business Profile                                                       1
Report to Stockholders                                                 2
Organizational Adaptation                                              5
Five-Year Financial Overview                                          14
Management's Discussion and Analysis                                  15
Consolidated Financial Statements                                     22
Notes to Consolidated Financial Statements                            26
Report of Independent Accountants                                     35
Quarterly Results of Operations                                       36
Five-Year Financial Summary                                           36
Common Stock Information                                              37
Board of Directors                                                    38
Officers                                                              39
Community Banking Office Locations                                    40

                         ACNB CORPORATION & SUBSIDIARY
                              1995 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

FOR THE YEAR                                1995           1994          1993
                                            ----           ----          ----
Net interest income                     $17,776,000   $18,220,000   $18,228,000
Net income                                6,459,000     6,773,000     6,933,000
Cash dividends                            3,507,000     3,417,000     3,101,000

PER SHARE STATISTICS*
Net income                                    $1.22         $1.27         $1.30
Cash dividends                                  .66           .64           .58
Book value (year-end)                          9.70          9.15          8.58

AT YEAR-END
Total assets                           $459,353,000  $472,032,000  $471,415,000
Total loans                             323,128,000   305,922,000   283,298,000
Total deposits                          392,243,000   388,798,000   412,686,000
Total stockholders' equity               51,463,000    48,647,000    45,862,000

KEY RATIOS
Return on average stockholders' equity        12.84%        14.15%        15.61%
Return on average assets                       1.41%         1.43%         1.51%
Dividend payout                                  54%           50%           45%
Stockholders' equity to assets                11.20%        10.31%         9.73%

*Data restated to reflect two-for-one stock split in the form of a 100% stock dividend issued in 1994.

BUSINESS PROFILE

        ACNB Corporation is a single-bank holding company with Adams County National Bank as its sole and wholly-owned subsidiary. Adams County National Bank, a full-service community bank in existence since 1857, provides a wide array of consumer, commercial and fiduciary banking services to the individuals, businesses, public entities and community organizations in its trading area. With assets of $459 million, it is the largest community bank headquartered in Adams County.

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

        Adams County National Bank's marketplace encompasses Adams County, Pennsylvania, and its environs -- western York County, eastern Franklin County,

southern Cumberland County, and the northern sections of those counties in Maryland that are adjacent to Adams County. Fourteen banking offices and 215 employees serve the customers in this marketplace. Each office and each person is pivotal to ensuring the strength of Adams County National Bank's community banking network.


                            REPORT TO STOCKHOLDERS

          During my twenty years as President of Adams County National Bank and then ACNB Corporation, I have had the privilege to communicate with you, the stockholders, on many occasions -- recounting the achievements of the past and projecting the plans for the future. But, rarely have I peered into the face of the future with such excitement.

          This optimism is founded in the knowledge that many internal strides have been taken to ensure the future growth of Adams County National Bank as an independent community banking organization. These strides reflect the need to adapt in an ever-changing environment. They also take various forms such as product and service enhancements, organizational restructuring, and technological advancements.

          In the fourth quarter of 1995, the Bank's Board of Directors and senior management embarked upon a formalized strategic planning process. After the initial assessment of the organization's strengths and weaknesses, as well as the identification of the opportunities and threats posed by the external environment, this process prompted a dialogue with regard to the challenges ahead for Adams County National Bank and ACNB Corporation.

          Specific to our organization, the intent of strategic planning is to focus future endeavors on the organization's quest to remain independent as a community bank. This mission can be fulfilled only through efforts to maximize stockholder value; to meet or exceed customers' needs and wants in the financial services arena; to provide a productive and growth-oriented work environment for employees; and, to contribute to the community as a responsible and caring business leader. It is clearly evident at this stage of the strategic planning process that Adams County National Bank must attain, and then maintain, a proper balance of technology and human resources -- supported by proactive marketing endeavors -- as a financial services provider in the local marketplace.

          Organizational adaptation has been and is currently underway throughout Adams County National Bank, as is evidenced in this 1995 Annual Report for ACNB Corporation. Adaptation in response to changes in the environment is a necessity. In fact, without a commitment to organizational adaptation, there exists a high probability that the organization will lose its vitality and, therefore, its very existence. At Adams County National
Bank and ACNB Corporation, long-term survival through organizational adaptation is a given, not a choice.

          From a financial perspective, ACNB Corporation ended 1995 with earnings of $6,459,000. This amount reflects a decrease of $314,000, or 5%, in comparison to year-end 1994. Not only did weaker net interest income contribute to this decline, but expenses associated with salaries and employee benefits, occupancy and equipment rose by 9%. The aggregate increase in these key operating expenses was directly related to the establishment of the Bank's Retail Mortgage Division and the opening of the new Super Kmart (Registration
Mark) Center Office in Hanover. However, these expenses also represent an investment in the future of the Corporation's subsidiary, Adams County National Bank.

          Expense control continues to be a strength of the organization. One measurement of this is the efficiency ratio, which is calculated by dividing other operating expense by the sum of net interest income and other operating income. At year-end 1995, the efficiency ratio for ACNB Corporation stood at 51% -- far better than the ratios experienced by the Corporation's peers in recent years.

          Other key financial performance ratios include the Corporation's return on average assets and return on average stockholders' equity. These ratios were 1.41% and 12.84%, respectively, as of year-end 1995.

          With a dividend payout ratio of 54%, the stockholders of ACNB Corporation received an annual cash dividend of $.66 per share as of December 15, 1995. In 1994, the total annual cash dividend paid to stockholders was $.64 per share, after restatement to reflect the two-for-one common stock split effective December 31, 1994. Annual cash dividends, therefore, rose by 3% in the last year.

          The Board of Directors also announced the declaration of a Special Dividend in November 1995. This Special Dividend, in the amount of $1.00 per share, was payable on January 15, 1996, to stockholders of record on January 4, 1996. As the Special Dividend was the result of a strong capital base due to the prior performance of the Corporation's bank subsidiary, it served as a means to distribute these prior earnings to the stockholders -- as well as to enhance long-term stockholder value.

          On a more somber note, S. M. Raffensperger died on January 16, 1996. Mr. Raffensperger, as a partner in Bigham & Raffensperger, was legal counsel to our organization for many years. He was initially elected to the Board of Directors of The First National Bank of Gettysburg, a predecessor institution, in 1955. He later joined the Board of Directors of Adams County National Bank and ACNB Corporation upon their respective formations in 1962 and 1983. This gentleman was a true friend to our organization for more than four decades. His presence will be missed, and his imprint on the lives of others will be long remembered.

          In closing, I assure you that there is a niche for community banks in today's banking environment -- despite the acceleration of consolidations in the industry and the advent of multistate bank holding companies in anticipation of nationwide interstate banking as of June 1997. Adaptation will continue to be integral to the future of Adams County National Bank. In this sense, adaptation does not imply a transformation, but a reaffirmation of our role as a true community bank.

          In addition, I would like to express my confidence in the personnel of Adams County National Bank. They demonstrate the spirit it takes to make our organization a success in our marketplace. As a valued investor in ACNB

Corporation, your continued support of Adams County National Bank helps to further ensure our success. Thank you for sharing my enthusiasm for the future, as well as for your ongoing investment in ACNB Corporation.

                      Sincerely,

                      Ronald L. Hankey
                      President & CEO


                               1995 ADAPTATION


                              [GRAPHIC- ACORNS]




                             PHYSICAL ADAPTATION

          Physically, Adams County National Bank is like a mature tree. Once just a fragile mass of roots and a single stem, but now grown and branching out to new heights.

        Each successive year, since the founding of the Bank in 1857, another annual ring is formed -- strengthening the trunk that supports the future growth of this community banking organization. The trunk expands; however, it still continues in its fundamental role of providing sustenance and protection to the organizational structure.

                              [GRAPHIC--ROOT]

        In late March 1995, Adams County National Bank branched out with the opening of another office location in Hanover, York County. The site of this community banking office is inside the new Super Kmart (Registration
Mark) Center at 400 Eisenhower Drive. Adapting to in-store banking presents many challenges from the numerous physical accommodations necessary -- primarily due to the size limitations of the office -- to modifications in training for staff members, who are required to be in the store aisles speaking to current and prospective Bank customers about their financial service needs.

          Adams County National Bank's roots run deep in the local marketplace. Fourteen community banking offices located throughout Adams County and in Hanover stem from this fact.

                           [GRAPHIC -- TREE BRANCH]


                              PROCESS ADAPTATION

                               [GRAPHIC -- LOG]

        Raw materials are transformed into everyday, usable products by means of various processes. Trees provide consumers with a wide spectrum of products resulting from varying levels of refinement. From firewood to ornate, hand carved furniture. From paper towels to elegant, embossed writing papers.

        In banking, there is a direct correlation between process adaptation and technology. Adams County National Bank's experience is no exception to this statement. As technology advances at an ever-quickening pace, the Bank adapts by modifying its portfolio of products and services. Sometimes, these adaptations are simply an alternative means of delivering the banking service to the consumer. Other times, too, technological changes enhance levels of customer service due to the more efficient use of the Bank's human and other resources. Nevertheless, Adams County National Bank is still in the basic banking business of protecting customers' deposits and making loans in the local community.

        Adams County National Bank converted to new computer system hardware and software in the third quarter of 1994. During 1995, the technological changes continued with the implementation of additional software to generate nearly all deposit account forms via laser printer, as a result of data entered at the teller station. Further, the focal emphasis switched in the latter part of the year to realizing the full potential of this new technology.

        On the loan side, there was also a need to adapt to new processes in 1995 due to the efforts of the Retail Mortgage Division. With a presence in the secondary mortgage market and specialized retail mortgage loan officers, Adams County National Bank's portfolio of mortgage loan products now includes an expanded array of options for home buyers -- both on an adjustable-rate and fixed-rate basis.

                          [GRAPHIC -- PAPER TOWELS]

                           ENVIRONMENTAL ADAPTATION

                           [GRAPHIC -- TREE BRANCH]

        In reality, many of the physical and process adaptations in the banking industry are behaviors in response to the stimuli presented by the environment and its uncontrollable factors. Illustrations of these environmental stimuli include competition from banks and other financial service providers, located both inside and outside of the local trading area; changing consumer demographics exemplified in new needs and wants; and, banking industry regulations. But, the economic climate is still the predominant factor in the environment.

        As the seasons change -- producing bud, then leaf -- in the life of a tree, the business cycles of the local and national economies impact Adams County National Bank over time. The Bank is not isolated from economic conditions -- or, in some scenarios, the consumer perception of economic conditions. The peaks and valleys of the business cycle reflect the natural expansion and contraction of the economy, as market forces of supply and demand interact.

        Continuing the trend originated in the second half of 1994, loan demand at Adams County National Bank climbed in 1995. The supply of deposits, however, grew by only a modest amount. Market interest rates, which are a direct function of the economic climate, contributed to these results.

        The cyclical progression of the seasons is predictable...spring precedes summer, and winter follows autumn. The same can be said for business cycles. The unknown manifests itself in the duration and the severity of each phase in the cycle, as well as via any abrupt changes in conditions. Adams County National Bank adapts to the fluctuations in economic conditions by managing interest rate risk and sensitivity -- thus, preparing itself to weather the volatility caused by any storms on the horizon.


                              [GRAPHIC -- LEAF]


                         THE SYNERGIES OF ADAPTATION

                             [GRAPHIC -- APPLES]



         An apple tree bears fruit each fall. But, good soil and a favorable climate are not enough to ensure this occurrence. At harvest time, the size of the apple crop is dependent upon the ability of each tree in the orchard to adapt during the growing season, throughout the year, and during its lifetime. The fruit grower -- the human element -- nurtures this adaptation process by various means such as carefully pruning the tree, while it is in its dormant stage.

        Likewise, it is the human element that guides and directs the process of organizational adaptation at Adams County National Bank. People provide the synergistic energy to create change, the total effect of which is greater than the sum of the individual pieces. Further, to yield fruit year after year, the Bank's human resources must be properly blended with the technological advances to optimize the positive attributes of both, individually and in concert.

        The yield is not measured solely in the form of profits at Adams County National Bank. Rather, profits are at the center of attaining other goals...similar to apples becoming the filling for a pie. Customer satisfaction, a rewarding work environment for people, a fair return on the investment of ACNB Corporation stockholders, and a responsibility to the community are organizational values predicated upon, as well as contributing to, profitability. Ultimately, the mixing of all these ingredients serves to strengthen Adams County National Bank's position as an independent community banking organization in the marketplace.

                               [GRAPHIC -- PIE]


ACNB Corporation & Subsidiary

                         FIVE-YEAR FINANCIAL OVERVIEW

                                  [GRAPHIC]

  The printed version shows a bar graph with the plot points outlined below:

                                1995     392.2
                                1994     388.8
                                1993     412.7
                                1992     402.4
                                1991     384.6

                    TOTAL DEPOSITS in millions of dollars

                                  [GRAPHIC]

  The printed version shows a bar graph with the plot points outlined below:

                                1995     323.1
                                1994     305.9
                                1993     283.3
                                1992     287.8

                                1991     301.8

                      TOTAL LOANS in millions of dollars


                                  [GRAPHIC]

  The printed version shows a bar graph with the plot points outlined below:

                                1995     1.41
                                1994     1.43
                                1993     1.51
                                1992     1.59
                                1991     1.45

                       RETURN ON AVERAGE ASSETS Percent

                                  [GRAPHIC]

  The printed version shows a bar graph with the plot points outlined below:


                                1995     1.22
                                1994     1.27
                                1993     1.30
                                1992     1.32
                                1991     1.15

                        EARNINGS PER SHARE in dollars


                                  [GRAPHIC]

  The printed version shows a bar graph with the plot points outlined below:


                                1995      .66
                                1994      .64
                                1993      .58
                                1992      .54
                                1991      .49


                        DIVIDENDS PER SHARE in dollars

                                  [GRAPHIC]

  The printed version shows a bar graph with the plot points outlined below:


                                1995     9.70
                                1994     9.15
                                1993     8.58
                                1992     7.86

                                1991     7.08

                       BOOK VALUE PER SHARE in dollars


ACNB Corporation & Subsidiary


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

EARNINGS PERFORMANCE

           ACNB Corporation had a second consecutive year of reduced profitability with net income of $6.5 million for the year ended December 31, 1995, compared to the $6.8 million in net income recognized in 1994. Earnings per share of $1.22 in 1995 compare to 1994 earnings per share of $1.27.

          The reduction in net income by $314,000 in 1995 represents a 4.5% decrease from 1994, and can be attributed to a decline of $444,000, or 2.4%, in the Corporation's net interest income and an increase of $149,000, or 1.5%, in other operating expense. However, the Corporation's other operating income in 1995 was higher than the previous period by $126,000, or 8.4%. The cumulative impact of these items was partially offset by lower income tax expense, which decreased by $153,000.

          The Corporation also recorded lower net income of $6.8 million for the year ended December 31, 1994, compared to net income of $6.9 million in 1993. Earnings per share of $1.27 in 1994 compare to the $1.30 per share in 1993.

          Reduced net income of $160,000 in 1994 was primarily due to a $94,000, or 5.9%, decrease in other operating income and an increase of $468,000, or 5.1 %, in other operating expense. These trends were not offset by any rise in net interest income because this item was essentially flat from 1993 to 1994.

          The balance of this discussion and analysis is intended to provide details on the operating results, on a comparative basis, for each of the periods ended December 31, 1995, 1994 and 1993.

NET INTEREST INCOME

          Net interest income is the difference between the interest and dividends earned on loans and investment securities, or interest earning assets, and the interest paid on deposits and borrowings, or interest bearing liabilities. Net interest income is affected principally by the spread between the yield on interest earning assets and the cost of interest bearing liabilities, as well as by the relative dollar amounts of such assets and liabilities.

          Net interest income was $17.8 million in 1995. This result is down from $18.2 million in both 1994 and 1993, respectively. The decline reflects an involuntary downsizing in 1995, as average interest earning assets decreased by $13.5 million, or 3.0%. The slight decline in net interest income for 1994 was caused primarily by a contraction in the net yield on earning assets from 4.13% in 1993 to 4.01% in 1994. The decline and leveling off of net yield on earning assets is a result, in part, of the rising interest rate environment which began in 1994, as the Corporation's deposits repriced more rapidly than the loan portfolio.

          Interest from loans accounted for 80.5% of the Corporation's interest income in 1995, as compared to 75.1% and 76.8% in 1994 and 1993, respectively. Interest and dividends on investments amounted to $6.1 million in 1995, as compared to $7.1 million in 1994 and $6.7 million in 1993. The average yield on the taxable investment portfolio rose to 5.18% at year-end 1995 from 4.67% at the prior year end. This increase resulted largely from the higher prevailing interest rates paid on short-term investments in which the Corporation invests to maintain its liquidity ratios.

          The Comparative Average Balance Sheet And Net Interest Analysis, a table found on pages 18 and 19, presents for the period indicated the total dollar amount of interest income from average interest earning assets and resultant yields, as well as the interest expense on average interest bearing liabilities and the resultant costs, expressed both in dollars and rates. Nonaccrual loans are included in the average interest earning assets balance. Interest from nonaccrual loans is included in interest income only to the extent that payments were received and the Corporation believes it will recover the remaining principal balance of the loan. Average balances are computed using a daily average balance during the period. The net yield on earning assets, which reflects the Corporation's relative level of interest earning assets to interest bearing liabilities, equals the difference between interest income on interest earning assets and interest expense on interest bearing liabilities, divided by average interest earning assets for the period. This table also sets forth the net interest income and the interest rate spread.

          Changes in the Corporation's net interest income are a function of both changes in rates and changes in volumes of interest earning assets and interest bearing liabilities. The Analysis of Changes in Interest Income and Expense Due to Volume and Rate Changes, a table found on page 16, sets forth information regarding changes in interest income and expense for ACNB Corporation for the years indicated. For each category of interest earning asset and interest bearing liability, data is provided on the changes attributed to changes in rate (changes in rate multiplied by old volume), changes in volume (changes in volume multiplied by old rate) with changes in rate and volume (change in rate multiplied by change in volume) factored in proportionally. Interest earning asset and interest bearing liability balances in the calculations are computed using daily average balances.

OTHER OPERATING INCOME

          The Corporation stresses the importance of growth in other operating, or non-interest, income as one of its key long-term strategies. Non-interest income increased by $126,000, or 8.4%, when comparing 1995 to 1994; but, decreased by $94,000, or 5.9%, when comparing 1994 to 1993. In 1995, ACNB Corporation began to sell fixed-rate mortgages on the secondary market to increase non-interest income, as well as adjusted service charges on deposit accounts to reflect the marketplace more closely.


          Trust income increased by 21.9% in 1995 and 5.0% in 1994. The Bank has initiated a study with a consulting firm to improve operations and revenues in the Trust Department. These recommendations should show positive results late this year and into 1997.

          Service charges on deposit accounts have improved over the last two years, even though the Corporation continued to experience marginal deposit growth. The reasons for the 12.6% improvement in service charges on deposit accounts in 1995 over 1994, and the 5.9% improvement in 1994 over 1993, include growth in the demand deposit area and service charge adjustments as

ACNB Corporation & Subsidiary

mentioned above. While overall deposits were up only 0.9% in 1995 and down 5.8% in 1994, demand deposits were up 19.6% over that same two-year period.

OTHER OPERATING EXPENSE

          Other operating, or non-interest, expense was $9.8 million in 1995, an increase of 1.5% compared to 1994. In 1994, non-interest expense was $9.7 million, rising 5.1% in comparison to 1993. The primary causes of the increases in non-interest expense are salaries and employee benefits and equipment expense.

          Personnel expense increased by $437,000, or 8.4%, in 1995, compared to 1994, and by $178,000, or 3.6%, in 1994, compared to 1993. The increase in 1994 was due to merit raises and a slight increase in the number of employees to handle normal growth. In 1995, however, in addition to normal recurring increases, the Bank opened a new branch office in Hanover, PA, and hired new personnel to create a separate mortgage division. The Retail Mortgage Division has begun to generate fee income for the Corporation by packaging and selling fixed-rate mortgages into the secondary market. It is anticipated that this division will create enough new fees and the new community banking office will generate enough new deposits to have a positive effect on net income within the next several years.

          Marketing expense increased by $44,000, or 26.1%, as a result of several factors, including the Bank's entry into new market segments and additional advertising programs. The new community banking office in Hanover necessitated specific expenditures, since it was a start-up operation, and loan advertising required additional attention to assist the Retail Mortgage Division in its penetration of the local market.

          In addition to these increases there was a significant rise in equipment expense. Costs were up by $115,000, or 16.2%, in 1995, compared to 1994, and by $84,000, or 13.5%, in 1994, compared to 1993. This is directly attributable to a complete upgrading of computer hardware and software in 1994. While this satisfied a critical need at the time, management realizes this will be an ongoing area of concern, particularly because of the rapid technological changes taking place in the financial services industry.

        Partially offsetting these increases was the decrease in FDIC insurance. After rising by $27,000, or 3.0%, in 1994, the annual expense for deposit insurance fell by $467,000, or 50.3%, in 1995. This was due to the final recapitalization of the Federal Deposit Insurance Corporation's Bank Insurance Fund in May of 1995 and, the dramatic reduction in insurance fees for the second half of the year. The savings in 1996 should be every bit as impressive, since the Bank is currently paying a rate that will total $2,000 for the entire year.

OVERVIEW OF THE BALANCE SHEET

          During 1995, ACNB Corporation's total assets shrank by $12.7 million, or 2.7%. The primary cause of this reduction was management's decision to allow federal funds purchased to be reduced to zero as government securities matured. These federal funds were purchased to replace deposits that had been withdrawn in the search for higher rates during heated competition in 1994. During 1995, the flow of deposits reversed and were up by $3.5 million, or 0.9%.

          The mix of assets and liabilities continued to change in 1995. Investment securities fell by $40.1 million, or 27.7%, as maturities were used to fund loans or reduce federal funds purchased. Loans increased by $18.1 million, or 5.9%, while federal funds were repaid entirely in the amount of $16.8 million. Additionally, interest bearing deposits with banks increased from $47,000 to $8.8 million. Premises and equipment showed a slight decrease as fixed assets were depreciated faster than new equipment was put into service, while other real estate declined by $348,000, or 33.6%, as efforts to reduce the number of properties were successful.

          On the liability side, non-interest bearing deposits were up by $5.7 million, or 14.7%. This is a result of lower rates on savings and NOW accounts. While most of the shift from these accounts went into certificates of deposit, some did move to demand deposits as lower rates lessened the urgency to move funds to an interest paying transaction account. As noted above, federal funds purchased were completely liquidated and core deposits showed weak, but positive, growth.

          Capital continued to increase, up $2.8 million, or 5.8%, despite the Corporation's liberal dividend policy.

Analysis of Changes in Interest Income and Expense Due to Volume and Rate
Changes

                                                                        Year ended December 31
                                 -------------------------------------------------------------------------------------------------
                                       1995 versus 1994                 1994 versus 1993                 1993 versus 1992
                                        Changes Due To                   Changes Due To                   Changes Due To
                                 -------------------------------------------------------------------------------------------------
IN THOUSANDS                     Volume        Rate      Net       Volume      Rate        Net      Volume      Rate       Net
                                 ------        ----      ---       ------      ----        ---      ------      ----       ---
Interest earned on:
Loans                            $ 2,450    $   470    $ 2,920    $    48    $(1,721)   $(1,673)   $  (399)   $(2,607)   $(3,006)
Taxable investment securities     (1,902)       929       (973)       976       (615)       361      1,332     (1,294)        38

Non-taxable investment
 securities                          (75)        40        (35)        56        (30)        26        (15)        (6)       (21)
Federal funds sold                (1,035)       640       (395)      (261)       104       (157)       (65)       (85)      (150)
Time deposits with banks              76        (19)        57        (77)        37        (40)       (80)       (39)      (119)
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Total Interest Earning
 Assets                          $  (486)   $ 2,060    $ 1,574    $   742    $(2,225)   $(1,483)   $   773    $(4,031)   $(3,258)
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Interest paid on:
Interest bearing demand
 deposits                        $  (187)   $    (7)   $  (194)   $   153    $  (165)   $   (12)   $   135    $  (380)   $  (245)
Savings deposits                    (581)       (41)      (622)       307       (698)      (391)       921       (830)        91
Time deposits                        190      2,060      2,250       (639)      (605)    (1,244)    (1,149)    (2,459)    (3,608)
Short-term borrowings                203        381        584        209        (37)       172         90        (16)        74
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Total Interest Bearing
 Liabilities                     $  (375)   $ 2,393    $ 2,018    $    30    $(1,505)   $(1,475)   $    (3)   $(3,685)   $(3,688)
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
NET INTEREST EARNINGS            $  (111)   $  (333)   $  (444)   $   712    $  (720)   $    (8)   $   776    $  (346)   $   430
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------


ACNB Corporation & Subsidiary

ASSET/LIABILITY RISK MANAGEMENT

INTEREST RATE RISK

           Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit their exposure to interest rate risk. ACNB Corporation manages its balance sheet to achieve maximum stockholder value within the constraints of its interest rate risk discipline, the maintenance of high credit quality, and sound leverage and liquidity positions. The primary objective of interest rate sensitivity management is to maintain net interest income growth, while reducing exposure to the risks inherent in interest rate movements.

MEASUREMENT OF INTEREST RATE SENSITIVITY RISK

          One measure of interest rate risk is the gap report, which details the repricing differences for assets and liabilities for given periods. As the table below indicates at December 31, 1995, the balance sheet was asset sensitive with $134.3 million more in assets than liabilities repricing within one year. The Corporation maintains such a position because of a major investment in adjustable-rate mortgages, which reprice slowly. An asset sensitive gap indicates that, over the course of a year, an upward movement in interest rates will positively impact the net interest margin, since assets will reprice faster than liabilities. The gap report has some limitations, including the fact that it is a static measurement (point in time); it does not capture basis risk; and, it does not capture risk that varies non-proportionally with interest rate movements.

          Due to the limitations of gap reports, ACNB Corporation has begun to use a simulation model as its primary method of measuring interest rate risk. The simulation model, because of its dynamic nature, forecasts the effects of future balance sheet trends, changing slopes of the yield curve, different patterns of rate movements, and changing relationships between rates. The results of the simulation analysis will be used by management to evaluate possible corrective actions to reduce any negative impact to net interest margin.

          The traditional investment portfolio is used to alter the interest rate sensitivity position of the Corporation. This is accomplished by holding fixed-rate debt instruments in the securities. During 1994 and 1995, ACNB Corporation lengthened the maturity of prime rate loans and, thus, restructured the asset sensitive position resulting from a short maturity investment portfolio.

LIQUIDITY MANAGEMENT

          Liquidity management involves planning to meet anticipated funding needs at a reasonable cost, as well as contingency plans to meet unanticipated funding needs or a loss of funding sources. Liquidity management is governed by policies formulated and monitored by senior management, which take into account the marketability of assets, the sources and stability of funding, and the level of unfunded commitments.

          Long-term liquidity needs are provided by a large core deposit base, which is the most stable source of liquidity a bank can have due to the long-term relationship with depositors and the deposit insurance provided by the FDIC. In 1995, 85.5% of total assets were funded by core deposits and 2.9% were funded with short-term purchased funds, compared to 82.4% and 6.8%, respectively, in 1994. ACNB Corporation joined the Federal Home Loan Bank of Pittsburgh in 1994 to serve the dual purpose of emergency and long-term liquidity. The Corporation's borrowing capacity stood at $227.8 million at year-end 1995.

          ACNB Corporation liquidity is maintained by cash flows stemming from dividends collected from the Bank, which represents the primary source of funds to pay dividends to stockholders. The amount of dividends from bank subsidiaries is subject to certain regulatory restrictions, as detailed in Note G of the Notes to Consolidated Financial Statements. The parent company's financial statements are presented in Note F of the Notes to Consolidated Financial Statements.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

          In the normal course of business, ACNB Corporation does not use off-balance sheet financial instruments to hedge potential fluctuations in income or market values. Off-balance sheet items consist solely of commitments to lend and letters of credit.

        LOAN REVIEW AND PROVISION AND RESERVE FOR POSSIBLE LOAN LOSSES

GENERAL

           ACNB Corporation's lending activities are carried on through its banking subsidiary, Adams County National Bank. As of December 31, 1995, the Corporation's total loan portfolio, carried at historical cost, of $324 million included $197 million in mortgage loans secured by first liens on one-to-four family residential properties; $57 million in mortgage loans secured by commercial properties such as apartment buildings, office buildings, warehouses, and medical office buildings; $13 million in



Interest Rate Sensitivity Gap at December 31, 1995

                                                                           Repricing Period
                                     ---------------------------------------------------------------------------------------------
                                       0-30            31-90          91-180             181-365          1-5            Over 5
                                       days             days           days                days          years            years
                                     ----------------------------------------------------------------------------------------------
IN THOUSANDS
Interest earning assets              $  90,140      $  34,475       $  62,321            $125,313       $121,916        $   3,084
Funds supporting interest
 earning assets                         28,544         41,279          49,932              58,213        194,830           35,012
                                     ---------      ---------       ---------           ---------      ---------        ---------
Interest rate sensitivity gap        $  61,596      $  (6,804)      $  12,389           $  67,100      $ (72,914)       $ (31,928)
                                     ---------      ---------       ---------           ---------      ---------        ---------
Cumulative gap                       $  61,596      $  54,792       $ (67,181)          $ 134,281      $  61,367        $  29,439
                                     ---------      ---------       ---------           ---------      ---------        ---------
Cumulative gap as a percentage
 of total assets                          13.4%          11.9%           14.6%               29.2%          13.4%             6.4%
                                     ---------      ---------       ---------           ---------      ---------        ---------

ACNB Corporation & Subsidiary

construction loans; $40 million in consumer loans; and, $17 million in commercial and agricultural credits.

          The amounts for 1994 were total loans of $306 million; mortgage loans secured by first liens on one-to-four family residential properties of $188 million; mortgage loans secured by commercial properties of $48 million; construction loans of $13 million; consumer loans of $37 million; and, commercial and agricultural credits of $20 million.

          In originating loans, the Corporation must compete with savings banks, savings and loan associations, other commercial banks, mortgage companies, and credit unions. In addition, the Corporation's lending activities are heavily influenced by economic trends affecting the availability of funds and by general interest rate levels. More specifically, the condition of the construction industry and the demand for housing directly impact residential lending volumes.

RESIDENTIAL REAL ESTATE LOANS

          The Corporation makes available to borrowers in its primary consumer market area a full range of residential real estate loans, including conventional fixed-rate mortgage loans for terms of 5, 15 or 30 years and adjustable-rate mortgage loans, or ARMs. Adjustable-rate mortgages are advantageous to the Corporation because adjustable-rate loans better match its natural liability base. However, the ability to originate ARMs, in lieu of fixed-rate loans, has varied in response to changes in market interest rates. Between 1990 and 1993, ARMs were refinanced to fixed-rate loans, reflecting continuing lower market interest rates and leading to runoff in the

Corporation's loan portfolio. With the rise in interest rates in 1994 and 1995, ARMs have been a larger share of total loan originations and the Corporation's portfolio has resumed its long-term growth. Currently, the Corporation's adjustable-rate mortgage loans are indexed to the Federal Housing Finance Board's Contract Rate for Major Lenders and have an annual cap of 2%.

          All of the Corporation's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential mortgage loans are originated using standard Federal National Mortgage Association and Federal Home Loan Mortgage Corporation, or FHLMC, applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of Bank personnel, depending upon the size of the loan. Residential real estate loan applications come through various channels, primarily the Corporation's community

Comparative Average Balance Sheet And Net Interest Analyis

                                                    December 31,
                                       ------------------------------------
                                                        1995
                                       ------------------------------------
ASSETS IN THOUSANDS                      Balance        Interest      Rate
                                         -------        --------      ----
Loans                                  $ 319,712       $  25,918      8.11%
Taxable investment securities            116,672           6,048      5.18%
Non-taxable investment securities          1,407              72      5.12%
Federal funds sold                           100               6      6.00%
Interest bearing deposits with banks       2,947             169      5.73%
                                       ---------       ---------
Total interest earning assets            440,838       $  32,213      7.31%
Cash and due from banks                   10,996
Premises and equipment                     5,922
Other assets                               4,703
Reserve for loan losses                   (3,323)
                                       ---------
TOTAL ASSETS                           $ 459,136
                                       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing demand deposits       $  48,805       $   1,189      2.44%
Savings deposits                         116,660           3,202      2.74%
Time deposits                            180,996           9,068      5.01%
Short-term borrowings                     19,953             978      4.90%
                                       ---------       ---------      -----
Total interest bearing liabilities       366,414       $  14,437      3.94%
                                       ---------       ---------      -----
INTEREST RATE SPREAD                                                  3.37%
                                       ---------       ---------      -----
Demand deposits                           40,027
Other liabilities                          2,378
Stockholders' equity                      50,317
                                       ---------

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                   $ 459,136
                                       =========
INTEREST INCOME/EARNING ASSETS         $ 440,838       $  32,213      7.31%
INTEREST EXPENSE/EARNING ASSETS        $ 440,838       $  14,437      3.28%
NET YIELD ON EARNING ASSETS            $  17,776                      4.03%

Loan fees of $396,000, $442,000 and $485,000 for 1995, 1994 and 1993,
respectively, are included for rate calculation purposes.

ACNB Corporation & Subsidiary

banking offices. However, all residential real estate loans are originated by the Corporation's banking subsidiary, and mortgage insurance is currently required on all residential real estate loans originated at a loan-to-value ratio over 85%.

          In addition to interest earned on loans, the Corporation receives fees for originating loans and for providing loan commitments. The Corporation also assesses fees for loan modifications, late payments, changes of property ownership, and other miscellaneous services.

RESIDENTIAL CONSTRUCTION LOANS

          ACNB Corporation provides financing for two different categories of residential construction loans. A custom construction loan is made to the intended occupant of a house to finance its construction. Speculative construction loans are made to borrowers who are in the business of building homes for resale. Speculative construction loans are made on a house-by-house basis, and not as lines of credit to builders. Nevertheless, this type of construction loan involves somewhat more risk than custom construction loans and different underwriting considerations. All construction loans require approval by various levels of Bank personnel, depending upon the size of the loan. Construction loans for nonconforming residential properties, which are properties other than single-family detached houses, are subject to more stringent approval requirements.

COMMERCIAL REAL ESTATE LOANS

          In all commercial real estate lending, the Corporation considers the location, marketability and overall attractiveness of the project. Current underwriting guidelines on commercial real estate loans require an economic analysis of each property, with regard to the annual revenue and expenses, debt service coverage and fair market value, to determine the maximum loan amount. Commercial real estate loans require approval by various levels of Bank personnel, depending upon the size of the loan.

          Commercial real estate lending generally entails greater risks than residential mortgage lending. This type of lending typically involves large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties usually depends on the successful operation of the related real estate project and, thus, may be subject, to a greater extent, to adverse conditions in the real estate market or in the general economy.

          In order to monitor its commercial real estate loan

ACNB Corporation & Subsidiary

                                                          December 31                            December 31
                                           --------------------------------------     --------------------------------
                                                              1994                                   1993
                                           --------------------------------------     --------------------------------
                                              Balance        Interest       Rate        Balance       Interest   Rate
                                              -------        --------       ----        -------       --------   ----
Loans                                       $ 289,350       $  22,998       7.95%     $ 288,790      $  24,671   8.54%
Taxable investment securities                 150,188           7,021       4.67%       129,953          6,660   5.12%
Non-taxable investment securities               2,605             107       4.11%         1,394             81   5.81%
Federal funds sold                             10,766             401       3.72%        18,258            558   3.06%
Interest bearing deposits with banks            1,457             112       7.69%         2,539            152   5.99%
                                            ---------       ---------                 ---------      ---------
Total interest earning assets                 454,366       $  30,639       6.74%       440,934      $  32,122   7.28%

Cash and due from banks                        11,582                                    10,463
Premises and equipment                          5,702                                     4,712
Other assets                                    4,984                                     5,121
Reserve for loan losses                        (3,448)                                   (3,538)
                                            ---------                                 ---------
TOTAL ASSETS                                $ 473,186                                 $ 457,692
                                            =========                                 =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing demand deposits            $  56,420       $   1,383       2.45%     $  50,563      $   1,395   2.76%
Savings deposits                              137,910           3,824       2.77%       127,785          4,215   3.30%
Time deposits                                 176,222           6,818       3.87%       192,135          8,062   4.20%
Short-term borrowings                          14,186             394       2.78%         6,812            222   3.26%
                                            ---------       ---------                 ---------      ---------
Total interest bearing liabilities            384,738       $  12,419       3.23%       377,295      $  13,894   3.68%
                                            ---------       ---------       -----     ---------      ---------   -----
INTEREST RATE SPREAD                                                        3.51%                                3.60%
Demand deposits                                38,772                                    33,906
Other liabilities                               1,783                                     2,080
Stockholders' equity                           47,893                                    44,411
                                            ---------                                 ---------
TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                        $ 473,186                                 $ 457,692
                                            =========                                 =========
INTEREST INCOME/EARNING ASSETS              $ 454,366       $  30,639       6.74%     $ 440,934      $  32,122   7.28%
INTEREST EXPENSE/EARNING ASSETS             $ 454,366       $  12,419       2.73%     $ 440,934      $  13,894   3.15%
NET YIELD ON EARNING ASSETS                 $  18,220            4.01%                               $  18,228   4.13%


portfolio, the Corporation periodically inspects real estate collateral based on the loan risk classification, the loan size, and the location of the collateral; analyzes the economic condition of markets in which the company has a geographic concentration; and, reviews operating statements and rent rolls, updated financial and tax statements of borrowers, evidence of insurance coverage, and evidence that real estate taxes have been paid. These procedures are designed to analyze the economic viability of the property, as well as to determine whether or not the debt service coverage and loan-to-value ratios remain consistent with the Corporation's underwriting policies. It is the intention of management to perform a continual review of the commercial real estate loan portfolio in light of the condition of the real estate market. Based upon the above procedures, the Corporation classifies loans that fall below underwriting standards into various risk categories.

MANUFACTURED HOUSING, SECOND MORTGAGE AND OTHER CONSUMER LOANS

          The Corporation offers consumer loan programs that include the following: manufactured housing loans; second mortgage loans for a variety of purposes such as for purchase, renovation or remodeling of property, and for uses unrelated to the security; loans for the purchase of automobiles, pleasure boats and recreational vehicles; student loans; and, loans for general household purposes, including home equity lines of credit. Consumer loans, in addition to being an important part of the Corporation's orientation toward consumer financial services, promote greater net interest income stability because of their somewhat shorter maturities and faster prepayment characteristics. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

          Consumer loans are generally secured loans and are made based on an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Secured consumer loan amounts typically do not exceed 85% of the value of the collateral, less the outstanding balance of any first mortgage loan. Lines of credit are subject to periodic review, revision and, when deemed appropriate by the Corporation, cancellation as a result of changes in the borrower's financial circumstances.

ASSET QUALITY

          Banks are required to review their assets on a regular basis, and to classify them if any weaknesses are noted. Adequate reserves must be maintained for assets classified as substandard or doubtful. Any assets classified as a loss must be immediately written off. ACNB Corporation has a comprehensive process for classifying assets, and asset reviews are performed on a quarterly basis. The objective of the review process is to identify any trends and to determine the levels of loss exposure in evaluating the need for an adjustment to the reserve accounts. Classified assets consist of nonaccrual loans, loans under foreclosure, other real estate owned, and performing loans and securities that exhibit credit quality weaknesses. The principal measures of asset problems are the levels of nonaccruing loans, loans under foreclosure, other real estate owned, the size of the provision for loan losses, loan charge-offs, and the size of the write-downs in the value of other real estate owned. See below.

          Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and is not in the process of collection. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status. Nonperforming loans include those loans which are on nonaccrual status and loans on which payment is 90 days or more delinquent, but still accruing.

          Real estate that served as security for a defaulted loan and that then became other real estate owned is recorded on the Corporation's books at the lower of the outstanding loan balance or fair market value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair market value at the time a property becomes other real estate owned is less than the loan balance, the loan is written down at that time by a charge to the reserve for loan losses. Other real estate owned consisted of four properties valued at $689,000 as of December 31, 1995, down from $1.0 million as of December 31, 1994.

PROVISION AND RESERVE FOR LOAN LOSSES

          Reserves are based upon management's continuing analysis of pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the portfolio, historical loan loss trends, the industry's loss experience, and current and anticipated economic conditions.

          As part of the process of determining the adequacy of the reserve for loan losses, the Corporation reviews its loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the potential loss exposure of those specific weaknesses. When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria generally confirm that a loss has been incurred the loan is significantly delinquent and the

Nonperforming Assets Analysis

                                                            Year ended December 31
                                          -------------------------------------------------------
                                                      1995                        1994
                                          --------------------------   --------------------------
                                          Nonperforming      Net       Nonperforming      Net
IN THOUSANDS                                 Assets      Charge-offs      Assets      Charge-offs
                                          --------------------------   --------------------------
Real estate loans (1-4 family dwellings)      $2,000        $  31         $2,080         $   76
Real estate loans (other)                      1,589           12            796             89
Commercial and industrial                        184           --             98              3
Consumer                                         100           53             99             43
                                              ------        -----         ------         ------

TOTAL                                         $3,873        $  96         $3,073         $  211
                                              ======        =====         ======         ======


ACNB Corporation & Subsidiary

borrower has not evidenced the ability or intent to bring the loan current; the Corporation has no recourse to the borrower or, if it does, the borrower has insufficient assets to pay the debt; or, the fair market value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement. Residential real estate and consumer loans are not individually analyzed for loss exposure because of the significant number of loans, as well as their relatively small balances and historically low level of losses. After study of economic conditions, review of loan quality and collateral, and past history of bad debts, management has not seen the need for additional provisions to the reserve over the last two years. This decision will be closely reviewed in 1996 and thereafter.

CAPITAL MANAGEMENT

          During 1995, ACNB Corporation increased its capital base through retained earnings. At year-end 1995, the risk-based capital ratios of Tier 1 capital and Total capital were 20.11% and 21.36%, respectively, exceeding the minimum ratios specified by the Federal Reserve Board. Capital ratios are included in the table below.

          Capital management is an ongoing process that consists of providing equity and long-term debt for both current and future financial positioning. ACNB Corporation manages its capital to execute its strategic business plans and to support its growth and investments.

          ACNB Corporation and its banking subsidiary are subject to the capital adequacy guidelines of various federal banking agencies, such as the Federal Reserve Board and the Office of the Comptroller of the Currency. At December 31, 1995, the Corporation and its banking subsidiary were in compliance with the capital requirements of their respective regulatory agencies and, further, are expected to remain in compliance in the future. Additionally, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, the federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 capital, 10% Total capital, and 5% Tier 1 leverage. At December 31, 1995, the capital ratios of the Corporation's banking subsidiary exceeded these levels and are expected to be in excess of the minimum ratios required of a well-capitalized institution in the future. The risk-based capital guidelines are designed to measure Tier 1 and Total capital, which is comprised of Tier 1 and Tier 2, in relation to the credit risk of both on- and off-balance sheet items.

          In the fourth quarter of 1995, ACNB Corporation announced a stock repurchase program to purchase up to 100,000 shares of its common stock over the next 12 to 18 months. Management believes this is a prudent use of the Corporation's ample capital, and the repurchased shares will be retired.

          The Corporation's Board of Directors increased the quarterly common stock cash dividend to $.16 per share during the first quarter of 1995, and further increased the quarterly dividend to $.17 per share during the third quarter of 1995. The annual dividend during 1994 was $.64 and $.58 in 1993.


          The Corporation's total stockholders' equity at December 31, 1995, was $51.5 million, or 11.2%, of total assets, compared with $48.7 million, or 10.31%, at December 31, 1994. The growth in stockholders' equity was due to the increase from retained earnings, reduced by the repurchase of common stock of $136,000 and the declaration of dividends of $3.5 million.

OUTLOOK ON FUTURE OPERATING RESULTS AND SUBSEQUENT EVENTS

          The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights", which was effective January 1, 1996. It will not effect the Corporation since mortgage servicing rights are not retained on sold residential mortgages.

          The Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation", which was effective January 1, 1996. The Corporation does not offer stock-based compensation and, therefore, Statement of Financial Accounting Standards No. 123 is not applicable.

          Another accounting pronouncement that took effect on January 1, 1996, is Statement of Financial Accounting Standards No. 121, and this statement concerns impairment of long-lived assets. The Corporation reviews such assets as conditions warrant and makes adjustments that are necessary to reflect the value of its assets accurately.

          On January 15, 1996, the Corporation paid to its stockholders a special cash dividend of $1.00 per share. This dividend had the dual effect of lowering the Corporation's capital ratio, which should improve return on equity, and sharing the earnings of the last decade with the Corporation's stockholders.

          The trend that will have the greatest effect in 1996, and beyond, is the increasing difficulty experienced in attracting deposits. Should this difficulty continue, the Corporation will be required to look elsewhere for funding sources. Management has considered this and, while core deposits have been the foundation of historic growth, future growth may have to come from the Federal Home Loan Bank and similar sources.

Capital Ratios at Year-end

                                                1995      1994
                                                ----      ----
Common stockholders' equity to assets          11.20%    10.31%

Tier I leverage ratio                          11.21%    10.25%

Tier I risk-based capital ratio                20.11%    20.61%

Total risk-based capital ratio                 21.36%    21.86%



                        ACNB Corporation & Subsidiary

                     CONSOLIDATED STATEMENTS OF CONDITION

                                                  December 31
                                            ----------------------
ASSETS In thousands                              1995         1994
                                                 ----         ----
Cash and due from banks                     $  14,135    $  12,872
Interest bearing deposits with banks            8,765           47
Investment securities
    (market value $105,144 and
     $140,604, respectively)                  104,842      144,905
Federal funds sold                                100          100
Mortgage loans held for sale                      874           --
Loans
    (net of unearned discount of
    $2,184 and $3,883, respectively)          323,128      305,922
Reserve for possible loan losses               (3,274)      (3,370)
                                            ---------    ---------
Net loans                                     319,854      302,552
Premises and equipment                          5,767        5,874
Other real estate                                 689        1,037
Other assets                                    4,327        4,645
                                            ---------    ---------
TOTAL ASSETS                                $ 459,353    $ 472,032
                                            =========    =========

LIABILITIES
Non-interest bearing deposits               $  44,318    $  38,639

Interest bearing deposits                     347,925      350,159
                                            ---------    ---------
TOTAL DEPOSITS                                392,243      388,798
Securities sold under agreement
  to repurchase                                13,203       14,613
Federal funds purchased                            --       16,800
Demand notes, U.S. Treasury                       199          450
Other liabilities                               2,245        2,724
                                            ---------    ---------
TOTAL LIABILITIES                             407,890      423,385

STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 20,000,000
   shares authorized; 5,307,756 issued and
   outstanding shares on 12/31/95 and
   5,316,122 on 12/31/94)                      13,269       13,290
Additional paid-in capital                      4,396        4,511
Retained earnings                              33,798       30,846
                                            ---------    ---------
TOTAL STOCKHOLDERS' EQUITY                     51,463       48,647
                                            ---------    ---------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY    $ 459,353    $ 472,032
                                            =========    =========



                        ACNB Corporation & Subsidiary

                      CONSOLIDATED STATEMENTS OF INCOME


                                         Year ended December 31
                                      ---------------------------
INTEREST INCOME
In thousands, except per share data      1995      1994      1993
                                         ----      ----      ----
Loans (including fees)                $25,918   $22,998   $24,671
Time deposits with banks                  169       112       152
Federal funds sold                          6       401       558
Taxable securities                      6,048     7,021     6,660
Non-taxable securities                     72       107        81
                                      -------   -------   -------
TOTAL INTEREST INCOME                  32,213    30,639    32,122

INTEREST EXPENSE
Interest bearing deposits              13,459    12,025    13,672
Other borrowed funds                      978       394       222
                                      -------   -------   -------
TOTAL INTEREST EXPENSE                 14,437    12,419    13,894

NET INTEREST INCOME                    17,776    18,220    18,228
Provision for possible loan losses         --        --       315
                                      -------   -------   -------

NET INTEREST INCOME AFTER
PROVISION FOR POSSIBLE LOAN LOSSES     17,776    18,220    17,913

OTHER OPERATING INCOME
Trust income                              356       292       278
Service charges on deposit accounts       672       597       564
Other income                              599       612       660
Securities gains                           --        --        93
                                      -------   -------   -------
TOTAL OTHER OPERATING INCOME            1,627     1,501     1,595

OTHER OPERATING EXPENSE
Salaries and employee benefits          5,610     5,173     4,995
Net occupancy expense                     695       651       589
Equipment expense                         823       708       624
FDIC insurance                            461       928       901
Other taxes                               401       392       353
Other expense                           1,819     1,808     1,730
                                      -------   -------   -------
TOTAL OTHER OPERATING EXPENSE           9,809     9,660     9,192

INCOME BEFORE INCOME TAXES              9,594    10,061    10,316
Applicable income taxes                 3,135     3,288     3,383
                                      -------   -------   -------

NET INCOME                            $ 6,459   $ 6,773   $ 6,933
                                      =======   =======   =======

PER COMMON SHARE DATA*
Net income                            $  1.22   $  1.27   $  1.30
Cash dividends                        $   .66   $   .64   $   .58


* Based on a weighted average of 5,314,521 shares in 1995, 5,342,101 shares in 1994, and 5,347,836 shares in 1993. Data restated to reflect two-for-one stock split in the form of a 100% stock dividend issued in 1994.


ACNB Corporation & Subsidiary

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                           Additional
                                Common      Paid-in     Retained
                                 Stock      Capital     Earnings     Total
                                 -----      -------     --------     -----
In thousands
BALANCE AT JANUARY 1, 1993     $ 13,370    $  5,002    $ 23,658    $(42,030)
Net income                           --          --       6,933       6,933
Cash dividends                       --          --      (3,101)     (3,101)
                               --------    --------    --------    --------
BALANCE AT DECEMBER 31, 1993     13,370       5,002      (7,490)     45,862

Net income                           --          --       6,773       6,773
Cash dividends                       --          --      (3,417)     (3,417)
Retirement of 31,714 shares         (80)       (491)         --        (571)
                               --------    --------    --------    --------
BALANCE AT DECEMBER 31, 1994     13,290       4,511      30,846      48,647

Net income                           --          --      (6,459)      6,459
Cash dividends                       --          --      (3,507)     (3,507)
Retirement of 8,366 shares          (21)       (115)         --        (136)
                               --------    --------    --------    --------
BALANCE AT DECEMBER 31, 1995   $ 13,269    $  4,396    $ 33,798    $ 51,463
                               ========    ========    ========    ========



ACNB Corporation & Subsidiary

                    CONSOLIDATED STATEMENTS OF CASH FLOWS


INCREASE (DECREASE) IN CASH                        Year ended December 31
AND CASH EQUIVALENTS                          ---------------------------------
In thousands                                     1995        1994        1993
                                                 ----        ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES
Interest and dividends received               $ 32,634    $ 31,895    $ 35,002
Fees and commissions received                    2,023       1,943       2,080
Interest paid                                  (13,875)    (12,394)    (14,166)
Cash paid to suppliers and employees            (9,759)     (8,920)     (8,755)
Income taxes paid                               (3,478)     (2,419)     (2,705)
Loans originated for sale                       (5,138)         --          --
Proceeds of mortgage loans sold                  4,264          --          --
                                              --------    --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES        6,671      10,105      11,456

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investment
    securities and interest bearing balances
    with other banks                            68,885      56,677      47,526
Purchase of investment securities and
    interest bearing balances with
    other banks                                (29,481)    (55,559)    (77,954)
Net (increase) decrease in loans               (16,961)    (23,031)      4,595
Capital expenditures                              (474)       (938)     (1,615)
                                              --------    --------    --------
NET CASH PROVIDED BY (USED IN) INVESTING
    ACTIVITIES                                  21,969     (22,851)    (27,448)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits,
    NOW accounts and savings accounts          (12,741)     (4,787)     35,225
Net increase (decrease) in certificates of
    deposit                                     14,776     (15,290)    (18,465)
Dividends paid                                  (3,507)     (3,417)     (3,101)
Net increase (decrease) in federal funds
    purchased                                  (17,051)     16,800          --
Retirement of common stock                        (136)       (571)         --
                                              --------    --------    --------
NET CASH PROVIDED BY (USED IN) FINANCING
ACTIVITIES                                     (18,659)     (7,265)     13,659
                                              --------    --------    --------
NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                             9,981     (20,011)     (2,333)

CASH AND CASH EQUIVALENTS
AT BEGINNING OF YEAR                            13,019      33,030      35,363
                                              --------    --------    --------
CASH AND CASH EQUIVALENTS AT ENDOFYEAR        $ 23,000    $ 13,019    $ 33,030
                                              ========    ========    ========


RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

Net income                                    $  6,459    $  6,773    $  6,933
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Securities gains                                    --          --          93
Depreciation and amortization                      588         457         406
Provision for possible loan losses                  --          --         315
Provision (Benefit) for deferred taxes              88         (67)        943
Amortization of investment securities
    premiums                                       760       1,850       1,798
Increase (Decrease) in taxes payable              (431)        936        (265)
Decrease (Increase) in interest receivable         414        (152)      1,474
Increase (Decrease) in interest payable            562          25        (272)
Increase (Decrease) in accrued expenses           (351)        275         107
Increase in mortgage loans held for
    sale                                          (874)         --          --
Decrease (Increase) in other assets               (180)         17         (37)
Decrease in other liabilities                     (364)         (9)        (39)
                                              --------    --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES     $  6,671    $ 10,105    $ 11,456
                                              ========    ========    ========



ACNB Corporation & Subsidiary

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accounting and reporting policies followed by ACNB Corporation and its principal subsidiary, Adams County National Bank, conform with generally accepted accounting principles and with general practice within the banking industry.

        Financial statements prepared in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts and disclosure of contingencies. Actual results could differ from these estimates.

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

INVESTMENT SECURITIES

        On December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Statement requires each debt and equity security to be classified into one of three categories: held-to-maturity, available for sale, or trading. Investments in securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity. These securities are accounted for at amortized cost. The Corporation classified all securities as held-to-maturity at December 31, 1995 and 1994. Management will reassess the appropriateness of the classifications each quarter.

        Amortization of premium and accretion of discount for investment securities is computed by the straight-line method to the maturity date or call date. There is not a material difference between the straight-line method and the interest method. Book value is the basis for reporting security gains and losses on the income statement. Income is accrued the month it is earned.

INCOME TAXES


        Under Statement of Financial Accounting Standards No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to the differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities. The effect of deferred taxes is recognized in income in the period that includes the enactment date.

LOANS

        Loans are stated net of unearned interest on consumer installment loans. Interest on installment loans is recognized using the sum-of-the-month-digits method, which is not materially different from the interest method. Interest on commercial and real estate loans is recognized based upon the principal amount outstanding. Loan fees are recorded on the cash basis, since there is not a material difference to the recording methods under Statement of Financial Accounting Standards No. 91.

PREMISES AND EQUIPMENT

        Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is charged over the estimated useful life of buildings and equipment, computed generally by the straight-line method. When property is retired or sold, the accounts are relieved of the applicable cost and accumulated depreciation, and any gain or loss is reflected in operating income. Maintenance and repairs are charged to operating expenses, and the cost of major improvements are capitalized.

RESERVE FOR POSSIBLE LOAN LOSSES

        The provision for possible loan losses charged to income is based upon management's evaluation of outstanding loans, the historical loan loss experience of the subsidiary, and the adequacy of the reserve for possible loan losses. A significant change in this estimate could result in a material change to net income.

        Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement of Financial Accounting Standards No. 118, was effective January 1, 1995. The Corporation considers all consumer loans and residential mortgage loans to be excluded, unless restructured in a troubled debt restructuring. Other real estate loans are also excluded because the loans are carried at the lower of fair value or carrying value at the time of acquisition. At December 31, 1995, the Corporation did not have any loans that would be classified as impaired under Statement of Financial Accounting Standards No. 114.

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

ADVERTISING COSTS

        Costs of advertising are expensed when incurred.

ACNB Corporation & Subsidiary

NOTE B
DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For 1995 and 1994, approximately 98% of the Corporation's assets and 88% and 89%, respectively, of its liabilities are considered financial instruments as defined in Statement of Financial Accounting Standards No. 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.

        Financial instruments actively traded in a secondary market have been valued using quoted available market prices.

                                                         December 31, 1995                      December 31, 1994
                                                  -----------------------------          ------------------------------
                                                   Estimated Fair      Carrying            Estimated Fair     Carrying
                                                       Value            Amount                 Value           Amount
In thousands                                      ---------------     ---------          ----------------   -----------
Cash and due from banks                              $  14,135        $  14,135            $  12,872         $  12,872
Interest bearing deposits with banks                     8,765            8,765                   47                47
Federal funds sold                                         100              100                  100               100
Investment securities                                  105,144          104,842              140,604           144,905

Interest receivable                                      2,766            2,766                3,270             3,270


        Fair values for net loans are estimated for portfolios with similar financial characteristics. Loans are segregated into commercial, residential real estate, and consumer. The loan categories are further segmented into fixed and adjustable types. Fair value for adjustable-rate commercial loans is considered to be the same as the carrying value because these loans were made at the Corporation's prime lending rate, which is the same rate these loans would be written as of the date of this financial statement. Fixed-rate commercial loans have been revalued at a rate the Corporation would use if the loans were written as of December 31, 1995 and 1994. Mortgages and consumer loans have been revalued using discounted cash flows. The mortgages were estimated using the Federal Housing Finance Board Index at December 31, 1995 and 1994, which was 7.52% and 7.56%, respectively, and consumer loans were revalued using rates being charged by the Corporation at year-end 1995 and 1994. Fair value for nonperforming loans is based on current valuations of underlying collateral.

                                                         December 31, 1995                      December 31, 1994
                                                  -----------------------------          ------------------------------
                                                   Estimated Fair      Carrying            Estimated Fair     Carrying
                                                       Value            Amount                 Value           Amount
In thousands                                      ---------------     ---------          ----------------   -----------
Net loans                                             $320,778         $319,854               $302,036        $302,552
Mortgage loans held for sale                               874              874                     --              --


        Under Statement of Financial Accounting Standards No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, and Money Market checking accounts, is equal to the amount payable on demand as of December 31, 1995 and 1994. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities, compared to the cost of borrowing funds in the market.

                                                         December 31, 1995                      December 31, 1994
                                                  -----------------------------          ------------------------------
                                                   Estimated Fair      Carrying            Estimated Fair     Carrying
                                                       Value            Amount                 Value           Amount
In thousands                                      ---------------     ---------          ----------------   -----------
Deposits with no stated maturities                    $204,779         $204,779               $216,227        $216,227
Deposits with stated maturities                        185,034          187,464                171,269         172,571

Repurchase agreements                                   13,203           13,203                 14,613          14,613
Federal funds purchased and demand notes                   199              199                 17,250          17,250
Interest payable                                         2,145            2,145                  1,582           1,582


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

                                 December 31, 1995         December 31, 1994
                              ----------------------     ---------------------
                                Estimated   Carrying      Estimated   Carrying
                               Fair Value    Amount      Fair Value    Amount
                              -----------   --------     ----------   --------
In thousands
Commitments to extend credit     $28,993    $28,993       $24,821     $24,821
Standby letters of credit          1,837      1,837         1,324       1,324

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

ACNB Corporation & Subsidiary

NOTE C
INVESTMENT SECURITIES

        The amortized cost and estimated fair value of investment securities were as follows:

                                                                       December 31, 1995
                                                         --------------------------------------------
                                                                        Gross      Gross
                                                         Amortized   Unrealized  Unrealized    Fair
Held-to-Maturity Securities In thousands                    Cost        Gains      Losses     Value
                                                         ---------   ----------  ----------  --------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies               $101,400       $619       $319     $101,700
Obligations of states and political subdivisions               962           2        --          964
                                                          --------       -----      ----     --------
Total debt securities                                      102,362         621       319      102,664
Other equity securities                                      2,480          --        --        2,480
                                                          --------       -----      ----     --------
Total Investment Securities                               $104,842        $621      $319     $105,144
                                                          ========       =====      ====     ========


                                                                        December 31, 1994
                                                         --------------------------------------------
                                                                        Gross       Gross
                                                         Amortized   Unrealized  Unrealized    Fair
Held-to-Maturity Securities In thousands                    Cost        Gains      Losses      Value
                                                         ---------   ----------  ----------  --------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies               $141,139         $ 9    $4,307     $136,841
Obligations of states and political subdivisions             1,509           1         4        1,506
Mortgage-backed securities                                       1          --        --            1
                                                          --------         ---    ------     --------
Total debt securities                                      142,649          10     4,311      138,348
Other equity securities                                      2,256          --        --        2,256
                                                          --------         ---    ------     --------
Total Investment Securities                               $144,905         $10    $4,311     $140,604
                                                          ========         ===    ======     ========

        The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity are shown below.

        Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.



                                          December 31, 1994   December 31, 1995
                                          -----------------   -----------------
                                          Amortized    Fair   Amortized    Fair
Held-to-Maturity Securities In thousands    Cost      Value      Cost     Value
                                          --------- --------  --------- --------
Due in one year or less                   $ 54,363  $ 54,288  $ 54,813  $ 54,236
Due after one year through five years       47,327    47,704    87,103    83,379
Due after five years through ten years         423       423       378       378
Due after ten years                            249       249       354       354
Mortgage-backed securities                      --        --         1         1
                                          --------  --------  --------  --------
Total Debt Securities                     $102,362  $102,664  $142,649  $138,348
                                          ========  ========  ========  ========


        At December 31, 1995 and 1994, assets with an amortized cost of $37,731,000 and $34,866,000, respectively, were pledged as required or permitted by law to secure certain public and trust deposits, repurchase agreements, or for other purposes.

ACNB Corporation & Subsidiary

NOTE D
LOANS AND RESERVES FOR LOAN LOSSES


Loans at December 31 are summarized as follows:
In thousands                                      1995       1994       1993
                                                  ----       ----       ----
Real estate                                     $284,943   $268,944   $250,242
Real estate - construction                        12,951     12,632      4,791
Commercial, financial and agricultural             9,268     10,785     14,100
Consumer                                          18,150     17,444     17,950
                                                --------   --------   --------
                                                 325,312    309,805    287,083
Less: Unearned discount on loans                   2,184      3,883      3,785
                                                --------   --------   --------
Total Loans                                     $323,128   $305,922   $283,298
                                                ========   ========   ========

Transactions in the valuation portion of the
reserve for loan losses were as follows:
In thousands                                       1995       1994      1993
                                                   ----       ----      ----
Balance - January 1                               $3,370     $3,581     $3,417
Recoveries credited to reserve                        38         45         41
Provision charged to operating expense                --         --        315
Loans charged-off                                   (134)      (256)      (192)
                                                  ------     ------     ------
Balance - December 31                             $3,274     $3,370     $3,581
                                                  ======     ======     ======

        The reserve for loan losses for federal income tax purposes was $1,591,000 in 1995, 1994 and 1993. Total nonaccrual loans for 1995 and 1994 were $1,093,000 and $854,000, respectively. Interest lost due to nonaccrual loans was $100,000 and $75,000 for 1995 and 1994, respectively.

        At December 31, 1995, residential mortgage loans with a book value of $873,500 were committed for sale and awaiting settlement. The cumulative market value exceeded the book value of these loans.

NOTE E
INCOME TAXES

        The composition of applicable income taxes for the years 1995, 1994 and 1993 was as follows:

In thousands                1995         1994         1993
                            ----         ----         ----
Current                    $3,049       $3,199       $3,451
Deferred                       86           89          (68)
                           ------       ------       ------
                           $3,135       $3,288       $3,383
                           ======       ======       ======

        Income taxes paid during 1995, 1994 and 1993 were $2,931,000, $3,265,000 and $3,640,000, respectively. Differences between applicable income taxes (benefit) included in net income and the maximum federal income tax rates were comprised as follows:


In thousands                                        1995      1994      1993
                                                    ----      ----      ----
Income taxes at statutory rates                   $3,262     $3,421   $ 3,511
Increases (Decreases) resulting from:
    Tax-free income                                  (60)       (84)      (95)
    Tax preference interest expense                    6          8         6
    Rehabilitation and low-income housing credit     (73)       (57)     (120)
    Other, net                                        --         --        81
                                                 -------    -------   -------
Applicable Income Tax                             $3,135     $3,288    $3,383
                                                 =======    =======   =======

        At December 31, 1995 and 1994, the Corporation had deferred liabilities of $303,000 and $244,000 and deferred tax assets of $572,000 and $605,000, respectively. The principal temporary differences were depreciation ($165,000), reserve for bad debts ($572,000), and accounting for pension contributions ($135,000) in 1995 and depreciation ($118,000), reserve for bad debts ($605,000), and accounting for pension contributions ($127,000) in 1994.

        Federal income taxes on securities gains were $0 in 1995, $0 in 1994 and $32,000 in 1993. Since the Corporation has historically had strong earnings, management believes the deferred tax asset is realizable.

ACNB Corporation & Subsidiary

NOTE F
ACNB CORPORATION (PARENT COMPANY ONLY)

FINANCIAL INFORMATION

                                                             December 31
                                                         -------------------
STATEMENTS OF CONDITION In thousands                      1995        1994
                                                          ----        ----
ASSETS
Cash                                                     $   202     $   202
Securities and other assets                                  356         417
Investment in common stock of subsidiary                  49,180      48,011
Receivable from subsidiary                                 1,725          17
                                                         -------     -------
TOTAL ASSETS                                             $51,463     $48,647
                                                         =======     =======

STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 20,000,000 shares
   authorized; 5,307,756 issued and outstanding shares
   on 12/31/95 and 5,316,122 on 12/31/94)                $13,269     $13,290
Additional paid-in capital                                 4,396       4,511
Retained earnings                                         33,798      30,846
                                                         -------     -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $51,463     $48,647
                                                         =======     =======


                                                  Year ended December 31
                                             -------------------------------
STATEMENTS OF INCOME In thousands             1995        1994         1993
                                              ----        ----         ----
INCOME
Dividend from subsidiary                     $5,257      $5,851       $3,381
Other                                            --          --           93
                                             ------      ------       ------
EXPENSE                                          61          37           25
                                             ------      ------       ------
INCOME BEFORE TAXES AND EQUITY IN
   UNDISTRIBUTED NET INCOME OF SUBSIDIARY     5,196       5,814        3,449
Applicable tax benefit                          (93)        (70)         (97)
                                             ------      ------       ------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
   NET INCOME OF SUBSIDIARY                   5,289       5,884        3,546
Equity in undistributed net income of
   subsidiary                                 1,170         889        3,387
                                             ------      ------       ------
NET INCOME                                   $6,459      $6,773       $6,933
                                             ======      ======       ======


ACNB Corporation & Subsidiary


                                                    Year ended December 31
                                             ----------------------------------
STATEMENTS OF CASH FLOWS In thousands          1995          1994         1993
                                               ----          ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
Dividends received                           $ 3,643       $ 5,851      $ 3,381
                                             -------       -------      -------
Net Cash Provided by Operating Activities      3,643         5,851        3,381

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investment securities       --            --          200
Purchase of equity investment                     --            --         (480)
                                             -------       -------      -------
Net Cash Used in Investing Activities             --            --         (280)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                (3,507)       (3,417)      (3,101)
Purchase of common stock of subsidiary            --        (2,000)          --
Retirement of common stock                      (136)         (434)          --
                                             -------       -------      -------
Net Cash Used in Financing Activities         (3,643)       (5,851)      (3,101)
                                             -------       -------      -------

CASH AND CASH EQUIVALENTS AT BEGINNING
   OF YEAR                                       202           202          202
                                             -------       -------      -------
CASH AND CASH EQUIVALENTS AT END OF YEAR     $   202       $   202      $   202
                                             =======       =======      =======


RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                   $ 6,459       $ 6,773      $ 6,933
Securities gains                                  --            --          (93)
Increase in investment in common stock
   of subsidiary                              (1,170)         (889)      (3,387)
Decrease in due to subsidiary                     --            --          (14)
Decrease (Increase) in receivable from
   subsidiary                                 (1,707)           66          (83)
Loss on equity investment                         61            38           25
Non-cash dividend                                 --          (137)          --
                                             -------       -------      -------
NET CASH PROVIDED BY OPERATING ACTIVITIES    $ 3,643       $ 5,851      $ 3,381
                                             =======       =======      =======


NOTE G

RESTRICTIONS ON SUBSIDIARY
DIVIDENDS, LOANS AND ADVANCES

        Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 1995, $5,447,000 of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends without prior regulatory approval.

        Under national banking laws, the Bank is also limited as to the amount it may loan to its affiliates, including the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1995, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was approximately $5,474,000.

NOTE H
INVESTMENT IN REAL ESTATE PARTNERSHIP

        ACNB Corporation is the sole limited partner in a partnership named Gettysburg Scattered Site Associates, whose purpose is to develop, manage and operate a residential low-income development comprised of sixteen dwelling units. ACNB Corporation owns a 99% limited partner's interest in the partnership. The investment is accounted for under the equity method of accounting. At December 31, 1995 and 1994, the carrying value of this investment was approximately $356,514 and $417,704, respectively.


ACNB Corporation & Subsidiary

NOTE I
PREMISES AND EQUIPMENT


        The composition of Corporation premises and equipment at December 31 was as follows:

In thousands                                          1995         1994
                                                      ----         ----
Land                                                $   857      $   857
Bank premises                                         5,746        5,492
Furniture and equipment                               4,784        4,594
Less: Accumulated depreciation and amortization      (5,620)      (5,069)
                                                    -------      -------
TOTAL                                               $ 5,767      $ 5,874
                                                    =======      =======

A summary of depreciation and amortization expenses is as follows:

In thousands                                  1995        1994       1993
                                              ----        ----       ----
Bank premises                                 $193        $158       $127
Furniture and equipment                        388         291        240
                                              ----        ----       ----
TOTAL                                         $581        $449       $367
                                              ====        ====       ====

NOTE J
RETIREMENT PLANS

        The subsidiary has a non-contributory pension plan covering all eligible employees. The plan provides retirement benefits which are a function of both the years of service and the highest level of compensation during any consecutive five-year period. It is the subsidiary's funding policy to contribute annually the amount that is sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act. The total pension expense for the years ended December 31, 1995, 1994 and 1993 was $277,000, $266,000 and $260,000, respectively.

        The following table sets forth the plan's funded status as of October 31, 1995 and 1994, and amounts recognized in the Corporation's consolidated financial statements at December 31:

In thousands                                                 1995       1994
                                                             ----       ----
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested
  benefits of $3,755 for 1995 and $2,905 for 1994          $ 3,792    $(2,929)
                                                           =======    =======
In thousands
Projected benefit obligation for service rendered to date  $(5,794)   $(4,325)
Plan assets at fair value                                    4,462      4,029
                                                           -------    -------
Projected benefit obligation in excess of plan assets       (1,332)      (296)
Unrecognized transition asset                                  (92)      (105)
Unrecognized loss                                            1,191        133
Unrecognized prior service cost                                307        344

Contributions from November 1 through December 31              300         60
                                                           -------    -------
Prepaid pension cost included in other assets              $   374    $   136
                                                           =======    =======

In thousands
Net pension cost for 1995 and 1994 included the following components:

Service cost                                               $   216    $   230
Interest cost                                                  355        360
Actual return on plan assets                                  (262)      (188)
Amortization and deferral                                      (32)      (136)
                                                           -------    -------
Net periodic pension cost                                  $   277    $   266
                                                           =======    =======

        There was a settlement during 1994 under Statement of Financial Accounting Standards No. 88, resulting in an additional cost of $27,275 due to annuity purchases.

        The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.00% and 8.00% for 1995 and 1994, respectively, and the rate of increase in future compensation levels was 6.00% for 1995 and 1994. The weighted-average expected long-term rate of return on plan assets was 7.50% for 1995 and 1994.

        Plan assets consist of certificates of deposit, government securities, a deposit administration contract, and an investment of 37,560 shares of common stock with ACNB Corporation at December 31, 1995 and 1994.

        The Corporation has a 401(k) Salary Deferral Plan, which covers all eligible employees who elect to contribute to the plan. An eligible employee is anyone over the age of 20 1/2, who has completed six months of service. The Corporation's contribution equals 100% of the employee's contribution, up to a maximum of 2% of annual salary. The annual expense included in salaries and benefits amounted to $84,000 and $77,000 for 1995 and 1994, respectively.


ACNB Corporation & Subsidiary

NOTE K

COMMITMENTS, CONTINGENCIES AND
CONCENTRATIONS OF CREDIT

FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK

        The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of significant commitments and contingent liabilities at December 31, 1995 and 1994, is presented below:


In thousands                                 1995          1994
                                             ----          ----
Commitments to extend credit               $28,993       $24,821
Standby letters of credit                    1,837         1,324

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the creditor. The type of collateral may vary; however, a significant portion of these financial instruments is secured through real estate.

        Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

CONCENTRATIONS OF CREDIT RISK

        The Corporation has a diversified loan portfolio and grants agribusiness commercial and residential loans to customers, substantially all of whom are local residents to the Corporation's fourteen offices.

CONTINGENT LIABILITIES

        The Corporation is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

NOTE L

RESTRICTIONS ON CASH
AND DUE FROM BANK ACCOUNTS

        The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 1995, was approximately $4,386,000.

NOTE M
TIME DEPOSITS

        Time deposits in denominations of $100,000 or more at December 31,

1995 and 1994, are summarized in the following table:

In Thousands                           1995      1994
                                       ----      ----
Time certificates of deposit          $15,449   $10,942
Other time deposits                     1,000     1,000

        The interest expense related to time certificates of deposit in denominations of $100,000 or more totaled $589,000 in 1995, $526,000 in 1994 and $757,000 in 1993.


ACNB Corporation & Subsidiary

NOTE N
LOANS TO RELATED PARTIES

        The aggregate balance of loans (in excess of $60,000) made to directors and executive officers in the normal course of business as of December 31, 1995 and 1994, was $3,752,565 and $2,649,901, respectively. The terms for these loans were substantially the same as those for unrelated parties.


Balance at                                            Balance at      Number
January 1,                          Amounts          December 31,       of
   1995          Additions         Collected             1995         Debtors
-----------------------------------------------------------------------------
$2,649,901       $2,351,373        $1,248,709         $3,752,565         11


NOTE O
LEASE COMMITMENTS

        Certain branch offices and equipment are leased under agreements which expire at varying dates through 2010. Most leases contain renewal provisions at the Corporation's option.

        The total rental expense for all operating leases was $72,816, $44,873 and $41,873 for the years ended December 31, 1995, 1994 and 1993, respectively.

        The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31:

1996                        $ 64,200
1997                        $ 64,200
1998                        $ 64,200
1999                        $ 59,400
2000                        $ 47,500
Later years                 $455,000
                            --------
Total Minimum Payments      $754,500
                            ========


NOTE P
FUTURE EFFECT OF RECENTLY ISSUED
ACCOUNTING PRONOUNCEMENTS

        The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights", which is effective January 1, 1996. Statement of Financial Accounting Standards No. 122 will not effect the Corporation since mortgage servicing rights are not retained on sold residential mortgages.

        The Financial Accounting Standards Board has also issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation", which is effective January 1, 1996. Since the Corporation does not offer stock-based compensation, Statement of Financial Accounting Standards No. 123 is not applicable.


ACNB Corporation & Subsidiary

                             REPORT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS


To The Stockholders and Board of Directors
ACNB Corporation
Gettysburg, Pennsylvania

        We have audited the accompanying consolidated statements of condition of ACNB Corporation and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACNB Corporation and Subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



York, Pennsylvania
January 11, 1996


ACNB Corporation & Subsidiary

                        QUARTERLY RESULTS OF OPERATIONS

Selected quarterly information for the years ended
December 31, 1995 and 1994, is as follows:

                                            First   Second     Third    Fourth
1995 In thousands, except per share data   Quarter  Quarter   Quarter   Quarter
                                           -------  -------   -------   -------
Interest income                             $7,799   $8,002    $8,146   $8,266
                                            ------   ------    ------   ------
Interest expense                             3,358    3,610     3,713    3,756
                                            ------   ------    ------   ------
Net income                                   1,545    1,466     1,682    1,766
                                            ------   ------    ------   ------
Net income per share                           .29      .28       .32      .33
                                            ------   ------    ------   ------
Return on average assets                      1.34%    1.28%     1.47%    1.53%
                                            ------   ------    ------   ------

1994
Interest income                             $7,608   $7,628    $7,665   $7,738
                                            ------   ------    ------   ------
Interest expense                             3,147    3,028     3,087    3,157
                                            ------   ------    ------   ------
Net income                                   1,695    1,709     1,686    1,683
                                            ------   ------    ------   ------
Net income per share**                         .32      .32       .31      .32
                                            ------   ------    ------   ------
Return on average assets                      1.43%    1.44%     1.42%    1.43%
                                            ------   ------    ------   ------



                             FIVE-YEAR SUMMARY OF
                           SELECTED FINANCIAL DATA

The following table sets forth financial data for the last five years:

In thousands, except
per share data               1995       1994       1993       1992       1991
                             ----       ----       ----       ----       ----
Total interest income      $ 32,213   $ 30,639   $ 32,122   $ 35,380   $ 39,189
Total interest expense       14,437     12,419     13,894     17,582     22,446
Net interest income          17,776     18,220     18,228     17,798     16,743
Provision for loan losses        --         --        315        855        745
Net income*                   6,459      6,773      6,933      7,038      6,130

PER SHARE DATA**
Net income*                $   1.22   $   1.27   $   1.30   $   1.32   $   1.15
Cash dividends                  .66        .64        .58        .54        .49


BALANCE SHEET TOTALS
Average stockholders'
  equity                   $ 50,317   $ 47,893   $ 44,411   $ 39,930   $ 36,387
Average assets              459,136    473,186    457,692    441,880    421,915

RATIOS
Return on average
  stockholders' equity        12.84%     14.15%     15.61%     17.63%     16.85%
Return on average assets       1.41%      1.43%      1.51%      1.59%      1.45%
Dividend payout                  54%        50%        45%        41%        43%
Stockholders' equity to
  assets                      11.20%     10.31%      9.73%      9.32%      8.82%


 * 1992 includes $446,000, or $.09 per share, related to the cumulative effect of the change in accounting for income taxes.

** Data restated to reflect two-for-one stock split in the form of a 100% stock dividend issued in 1994.

   See Notes to Consolidated Financial Statements.


ACNB Corporation & Subsidiary

                              COMMON STOCK MARKET
                             PRICES AND DIVIDENDS

        The common stock of ACNB Corporation is traded in the over-the-counter market. As of December 31, 1995, the approximate number of shareholders of the Corporation's common stock was 3,036.

        Prices were provided by the local office of Smith Barney Inc. and F.J. Morrissey & Co., Inc. of Philadelphia. High and low bid prices of common shares and dividends for the last two years were:

                               1995                             1994
                    ---------------------------      ---------------------------
                        Bid Price        Cash            Bid Price*       Cash
Quarter             ----------------   Dividend      -----------------  Dividend
Ended                High      Low       Paid          High      Low      Paid*
                    ------    ------   --------      -------    ------  --------
March 31            $18.00    $14.25     $.16         $23.50    $21.00    $.15
June 30              20.00     18.00      .16          23.50     23.00     .15
September 30         19.50     15.75      .17          23.75     21.00     .15
December 31          18.50     15.75      .17          18.00     15.37     .20

* Data restated to reflect two-for-one stock split in the form of a 100% stock dividend issued in 1994.

        The bid prices for ACNB Corporation common stock for the periods indicated represent inter-dealer prices without adjustment for retail mark-up, mark-down or commission, and do not necessarily represent actual transactions. Trades have generally occurred in relatively small lots, and the prices quoted herein are not necessarily indicative of the market value of a substantial block.

        While the Corporation expects to continue its policy of regular quarterly dividend payment, no assurance of future dividend payment can be given. Future dividend payments will depend upon maintenance of a continued strong financial condition, future earnings, and capital requirements. The Corporation has no restrictions affecting the payment of dividends, except as indicated in Note G of the Notes to Consolidated Financial Statements.

The following firms make a market in
ACNB Corporation common stock:

Ferris, Baker Watts, Incorporated
Frederick, MD
(301)662-6488/(800)950-6488

Janney Montgomery Scott, Inc.
York, PA
(717)845-5611/(800)999-0503

Hopper Soliday & Co., Inc.
Lancaster, PA
(717)560-3015/(800)456-9234

F.J. Morrissey & Co., Inc.
Philadelphia, PA
(215)563-8500/(800)842-8928

Smith Barney Inc.
Gettysburg, PA
(717)334-9101


ACNB Corporation & Subsidiary

BOARD OF DIRECTORS

ACNB CORPORATION AND ADAMS COUNTY NATIONAL BANK

Philip P. Asper
Owner
Philip P. Asper, Builder

Robert G. Bigham
Partner
Bigham & Raffensperger
Attorneys-at-Law
Vice Chairman
ACNB Corporation &
Adams County National Bank

C. F. Ditzler
Home Builder


Guy F. Donaldson
Fruit Grower

Frank Elsner, Jr.
Chairman
Elsner Engineering Works, Inc.

Richard L. Galusha
Realtor

D. Richard Guise
President
Adams County Motors Corp.

J. Glenn Guise
Chairman
Adams County Motors Corp.

Ronald L. Hankey
Chairman, President & CEO
ACNB Corporation &
Adams County National Bank

Jennifer W. Hartman
Director
Gettysburg Center of
Harrisburg Area
Community College

Philip M. Jones
CEO
Times & News
Publishing Company

Wayne E. Lau
Sales Representative
Destinations: A Travel Company

William B. Lower
President
Boyer Nurseries & Orchards, Inc.

Paul G. Pitzer
Fruit Grower

S. M. Raffensperger
Partner
Bigham & Raffensperger
Attorneys-at-Law

Charles E. Ritter
Retired Shoe Manufacturer


Ralph S. Sandoe
Fruit Broker

Marian B. Schultz
Assistant Dean
Division of Undeclared Majors
Shippensburg University

L. Robert Snyder
Chairman of the Board & President
Littlestown Hardware & Foundry Co., Inc.

Ralph W. Tyson
Fruit Grower

ADAMS COUNTY NATIONAL BANK ADVISORY BOARD

Donald H. Hershey

Marvin G. Kime

William T. Timmins, Jr.


ADAMS COUNTY NATIONAL BANK HONORARY DIRECTORS

Dale G. Crum

J. C. Donley

      ACNB Corporation & Subsidiary

                OFFICERS

ACNB CORPORATION

RONALD L. HANKEY
President & CEO

JOHN W. KRICHTEN
Secretary & Treasurer

Lynda L. Glass
Assistant Secretary

ADAMS COUNTY NATIONAL BANK

Ronald L. Hankey
President & CEO

Elizabeth H. Beall
Senior Vice President
Human Resources


Lynda L. Glass
Senior Vice President
Community Banking Administration & Marketing

John M. Kiehl
Senior Vice President
Operations & Security

John W. Krichten
Senior Vice President,
Cashier & Chief Financial Officer

Nancy L. Reichart
Senior Vice President & Trust Officer

Victor L. Reynolds
Senior Vice President &  Senior Loan Officer

CARL L. RICKER
Senior Vice President
Retail Mortgage Division

John E. Salisbury
Senior Vice President
Audit


VICE PRESIDENTS
---------------
Helen L. Altland

H. William Black

Robert L. Brewer

Jack W. Chambers

Wayne G. Crum

David W. Deaner

Thelma E. Griffie

Robert A. Hahn

Ronald L. Hoffman

Ronald E. Lindbeck

Stanley E. Mummert

William H. Yohe, Jr.


ASSISTANT
VICE PRESIDENTS
---------------

Steven E. Ebersole

George R. Guise

Terry L. Pottorff

Shelby L. Stone


ASSISTANT CASHIERS
------------------

Beverly S. Kress

Diana K. Kuntz

Linda L. Leer


TRUST OFFICER
-------------

Ronald D. Baker


ACNB Corporation & Subsidiary

ADAMS COUNTY NATIONAL BANK
OFFICE LOCATIONS

Arendtsville
101 Main Street
Arendtsville, PA 17303

BENDERSVILLE
101 North Main Street
Bendersville, PA 17306

BIGLERVILLE
3459 South Main Street
Biglerville, PA 17307

CARROLL VALLEY
104 Sanders Road
Carroll Valley, PA 17320

EAST BERLIN
1677 Abbottstown Pike
East Berlin, PA 17316


FRANKLIN TOWNSHIP
10 High Street
Cashtown, PA 17310

HANOVER
1127 Eichelberger Street
Hanover, PA 17331

LINCOLN SQUARE
2 Chambersburg Street
Gettysburg, PA 17325

LITTLES TOWN
17 South Queen Street
Littlestown, PA 17340

McSHERRYSTOWN
369 Main Street
McSherrystown, PA 17344

NORTH GETTYSBURG
675 Old Harrisburg Road
Gettysburg, PA 17325

SUPER KMART(Registration Mark) CENTER
400 Eisenhower Drive
Hanover, PA 17331

WEST LITTLESTOWN
444 West King Street
Littlestown, PA 17340

YORK SPRINGS
202 Main Street
York Springs, PA 17372