Form 10-K405, Exhibit 13
period 1996-12-31
ACNB CORP
filed 1997-03-28
CIK 715579

[ACNB LOGO]
      ACNB
  Corporation


       ANNUAL REPORT 1996
       ------------------
Important Proxy Materials Enclosed                      FIRST CLASS MAIL



c/o Registrar and Transfer Company
         10 Commerce Drive
      Cranford, NJ 07016-3572


        Forwarding & Address
       Correction Requested

                      ACNB CORPORATION 1996 ANNUAL REPORT
















                     [PICTURE SHOWING TABLE BEING BALANCED]




                                CREATING BALANCE

                          [PICTURE SHOWING IMBALANCES]


Creating balance in an environment full of imbalances. This was the organizational challenge in 1996 for ACNB Corporation, a single-bank holding company, with Adams County National Bank as its sole and wholly-owned subsidiary. ACNB Corporation's 1996 Annual Report explores the strategic and simultaneous attainment of equilibrium on multiple planes to ensure longevity of performance as an independent community banking organization.



                                    CONTENTS

                                        1
                     Financial Highlights / Business Profile
                                        2
                             Report to Stockholders
                                        5
                                Creating Balance
                                       14
                         Index to Financial Information
                                       15
                          Five-Year Financial Overview
                                       16
                      Management's Discussion and Analysis
                                       23
                          Independent Auditors' Report
                                       24
                        Consolidated Financial Statements
                                       28
                   Notes to Consolidated Financial Statements
                                       39
                         Quarterly Results of Operations
                                       39
                           Five-Year Financial Summary
                                       40
                         Form 10-K Cross-Reference Index
                                       41
                                    Form 10-K
                                       45
                            Common Stock Information
                                       46
                               Board of Directors
                                       47
                                    Officers
                                       48
                       Community Banking Office Locations

                ACNB Corporation & Subsidiary 1996 Annual Report


FINANCIAL HIGHLIGHTS

---------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR                                            1996                1995               1994
---------------------------------------------------------------------------------------------------------------------------
Net interest income                              $18,740,000         $17,776,000        $18,220,000
---------------------------------------------------------------------------------------------------------------------------
Net income                                         7,109,000           6,459,000          6,773,000
---------------------------------------------------------------------------------------------------------------------------
Cash dividends                                     9,018,000           3,507,000          3,417,000
---------------------------------------------------------------------------------------------------------------------------

PER SHARE STATISTICS*
---------------------------------------------------------------------------------------------------------------------------
Net income                                             $1.34               $1.22              $1.27
---------------------------------------------------------------------------------------------------------------------------
Cash dividends                                          1.70                 .66                .64
---------------------------------------------------------------------------------------------------------------------------
Book value (year-end)                                   9.37                9.70               9.15
---------------------------------------------------------------------------------------------------------------------------

AT YEAR-END
---------------------------------------------------------------------------------------------------------------------------
Total assets                                    $472,445,000        $459,353,000       $472,032,000
---------------------------------------------------------------------------------------------------------------------------
Total loans                                      324,927,000         323,128,000        305,922,000
---------------------------------------------------------------------------------------------------------------------------
Total deposits                                   403,127,000         392,243,000        388,798,000
---------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                        49,436,000          51,463,000         48,647,000
---------------------------------------------------------------------------------------------------------------------------

KEY RATIOS
---------------------------------------------------------------------------------------------------------------------------
Return on average stockholders' equity                14.77%              12.84%             14.15%
---------------------------------------------------------------------------------------------------------------------------
Return on average assets                               1.53%               1.41%              1.43%
---------------------------------------------------------------------------------------------------------------------------
Dividend payout                                         127%                 54%                50%
---------------------------------------------------------------------------------------------------------------------------
Stockholders' equity to assets                        10.46%              11.20%             10.31%
---------------------------------------------------------------------------------------------------------------------------

*Data restated to reflect two-for-one stock split in the form of a 100% stock dividend issued in 1994.

BUSINESS PROFILE

     ACNB Corporation is a single-bank holding company with Adams County National Bank as its sole and wholly-owned subsidiary. Adams County National Bank, a full-service community bank in existence since 1857, provides a wide array of consumer, commercial and fiduciary banking services to the individuals, businesses, public entities and community organizations in its trading area. With assets of $472 million, it is the largest community bank headquartered in Adams County.
     ACNB Corporation and its subsidiary, Adams County National Bank, possess a history abundant in the traditions of community banking. Indeed, the organizational focus remains constant -- providing the basic banking services essential to fulfilling the savings and borrowing needs of all community members. Integral to this steadfast strategy is the reinvestment of customers' deposits in loans to others in our local marketplace -- primarily via mortgage loans. A business philosophy predicated upon traditional, customer-oriented values is the common thread running through Adams County National Bank's history -- and its future -- as a responsible, committed and sound community banking organization.
     Adams County National Bank's marketplace encompasses Adams County, Pennsylvania, and its environs -- western York County, eastern Franklin County, southern Cumberland County, and the northern sections of those counties in Maryland that are adjacent to Adams County. Fourteen banking offices and 222 employees serve the customers in this marketplace. Each office and each person is pivotal to ensuring the strength of Adams County National Bank's community banking network.


                          ACNB Corporation & Subsidiary

                             REPORT TO STOCKHOLDERS


Creating balance in an environment full of imbalances was the challenge facing ACNB Corporation and its wholly-owned subsidiary, Adams County National Bank, in 1996. Undeniably, maintaining an equilibrium in today's financial services marketplace requires a continual flow of organizational energy, as well as a constant focal point. [GRAPHIC OMITTED] Change and adaptation are now inherent and integral factors in our approach to the business of banking. Our energies in recent years reflect our commitment to organizational adaptation. In fact, at ACNB Corporation and Adams County National Bank, change has been pervasive primarily due to the array of stimuli in the environment. Illustrations of these external stimuli include competition from banks and other financial service providers, located both inside and outside of the local trading area; changing consumer demographics exemplified in new needs and wants; banking industry regulations; advancements in technology; and, the economic climate with its intrinsic cycles of expansion and contraction as market forces of supply and demand interact. Creating organizational balance through adaptation in an ever-changing environment is vital to our long-term strength and, ultimately, our survival. [GRAPHIC OMITTED] The organization's steadfast focus was formalized in the writing of a new mission statement in 1996. This mission statement resulted from the strategic planning process in which the Bank's Senior Management, in tandem with the Board of Directors, conducted assessments of the Bank's strengths and weaknesses from the perspectives of financial condition, marketing, operations and organizational structure -- as well as identified the opportunities and threats exhibited in the external environment. Specifically, this mission statement reads as follows: "Adams County National Bank is the sole and wholly-owned subsidiary of ACNB Corporation and, as such, is a publicly-owned community bank which takes pride in its independence. The Bank serves Adams County and the surrounding environs. As a community banking organization, its people are committed to delivering a broad range of financial products and services to the market area -- reinvesting customers' deposits through loans to others in the community. Management is dedicated to building ACNB Corporation stockholder value through providing quality financial products and services to ensure customer satisfaction; maintaining a productive and growth-oriented work environment for employees; optimizing the utilization of resources for the dual purpose of effectively serving customers' financial needs and contributing to the organization's profitability; and, continuing the Bank's role as a responsible and caring business leader in the community." This mission statement, founded in our fundamental pursuit of independence as a community banking organization, serves as the focal point in our plans now... as well as for the future. [GRAPHIC OMITTED] For ACNB Corporation and Adams County National Bank, the outcome of this business strategy was a year of record earnings in 1996. Net income for 1996 rose by 10% over 1995 to $7,109,000, or $1.34 per share. At year-end 1995, earnings totaled $6,459,000, or $1.22 per share. The increase of $650,000 in net income from 1995 to 1996 can be attributed to a combination of factors including rises in net interest income of 6% and non-interest income of 22% -- coupled with a minimal increase of 3% in non-interest expense. [GRAPHIC OMITTED] As in prior years, the Corporation's financial performance was characterized by a strong efficiency ratio. This ratio, which is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, is a measure of the organization's efficiency in utilizing its resources, generally through expense control, to maximize income. The efficiency ratio for ACNB Corporation was 49% at year-end 1996 -- compared to 51% at the end of 1995, which is an improvement of 2%. [GRAPHIC OMITTED] The key financial performance ratios of return on average assets and return on average stockholders' equity also exhibited improvement in 1996 over 1995. The Corporation's return on average assets was 1.53% at year-end 1996 and 1.41% at year-end 1995. The return on average stockholders' equity was 14.77% and 12.84% for the years ending 1996 and 1995, respectively. [GRAPHIC OMITTED] Our sustained earnings and capital strength, in conjunction with our expectations for future growth, resulted in the payment of a Special Dividend, in the amount of $1.00, on January 15, 1996, to stockholders of record on January 4, 1996. Additionally, the Board of Directors declared regular quarterly dividends in the aggregate amount of $.70 during 1996. ACNB Corporation's effective dividend payout ratio for the year ending December 31, 1996, was 127%. [GRAPHIC OMITTED] Effective July 1, 1996, the initial step occurred in the restructuring of the Board of Directors for both the Corporation and the Bank. As of this date, four longtime members of the Board of Directors were appointed Directors Emeriti of ACNB Corporation and Adams County National Bank, due to the adoption of a mandatory retirement age of 72 for current and future members of the Board of Directors. The Directors Emeriti include C. F. Ditzler, J. Glenn Guise, Charles
E. Ritter and Ralph W. Tyson. Each of these four dedicated individuals has contributed to the accomplishments of our organization, providing guidance and sharing insights for more than three decades. [GRAPHIC OMITTED] As always, I would be remiss not to thank you, our stockholders. While there will undoubtedly be challenges in the future, time and events have proven that ACNB Corporation's strategy -- as an independent community banking organization -- is both enduring and adaptable. The people of Adams County National Bank are critical to the ongoing vitality of this strategy. People are, indeed, the synergistic link to overcoming the challenges in the years ahead. Thus, speaking for all of us at ACNB Corporation and Adams County National Bank, you can be assured that the utmost effort will be put forth to merit your continued confidence in our organization. Sincerely, Ronald L. Hankey, President & CEO

                           [PICTURE OF SPINNING TOP]

         Creating balance intrinsically implies the attainment of a state of equilibrium. An equipoise between contrasting or interacting elements. Without balance, there is no stability... no proportionate integration of elements. [GRAPHIC OMITTED] In a business setting, a lack of balance results in an organization spinning without control, moving and swaying from side to side. There is no single point of focus to ensure strategic direction as the demands of the marketplace are encountered. [GRAPHIC OMITTED] At Adams County National Bank, the sole and wholly-owned subsidiary of ACNB Corporation, the need to create balance is multidimensional.

                  [PICTURE OF BALL BEING BALANCED ON A FINGER]

                              [PICTURE OF CHECKERS]

The proper equilibrium of elements on five interdependent planes are fundamental to the future as an independent community banking organization. Further, like a game of checkers, each business decision impacts other players on the same plane or another plane and, oftentimes, must be counterbalanced to maintain the position of stability. [GRAPHIC OMITTED] On the basal plane, Adams County National Bank must define the balance between tradition and change. Continuity of tradition is essential in its role as a community-based bank, especially one whose origins are so closely aligned with the trading area it serves. However, change is also a significant factor in that Adams County

                              [PICTURE OF CHECKERS]


National Bank needs to adapt to an ever-evolving environment in order to be the financial services provider its customers expect and deserve. Thus, for the Bank, it is imperative to explore new opportunities and to embrace new ideas -- but to always do so from the perspective of a responsible, committed and sound community banking organization. [GRAPHIC OMITTED] Cost versus benefit and efficiency versus risk are two dimensions against which any change in the Bank's mode of operation must be evaluated. From capital expenditures to the hiring of additional staff members to the opening of new office locations, there are associated costs and benefits which, in turn, may be direct or

                        [PICTURE OF A MAN ON A UNICYCLE]
indirect. Once assessed, the aggregate benefits should exceed the costs to ensure a positive return on the Bank's investment of resources. [GRAPHIC OMITTED] Efficiency and risk, as opposite ends on a continuum, are key considerations throughout the organization. One of the Bank's objectives is to be as efficient as possible in the delivery of quality, customer-oriented products and services -- maximizing profitability and stockholder value over time. But, despite the potential for short-term gains in earnings due to increased efficiencies, long-term earnings strength could be jeopardized without the prudent management of risk. At Adams County National Bank, risk assessment is a major component of the business philosophy whether making customer credit decisions, investing in securities, setting deposit and loan interest rates, or addressing any of a myriad of other issues. [GRAPHIC OMITTED] Technology is truly an interrelated factor at all levels in today's business of banking. Enhancements in technology are a means to heighten customer

                               [PICTURE OF A TOP]

service, as well as to offer alternative channels of service delivery. In exemplification, Adams County National Bank installed its new 24-Hour Telephone Banking Line in the fourth quarter of 1996. The introduction of this voice response unit technology was not intended to replace human resources, but to complement those resources as an additional connection for banking convenience. The Bank is committed to effectively blending and balancing the utilization of both people and technology in meeting its customers' expectations. [GRAPHIC OMITTED] From an organizational perspective of the past, Adams County National Bank has primarily exhibited a service culture -- in contrast to a sales culture. The Bank's


                               [PICTURE OF A BALL]

                              [PICTURE OF CHECKERS]

position is that service and sales are not mutually exclusive and, therefore, do not need to be at the polar extremes of the spectrum. Rather, a sales and service culture is the correct approach. This proactive combination emphasizes an exchange of value, meaning the needs and wants of the buying consumers are being met at a profit for the Bank. [GRAPHIC OMITTED] As Adams County National Bank pedals into the future, it must maintain its organizational balance on all five of these dimensions -- tradition versus change, cost versus benefit, efficiency versus risk, technology versus human resources, and sales versus service -- to ensure stability in its niche as an independent community bank.


                              [PICTURE OF UNICYCLE]

                         INDEX TO FINANCIAL INFORMATION


Five-Year Financial Overview                                                 15


Management's Discussion and Analysis of
Financial Condition and Results of Operations                             16-23


Independent Auditors' Report                                                 23


Consolidated Financial Statements


   Consolidated Statements of Condition
   at December 31, 1996 and 1995                                             24


   Consolidated Statements of Income
   for the years ended December 31, 1996, 1995 and 1994                      25


   Consolidated Statements of Changes in Stockholders' Equity
   for the years ended December 31, 1996, 1995 and 1994                      26


   Consolidated Statements of Cash Flows
   for the years ended December 31, 1996, 1995 and 1994                      27


Notes to Consolidated Financial Statements                                28-38


Quarterly Results of Operations                                              39


Five-Year Summary of Selected Financial Data                                 39


Form 10-K Cross-Reference Index                                              40


Form 10-K                                                                 41-44


Common Stock Market Prices and Dividends                                     45

                          FIVE-YEAR FINANCIAL OVERVIEW

                [Bar graphs depicting the following plot points.]




       TOTAL DEPOSITS                       EARNINGS PER SHARE
   In millions of dollars                       In dollars


                [Bar graph depicting the following plot points.]

1996          403.1                    1996          1.34
1995          392.2                    1995          1.22
1994          388.8                    1994          1.27
1993          412.7                    1993          1.30
1992          402.4                    1992          1.32



         TOTAL LOANS                        DIVIDENDS PER SHARE
   In millions of dollars                       In dollars


                [Bar graph depicting the following plot points.]

1996          324.9                    1996          1.70
1995          323.1                    1995           .66
1994          305.9                    1994           .64
1993          283.3                    1993           .58
1992          287.8                    1992           .54







  RETURN ON AVERAGE ASSETS                 BOOK VALUE PER SHARE
           Percent                              In dollars

                [Bar graph depicting the following plot points.]

1996          1.53                    1996          9.37
1995          1.41                    1995          9.70
1994          1.43                    1994          9.15
1993          1.51                    1993          8.58
1992          1.59                    1992          7.86

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION AND
FORWARD-LOOKING STATEMENTS
-------------------------------------------------------------------------------

INTRODUCTION
     The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for ACNB Corporation, a bank holding company (the Corporation), and its wholly-owned subsidiary, Adams County National Bank (the Bank). The Corporation's consolidated financial condition and results of operations consist almost entirely of the Bank's financial condition and results of operations. This discussion should be read in conjunction with the 1996 Annual Report. Current performance does not guarantee, assure, or indicate similar performance in the future.

FORWARD-LOOKING STATEMENTS
     In addition to historical information, this 1996 Annual Report contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations". Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q, to be filed by the Corporation in 1997, and any Current Reports on Form 8-K filed by the Corporation.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

EARNINGS PERFORMANCE
     ACNB Corporation recorded a 10.1% increase in profitability with net income of $7.1 million for the year ended December 31, 1996, compared to the $6.5 million in net income recognized in 1995. Earnings per share of $1.34 in 1996 compare to 1995 earnings per share of $1.22.
     The net income increase of $650,000 in 1996 represents the first rise in earnings since 1992, and can be attributed to an increase of $994,000, or 5.6%, in the Corporation's net interest income and an increase of $359,000, or 22.1%, in non-interest income. These items were partially offset by non-interest expense in 1996 of $320,000, or 3.3%, more than the previous fiscal period and higher income tax expense of $353,000, or 11.3%.
      The Corporation recorded lower net income of $6.5 million for the year ended December 31, 1995, compared to net income of $6.8 million in 1994. Earnings per share of $1.22 in 1995 compare to the $1.27 per share in 1994.
      Reduced net income by $314,000 in 1995 was primarily due to a $444,000, or 2.4%, decrease in net interest income and an increase of $149,000, or 1.5%, in non-interest expense. This was partially offset by a decrease in income tax expense of $153,000, or 4.7%.
     The balance of this discussion and analysis is intended to provide details on the operating results, on a comparative basis, for each of the periods ended December 31, 1996, 1995 and 1994.

NET INTEREST INCOME
     Net interest income is the difference between the interest and dividends earned on loans and investment securities, or interest earning assets, and the interest paid on deposits and borrowings, or interest bearing liabilities. Net interest income is affected principally by the spread between the yield on interest earning assets and the cost of interest bearing liabilities, as well as by the relative dollar amounts of such assets and liabilities.
     Net interest income was $18.8 million in 1996. This


Analysis of Changes in Interest Income and Expense Due to Volume and Rate Changes
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Year ended December 31
                                     -----------------------------------------------------------------------------------------------
                                          1996 versus 1995                1995 versus 1994                 1994 versus 1993
                                           Changes Due To                  Changes Due To                   Changes Due To
                                     -----------------------------------------------------------------------------------------------
In thousands                         Volume       Rate        Net     Volume       Rate        Net     Volume       Rate       Net
                                     -----------------------------------------------------------------------------------------------
Interest earned on:
Loans                                 $ 185    $   360    $   545    $ 2,450    $   470    $ 2,920    $    48    $(1,721)   $(1,673)
Taxable investment securities          (144)       942        798     (1,902)       929       (973)       976       (615)       361
Non-taxable investment securities       (33)        23        (10)       (75)        40        (35)        56        (30)        26
Federal funds sold                       --         (1)        (1)    (1,035)       640       (395)      (261)       104       (157)
Time deposits with banks                362        (13)       349         76        (19)        57        (77)        37        (40)
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets         $ 370    $ 1,311    $ 1,681    $  (486)   $ 2,060    $ 1,574    $   742    $(2,225)   $(1,483)
------------------------------------------------------------------------------------------------------------------------------------
Interest paid on:
Interest bearing demand deposits      $  12    $     6    $    18    $  (187)   $    (7)   $  (194)   $   153    $  (165)   $   (12)
Savings deposits                       (164)        10       (154)      (581)       (41)      (622)       307       (698)      (391)
Time deposits                           646        332        978        190      2,060      2,250       (639)      (605)    (1,244)
Short-term borrowings                   (80)       (75)      (155)       203        381        584        209        (37)       172
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities    $ 414    $   273    $   687    $  (375)   $ 2,393    $ 2,018    $    30    $(1,505)   $(1,475)
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST EARNINGS                 $ (44)   $ 1,038    $   994    $  (111)   $  (333)   $  (444)   $   712    $  (720)   $    (8)
------------------------------------------------------------------------------------------------------------------------------------

result is up from $17.8 million and $18.2 million in 1995 and 1994, respectively. The increase was a result of the turnaround in average asset growth, which was up by $5.9 million, or 1.3%, and a shift to higher yields on securities. Average earning assets decreased by $13.5 million, or 3.0%, in 1995. The decline, leveling off, and subsequent increase of net yield on earning assets reflects, in part, the rising interest rate environment which began in 1994, as the Corporation's deposits repriced more rapidly than the loan portfolio.
     Interest from loans accounted for 78% of the Corporation's interest income in 1996, as compared to 80% and 75% in 1995 and 1994, respectively. Interest and dividends on investments amounted to $6.9 million in 1996, as compared to $6.1 million in 1995 and $7.1 million in 1994. The average yield on the taxable investment portfolio rose to 6.01% at year-end 1996 from 5.18% at the prior year-end. This increase resulted largely from a shift of U.S. Treasuries to mortgage-backed securities, as the Corporation narrowed its positive gap and lengthened maturities.
     The Comparative Average Balance Sheet And Net Interest Analysis, a table found on pages 18 and 19, presents for the periods indicated the total dollar amount of interest income from average interest earning assets and resultant yields, as well as the interest expense on average interest bearing liabilities and the resultant costs, expressed both in dollars and rates. Nonaccrual loans are included in the average interest earning assets balance. Interest from nonaccrual loans is included in interest income only to the extent that payments were received and the Corporation believes it will recover the remaining principal balance of the loan. Average balances are computed using a daily average balance during the period. The net yield on earning assets, which reflects the Corporation's relative level of interest earning assets to interest bearing liabilities, equals the difference between interest income on interest earning assets and interest expense on interest bearing liabilities, divided by average interest earning assets for the period. This table also sets forth the net interest income and the interest rate spread.
     Changes in the Corporation's net interest income are a function of both changes in rates and changes in volume of interest earning assets and interest bearing liabilities. The Analysis of Changes in Interest Income and Expense Due to Volume and Rate Changes, a table found on page 16, sets forth information regarding changes in interest income and expense for ACNB Corporation for the years indicated. For each category of interest earning asset and interest bearing liability, data is provided on the changes attributed to changes in rate (changes in rate multiplied by old volume) and changes in volume (changes in volume multiplied by old rate) with changes in rate volume (change in rate multiplied by change in volume) factored in proportionally. Interest earning asset and interest bearing liability balances in the calculations are computed using daily average balances.

NON-INTEREST INCOME
     The Corporation stresses the importance of growth in non-interest income as one of its key long-term strategies. Non-interest income increased by $359,000, or 22.1%, when comparing 1996 to 1995, and increased by $126,000, or 8.4%, when comparing 1995 to 1994. In 1995, ACNB Corporation began to sell fixed-rate mortgages on the secondary market to increase non-interest income, as well as adjusted service fees on deposit accounts to reflect the marketplace more closely. It is anticipated that these actions may positively impact non-interest income as loan volumes increase.
     Trust service income rose by 45.2% in 1996 and 21.9% in 1995. The Bank has initiated a study with a consulting firm to improve operations and revenues in the Trust Department. These recommendations should show positive results in 1997; however, the increased income for 1996 may not be repeated, and there may actually be a decrease in 1997, because a large portion of trust income was centered in estate settlements. The number and size of these settlements fluctuate greatly from year to year.
     Service fees on deposit accounts have improved over the last two years, even though the Corporation continued to experience marginal deposit growth. The reasons for the 12.5% improvement in service fees on deposit accounts in 1996 over 1995, and the 12.6% improvement in 1995 over 1994, include growth in the demand deposit area and service fee adjustments as mentioned above. While average interest bearing liabilities were up only 1.5% in 1996 and down 4.8% in 1995, demand deposits were up 7.6% and 3.2%, respectively.

NON-INTEREST EXPENSE
     Non-interest expense was $10.1 million in 1996, an increase of 3.3% compared to 1995. In 1995, non-interest expense was $9.8 million, rising 1.5% in comparison to 1994. The primary causes of the increases in non-interest expense are salaries and employee benefits and equipment expense.
     Personnel expense increased by $271,000, or 4.8%, in 1996, compared to 1995, and by $437,000, or 8.4%, in 1995, compared to 1994. The increase in 1996 was due to merit raises and a slight increase in the number of employees to handle anticipated growth. In 1995, however, in addition to normal recurring increases, the Bank opened a new branch office in Hanover, PA, and hired new personnel to create a separate mortgage division. The Retail Mortgage Division has begun to generate fee income for the Corporation by packaging and selling fixed-rate mortgages into the secondary market. It is anticipated that this division will create enough new fees and the new community banking office will generate enough new deposits to have a positive effect on net income within the next several years.
     Marketing expense decreased by $20,000, or 9.4%, as of year-end 1996 in comparison to the end of the prior year. In 1995, the new community banking office in Hanover necessitated specific expenditures, since it was a start-up operation, and loan advertising required additional attention to assist the Retail Mortgage Division in its penetration of the local market. While these new ventures continued to require additional advertising dollars when compared to 1994, the start-up costs associated with the new office opening in 1995 were not repeated.
     In addition to other increases, there was a significant rise in equipment expense. Costs were up by $114,000, or 13.9%, in 1996, compared to 1995, and by $115,000, or 16.2%, in 1995, compared to 1994. The increase in 1995 is attributable to a complete upgrading of computer system hardware and


Interest Rate Sensitivity Gap at December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                                          Repricing Period
                                                  -------------------------------------------------------------------------
                                                    0-30        31-90    91-180     181-365      1-5       Over 5
In thousands                                        Days        Days      Days       Days       Years       Years
                                                  -------------------------------------------------------------------------
Interest earning assets                           $ 84,674    $ 32,180  $ 65,806   $113,176   $ 123,977   $ 30,749
Funds supporting interest earning assets          $ 32,303    $ 48,081  $ 49,356   $ 55,607   $ 200,120   $ 34,846
---------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap                     $ 52,371    $(15,901) $ 16,450   $ 57,569   $(76,143)   $ (4,097)
---------------------------------------------------------------------------------------------------------------------------
Cumulative gap                                    $ 52,371    $ 36,470  $ 52,920   $110,489   $ 34,346    $ 30,249
---------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percentage of total assets       11.1%        7.7%     11.2%      23.4%       7.3%        6.4%
---------------------------------------------------------------------------------------------------------------------------

software in the third and fourth quarters of 1994. While this satisfied a critical need at the time, management realizes this will be an ongoing area of concern, particularly because of the rapid technological changes taking place in the financial services industry, and shortened the depreciation life of certain equipment in 1996. This represents an additional change to earnings of less than 1.0%.
     Partially offsetting these increases was the decrease in FDIC insurance. After falling by $467,000, or 50.3%, in 1995, the annual expense for deposit insurance decreased by $459,000, or 99.6%, in 1996. This was due to the final recapitalization of the Federal Deposit Insurance Corporation's Bank Insurance Fund in May of 1995, and the dramatic reduction in deposit insurance fees for the second half of that year. The savings in 1996 were every bit as impressive, since the Bank paid $2,000 for the entire year. The estimate for FDICinsurance expense for 1997 is approximately $50,000.
OVERVIEW OF THE BALANCE SHEET
     During 1996, ACNB Corporation's total assets grew by $13.1 million, or 2.9%. The slow growth was a turnaround from 1995 when total assets decreased by $12.7 million, or 2.7%. Loans and deposits continue to be difficult to acquire as the Bank is faced with its traditional competitors -- several local and nonlocal commercial banks -- and nontraditional competitors, such as mortgage brokers and brokerage houses.
     The mix of assets and liabilities continues to change. Investment securities rose by $11.7 million, or 11.1%, as deposits were up, because loans did not grow fast enough to utilize all the deposit growth in 1996. Loans increased by $925,000, or 0.3%, while other asset totals remained fairly constant. Premises and equipment showed a slight decrease as fixed assets were depreciated faster than new equipment was put into service, while other real estate increased by $326,000, or 47.0%.
     On the liability side, non-interest bearing deposits were up by $8.3 million, or 18.8%, in 1996, and by $5.7 million, or 14.7%, in 1995. This is a result of lower rates on savings and NOW accounts. While most of the shift from savings and NOW accounts went into certificates of deposit, some did move to demand deposits, as lower rates lessened the urgency to move funds to an interest bearing transaction account. Core deposits showed weak, but positive, growth.
     Capital continued to be strong. Although the Corporation paid $9.0 million in cash dividends in 1996, capital decreased by only $2.0 million, or 3.9%. It grew by $2.8 million, or 5.8%, in 1995.


ASSET/LIABILITY RISK MANAGEMENT
--------------------------------------------------------------------------------
INTEREST RATE RISK
     Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit their exposure to interest rate risk. ACNB Corporation manages its balance sheet to achieve maximum stockholder value within the


Comparative Average Balance Sheet And Net Interest Analysis
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        December 31
                                                                      --------------------------------------------------------------
                                                                                           1996
                                                                      --------------------------------------------------------------
ASSETS In thousands                                                     Balance          Interest            Rate
------------------------------------------------------------------------------------------------------------------------------------
Loans                                                                   $321,979          $26,463            8.22%
Taxable investment securities                                            113,818            6,846            6.01%
Non-taxable investment securities                                          1,013               62            6.12%
Federal funds sold                                                           100                5            5.00%
Interest bearing deposits with banks                                       9,843              518            5.26%
                                                                        --------          -------
Total interest earning assets                                            446,753          $33,894            7.59%
Cash and due from banks                                                   11,227
Premises and equipment                                                     5,586
Other assets                                                               5,666
Allowance for loan losses                                                 (3,248)
                                                                        --------
TOTAL ASSETS                                                            $465,984
                                                                        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Interest bearing demand deposits                                        $ 49,288          $ 1,207            2.45%
Savings deposits                                                         110,740            3,048            2.75%
Time deposits (excluding time certificates of deposit
of $100,000 or more)                                                     178,687            9,254            5.18%
Time certificates of deposit of $100,000 or more                          14,903              792            5.31%
Short-term borrowings                                                     18,248              823            4.51%
                                                                        --------          -------
Total interest bearing liabilities                                       371,866          $15,124            4.07%
------------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD                                                                                         3.52%
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits                                                          43,073
Other liabilities                                                         2,929
Stockholders' equity                                                     48,116
                                                                       --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                               $465,984
                                                                       ========
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME/EARNING ASSETS                                          $446,753          $33,894           7.59%
INTEREST EXPENSE/EARNING ASSETS                                         $446,753          $15,124           3.39%
NET YIELD ON EARNING ASSETS                                                               $18,770           4.20%
------------------------------------------------------------------------------------------------------------------------------------

Loan fees of $569,000, $396,000 and $442,000 for 1996, 1995 and 1994,
respectively, are included for rate calculation purposes. Average nonaccrual loans for 1996, 1995 and 1994 were $1,043,000, $973,000 and $916,000, respectively.

the constraints of its interest rate risk discipline, the maintenance of high credit quality, and sound leverage and liquidity positions. The primary objective of interest rate sensitivity management is to maintain net interest income growth, while reducing exposure to the risks inherent in interest rate movements.

MEASUREMENT OF INTEREST RATE SENSITIVITY RISK
     One measure of interest rate risk is the gap report, which details the repricing differences for assets and liabilities for given periods. At December 31, 1996, the balance sheet was asset sensitive with $110.5 million more in assets than liabilities repricing within one year. This data is exhibited in a table, Interest Rate Sensitivity Gap at December 31, 1996, as found on page 17. The Corporation maintains such a position because of a major investment in adjustable-rate mortgages, which reprice slowly. An asset sensitive gap indicates that, over the course of a year, an upward movement in interest rates will positively impact the net interest margin, since assets will reprice faster than liabilities. The gap report has some limitations including the fact that it is a static measurement as of a given point in time; it does not capture basis risk; and, it does not capture risk that varies non-proportionally with rate movements.
     Due to the limitations of gap reports, ACNB Corporation uses a simulation model as its primary method of measuring interest rate risk. The simulation model, because of its dynamic nature, forecasts the effects of future balance sheet trends, changing slopes of the yield curve, different patterns of rate movements, and changing relationships between rates. The results of the simulation analysis are used by management to evaluate possible corrective actions to reduce any negative impact to net interest margin.
     Traditionally, the investment portfolio is used to alter the interest rate sensitivity position of the Corporation. This is accomplished by holding fixed-rate debt instruments in the securities. During 1996 and 1995, ACNB Corporation lengthened the maturity of prime rate loans and purchased approximately $35.0 million in mortgage-backed securities, thus restructuring the asset sensitive position resulting from a short maturity investment portfolio.

LIQUIDITY MANAGEMENT
     Liquidity management involves planning to meet anticipated funding needs at a reasonable cost, as well as contingency plans to meet unanticipated funding needs or a loss of funding sources. Liquidity management is governed by policies formulated and monitored by senior management, which take into account the marketability of assets, the sources and stability of funding, and the level of unfunded commitments. Long-term liquidity needs are provided by a large core deposit base, which is the most stable source of liquidity a bank can have due to the long-term relationship with depositors and the deposit insurance provided by the FDIC. In 1996, 85% of total assets were funded by core deposits and 4.0% were funded with short-term purchased funds, compared to 85% and 3%, respectively, in 1995. In 1994, ACNB Corporation joined the Federal Home Loan Bank of Pittsburgh to serve the dual purpose of emergency and long-term liquidity. The Corporation's borrowing capacity stood at $223.9 million at year-end 1996 with $0 borrowed as of December 31, 1996.


------------------------------------------                               -----------------------------------------
               December 31                                                              December 31
                   1995                                                                     1994
  Balance        Interest           Rate                                   Balance        Interest           Rate
------------------------------------------                               -----------------------------------------
  $319,712        $25,918           8.11%                                 $289,350         $22,998           7.95%
   116,672          6,048           5.18%                                  150,188           7,021           4.67%
     1,407             72           5.12%                                    2,605             107           4.11%
       100              6           6.00%                                   10,766             401           3.72%
     2,947            169           5.73%                                    1,457             112           7.69%
  --------        -------                                                 --------        --------           ----
   440,838        $32,213           7.31%                                  454,366         $30,639           6.74%
    10,996                                                                  11,582
     5,922                                                                   5,702
     4,703                                                                   4,984
    (3,323)                                                                 (3,448)
  --------                                                                --------
  $459,136                                                                $473,186
  ========                                                                ========

------------------------------------------------------------------------------------------------------------------
  $ 48,805        $ 1,189           2.44%                                $  56,420        $  1,383           2.45%
   116,660          3,202           2.74%                                  137,910           3,824           2.77%
   169,276          8,479           5.01%                                  162,366           6,292           3.88%
    11,720            589           5.03%                                   13,856             526           3.80%
    19,953            978           4.90%                                   14,186             394           2.78%
  --------        -------                                                ---------         -------
   366,414        $14,437           3.94%                                  384,738         $12,419           3.23%
------------------------------------------------------------------------------------------------------------------
                                    3.37%                                                                    3.51%
------------------------------------------------------------------------------------------------------------------
    40,027                                                                  38,772
     2,378                                                                   1,783
    50,317                                                                  47,893
 ---------                                                                --------

  $459,136                                                                $473,186
  ========                                                                ========
------------------------------------------------------------------------------------------------------------------
  $440,838        $32,213           7.31%                                 $454,366         $30,639           6.74%
  $440,838        $14,437           3.28%                                 $454,366         $12,419           2.73%
                  $17,776           4.03%                                                  $18,220           4.01%
------------------------------------------------------------------------------------------------------------------

     Parent company liquidity is maintained by cash flows stemming from dividends collected from the Bank, which represents the primary source of funds to pay dividends to stockholders. The amount of dividends from the bank subsidiary is subject to certain regulatory restrictions, as detailed in Note L of the Notes to Consolidated Financial Statements, "Restrictions on Subsidiary Dividends, Loans and Advances". The parent company's financial statements are presented in Note Q of the Notes to Consolidated Financial Statements, "ACNB Corporation (Parent Company Only) Financial Information". There are no known trends or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
         In the normal course of business, ACNB Corporation does not use off-balance sheet financial instruments to hedge potential fluctuations in income or market values. Off-balance sheet items consist solely of commitments to lend and letters of credit.



LOAN REVIEW AND ALLOWANCE
FOR BAD DEBT ANALYSIS
--------------------------------------------------------------------------------

GENERAL
     ACNB Corporation's lending activities are carried on through its banking subsidiary, Adams County National Bank. As of December 31, 1996, the Corporation's total loan portfolio, carried at historical cost, of $325 million included $209.3 million in mortgage loans secured by liens on one-to-four family residential properties; $65.9 million in mortgage loans secured by commercial properties such as apartment buildings, office buildings, warehouses, and medical office buildings; $11.2 million in construction loans; $21.8 million in consumer loans; and, $16.8 million in commercial and agricultural credits.
     At December 31, 1996, there were no loan concentrations over 10% of loans outstanding in any one category or to any one borrower. The Bank has no foreign loans, and the impact of nonaccrual, restructured troubled debt and delinquent loans on total interest income was not material.
     Management does not believe that there are any trends or uncertainties which are reasonably expected to materially impact future operating results, liquidity or capital resources, and management is not aware of any information not previously disclosed which causes it to have serious doubts as to the ability of borrowers to comply with the loan repayment terms.
     In originating loans, the Corporation must compete with savings banks, savings and loan associations, other commercial banks, mortgage companies, and credit unions. In addition, the Corporation's lending activities are heavily influenced by economic trends affecting the availability of funds and by general interest rate levels. More specifically, the condition of the construction industry and the demand for housing directly impact residential lending volumes.

RESIDENTIAL REAL ESTATE LOANS
     The Corporation makes available to borrowers in its primary consumer market area a full range of residential real estate loans, including conventional fixed-rate mortgage loans for terms of 5, 15 or 30 years and adjustable-rate mortgage loans, or ARMs. Adjustable-rate mortgages are advantageous to the Corporation because adjustable-rate loans better match the repricing of the Corporation's liability base. However, the Corporation's ability to originate ARMs, in lieu of fixed-rate loans, has varied in response to changes in market interest rates. Between 1990 and 1993, ARMs were refinanced to fixed-rate loans, reflecting continuing lower market interest rates and leading to runoff in the Corporation's loan portfolio. With the rise in interest rates in 1995 and 1996, ARMs comprised a larger share of total loan originations and the Corporation's portfolio resumed its long-term growth. In 1996, however, the situation reversed itself and ACNB Corporation again suffered runoff in its residential adjustable-rate mortgage portfolio. Currently, the Corporation's adjustable-rate mortgage loans are indexed to the Federal Housing Finance Board's Contract Rate for Major Lenders and One-Year U.S. Treasury Bills with constant maturity, and have limits on annual increases of 2% over the prior year's rate.
     All of the Corporation's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential mortgage loans are originated using standard Federal National Mortgage Association, or FNMA, and Federal Home Loan Mortgage Corporation, or FHLMC, applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of Bank personnel, depending upon the size of the loan. Residential real estate loan applications come in through various channels, primarily the Corporation's community banking offices. However, all residential real estate loans are originated by the Corporation's banking subsidiary, and mortgage insurance is currently required on all residential real estate loans originated at a loan-to-value ratio over 85%.
     In addition to interest earned on loans, the Corporation receives fees for originating loans and for providing loan commitments. The Corporation also assesses fees for loan modifications, late payments, changes of property ownership, and other miscellaneous services -- as well as receives fees for the servicing of loans, which were sold prior to 1996.

RESIDENTIAL CONSTRUCTION LOANS
     ACNB Corporation provides financing for two different categories of residential construction loans.



Nonperforming Assets Analysis
---------------------------------------------------------------------------------------------------------------------------
                                                                      Year ended December 31
                                             ------------------------------------------------------------------------------
                                                          1996                                     1995
                                             --------------------------------         -------------------------------------
                                              Nonperforming           Net             Nonperforming           Net
In thousands                                     Assets           Charge-offs            Assets           Charge-offs
                                             --------------------------------         -------------------------------------

Real estate loans (1 to 4 family dwellings)      $1,918            $     2               $2,000            $    31
Real estate loans (other)                           953                (12)               1,589                 12
Commercial and industrial                           175                 28                  184                 --
Consumer                                            123                103                  100                 53
                                                 ------            -------               ------            -------
TOTAL                                            $3,169            $   121               $3,873            $    96
                                                 ======            =======               ======            =======

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

COMMERCIAL REAL ESTATE LOANS
     In all commercial real estate lending, the Corporation considers the location, marketability and overall attractiveness of the project.
ACNB Corporation underwriting guidelines on commercial real estate loans currently require an economic analysis of each property, with regard to the annual revenue and expenses, debt service coverage and fair market value, to determine the maximum loan amount. Commercial real estate loans require approval by various levels of Bank personnel, depending upon the size of the loan.
     Commercial real estate lending generally entails greater risks than residential mortgage lending. This form of lending typically involves large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties usually depends on the successful operation of the related real estate project and, thus, may be subject, to a greater extent, to adverse conditions in the real estate market or in the general economy.
     In order to monitor its commercial real estate loan portfolio, the Corporation periodically inspects real estate collateral based on the loan risk classification, the loan size, and the location of the collateral; analyzes the economic condition of markets in which the Corporation has a geographic concentration; and, reviews operating statements and rent rolls, updated financial and tax statements of borrowers, evidence of insurance coverage, and evidence that real estate taxes have been paid. These procedures are designed to analyze the economic viability of the property, as well as to determine whether or not the debt service coverage and loan-to-value ratios remain consistent with the Corporation's underwriting policies. It is the intention of management to perform a continual review of the commercial real estate loan portfolio in light of the condition of the real estate market. Based upon the above procedures, the Corporation classifies loans that fall below underwriting standards into various risk or watch categories.

MANUFACTURED HOUSING, SECOND
MORTGAGE AND OTHER CONSUMER LOANS
     The Corporation offers consumer loan programs that include the following: manufactured housing loans; second mortgage loans for a variety of purposes including purchase, renovation or remodeling of property, and for uses unrelated to the security; loans for the purchase of automobiles, pleasure boats and recreational vehicles; student loans; and, loans for general household purposes, including home equity lines of credit. Consumer loans, in addition to being an important part of the Corporation's orientation toward consumer financial services, promote greater net interest income stability because of their somewhat shorter maturities and faster prepayment characteristics. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.
     Consumer loans are generally secured loans and are made based on an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Secured consumer loan amounts typically do not exceed 85% of the value of the collateral, less the outstanding balance of any first mortgage loan. Lines of credit are subject to periodic review, revision and, when deemed appropriate by the Corporation, cancellation as a result of changes in the borrower's financial circumstances.

ASSET QUALITY
     Banks are required to review their assets on a regular basis, and to classify them if any weaknesses are noted. Adequate allowances must be maintained for assets classified as substandard or doubtful. Any assets classified as a loss must be immediately written off. ACNB Corporation has a comprehensive process for classifying assets, and asset reviews are performed on a quarterly basis. The objective of the review process is to identify any trends and to determine the levels of loss exposure in evaluating the need for an adjustment to the allowance accounts. Classified assets consist of nonaccrual loans, loans under foreclosure, other real estate owned, and loans and securities that exhibit credit quality weaknesses. The principal measures of asset problems are the levels of nonaccruing loans, loans under foreclosure, other real estate owned, the size of the provision for loan losses, loan charge-offs, and the size of the write-downs in the value of other real estate owned.
     Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and is not in the process of collection. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status. Nonperforming loans are loans on which payment is 90 days or more delinquent. Nonperforming Assets Analysis, a table found on page 20, presents figures relative to nonperforming assets and net charge-offs for 1996 and 1995.
     Real estate that served as security for a defaulted loan and that then became other real estate owned is recorded on the Corporation's books at the lower of the outstanding loan balance or fair market value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair market value at the time a property becomes other real estate owned is less than the loan balance, the loan is written down at that time by a charge to the allowance for loan losses. Other real estate owned consisted of seven properties valued at $1.015

Capital Ratios at Year-end
----------------------------------------------------------------------------------------------------------------
                                                                                          1996             1995
                                                                                         ------           ------
Common stockholders' equity to assets                                                    10.46%           11.20%

Tier I leverage ratio                                                                    10.61%           11.21%

Tier I risk-based capital ratio                                                          18.81%           20.11%

Total risk-based capital ratio                                                           20.01%           21.36%

million as of December 31, 1996, up from $689,000 as of December 31, 1995. Five of these properties have been sold, but must be carried in other real estate owned until the terms, under which they were disposed of, meet current accounting standards. One of the properties was sold since December 31, 1996. The remaining property is a single-family dwelling with an appraised value well in excess of book value.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
     Allowances are based upon management's continuing analysis of pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the portfolio, historical loan loss trends, the industry's loss experience, and current and anticipated economic conditions.
     As part of the process of determining the adequacy of the allowance for loan losses, the Corporation reviews its loan portfolio for specific weaknesses. A portion of the allowance is then allocated to reflect the potential loss exposure of those specific weaknesses. When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the allowance for loan losses. The existence of some or all of the following criteria generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Corporation has no recourse to the borrower or, if it does, the borrower has insufficient assets to pay the debt; or, the fair market value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement. Residential real estate and consumer loans are not individually analyzed for loss exposure because of the significant number of loans, as well as their relatively small balances and historically low level of losses.
     The chart, Allocation of the Allowance for Loan Losses, as found on this page, details the breakdown of the allowance as it applies to different types of loans contained within the portfolio.

CAPITAL MANAGEMENT
--------------------------------------------------------------------------------

     During 1996, ACNB Corporation's capital base decreased by $2.0 million, or 3.9%. This was due to a Special Dividend of $1.00 per share paid in the first quarter of 1996. At year-end 1996, the risk-based capital ratios of Tier 1 capital and Total capital were 18.81% and 20.01%, respectively, exceeding the minimum ratios specified by the Federal Reserve Board. Capital ratios are highlighted in a table, Capital Ratios at Year-End, as found on page 21.
     Capital management is an ongoing process that consists of providing equity and long-term debt for both current and future financial positioning. ACNB Corporation manages its capital to execute its strategic business plans and to support its growth and investments.
     ACNB Corporation and its banking subsidiary are subject to the capital adequacy guidelines of various federal banking agencies, such as the Federal Reserve Board and the Office of the Comptroller of the Currency. At December 31, 1996, the Corporation and its banking subsidiary were in compliance with the capital requirements of their respective regulatory agencies and, further, are expected to remain in compliance in the future. Additionally, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, the federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 capital, 10% Total capital, and 5% Tier 1 leverage. At December 31, 1996, the capital ratios of the Corporation exceeded these levels and are expected to be in excess of the minimum ratios required of a well-capitalized institution in the future. The risk-based capital guidelines are designed to measure Tier 1 and Total capital, which is comprised of Tier 1 and Tier 2, in relation to the credit risk of both on- and off-balance sheet items.
     In the fourth quarter of 1995, ACNB Corporation announced a stock repurchase program to purchase up to 100,000 shares of its common stock over the next 12 to 18 months. As of February 28, 1997, 62,844 shares had been repurchased. Due to the repurchase program, capital was reduced by approximately $1,015,000.
     The Corporation's Board of Directors increased the quarterly common stock cash dividend to $.17 per share during the third quarter of 1995, and further increased the quarterly dividend to $.18 per share during the third quarter of 1996. The annual dividend per share for 1995 was $.66 and was $.64 in 1994. During 1996, the dividend was $1.70 per share due to the $1.00 Special Dividend paid in January. Pursuant to limitations under the National Bank Act and the Pennsylvania Business Corporation Law of 1988, as amended, the Corporation may not pay dividends in 1997 in excess of net income for 1997 plus $4,399,000.
     The Corporation's total stockholders' equity at December 31, 1996, was $49.4 million, or 10.46%, of total assets, compared with $51.5 million, or 11.20%, at December 31, 1995. The decrease in stockholders' equity was due to the Special Dividend, the repurchase of common stock in the amount of $475,000, and the payment of regular dividends of $3.7 million.


ALLOCATION OFTHEALLOWANCE FOR LOAN LOSSES
---------------------------------------------------------------------------------------------------------------------------

                                          1996            1995           1994            1993            1992
                                      -------------   -------------  --------------  --------------  -------------
                                              % of            % of            % of            % of            % of
                                              Gross           Gross           Gross           Gross           Gross
                                      Amount  Loans   Amount  Loans  Amount   Loans  Amount   Loans  Amount   Loans
                                      ------  -----   ------  -----  ------   -----  ------   -----  ------   -----
In thousands
Commercial, financial and
  agricultural                      $     92  0.03% $     95  0.03% $    98   0.03% $   104   0.04% $    99   0.03%
Real estate - construction                47  0.01%       48  0.01%      51   0.02%      54   0.02%      51   0.02%
Real estate - mortgage                 1,672  0.52%    1,719  0.53%   1,769   0.57%   1,880   0.65%   1,794   0.61%
Consumer                                 156  0.05%      160  0.05%     165   0.05%     175   0.06%     167   0.06%
Unallocated                            1,216  0.37%    1,252  0.39%   1,287   0.42%   1,368   0.48%   1,306   0.45%
                                    --------  ----  --------  ----  -------   ----  -------   ----  -------   -----
Total                               $  3,183  0.98% $  3,274  1.01% $ 3,370   1.09% $ 3,581   1.25% $ 3,417   1.17%
                                    ========  ====  ========  ====  =======   ====  =======   ====  =======   =====

OTHER INFORMATION
--------------------------------------------------------------------------------

     From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Corporation and the Bank. It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of the Corporation and the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Corporation's and the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business. Except as specifically described above, management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and results of operations of the Corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Corporation's results of operations.
     Further, the business of the Corporation is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share. Management believes that such consolidations and mergers may enhance its competitive position as a community bank.


                           Independent Auditors Report


 To The Stockholders and Board of Directors             StambaughoNess
 ACNB Corporation                                CERTIFIED PUBLIC ACCOUNTANTS
 Gettysburg, Pennsylvania


We have audited the accompanying consolidated statement of condition of ACNB Corporation and Subsidiary as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated statement of condition of ACNB Corporation and Subsidiary as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995, were audited by Harry Ness & Company, whose report dated January 11, 1996, expressed an unqualified opinion on those statements.
     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.
     In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACNB Corporation and Subsidiary as of December 31, 1996, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.


Stambaugh o Ness, P.C.
(Successor to Harry Ness & Company)


York, Pennsylvania
January 10, 1997

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                                   December 31
                                                                           ---------------------------
ASSETS In thousands                                                            1996               1995
------------------------------------------------------------------------------------------------------
Cash and due from banks                                                    $ 13,039           $ 14,135
Interest bearing deposits with banks                                          9,039              8,765
Investment securities
   (market value $116,587 and $105,144, respectively)                       116,496            104,842
Federal funds sold                                                              100                100
Mortgage loans held for sale                                                     --                874
Loans
   (net of unearned discount of $728 and $2,184, respectively)              324,927            323,128
Allowance for possible loan losses                                           (3,183)            (3,274)
                                                                           --------           --------
Net loans                                                                   321,744            319,854
Premises and equipment                                                        5,415              5,767
Other real estate                                                             1,015                689
Other assets                                                                  5,597              4,327
                                                                           --------           --------
TOTAL ASSETS                                                               $472,445           $459,353
                                                                           ========           ========

LIABILITIES
------------------------------------------------------------------------------------------------------
Non-interest bearing deposits                                              $ 52,666           $ 44,318
Interest bearing deposits                                                   350,461            347,925
                                                                           --------           --------
TOTAL DEPOSITS                                                              403,127            392,243
Securities sold under agreement to repurchase                                16,736             13,203
Demand notes, U.S. Treasury                                                     450                199
Other liabilities                                                             2,696              2,245
                                                                           --------           --------
TOTAL LIABILITIES                                                           423,009            407,890


STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------
Common stock (par value $2.50; 20,000,000 shares authorized;
   5,278,472 issued and outstanding shares on 12/31/96 and
   5,307,756 on 12/31/95)                                                    13,196             13,269
Additional paid-in capital                                                    3,994              4,396
Retained earnings                                                            31,889             33,798
Net unrealized gains on securities available-for-sale                           357                 --
                                                                           --------           --------
TOTAL STOCKHOLDERS' EQUITY                                                   49,436             51,463
                                                                           --------           --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                   $472,445           $459,353
                                                                           ========           ========




               The accompanying notes are an integral part of the
                       consolidated financial statements.
                                       24

                        CONSOLIDATED STATEMENTS OF INCOME



                                                                      Year ended December 31
                                                               -----------------------------------
INTEREST INCOME In thousands, except per share data                1996         1995          1994
--------------------------------------------------------------------------------------------------
Loans (including fees)                                          $26,463      $25,918       $22,998
Time deposits with banks                                            518          169           112
Federal funds sold                                                    5            6           401
Taxable securities                                                6,846        6,048         7,021
Non-taxable securities                                               62           72           107
                                                                -------      -------       -------
TOTAL INTEREST INCOME                                            33,894       32,213        30,639

INTEREST EXPENSE
--------------------------------------------------------------------------------------------------
Interest bearing deposits                                        14,301       13,459        12,025
Other borrowed funds                                                823          978           394
                                                                -------      -------       -------
TOTAL INTEREST EXPENSE                                           15,124       14,437        12,419
NET INTEREST INCOME                                              18,770       17,776        18,220
Provision for possible loan losses                                   30           --            --
                                                                -------      -------       -------
NET INTEREST INCOME AFTER
PROVISION FOR POSSIBLE LOAN LOSSES                               18,740       17,776        18,220

NON-INTEREST INCOME
--------------------------------------------------------------------------------------------------
Trust income                                                        517          356           292
Service fees on deposit accounts                                    756          672           597
Other income                                                        713          599           612
                                                                -------      -------       -------
TOTAL NON-INTEREST INCOME                                         1,986        1,627         1,501



NON-INTEREST EXPENSE
--------------------------------------------------------------------------------------------------
Salaries and employee benefits                                    5,881        5,610         5,173
Net occupancy expense                                               770          695           651
Equipment expense                                                   937          823           708
FDIC insurance                                                        2          461           928
Other taxes                                                         424          401           392
Other expense                                                     2,115        1,819         1,808
                                                                -------      -------       -------
TOTAL NON-INTEREST EXPENSE                                       10,129        9,809         9,660
INCOME BEFORE INCOME TAXES                                       10,597        9,594        10,061
Applicable income taxes                                           3,488        3,135         3,288
                                                                -------      -------       -------
NET INCOME                                                      $ 7,109      $ 6,459       $ 6,773
                                                                =======      =======       =======


PER COMMON SHARE DATA*
--------------------------------------------------------------------------------------------------
Net income                                                        $1.34        $1.22         $1.27
Cash dividends                                                    $1.70        $ .66         $ .64


*Based on a weighted average of 5,300,569 shares in 1996, 5,314,521 shares in 1995, and 5,342,101 shares in 1994. Data restated to reflect two-for-one stock split in the form of a 100% stock dividend issued in 1994.


               The accompanying notes are an integral part of the
                       consolidated financial statements.
                                       25

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                              Additional                    Net
                                                   Common       Paid-in     Retained    Unrealized
                                                    Stock       Capital     Earnings       Gains        Total
-------------------------------------------------------------------------------------------------------------
In thousands
BALANCE AT JANUARY 1, 1994                        $13,370     $  5,002      $27,490     $     --      $45,862
Net income                                             --           --        6,773           --        6,773
Cash dividends                                         --           --       (3,417)          --       (3,417)
Retirement of 31,714 shares                           (80)        (491)          --           --         (571)
                                                  -------     --------      -------     --------      -------
BALANCE AT DECEMBER 31, 1994                       13,290        4,511       30,846           --       48,647
Net income                                             --           --        6,459           --        6,459
Cash dividends                                         --           --       (3,507)          --       (3,507)
Retirement of 8,366 shares                            (21)        (115)          --           --         (136)
                                                  -------     --------      -------     --------      -------
BALANCE AT DECEMBER 31, 1995                       13,269        4,396       33,798           --       51,463
Net income                                             --           --        7,109           --        7,109
Cash dividends                                         --           --       (9,018)          --       (9,018)
Retirement of 29,284 shares                           (73)        (402)          --           --         (475)
Net change in unrealized gains on
  securities available-for-sale                        --           --           --          357          357
                                                  -------     --------      -------     --------      -------
BALANCE AT DECEMBER 31, 1996                      $13,196     $  3,994      $31,889     $    357      $49,436
                                                  =======     ========      =======     ========      =======



               The accompanying notes are an integral part of the
                       consolidated financial statements.
                                       26

                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                      Year ended December 31
INCREASE (DECREASE) IN CASH                                                     ----------------------------------
AND CASH EQUIVALENTS In thousands                                                   1996        1995          1994
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest and dividends received                                                 $ 33,563     $ 32,634     $ 31,895
Fees and commissions received                                                      2,555        2,023        1,943
Interest paid                                                                    (14,940)     (13,875)     (12,394)
Cash paid to suppliers and employees                                             (10,481)      (9,759)      (8,920)
Income taxes paid                                                                 (3,438)      (3,478)      (2,419)
Loans originated for sale                                                        (10,538)      (5,138)          --
Proceeds of mortgage loans sold                                                   11,412        4,264           --
                                                                                --------     --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          8,133        6,671       10,105

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities held-to-maturity
  and interest bearing balances with other banks                                  59,124       68,885       56,677
Proceeds from maturities of investment securities available-for-sale                 804           --           --
Purchase of investment securities held-to-maturity
    and interest bearing balances with other banks                               (37,236)     (29,481)     (55,559)
Purchase of investment securities available-for-sale                             (34,334)          --           --
Net increase in loans                                                             (2,253)     (16,961)     (23,031)
Capital expenditures                                                                (235)        (474)        (938)
                                                                                --------     --------     --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                              (14,130)      21,969      (22,851)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits,
    NOW accounts and savings accounts                                                347      (12,741)      (4,787)
Net increase (decrease) in certificates of deposit                                14,070       14,776      (15,290)
Dividends paid                                                                    (9,018)      (3,507)      (3,417)
Net increase (decrease) in borrowed funds                                            251      (17,051)      16,800
Retirement of common stock                                                          (475)        (136)        (571)
                                                                                --------     --------     --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                5,175      (18,659)      (7,265)
NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                                                (822)       9,981      (20,011)
CASH AND CASH EQUIVALENTS
AT BEGINNING OF YEAR                                                              23,000       13,019       33,030
                                                                                --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $ 22,178     $ 23,000     $ 13,019
                                                                                ========     ========     ========

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
------------------------------------------------------------------------------------------------------------------
Net income                                                                      $  7,109     $  6,459     $  6,773
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization                                                        640          588          457
Provision for possible loan losses                                                    30           --           --
Provision (Benefit) for deferred taxes                                                91           88          (67)
Amortization of investment securities premiums                                       356          760        1,850
Increase (Decrease) in taxes payable                                                 (41)        (431)         936
Decrease (Increase) in interest receivable                                           (30)         414         (152)
Increase (Decrease) in interest payable                                              184          562           25
Increase (Decrease) in accrued expenses                                              301         (351)         275
Decrease (Increase) in mortgage loans held for sale                                  874         (874)          --
Decrease (Increase) in other assets                                               (1,240)        (180)          17
Decrease in other liabilities                                                       (141)        (364)          (9)
                                                                                --------     --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       $  8,133     $  6,671     $ 10,105
                                                                                ========     ========     ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.
                                       27

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------------------------------------------

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

CASH EQUIVALENTS

     For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

INVESTMENT SECURITIES

     Under Statement of Financial Accounting Standards No. 115, securities are required to be classified into one of three categories: held-to-maturity, available-for-sale, or trading. Investments in securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity. These securities are accounted for at amortized cost. Other securities are classified as available-for-sale. The difference between amortized cost and fair value is an unrealized holding gain or loss included, net of taxes, in Stockholders' Equity. Management will reassess the appropriateness of the classifications each quarter.

     Amortization of premium and accretion of discount for investment securities is computed by the straight-line method to the maturity date or call date. There is not a material difference between the straight-line method and the interest method. Gains and losses are determined using the specific indentification method. Income is accrued the month it is earned.

MORTGAGE LOANS HELD FOR SALE

     The mortgages held for sale are carried at the lower of aggregate cost or estimated market value.

LOANS

     Loans are stated net of unearned interest on consumer installment loans. Beginning in 1995, interest on new installment loans is recognized on the simple interest method. Interest on installment loans opened prior to 1995 is recognized using the sum-of-the-month-digits method, which is not materially different from the interest method. Interest on commercial and real estate loans is recognized based upon the principal amount outstanding. Loan fees are recorded on the cash basis, since there is not a material difference to the amount of income that would be recognized under Statement of Financial Accounting Standards No. 91.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The provision for possible loan losses charged to income is based upon management's evaluation of outstanding loans, the historical loan loss experience of the subsidiary, and the adequacy of the allowance for possible loan losses. A significant change in this estimate could result in a material change to net income.

     Loans are deemed impaired when it is probable that the Corporation will be unable to collect all amounts due in accordance with the loan agreement. The Corporation evaluates collectively for impairment large groups of smaller balance homogeneous loans. At December 31, 1996 and 1995, the Corporation did not have any loans that would be classified as impaired loans.

PREMISES AND EQUIPMENT

     Land is carried at cost. Bank premises and furniture and equipment are carried at cost, less accumulated depreciation computed principally by the straight-line method.

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

     The basis in foreclosed real estate is carried at the lower of fair market value, less costs to sell, or the carrying value of the related loan at the time of acquisition.

INCOME TAXES

     Deferred tax assets and liabilities are reflected at currently-enacted income tax rates applicable to the period in which deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

NET INCOME PER SHARE

     Net income per share of common stock is computed on the basis of the weighted average number of shares of common stock outstanding.

ADVERTISING COSTS

     Costs of advertising are expensed when incurred.

NOTE B
RESTRICTIONS ON CASH
AND DUE FROM BANK ACCOUNTS
-------------------------------------------------------------------------------

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the years ended December 31, 1996 and 1995, were approximately $4,881,000 and $4,386,000, respectively. 29

NOTE C
INVESTMENT SECURITIES
-------------------------------------------------------------------------------

The amortized cost and estimated fair value of investment securities at December 31, 1996 and 1995, were as follows:


--------------------------------------------------------------------------------------------------------
1996   In thousands                                                    Gross         Gross
                                                         Amortized   Unrealized    Unrealized     Fair
                                                           Cost        Gains         Losses       Value
--------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies              $ 78,930       $275          $185      $ 79,020
Obligations of states and political subdivisions              925          1            --           926
                                                         --------       ----          ----      --------
Total debt securities                                      79,855        276           185        79,946
Restricted equity securities                                2,570        --             --         2,570
                                                         --------       ----          ----      --------
Total Held-to-Maturity Securities                        $ 82,425       $276          $185      $ 82,516
                                                         ========       ====          ====      ========
Available-for-Sale Securities
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies              $ 33,530       $541          $ --      $ 34,071
                                                         ========       ====          ====      ========


1995   In thousands
--------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies              $101,400       $619          $319      $101,700
Obligations of states and political subdivisions              962          2            --           964
                                                         --------       ----          ----      --------
Total debt securities                                     102,362        621           319       102,664
Restricted equity securities                                2,480         --            --         2,480
                                                         --------       ----          ----      --------
Total Held-to-Maturity Securities                        $104,842       $621   $       319      $105,144
                                                         ========       ====          ====      ========
The Corporation did not have any available-for-sale
securities at December 31, 1995.

     The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity are shown below.

     Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.



                                                   Held-to-Maturity              Available-for-Sale
                                              -------------------------        -----------------------
                                              Amortized          Fair          Amortized       Fair
                                                Cost             Value           Cost          Value
                                              ---------         -------        ---------      --------
In thousands
Within one year                                $30,073          $30,186         $    --        $    --
After one year through five years               44,176           44,132              --             --
After five years through ten years               5,475            5,497              --             --
After ten years                                    131              131          33,530         34,071
                                               -------          -------         -------        -------
Total Debt Securities                          $79,855          $79,946         $33,530        $34,071
                                               =======          =======         =======        =======


NOTE C
INVESTMENT SECURITIES (continued)
------------------------------------------------------------------------------------------------------

                                           U.S.
                                        Government                                            Taxable
                                        and Federal   State and      Other                  Equivalent
December 31, 1996 In thousands            Agency      Municipal    Securities     Total        Yield
------------------------------------------------------------------------------------------------------
Amortized Cost

Within one year                         $ 29,980       $   93       $   --       $ 30,073      5.86%
After one year through five years         43,950          226           --         44,176      6.56%
After five years through ten years         5,000          475           --          5,475      8.13%
After ten years                           33,530          131           --         33,661      7.32%
No set maturity                               --           --        2,570          2,570      6.22%
Total                                   $112,460       $  925       $2,570       $115,955
                                        ========       ======       ======       ========
Fair Value                              $113,091       $  926       $2,570       $116,587
                                        ========       ======       ======       ========
Taxable Equivalent Yield                    6.66%        9.52%        6.22%

December 31, 1995 In thousands
------------------------------------------------------------------------------------------------------
Amortized Cost                          $101,400       $  962       $2,480       $104,842
                                        ========       ======       ======       ========

December 31, 1994 In thousands
------------------------------------------------------------------------------------------------------
Amortized Cost                          $141,140       $1,509       $2,256       $144,905
                                        ========       ======       ======       ========


     The weighted average yield of tax-exempt obligations has been calculated on a taxable equivalent basis. The amounts of the taxable equivalent adjustments are based on an effective tax rate of 34%.

     At December 31, 1996 and 1995, assets with a carrying value of $47,351,000 and $37,731,000, respectively, were pledged as required or permitted by law to secure certain public and trust deposits, repurchase agreements, or for other purposes.

     The Corporation did not sell any securities over the past three years.



NOTE D
LOANS
------------------------------------------------------------------------------------------------------------
Loans at December 31 are summarized as follows:

In thousands                                  1996          1995          1994          1993          1992
                                            --------      --------      --------      --------      --------
Commercial, financial and agricultural      $  9,866      $  9,268      $ 10,785      $ 14,100      $ 16,104
Real estate - construction                    11,207        12,951        12,632         4,791         4,732
Real estate - mortgage                       288,588       284,943       268,944       250,242       250,359
Consumer                                      15,994        18,150        17,444        17,950        20,867
                                            --------      --------      --------      --------      --------
                                             325,655       325,312       309,805       287,083       292,062
Less: Unearned discount on loans                 728         2,184         3,883         3,785         4,239
                                            --------      --------      --------      --------      --------
Total Loans                                 $324,927      $323,128      $305,922      $283,298      $287,823
                                            ========      ========      ========      ========      ========


     The following table outlines the repricing opportunities for all loans outstanding as of December 31, 1996. Loans with immediately adjustable rates (such as loans tied to prime rate) are included in the within one year column. Loans with rates that are adjustable at some time over the life of the loan are included under the time heading when they become adjustable. All fixed-rate loans are included under the heading in which they mature.



                                                         Repricing Period
                                               ------------------------------------
                                                Within    After One Year
                                                 One         Through
In thousands                                     Year       Five Years       Total
                                               -------    --------------    -------
Commercial, financial and agricultural         $ 8,609        $1,257        $ 9,866
Real estate - construction                      11,047           160         11,207
                                               -------        ------        -------
Total                                          $19,656        $1,417        $21,073
                                               =======        ======        =======

Loans with predetermined interest rates        $ 2,711        $1,257        $ 3,968
Loans with variable interest rates              16,945           160         17,105
                                               -------        ------        -------
Total                                          $19,656        $1,417        $21,073
                                               =======        ======        =======


NOTE D
LOANS (continued)
--------------------------------------------------------------------------------

     The aggregate balance of loans (in excess of $60,000) made to directors and executive officers in the normal course of business as of December 31, 1996 and 1995, was $3,933,667 and $3,575,561, respectively. The terms for these loans were substantially the same as those for unrelated parties.



Balance at                                             Balance at        Number
January 1,                           Amounts          December 31,         of
   1996          Additions          Collected            1996            Debtors
--------------------------------------------------------------------------------
$3,575,561       $1,275,936         $917,830           $3,933,66            9



NOTE E
ALLOWANCE FOR LOAN LOSSES
-----------------------------------------------------------------------------------------------------------------

Transactions in the valuation portion of the allowance for loan losses for the past five years at December 31, are shown below:

In thousands                                   1996           1995           1994           1993           1992
                                             --------       --------       --------       --------       --------
Balance of allowance for loan losses at
  beginning of period                        $  3,274       $  3,370       $  3,581       $  3,417       $  2,815


Loans charged-off:
Commercial, financial and agricultural             34             --              8             37             90
Real estate - construction                         --             --             --             --             --
Real estate - mortgage                             31             44            178             35             75
Consumer                                          131             90             70            120            125
                                             --------       --------       --------       --------       --------
Total loans charged-off                           196            134            256            192            290


Recovery of charged-off loans:
Commercial, financial and agricultural              6             12              5              8             22
Real estate - construction                         --             --             --             --             --
Real estate - mortgage                             41              1             13              1              1
Consumer                                           28             25             27             32             14
                                             --------       --------       --------       --------       --------
Total recoveries                                   75             38             45             41             37


Net loans charged-off                             121             96            211            151            253
Provision for possible loan losses                 30           --             --              315            855
                                             --------       --------       --------       --------       --------
Balance at end of period                     $  3,183       $  3,274       $  3,370       $  3,581       $  3,417
                                             ========       ========       ========       ========       ========


TOTAL LOAN BALANCES  In thousands
-----------------------------------------------------------------------------------------------------------------
Average total loans                          $321,979       $319,712       $289,350       $288,790       $293,075
Total loans at year-end                       324,927        324,002        305,922        283,298        287,823


RATIOS
-----------------------------------------------------------------------------------------------------------------
Net charge-offs to:
Average total loans                              0.04%          0.03%          0.07%          0.05%          0.09%
Total loans at year-end                          0.04%          0.03%          0.07%          0.05%          0.09%
Allowance for loan losses                        3.80%          2.93%          6.26%          4.22%          7.40%

Allowance for loan losses to:
Average total loans                              0.99%          1.02%          1.16%          1.24%          1.17%
Total loans at year-end                          0.98%          1.01%          1.10%          1.26%          1.19%


     The amounts of additional provision to the allowance were based on management's judgement after considering an analysis of larger loans, all loans known to management to have unusual risk characteristics, nonperforming or problem loans, historical patterns of charge-offs and recoveries, and actual net charge-offs. Further consideration was given to current economic and employment conditions both nationally and in the Corporation's local service area. Loans secured by real estate comprised 92% of the Corporation's total loan portfolio at December 31, 1996. The majority of loans in both the commercial, financial and agricultural category and the consumer category are also secured by personal property, negotiable assets, or business assets. This conservative policy explains the low ratio of losses to loans experienced by the Corporation over the last five years. This policy did not change during the year ending 1996. Management anticipates that charge-off amounts will approximate $175,000 in 1997.


NOTE E
ALLOWANCE FOR LOAN LOSSES (continued)
-----------------------------------------------------------------------------------------------------------------------

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
-----------------------------------------------------------------------------------------------------------------------

                                               1996            1995            1994            1993            1992
                                          -------------   -------------   -------------   -------------   -------------
                                                  % of            % of            % of            % of            % of
                                                  Gross           Gross           Gross           Gross           Gross
                                          Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans
In thousands                              ------  -----   ------  -----   ------  -----   ------  -----   ------  -----
Commercial, financial and agricultural    $   92  0.03%   $   95  0.03%  $   98   0.03%   $ 104   0.04%  $   99   0.03%
Real estate - construction                    47  0.01%       48  0.01%      51   0.02%      54   0.02%      51   0.02%
Real estate - mortgage                     1,672  0.52%    1,719  0.53%   1,769   0.57%   1,880   0.65%   1,794   0.61%
Consumer                                     156  0.05%      160  0.05%     165   0.05%     175   0.06%     167   0.06%
Unallocated                                1,216  0.37%    1,252  0.39%   1,287   0.42%   1,368   0.48%   1,306   0.45%
                                          ------  ----    ------  ----   ------   ----   ------   ----   ------   ----
Total                                     $3,183  0.98%   $3,274  1.01%  $3,370   1.09%  $3,581   1.25%  $3,417   1.17%
                                          ======  ====    ======  ====   ======   ====   ======   ====   ======   ====


NOTE F
PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

The composition of Corporation premises and equipment at December 31 was as follows:

In thousands                                               1996           1995
                                                         -------        -------
Land                                                     $   857        $   857
Bank premises                                              5,770          5,746
Furniture and equipment                                    4,984          4,784
Less: Accumulated depreciation and amortization           (6,196)        (5,620)
Total                                                    $ 5,415        $ 5,767

A summary of depreciation and amortization
  expenses is as follows:
In thousands                                         1996       1995       1994
                                                     ----       ----       ----
Bank premises                                        $200       $193       $158
Furniture and equipment                               433        388        291
Total                                                $633       $581       $449


NOTE G
INVESTMENT IN REAL ESTATE PARTNERSHIP
--------------------------------------------------------------------------------
32
--------------------------------------------------------------------------------

     ACNB Corporation is the sole limited partner in a partnership named Gettysburg Scattered Site Associates, whose purpose is to develop, manage and operate a residential low-income development comprised of sixteen dwelling units. ACNB Corporation owns a 99% limited partner's interest in the partnership. The investment is accounted for under the equity method of accounting. At December 31, 1996 and 1995, the carrying value of this investment was approximately $363,319 and $356,514, respectively.


NOTE H
NONPERFORMING ASSETS
---------------------------------------------------------------------------------------------------------------------------

The following table presents information concerning the aggregate amount of nonperforming assets at December 31;
In thousands                          1996        1995        1994        1993        1992
                                     ------      ------      ------      ------      ------
Nonaccrual loans                     $  994      $1,092      $  854      $  977      $  905
90 days past due still accruing       2,175       2,780       2,219       2,614       3,900
Restructured loans                       --          --          --         377          --
Other real estate owned               1,015         689       1,037         850       1,110
                                     ------      ------      ------      ------      ------
Total Nonperforming Assets           $4,184      $4,561      $4,110      $4,818      $5,915
                                     ======      ======      ======      ======      ======


     The gross interest income that would have been recorded on nonaccrual loans at December 31, 1996, under original terms was approximately $94,000. The amount of interest income on these loans that was included in net income for the year ended December 31, 1996, was $0.

     The Corporation does not accrue interest on any loan when principal or interest are in default for 90 days or more, unless the loan is well secured and in the process of collection. Consumer loans and residential real estate loans secured by 1 to 4 family dwellings shall ordinarily not be subject to these guidelines.

     When a loan is placed in a nonaccrual status, all previously accrued, but uncollected, interest is charged against the interest income account. Previously accrued interest is not charged-off if principal and interest are protected by sound collateral values.


NOTE I
TIME DEPOSITS
--------------------------------------------------------------------------------

     Time deposits in denominations of $100,000 or more at December 31, 1996 and 1995, are summarized in the following table:

     The interest expense related to time certificates of deposit in denominations of $100,000 or more totaled $792,000 in 1996, $589,000 in 1995 and $526,000 in 1994.


In thousands                                           1996         1995
                                                     -------      -------
Time certificates of deposit                         $16,417      $15,449
Other time deposits                                    1,000        1,000

Maturities of time deposits of $100,000 or more outstanding at December 31, 1996, are summarized as follows:

In thousands
Three months or less                                 $ 5,807
Over three through six months                          3,593
Over six through twelve months                         4,607
Over twelve months                                     3,410
                                                     -------
Total                                                $17,417
                                                     =======


     NOTE J LEASE COMMITMENTS
--------------------------------------------------------------------------------

Certain branch offices and equipment are leased under agreements which expire at varying dates through 2010. Most leases contain renewal provisions at the Corporation's option.

     The total rental expense for all operating leases was $96,473, $72,816 and $44,873 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31:

     1997                                $ 64,200
     1998                                  64,200
     1999                                  59,400
     2000                                  47,500
     2001                                  48,000
     Later years                          407,000
                                         --------
     Total Minimum Payments              $690,300
                                         ========

NOTE K
SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------

     Federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings generally mature within one to 90 days from the date originated.

     The following is a summary of aggregate short-term borrowings for the years ended December 31, 1996, 1995 and 1994, respectively:

In thousands                                     1996         1995        1994
                                               -------      -------     -------
Amount outstanding at year-end                 $17,186      $13,402     $31,863
Average interest rate at year-end                 4.36%        4.20%       3.60%
Maximum amount outstanding at any month-end    $38,057      $28,665     $31,863
Average amount outstanding                     $18,248      $19,953     $14,186
Weighted average interest rate                   4.51%        4.90%       2.78%


NOTE L
RESTRICTIONS ON SUBSIDIARY
DIVIDENDS, LOANS AND ADVANCES
--------------------------------------------------------------------------------

     Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 1996, $4,399,000 of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends without prior regulatory approval.

     Under national banking laws, the Bank is also limited as to the amount it may loan to its affiliates, including the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1996, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was approximately $5,226,000.


NOTE M
INCOME TAXES
--------------------------------------------------------------------------------

The composition of applicable income taxes for the years 1996, 1995 and 1994 was as follows:

In thousands                                      1996       1995      1994
                                                 ------     ------    ------
Current                                          $3,453     $3,049    $3,199
Deferred                                             35         86        89
                                                 ------     ------    ------
                                                 $3,488     $3,135    $3,288
                                                 ======     ======    ======

     Income taxes paid during 1996, 1995 and 1994 were $3,440,000, $2,931,000 and $3,265,000, respectively. Differences between applicable income taxes included in net income and the maximum federal income tax rates were comprised as follows:


In thousands                                        1996       1995       1994
                                                   ------     ------     ------
Income taxes at statutory rates                    $3,603     $3,262     $3,421
Increases (Decreases) resulting from:
Tax-free income                                       (45)       (60)       (84)
Tax preference interest expense                         5          6          8
Rehabilitation and low-income housing credits         (75)       (73)       (57)
                                                   ------     ------     ------
Applicable Income Tax                              $3,488     $3,135     $3,288
                                                   ======     ======     ======


The significant components of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are as follows:


In thousands                                       1996               1995
                                                 --------           --------
Deferred tax assets:
Allowance for loan losses                        $541,000           $572,000
Deferred tax liabilities:
Depreciation                                      185,000            165,000
Pension                                           127,000            135,000
Other                                                  --                  3
                                                 --------           --------
Total gross deferred tax liabilities              312,000            303,000
                                                 --------           --------
Net Deferred Tax Assets                          $229,000           $269,000
                                                 ========           ========


     Federal income taxes on securities gains were $0 in 1996, 1995 and 1994. Since the Corporation has historically had strong earnings, management believes the deferred tax asset is realizable.

NOTE N
RETIREMENT PLANS
--------------------------------------------------------------------------------

     The Corporation's subsidiary has a non-contributory pension plan covering all eligible employees. The plan provides retirement benefits which are a function of both the years of service and the highest level of compensation during any consecutive five-year period. It is the subsidiary's funding policy to contribute annually the amount that is sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act. The total pension expense for the years ended December 31, 1996, 1995 and 1994 was $374,000, $277,000 and $266,000, respectively.

     The following table sets forth the plan's funded status as of October 31, 1996 and 1995, and amounts recognized in the Corporation's consolidated financial statements at December 31:



In thousands                                                                 1996          1995
                                                                           -------       -------
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested benefits of
  $4,308 for 1996 and $3,755 for 1995                                      $(4,369)      $(3,792)
                                                                           =======       =======
In thousands
Projected benefit obligation for service rendered to date                  $(6,341)      $(5,794)
Plan assets at fair value                                                    4,931         4,462
                                                                           -------       -------
Projected benefit obligation in excess of plan assets                       (1,410)       (1,332)
Unrecognized transition asset                                                  (78)          (92)
Unrecognized loss                                                            1,220         1,191
Unrecognized prior service cost                                                269           307
Contributions from November 1 through December 31                             --             300
                                                                           -------       -------
Prepaid pension cost included in other assets                              $     1       $   374
                                                                           =======       =======

In thousands
Net pension cost for 1996 and 1995 included the following components:
Service cost                                                               $   250       $   216
Interest cost                                                                  406           355
Actual return on plan assets                                                  (267)         (262)
Amortization and deferral                                                      (15)          (32)
                                                                           -------       -------
Net periodic pension cost                                                  $   374       $   277
                                                                           =======       =======


     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.00% for 1996 and 1995, and the rate of increase in future compensation levels was 5.62% and 6.00% for 1996 and 1995, respectively. The weighted average expected long-term rate of return on plan assets was 7.50% for 1996 and 1995.

     Plan assets consist of a deposit administration contract, money market account, balanced fund, and an investment of 37,560 shares of common stock with ACNB Corporation at December 31, 1996 and 1995.

     The Corporation has a 401(k) Salary Deferral Plan, which covers all eligible employees who elect to contribute to the plan. An eligible employee is anyone over the age of 201/2, who has completed six months of service. The Corporation's contribution equals 100% of the employee's contribution, up to a maximum of 4% and 2% of annual salary, respectively, for 1996 and 1995. The annual expense included in salaries and benefits amounted to $169,000 and $84,000 for 1996 and 1995, respectively.

     In 1996, the Corporation established non-qualified salary continuation plans for certain senior management. The future commitments under these arrangements have been funded through Corporate-owned variable life insurance policies. At December 31, 1996, the present value of the future obligations was $91,107. The insurance policies included in other assets had total cash value of $1,747,000 at December 31, 1996.

NOTE O
COMMITMENTS, CONTINGENCIES
AND CONCENTRATIONS OF CREDIT
--------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK

     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of significant commitments and contingent liabilities at December 31, 1996 and 1995, is presented below:


In thousands                                                  1996        1995
                                                            -------     -------
Commitments to extend credit                                $32,456     $28,993
Standby letters of credit                                     2,068       1,837


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

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

CONCENTRATIONS OF CREDIT RISK

     The Corporation has a diversified loan portfolio and grants agribusiness, commercial and residential loans to customers, substantially all of whom are local residents to the Corporation's fourteen offices.

CONTINGENT LIABILITIES

     The Corporation is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.


NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For 1996 and 1995, approximately 98% of the Corporation's assets and 89% and 88%, respectively, of its liabilities are considered financial instruments as defined in Statement of Financial Accounting Standards No. 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.

     Financial instruments actively traded in a secondary market have been valued using quoted available market prices.



                                                    December 31, 1996                  December 31, 1995
                                              -----------------------------       ---------------------------
                                              Estimated Fair       Carrying       Estimated Fair     Carrying
                                                  Value             Amount            Value           Amount
-------------------------------------------------------------------------------------------------------------
In thousands
Cash and due from banks                          $ 13,039          $ 13,039         $ 14,135         $ 14,135
------------------------------------------------------------------------------------------------------------
Interest bearing deposits with banks                9,039             9,039            8,765            8,765
Federal funds sold                                    100               100              100              100
Investment securities                             116,587           116,496          105,144          104,842
Interest receivable                                 2,719             2,719            2,776            2,776
-------------------------------------------------------------------------------------------------------------


     Fair values for net loans are estimated for portfolios with similar financial characteristics. Loans are segregated into commercial, residential real estate, and consumer. The loan categories are further segmented into fixed and adjustable types. Fair value for adjustable-rate commercial loans is considered to be the same as the carrying value because these loans were made at the Corporation's prime lending rate, which is the same rate these loans would be written as of the date of this financial statement. Fixed-rate commercial loans have been revalued at a rate the Corporation would use if the loans were written as of December 31, 1996 and 1995. Mortgages and consumer loans have been revalued using discounted cash flows. The mortgages were estimated using the Federal Housing Finance Board Index at December 31, 1996 and 1995, which was 7.55% and 7.22%, respectively, and consumer loans were revalued using rates being charged by the Corporation at year-end 1996 and 1995. Fair value for nonperforming loans is based on current valuations of underlying collateral.


NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS (continued)
-------------------------------------------------------------------------------------------------------------
                                                    December 31, 1996                  December 31, 1995
                                              -----------------------------       ---------------------------
                                              Estimated Fair       Carrying       Estimated Fair     Carrying
                                                  Value             Amount            Value           Amount
-------------------------------------------------------------------------------------------------------------
In thousands
Net loans                                       $321,546           $321,744         $320,778         $319,854
-------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                          --                 --              874              874

     Under Statement of Financial Accounting Standards No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, and Money Market checking accounts, is equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities, compared to the cost of borrowing funds in the market.




                                                    December 31, 1996                  December 31, 1995
                                              -----------------------------       ---------------------------
                                              Estimated Fair       Carrying       Estimated Fair     Carrying
                                                  Value             Amount            Value           Amount
-------------------------------------------------------------------------------------------------------------
In thousands
Deposits with no stated maturities              $210,228           $210,228          $204,779        $204,779
-------------------------------------------------------------------------------------------------------------
Deposits with stated maturities                  193,421            192,899           185,034         187,464
Repurchase agreements                             16,736             16,736            13,203          13,203
Federal funds purchased and demand notes             450                450               199             199
Interest payable                                   2,329              2,329             2,145           2,145
-------------------------------------------------------------------------------------------------------------

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


                                                    December 31, 1996                  December 31, 1995
                                              -----------------------------       ---------------------------
                                              Estimated Fair       Carrying       Estimated Fair     Carrying
                                                  Value             Amount            Value           Amount
-------------------------------------------------------------------------------------------------------------
In thousands
Commitments to extend credit                     $32,456           $32,456           $28,993          $28,993
-------------------------------------------------------------------------------------------------------------
Standby letters of credit                          2,068             2,068             1,837            1,837


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


NOTE Q
ACNB CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION
--------------------------------------------------------------------------------
                                                                 December 31
                                                            -------     -------
STATEMENTS OF CONDITION In thousands                          1996        1995
--------------------------------------------------------------------------------
ASSETS
Cash                                                        $   202     $   202
Securities and other assets                                     363         356
Investment in common stock of subsidiary                     47,192      49,180
Receivable from subsidiary                                    1,322       1,725
                                                            -------     --------
TOTAL ASSETS                                                $49,079     $51,463
                                                            =======     =======
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 20,000,000 shares
   authorized; 5,278,472 issued and outstanding shares
   on 12/31/96 and 5,307,756 on 12/31/95)                   $13,196     $13,269
Additional paid-in capital                                    3,994       4,396
Retained earnings                                            31,889      33,798
                                                            -------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $49,079     $51,463
                                                            =======     =======

NOTE Q
ACNB CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION (continued)
--------------------------------------------------------------------------------

                                                                                ----------------------------------
                                                                                     Year ended December 31
------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME In thousands                                                  1996         1995          1994
------------------------------------------------------------------------------------------------------------------
INCOME
Dividend from subsidiary                                                         $9,018       $5,257        $5,851
                                                                                 ------       ------        ------
EXPENSE                                                                              (7)          61            37
INCOME BEFORE TAXES AND EQUITY IN
UNDISTRIBUTED NET INCOME OF SUBSIDIARY                                            9,025        5,196         5,814
Applicable tax benefit                                                              (72)         (93)          (70)
                                                                                 ------       ------        ------
INCOME BEFORE EQUITY IN
UNDISTRIBUTED NET INCOME OF SUBSIDIARY                                            9,097        5,289         5,884
Equity in undistributed net income of subsidiary                                 (1,988)       1,170           889
                                                                                 ------       ------        ------
NET INCOME                                                                       $7,109       $6,459        $6,773
                                                                                 ======       ======        ======



                                                                                      Year ended December 31
                                                                                ----------------------------------
STATEMENTS OF CASH FLOWS In thousands                                              1996         1995          1994
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Dividends received                                                               $9,493       $3,643        $5,851
                                                                                 ------       ------        ------
Net Cash Provided by Operating Activities                                         9,493        3,643         5,851

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                                   (9,018)      (3,507)       (3,417)
Purchase of common stock of subsidiary                                               --           --        (2,000)
Retirement of common stock                                                         (475)        (136)         (434)
                                                                                 ------       ------        ------
Net Cash Used in Financing Activities                                            (9,493)      (3,643)       (5,851)
                                                                                 ------       ------        ------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                      202          202           202
                                                                                 ------       ------        ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $  202       $  202        $  202
                                                                                 ======       ======        ======
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                                                       $7,109       $6,459        $6,773
Decrease (Increase) in investment in common stock of subsidiary                   1,988       (1,170)         (889)
Decrease (Increase) in receivable from subsidiary                                   403       (1,707)           66
Loss (Gain) on equity investment                                                     (7)          61            38
Non-cash dividend                                                                    --           --          (137)
                                                                                 ------       ------        ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                        $9,493       $3,643        $5,851
                                                                                 ======       ======        ======


NOTE R
FUTURE EFFECT OF RECENTLY ISSUED
ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which is effective January 1, 1997. Certain provisions of SFAS No. 125 have been deferred for one year under SFAS No. 127. Earlier or retroactive application is not permitted under either Standard. The Standards establish new criteria to determine whether a transfer of assets should be accounted for as a sale or as a pledge of collateral in a secured borrowing. Additionally, SFASNo. 125 establishes new accounting requirements for pledged collateral. The adoption of these Standards is not expected to have a material impact on the Corporation's financial condition.

                        QUARTERLY RESULTS OF OPERATIONS

Selected quarterly information for the years ended December 31, 1996 and 1995, is as follows:



                                                  First             Second               Third             Fourth
1996 In thousands, except per share data         Quarter            Quarter             Quarter            Quarter
---------------------------------------------------------------------------------------------------------------------------
Interest income                                  $8,122              $8,302              $8,655             $8,815
---------------------------------------------------------------------------------------------------------------------------
Interest expense                                  3,699               3,721               3,838              3,866
---------------------------------------------------------------------------------------------------------------------------
Net interest income                               4,423               4,581               4,817              4,949
---------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                            --                  --                  --                 30
---------------------------------------------------------------------------------------------------------------------------
Net income                                        1,581               1,655               1,883              1,990
---------------------------------------------------------------------------------------------------------------------------
Net income per share                                .30                 .31                 .36                .37
---------------------------------------------------------------------------------------------------------------------------
Return on average assets                          1.39%               1.43%               1.60%              1.68%
---------------------------------------------------------------------------------------------------------------------------

1995
---------------------------------------------------------------------------------------------------------------------------
Interest income                                  $7,799              $8,002              $8,146             $8,266
---------------------------------------------------------------------------------------------------------------------------
Interest expense                                  3,358               3,610               3,713              3,756
---------------------------------------------------------------------------------------------------------------------------
Net interest income                               4,441               4,392               4,433              4,510
---------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                            --                  --                  --                 --
---------------------------------------------------------------------------------------------------------------------------
Net income                                        1,545               1,466               1,682              1,766
---------------------------------------------------------------------------------------------------------------------------
Net income per share                                .29                 .28                 .32                .33
---------------------------------------------------------------------------------------------------------------------------
Return on average assets                          1.34%               1.28%               1.47%              1.53%
---------------------------------------------------------------------------------------------------------------------------



                  FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA


The following table sets forth financial data for the last five years:



In thousands, except per share data                      1996         1995          1994         1993          1992
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                 $33,894      $32,213       $30,639      $32,122       $35,380
Total interest expense                                 15,124       14,437        12,419       13,894        17,582
Net interest income                                    18,770       17,776        18,220       18,228        17,798
Provision for loan losses                                  30           --            --          315           855
Net income*                                             7,109        6,459         6,773        6,933         7,038


PER SHARE DATA**
---------------------------------------------------------------------------------------------------------------------------
Net income*                                             $1.34        $1.22         $1.27        $1.30         $1.32
Cash dividends                                           1.70          .66           .64          .58           .54


BALANCE SHEET TOTALS
---------------------------------------------------------------------------------------------------------------------------
Average stockholders' equity                        $  48,116    $  50,317      $ 47,893     $ 44,411      $ 39,930
Average assets                                        465,984      459,136       473,186      457,692       441,880


RATIOS
---------------------------------------------------------------------------------------------------------------------------
Return on average assets                                1.53%        1.41%         1.43%        1.51%         1.59%
Return on average stockholders' equity                 14.77%       12.84%        14.15%       15.61%        17.63%
Dividend payout                                          127%          54%           50%          45%           41%
Stockholders' equity to assets                         10.46%       11.20%        10.31%        9.73%         9.32%

* 1992 includes $446,000, or $.09 per share, related to the cumulative effect of the change in accounting for income taxes.

**Data restated to reflect two-for-one stock split in the form of a 100% stock dividend issued in 1994. See Notes to Consolidated Financial Statements.

                         FORM 10-K CROSS-REFERENCE INDEX


    Portions of this Annual Report are not required by Form 10-K, and are not filed with the Securities and Exchange Commission as part of the Corporation's Report on Form 10-K for the year ended December 31, 1996. Only the sections referenced in the index below are incorporated into this Form 10-K.


PART I                                                                                    PAGE(S)
Item 1 - Business                                                                              42
Item 2 - Properties                                                                            42
Item 3 - Legal Proceedings                                                                     43
Item 4 - Submission of Matters to a Vote of Security Holders                                   43

PART II
Item 5 - Market for the Registrant's Common Stock
and Related Security Holder Matters                                                            45
Item 6 - Selected Financial Data                                                          15 & 39
Item 7 - Management's Discussion and Analysis of
         Financial Condition and Results of Operations                                    16 - 23
Item 8 - Financial Statements and Supplementary Data                                      24 - 38
Item 9 - Changes in and Disagreements with Accountants
         on Accounting and Financial Disclosure                                                43

PART III
Item 10 - Directors and Executive Officers of the Registrant                                   43
Item 11 - Executive Compensation1
Item 12 - Security Ownership of Certain Beneficial Owners and Management1
Item 13 - Certain Relationships and Related Transactions1
PART IV
Item 14 - Exhibits, Financial Statement Schedules and Reports on Form 8-K
            a. Financial Statements and Financial Statement Schedules2
            b. Exhibits                                                                        43
            c. Reports on Form 8-K3
Item 15 - Signatures                                                                           44


1 The information required by Item 11, Item 12 and Item 13 is incorporated herein by reference to the Corporation's definitive Proxy Statement to be filed with the Commission not later than 120 days after the close of the year ended December 31, 1996, under the headings "Executive Compensation" and "Compensation of Directors".

2 Financial statement schedules have been omitted because either they are not applicable or the required information is included in the financial statements or the notes thereto.

3 No reports on Form 8-K were filed during the quarter ended December 31, 1996.

                    COMMON STOCK MARKET PRICES AND DIVIDENDS


     The common stock of ACNB Corporation is traded in the over-the-counter market. As of December 31, 1996, the approximate number of shareholders of the Corporation's common stock was 3,055.

     Prices were provided by the OTCBulletin Board, which is a service of The Nasdaq Stock Market, Inc. High and low bid prices of common shares and dividends for the last two years were:

                                                    1996                                       1995
------------------------------------------------------------------------        -------------------------------------------
                                           Bid Price               Cash              Bid Price               Cash
Quarter                                                         Dividend                                   Dividend
Ended                                High             Low         Paid           High          Low           Paid
---------------------------------------------------------------------------------------------------------------------------
March 31                            $18.25          $16.00       $1.17          $18.00       $14.25          $.16
June 30                              16.25           16.00         .17           20.00        18.00           .16
September 30                         17.00           16.25         .18           19.50        15.75           .17
December 31                          16.25           16.00         .18           18.50        15.75           .17



     The bid prices for ACNB Corporation common stock for the periods indicated represent inter-dealer prices without adjustment for retail mark-up, mark-down or commission, and do not necessarily represent actual transactions. Trades have generally occurred in relatively small lots, and the prices quoted herein are not necessarily indicative of the market value of a substantial block.

     While the Corporation expects to continue its policy of regular quarterly dividend payment, no assurance of future dividend payment can be given. Future dividend payments will depend upon maintenance of a continued strong financial condition, future earnings, and capital requirements. The Corporation has no restrictions affecting the payment of dividends, except as indicated in Note L of the Notes to Consolidated Financial Statements.

The following firms make a market in
ACNB Corporation common stock:


Ferris, Baker Watts, Incorporated           F.J. Morrissey & Co., Inc.
Frederick, MD                               Philadelphia, PA
(301)662-6488/(800)950-6488                 (215)563-8500/(800)842-8928

Hopper Soliday & Co., Inc.                  Smith Barney Inc.
Lancaster, PA                               Gettysburg, PA
(717)560-3015/(800)456-9234                 (717)334-9101

Janney Montgomery Scott, Inc.
York, PA
(717)845-5611/(800)999-0503

                               BOARD OF DIRECTORS



ACNB CORPORATION AND ADAMS COUNTY NATIONAL BANK
--------------------------------------------------------------------------------
PHILIP P. ASPER                   D. RICHARD GUISE                    PAUL G. PITZER
Owner                             President                           Fruit Grower
Philip P. Asper, Builder          Adams County Motors Corp.

                                                                      RALPH S. SANDOE
ROBERT G. BIGHAM                  RONALD L. HANKEY                    Fruit Broker
Partner                           Chairman, President & CEO ACNB
Bigham & Puhl                     Corporation &
Attorneys-at-Law                  Adams County National Bank          MARIAN B. SCHULTZ
Vice Chairman                                                         Assistant Dean
ACNB Corporation &                                                    Division of Undeclared Majors
Adams County National Bank        PHILIP M. JONES                     Shippensburg University
                                  CEO
                                  Times & News
GUY F. DONALDSON                  Publishing Company                  L. ROBERT SNYDER
Fruit Grower                                                          Chairman of the Board &
                                                                      President
                                  WAYNE E. LAU                        Littlestown Hardware &
FRANK ELSNER, JR.                 Sales Representative                Foundry Co., Inc.
Chairman                          Destinations: A Travel Company
Elsner Engineering Works, Inc.
                                                                      JENNIFER L. WEAVER
                                  WILLIAM B. LOWER                    Director
RICHARD L. GALUSHA                President                           Gettysburg Center of Harrisburg Area
Realtor                           Boyer Nurseries &  Orchards, Inc.   Community College

ACNB CORPORATION AND ADAMS COUNTY NATIONAL BANK DIRECTORS EMERITI
--------------------------------------------------------------------------------

C. F. DITZLER          CHARLES E RITTER

J. GLENN GUISE         RALPH W. TYSON


ADAMS COUNTY NATIONAL BANK ADVISORY BOARD
--------------------------------------------------------------------------------

DONALD H. HERSHEY      WILLIAM T. TIMMINS, JR.

MARVIN G. KIME


ADAMS COUNTY NATIONAL BANK HONORARY DIRECTORS
--------------------------------------------------------------------------------

DALE G. CRUM          J. C. DONLEY

                                    OFFICERS


ACNB CORPORATION
--------------------------------------------------------------------------------

RONALD L. HANKEY      JOHN W. KRICHTEN           LYNDA L. GLASS
President & CEO       Secretary & Treasurer      Assistant Secretary




ADAMS COUNTY NATIONAL BANK
--------------------------------------------------------------------------------

RONALD L. HANKEY                   VICE PRESIDENTS        ASSISTANT
President & CEO                    ---------------------  VICE PRESIDENTS
                                                          ---------------------

ELIZABETH H. BEALL                 HELEN L. ALTLAND
Senior Vice President\                                    STEVEN E. EBERSOLE
Human Resources
                                   H. WILLIAM BLACK
                                                          GEORGE R. GUISE
LYNDA L. GLASS
Senior Vice President &            ROBERT L. BREWER
Chief Operating Officer                                   TERRY L. POTTORFF

                                   JACK W. CHAMBERS
JOHN M. KIEHL                                             SHELBY L. STONE
Senior Vice President
Operations & Security              WAYNE G. CRUM
                                                          ASSISTANT CASHIERS
                                                          ---------------------
JOHN W. KRICHTEN                   DAVID W. DEANER
Senior Vice President, Cashier
& Chief Financial Officer                                 BEVERLY S. KRESS
                                   THELMA E. GRIFFIE

NANCY L. REICHART                                         DIANA K. KUNTZ
Senior Vice President &            ROBERT A. HAHN
Trust Officer
                                                          LINDA L. LEER
                                   RONALD L. HOFFMAN
VICTOR L. REYNOLDS
Senior Vice President &                                   TRUST OFFICER
Senior Loan Officer                RONALD E. LINDBECK     ---------------------


CARL L. RICKER                     STANLEY E. MUMMERT     RONALD D. BAKER
Senior Vice President
Retail Mortgage Division
                                   WILLIAM H. YOHE, JR.

JOHN E. SALISBURY
Senior Vice President
Audit

                   ADAMS COUNTY NATIONAL BANK OFFICE LOCATIONS


ARENDTSVILLE               FRANKLINTOWNSHIP          NORTHGETTYSBURG
101 Main Street            10 High Street            675 Old Harrisburg Road
Arendtsville, PA 17303     Cashtown, PA 17310        Gettysburg, PA 17325


BENDERSVILLE               HANOVER                   SUPER KMART(R) CENTER
101 North Main Street      1127 Eichelberger Street  400 Eisenhower Drive
Bendersville, PA 17306     Hanover, PA 17331         Hanover, PA 17331


BIGLERVILLE                LINCOLNSQUARE             WESTLITTLESTOWN
3459 South Main Street     2 Chambersburg Street     444 West King Street
Biglerville, PA 17307      Gettysburg, PA 17325      Littlestown, PA 17340


CARROLL VALLEY             LITTLESTOWN               YORKSPRINGS
104 Sanders Road           17 South Queen Street     202 Main Street
Carroll Valley, PA 17320   Littlestown, PA 17340     York Springs, PA 17372


EASTBERLIN                 MCSHERRYSTOWN
1677 Abbottstown Pike      369 Main Street
East Berlin, PA 17316      McSherrystown, PA 17344



                           ADAMS COUNTY NATIONAL BANK
                            [Telephone Banking logo]
                 Banking Convenience is Just a Phone Call Away!
            Toll-Free: 1-888-338-ACNB (2262) Local: 338-ACNB (2262)

                             STOCKHOLDER INFORMATION

ANNUAL MEETING

    The Annual Meeting of Shareholders for ACNB Corporation will be held on Tuesday, May 6, 1997, at 1:00 p.m. at the Main Office of Adams County National Bank, 675 Old Harrisburg Road, Gettysburg, PA.


FORM 10-K

    A copy of ACNB Corporation's Form 10-K, as filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to:

    Ronald L. Hankey
    President & CEO
    ACNB Corporation
    P. O. Box 3129
    Gettysburg, PA 17325

    The Annual Report and other Corporation reports are also filed electronically through the Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR"), which performs automated collection, validation, indexing, acceptance, and forwarding of submissions to the Securities and Exchange Commission, or SEC, and is accessible by the public using the Internet at http://www.sec.gov./edgarhp.htm.


TRANSFER AGENT, REGISTRAR
AND DIVIDEND DISBURSING AGENT

    Registrar and Transfer Company
    10 Commerce Drive
    Cranford, NJ 07016

    For stockholder inquiries, call toll-free (800) 368-5948.