Form 10-K405, Exhibit 13
period 1997-12-31
ACNB CORP
filed 1998-03-27
CIK 715579

EXHIBIT 13


                                    CONTENTS


                             Financial Highlights 1

                               Business Profile 1

                            Report to Stockholders 2

                               Community Focus 4

                        Index to Financial Information 14

                        Five-Year Financial Overview 15

                     Management's Discussion and Analysis 16

                        Independent Auditors' Report 25

                      Consolidated Financial Statements 26

                 Notes to Consolidated Financial Statements 30

                       Quarterly Results of Operations 42

                        Five-Year Financial Summary 42

                       Form 10-K Cross-Reference Index 43

                                  Form 10-K 44

                           Common Stock Information 49

                             Board of Directors 50

                                   Officers 51

                              Office Locations 52



        At ACNB Corporation and its wholly-owned subsidiary, Adams County National Bank, the community is the focus. Providing financial services to local customers, job opportunities to employees, and support to the
        community...all contribute to the return on the investment of the
       Corporation's stockholders. The 1997 Annual Report highlights this community focus through the words of Ronald L. Hankey,
               President and CEO of the Corporation and the Bank.

                          ACNB CORPORATION & SUBSIDIARY
--------------------------------------------------------------------------------
                               1997 ANNUAL REPORT


FINANCIAL HIGHLIGHTS

FOR THE YEAR                                            1997                1996               1995
---------------------------------------------------------------------------------------------------
Net interest income                              $20,151,000         $18,740,000        $17,776,000
---------------------------------------------------------------------------------------------------
Net income                                         7,229,000           7,109,000          6,459,000
---------------------------------------------------------------------------------------------------
Cash dividends                                     4,150,000           9,018,000          3,507,000
---------------------------------------------------------------------------------------------------

PER SHARE STATISTICS
---------------------------------------------------------------------------------------------------
Basic earnings                                       $  1.38             $  1.34            $  1.22
---------------------------------------------------------------------------------------------------
Cash dividends                                           .79                1.70                .66
Book value (year-end)                                  10.02                9.37               9.70
---------------------------------------------------------------------------------------------------

AT YEAR-END
---------------------------------------------------------------------------------------------------
Total assets                                    $466,723,000        $472,445,000       $459,353,000
---------------------------------------------------------------------------------------------------
Total loans                                      341,808,000         324,927,000        323,128,000
---------------------------------------------------------------------------------------------------
Total deposits                                   395,573,000         403,127,000        392,243,000
---------------------------------------------------------------------------------------------------
Total stockholders' equity                        52,618,000          49,436,000         51,463,000
---------------------------------------------------------------------------------------------------

KEY RATIOS
---------------------------------------------------------------------------------------------------
Return on average stockholders' equity                14.14%              14.77%             12.84%
---------------------------------------------------------------------------------------------------
Return on average assets                               1.55%               1.53%              1.41%
---------------------------------------------------------------------------------------------------
Dividend payout                                          57%                127%                54%
---------------------------------------------------------------------------------------------------
Stockholders' equity to assets                        11.27%              10.46%             11.20%
---------------------------------------------------------------------------------------------------


BUSINESS PROFILE

     ACNB Corporation is a single-bank holding company with Adams County National Bank as its sole and wholly-owned subsidiary. Adams County National Bank, a full-service community bank in existence since 1857, provides a wide array of consumer, commercial and fiduciary banking services to the individuals, businesses, public entities and community organizations in its trading area. With assets of $466 million, it is the largest community bank headquartered in Adams County.

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

     Adams County National Bank's marketplace encompasses Adams County, Pennsylvania, and its environs -- western York County, eastern Franklin County, southern Cumberland County, and the northern sections of those counties in Maryland that are adjacent to Adams County. Fourteen banking offices and 217 employees serve the customers in this marketplace. Each office and each person is pivotal to ensuring the strength of Adams County National Bank's community banking network.

                             REPORT TO STOCKHOLDERS


[PICTURE OF     Community Focus is the title for ACNB Corporation's 1997 Annual
   RONALD       Report. Specifically, the message in this report is to reinforce
 L. HANKEY      the commitment of the Corporation's sole and wholly-owned
 PRESIDENT      subsidiary, Adams County National Bank, to its community. As a
  AND CEO]      life-long member of this same community in which the Bank does business, I have a vested and common interest in this focus as well.

     The importance of community has been integral to the business philosophy of the Bank since its origins in 1857. Truly, this community focus is not a passing fad. Nor is it just the most recent theme for one of the Bank's marketing campaigns. Our sights, at Adams County National Bank, are on the future. A shared future in which the ties of mutual interdependency between the Bank and its community are continually strengthened and expanded.

     With a 46% share of the deposits in its primary marketplace of Adams County, the Bank is the dominant financial institution in this community. Nonetheless, Adams County National Bank -- like other community banks across the nation -- is being challenged to examine its business strategies for continued success in the years ahead. Numerous factors influence our decision-making on a daily basis including changing consumer demographics and expectations; pressure from both traditional and nontraditional competitive forces; evolutionary developments in the banking industry; rapid enhancements in the arena of technology; and, of utmost importance as the new millennium approaches, the critical need to ensure Year 2000 compliance and compatibility of the Bank's systems and operations.

     In response to the demands of the times in our business, consumer lending training began in the third quarter of 1997 for the Bank's office administrators. These individuals are now responsible for customer contact in the taking of personal loan applications and the closing of these loans at the Bank's community banking offices. Otherwise, the loan approval and operational processes have been centralized and streamlined for efficiency purposes. This was the last step in the Bank's restructuring, both in terms of operations and human resources, for the implementation of specialized loan officers in the three major business lines of commercial, retail mortgage and consumer lending.

     Adams County National Bank introduced the Visa(R) Check Card in the fourth quarter of 1997. This new debit card product replaces the Bank's MAC(R) 24-Hour Account Access Card when linked to an Adams County National Bank checking account. It can still be used to obtain cash and conduct other transactions at the ATM, but it is also characterized by one significant difference -- worldwide acceptance at over 14 million Visa merchant locations to pay for purchases. With the added buying power of the Visa symbol, the Visa Check Card is the quick, convenient and secure way for Bank cardholders to access accounts, as well as to pay for goods and services.

     Additionally, in anticipation of the expansion of the Bank's offering of trust services, Gary R. Bennett joined the staff as Senior Vice President and Senior Trust Officer effective December 1, 1997. The long-term goal in this functional area of the Bank is to further develop the opportunities for client investment management services.

     Due to these initiatives and others in recent years, ACNB Corporation continues to profitably pursue its steadfast strategy as an independent community bank. The year of 1997 ended with earnings of $7,229,000 -- an increase of $120,000, or 1.7%, over the comparative figure for 1996. A 6.4% rise in net interest income after provision for possible loan losses, which was primarily a result of increased commercial loan volume and higher yields on securities, contributed to enhanced profitability for 1997. It is the Corporation's intention to look towards non-interest income sources for future earnings growth, as is evidenced by the introduction of the Visa Check Card and the new emphasis in trust services.

     As of year-end 1997, the Corporation's return on average assets and return on average stockholders' equity were 1.55% and 14.14%, respectively. The stockholders' equity to assets ratio advanced to 11.27%, as stockholders' equity grew by 6.4% and the Corporation's capital base expanded to $52.6 million.

     Despite an increase of 9.2% in non-interest expense, the Corporation's financial performance still exhibited a strong efficiency ratio. This ratio, which is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, is a measure of the organization's efficiency in utilizing its resources, generally through expense control, to maximize income. The efficiency ratio for ACNB Corporation was 50% at year-end 1997, compared to 49% and 51% at the end of 1996 and 1995, respectively.

     A key objective of the Corporation is to maximize the investment value for its stockholders. Again, in 1997, ACNB Corporation was able to accomplish this goal. Annual cash dividends for the Corporation's stockholders totaled $.79 per share as of December 15, 1997, which included an extra dividend of $.05 per share in the fourth quarter of the year. Quarterly dividends for 1997 improved by 13% over those paid in 1996 -- excluding the Special Dividend of $1.00 per share paid in January 1996 -- and the Corporation's dividend payout ratio was 57% for the year ending December 31, 1997.

     On May 3, 1997, ACNB Corporation and Adams County National Bank lost a long-time friend and advocate with the passing of J. Glenn Guise. Mr. Guise served as Director Emeritus at the time of his death, and had been associated with the Board of Directors of the Bank or a predecessor institution since 1952. As a local businessman and a respected individual, Mr. Guise will certainly be missed as he made valuable contributions to our organization, as well as to the Gettysburg community.

     Also, at the board level, the Corporation and the Bank accepted the retirement of Robert G. Bigham effective December 31, 1997. Mr. Bigham retired from the Board of Directors after more than 25 years of service due to his election to the newly-created third judgeship in Adams County. Thomas A. Ritter, an insurance agent with Northwestern Mutual Life in Gettysburg, was appointed to fill this vacancy.

     In ending this year's report to you, our stockholders, I reaffirm that at ACNB Corporation and its wholly-owned subsidiary, Adams County National Bank, the community is the focus. We, as an integral member of the community, provide financial services to local customers, job opportunities to employees, and overall support to the marketplace in which we do business. All of these endeavors positively impact the return on your investment as our stockholders. In looking to the years ahead, ACNB Corporation's vision is focused on its role as an independent community banking organization. Your role, as a stockholder, ensures our ability to uphold this vision.

     Commitment: The philosophy upon which Adams County National Bank is founded and upon which we are planning for your future financial needs today.

Sincerely, Ronald L. Hankey President and CEO

                         INDEX TO FINANCIAL INFORMATION


Five-Year Financial Overview ...........................................     15

Management's Discussion and Analysis of
Financial Condition and Results of Operations ..........................  16-24

Independent Auditors' Report ...........................................     25

Consolidated Financial Statements

Consolidated Statements of Condition
   at December 31, 1997 and 1996 .......................................     26

Consolidated Statements of Income
   for the years ended December 31, 1997, 1996 and 1995 ................     27

Consolidated Statements of Changes in Stockholders' Equity
   for the years ended December 31, 1997, 1996 and 1995 ................     28

Consolidated Statements of Cash Flows
   for the years ended December 31, 1997, 1996 and 1995 ................     29

Notes to Consolidated Financial Statements .............................  30-41

Quarterly Results of Operations ........................................     42

Five-Year Summary of Selected Financial Data ...........................     42

Form 10-K Cross-Reference Index ........................................     43

Form 10-K ..............................................................  44-48

Common Stock Market Prices and Dividends ...............................     49

                           FIVE-YEAR FINANCIAL OVERVIEW

    TOTAL DEPOSITS
In millions of dollars

  1997         395.6
  1996         403.1
  1995         392.2
  1994         388.8
  1993         412.7


BASIC EARNINGS PER SHARE
      In dollars

  1997          1.38
  1996          1.34
  1995          1.22
  1994          1.27
  1993          1.30


     TOTAL LOANS
In millions of dollars

  1997          341.8
  1996          324.9
  1995          323.1
  1994          305.9
  1993          283.3


DIVIDENDS PER SHARE
    In dollars

1997           .79
1996          1.70
1995           .66
1994           .64
1993           .58


RETURN ON AVERAGE ASSETS
        Percent

  1997           1.55
  1996           1.53
  1995           1.41
  1994           1.43
  1993           1.51


BOOK VALUE PER SHARE
     In dollars

1997            10.02
1996             9.37
1995             9.70
1994             9.15
1993             8.58

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION AND
FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

INTRODUCTION

     The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for ACNB Corporation, a bank holding company (the Corporation), and its wholly-owned subsidiary, Adams County National Bank (the Bank). The Corporation's consolidated financial condition and results of operations consist almost entirely of the Bank's financial condition and results of operations. This discussion should be read in conjunction with the 1997 Annual Report. Current performance does not guarantee, assure, or indicate similar performance in the future.

FORWARD-LOOKING STATEMENTS

     In addition to historical information, this 1997 Annual Report contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations". Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q, to be filed by the Corporation in 1998, and any Current Reports on Form 8-K filed by the Corporation.

Comparative Average Balance Sheet and Net Interest Analysis
------------------------------------------------------------------------------------------------------------------
                                                                                        December 31
                                                                        ------------------------------------------
                                                                                           1997
                                                                        ------------------------------------------
ASSETS In thousands                                                      Balance          Interest            Rate
------------------------------------------------------------------------------------------------------------------
Loans                                                                   $337,465          $27,597            8.18%
Taxable investment securities                                            101,033            6,950            6.88%
Non-taxable investment securities                                            841               54            6.42%
Federal funds sold                                                           100                6            6.00%
Interest bearing deposits with banks                                       8,256              456            5.52%
                                                                        --------          -------            ----
Total interest earning assets                                            447,695          $35,063            7.83%
Cash and due from banks                                                   11,807
Premises and equipment                                                     5,196
Other assets                                                               5,710
Allowance for loan losses                                                 (3,188)
                                                                        --------
TOTAL ASSETS                                                            $467,220
                                                                        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------
Interest bearing demand deposits                                       $  52,419         $  1,323            2.52%
Savings deposits                                                         106,051            2,917            2.75%
Time deposits (excluding time certificates of
  deposit of $100,000 or more)                                           176,840            9,044            5.11%
Time certificates of deposit of $100,000 or more                          15,969              891            5.58%
Short-term borrowings                                                     16,805              737            4.39%
                                                                        --------          -------            ----
Total interest bearing liabilities                                       368,084          $14,912            4.05%
------------------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD                                                                                         3.78%
------------------------------------------------------------------------------------------------------------------
Demand deposits                                                           44,611
Other liabilities                                                          3,388
Stockholders' equity                                                      51,137
                                                                        --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                                    $467,220
                                                                        ========
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME/EARNING ASSETS                                          $447,695          $35,063     7.83%
INTEREST EXPENSE/EARNING ASSETS                                         $447,695          $14,912     3.33%
NET YIELD ON EARNING ASSETS                                                               $20,151     4.50%
------------------------------------------------------------------------------------------------------------------

Loan fees of $531,000, $569,000 and $396,000 for 1997, 1996 and 1995,
respectively, are included for rate calculation purposes. Average nonaccrual loans for 1997, 1996 and 1995 were $1,441,000, $1,043,000 and $973,000, respectively.

FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

EARNINGS PERFORMANCE

     ACNB Corporation recorded a 1.7% increase in profitability with net income of $7.2 million for the year ended December 31, 1997, compared to the $7.1 million of net income in 1996. Basic earnings per share of $1.38 in 1997 compares to 1996 basic earnings per share of $1.34.

     The net income increase of $120,000 in 1997 can be attributed to an increase of $1.2 million, or 6.4%, in the Corporation's net interest income after provision for possible loan losses offset by an increase of $935,000, or 9.2%, in non-interest expense. These items were accompanied by non-interest income in 1997, which was $66,000, or 3.3%, lower than the previous fiscal period, and a higher income tax expense of $80,000, or 2.3%.

     The Corporation recorded net income of $7.1 million for the year ended December 31, 1996, compared to net income of $6.5 million in 1995. Basic earnings per share of $1.34 in 1996 compares to $1.22 per share in 1995.

     Increased net income by $650,000 in 1996 was primarily due to a $964,000, or 5.4%, rise in net interest income after provision for possible loan losses and an increase of $359,000, or 22.1%, in non-interest income. This was partially offset by an increase in income tax expense of $353,000, or 11.3%, and a $320,000, or 3.3%, increase in non-interest expense.

     The balance of this discussion and analysis is intended to provide details of the operating results, on a comparative basis, for each of the periods ended December 31, 1997, 1996 and 1995.

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

     Net interest income was $20.2 million in 1997. This result is up from $18.8 million and $17.8 million in 1996 and 1995, respectively. The increase was the result of continued slow growth in average earning assets, which were up by $1.3 million, or 0.3%, and a shift to higher yields on securities. The rise in 1996 reflected higher growth than 1997, as average earning assets increased by $5.9 million, or 1.3%, in 1996. The increase of net yield on earning assets is the result of improved yields on securities and an increased level of interest earning assets.

     Interest from loans accounted for 79% of the Corporation's interest income in 1997, as compared to 78% and 80% in 1996 and 1995, respectively. Interest and dividends on investments amounted to $7.0 million in 1997, as compared to $6.9 million in 1996 and $6.1 million in 1995. The average yield on the taxable investment portfolio rose to 6.9% at year-end 1997 from 6.0% at the prior year-end. This increase resulted largely from a shift from U.S. Treasuries to mortgage-backed securities, as the Corporation narrowed its positive gap and lengthened maturities.

------------------------------------------------------------------------------------------------------------------
                December 31                                                              December 31
-----------------------------------------                                -----------------------------------------
                   1996                                                                     1995
-----------------------------------------                                -----------------------------------------
  Balance        Interest           Rate                                   Balance       Interest            Rate
------------------------------------------------------------------------------------------------------------------
  $321,979        $26,463           8.22%                                $319,712         $25,918            8.11%
   113,818          6,846           6.01%                                 116,672           6,048            5.18%
     1,013             62           6.12%                                   1,407              72            5.12%
       100              5           5.00%                                     100               6            6.00%
     9,843            518           5.26%                                   2,947             169            5.73%
  --------        -------                                                --------         -------
   446,753        $33,894           7.59%                                 440,838         $32,213            7.31%
    11,227                                                                 10,996
     5,586                                                                  5,922
     5,666                                                                  4,703
    (3,248)                                                                (3,323)
  --------                                                               --------
  $465,984                                                               $459,136
  ========                                                               ========

------------------------------------------------------------------------------------------------------------------
$   49,288        $ 1,207           2.45%                               $  48,805        $  1,189            2.44%
   110,740          3,048           2.75%                                 116,660           3,202            2.74%
   178,687          9,254           5.18%                                 169,276           8,479            5.01%
    14,903            792           5.31%                                  11,720             589            5.03%
    18,248            823           4.51%                                  19,953             978            4.90%
  --------        -------                                                --------         -------
   371,866        $15,124           4.07%                                 366,414         $14,437            3.94%
------------------------------------------------------------------------------------------------------------------
                                    3.52%                                                                    3.37%
------------------------------------------------------------------------------------------------------------------
    43,073                                                                 40,027
     2,929                                                                  2,378
    48,116                                                                 50,317
  --------                                                              ---------
  $465,984                                                               $459,136
  ========                                                               ========
------------------------------------------------------------------------------------------------------------------
  $446,753        $33,894           7.59%                                $440,838         $32,213            7.31%
  $446,753        $15,124           3.39%                                $440,838         $14,437            3.28%
                  $18,770           4.20%                                                 $17,776            4.03%
------------------------------------------------------------------------------------------------------------------

     The Comparative Average Balance Sheet and Net Interest Analysis, a table found on pages 16 and 17, presents for the periods indicated the total dollar amount of interest income from average interest earning assets and resultant yields, as well as the interest expense on average interest bearing liabilities and the resultant costs, expressed both in dollars and rates. Nonaccrual loans are included in the average interest earning assets balance. Interest from nonaccrual loans is included in interest income only to the extent that payments were received and to the extent that the Corporation believes it will recover the remaining principal balance of the loan. Average balances are computed using a daily average balance during the period. The net yield on earning assets, which reflects the Corporation's relative level of interest earning assets to interest bearing liabilities, equals the difference between interest income on interest earning assets and interest expense on interest bearing liabilities, divided by average interest earning assets for the period. This table also sets forth the net interest income and the interest rate spread.

     Changes in the Corporation's net interest income are a function of both changes in rates and changes in volumes of interest earning assets and interest bearing liabilities. The Analysis of Changes in Interest Income and Expense Due to Volume and Rate Changes, a table found on page 18, sets forth information regarding changes in interest income and expense for ACNB Corporation for the years indicated. For each category of interest earning assets and interest bearing liabilities, data is provided on the changes attributed to changes in rate (changes in rate multiplied by old volume) and changes in volume (changes in volume multiplied by old rate), with changes in rate volume (change in rate multiplied by change in volume) factored in proportionally. Interest earning asset and interest bearing liability balances in the calculations are computed using daily average balances.

NON-INTEREST INCOME

     The Corporation stresses the importance of growth in non-interest income as one of its key long-term strategies. Non-interest income for 1997 decreased by $66,000, or 3.3%, when compared to 1996, and increased by $359,000, or 22.1%, when comparing 1996 to 1995. In 1995, ACNB Corporation began to sell fixed-rate mortgages on the secondary market to increase non-interest income, as well as adjusted service fees on deposit accounts to reflect the marketplace more closely.

     Trust service income rose by 0.6% in 1997 and 45.2% in 1996. The Corporation participated in an ongoing study with a consulting firm to improve operations and revenues in the Trust Department. These recommendations showed positive results in 1997, and the Corporation was able to duplicate the results experienced in 1996 even though that year showed a very substantial increase from 1995. In December 1997, a new trust officer was hired to head the department.

     Year-to-date service fees have improved over the last two years, even though the Corporation continued to experience marginal deposit growth. The reasons for the 1.1% improvement in service fees on deposit accounts in 1997 over 1996, and the 12.5% improvement in 1996 over 1995, include growth in the demand deposit area and service fee adjustments as mentioned above. While average interest bearing liabilities were down 1.0% in 1997 and up 1.5% in 1996, average non-interest bearing demand deposits were up 3.6% and 7.6%, respectively.

NON-INTEREST EXPENSE

     Non-interest expense was $11.1 million in 1997, an increase of 9.2% compared to 1996. In 1996, non-interest expense was $10.1 million, reflecting an increase of 3.3% compared to 1995. The primary causes of the increases in non-interest expense are salaries and employee benefits and equipment expense.

     Personnel expense increased by $648,000, or 11.0%, in 1997, compared to 1996, and by $271,000, or 4.8%, in 1996, compared to 1995. The rise in 1997 was due to normal merit raises and an increase in loan personnel. Management has evaluated the impact of the eventual retirement of certain loan officers. In anticipation of that fact, the Bank has added two lending officers to its staff with the hope that these individuals will be fully integrated into lending operations well before any retirements.

     In addition to the salary and employee benefit increases, there was a significant rise in equipment expense. Costs were up by $67,000, or 7.2%, in 1997, compared to 1996, and by $114,000, or 13.9%, in 1996, compared to 1995.
The increase in 1997 is attributable to the initiation of telephone banking and debit cards. While satisfying current technological needs, management realizes that this will be an ongoing area of concern because of the rapid technological changes taking place in the financial services industry. Management also


Analysis of Changes in Interest Income and Expense Due to Volume and Rate Changes
--------------------------------------------------------------------------------------------------------------------
                                                            Year ended December 31
                               -------------------------------------------------------------------------------------
                                   1997 versus 1996             1996 versus 1995              1995 versus 1994
                                    Changes Due To               Changes Due To                Changes Due To
                               -------------------------------------------------------------------------------------
In thousands                   Volume    Rate       Net    Volume     Rate      Net     Volume     Rate      Net
                               -------------------------------------------------------------------------------------
Interest earned on:
Loans                          $1,262   $ (128)   $1,134     $ 185  $  360   $  545      $2,450  $  470   $2,920
Taxable investment securities    (386)     490       104      (144)    942      798      (1,902)    929     (973)
Non-taxable investment securities (11)       3        (8)      (33)     23      (10)        (75)     40      (35)
Federal funds sold                 --        1         1        --      (1)      (1)     (1,035)    640     (395)
Time deposits with banks          (89)      27       (62)      362     (13)     349          76     (19)      57
--------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets  $  776   $  393    $1,169     $ 370  $1,311   $1,681      $ (486) $2,060   $1,574
--------------------------------------------------------------------------------------------------------------------

Interest paid on:
Interest bearing demand
  deposits                     $   80   $   36    $  116       $12  $    6   $   18      $ (187)    $(7)  $194)
Savings deposits                 (131)      --      (131)     (164)     10     (154)       (581)    (41)    (622)
Time deposits                     (38)     (73)     (111)      646     332      978         190   2,060    2,250
Short-term borrowings             (65)     (21)      (86)      (80)    (75)    (155)        203     381      584
--------------------------------------------------------------------------------------------------------------------
Total Interest Bearing
  Liabilities                  $  154)  $  (58)   $ (212)    $ 414  $  273   $  687      $ (375) $2,393   $2,018
--------------------------------------------------------------------------------------------------------------------
NET INTEREST EARNINGS          $  930   $  451    $1,381     $ (44) $1,038   $  994      $ (111) $ (333)  $ (444)
--------------------------------------------------------------------------------------------------------------------

shortened the estimated depreciation life of certain equipment in 1996. This change increased expenses for 1997 and 1996, but will better reflect the useful life of electronic data processing equipment.

     FDIC insurance increased significantly in 1997, but from a very low base. After falling by $467,000, or 50.3%, in 1995, the annual expense for deposit insurance decreased by $459,000, or 99.6%, in 1996. This was due to the final recapitalization of the Federal Deposit Insurance Corporation's Bank Insurance Fund in May of 1995, and the dramatic reduction in deposit insurance fees for the second half of that year. The savings in 1996 were every bit as impressive, since the Bank paid $2,000 for the entire year. The cost for deposit insurance was $49,000 in 1997, and will approximate that same amount in 1998.

OVERVIEW OF THE BALANCE SHEET

     During 1997, ACNB Corporation's total assets decreased by $5.6 million, or 1.2%. The result was a turnaround from 1996 when total assets grew by $13.1 million, or 2.9%. Loans and deposits continue to be difficult to acquire, though the Bank did achieve significant growth in commercial loans. The Bank continues to be confronted by its traditional competitors, including several local and nonlocal commercial banks, as well as nontraditional competitors, such as mortgage brokers and brokerage houses.

     The mix of assets and liabilities continues to change. Investment securities fell by $27.6 million, or 23.7%, as loans rose by $16.3 million, or 5.0%, in 1997 after increasing by $925,000, or 0.3%, in 1996. Premises and equipment decreased by $466,000 in 1997 and by $352,000 in 1996, as fixed assets were depreciated faster than the value of new equipment placed in service. In addition, other real estate decreased by $614,000, or 60.5%, in 1997.

     On the liability side, non-interest bearing deposits were down by $5.8 million, or 11.1%, in 1997, and up by $8.3 million, or 18.8%, in 1996. The decrease in 1997 was the result of runoff of one large deposit in January of that year. It had been deposited in the Bank for a short period over year-end. Core deposits have been weak for several years, with a total decline of $7.6 million in 1997. Fiscal year 1996 showed an increase of $10.9 million, but approximately 75% of that amount was the large deposit mentioned above.

     Capital continued to be strong, as it increased by $3.2 million, or 6.4%, in 1997. It decreased by $2.0 million, or 3.9%, in 1996 due to a Special Dividend of $1.00 per share paid in January of that year.


ASSET/LIABILITY AND MARKET RISK MANAGEMENT
--------------------------------------------------------------------------------

INTEREST RATE RISK

     Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit their exposure to interest rate risk. ACNB Corporation manages its balance sheet to achieve maximum stockholder value within the constraints of interest rate risk discipline, the maintenance of high credit quality, and sound leverage and liquidity positions. The primary objective of interest rate sensitivity management is to manage net interest income growth, while reducing exposure to the risks inherent in interest rate movements.

MARKET RISK

     The Quantitative Disclosures of Market Risk, a table found on pages 20 and 21, provides information about the Corporation's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities and liabilities with contractual maturities, this table presents principal cash flows and related weighted-average interest rates by contractual maturities, as well as the Corporation's historical experience relative to the impact of interest rate fluctuations on the prepayment of residential and home equity loans and mortgage-backed securities. For core deposits -- such as demand deposit, interest checking, savings and money market deposit accounts -- that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Corporation's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Different assumptions would result in a change in cash flows and a change in results.

     Also, ACNB Corporation uses a simulation model as another method of measuring interest rate risk. The simulation model, because of its dynamic nature, forecasts the effects of future balance sheet trends, changing slopes of the yield curve, different patterns of rate movements, and changing relationships between rates. The results of the simulation analysis are used by management to evaluate possible corrective actions to reduce any negative impact to the net interest margin.

     Traditionally, the investment portfolio is used to alter the interest rate sensitivity of the Corporation. This is accomplished by holding fixed-rate debt instruments in the securities portfolio. During 1997 and 1996, ACNB Corporation lengthened the maturity of prime rate loans, added fixed-rate mortgages with a maturity of 15 years or less to the loan portfolio, and continued to purchase mortgage-backed securities; thus, restructuring the asset sensitive position resulting from a short maturity investment portfolio.

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

     Long-term liquidity needs are provided by a large core deposit base, which is the most stable source of liquidity a bank can have due to the long-term relationship with depositors and the deposit insurance provided by the FDIC. In 1997, 85% of total assets were funded by core deposits and 3% were funded with short-term purchased funds, compared to 85% and 4%, respectively, in 1996. ACNB Corporation belongs to the Federal Home Loan Bank of Pittsburgh to serve the dual purpose of emergency and long-term liquidity. The Corporation's borrowing capacity stood at $206.0 million at year-end 1997.

     Parent company liquidity is maintained by cash flows stemming from dividends collected from the Bank, which represents the primary source of funds to pay dividends to stockholders. The amount of dividends from the bank subsidiary is subject to certain regulatory restrictions, as detailed in Note L of the Notes to Consolidated Financial Statements, "Restrictions on Subsidiary Dividends, Loans and Advances". The parent company financial statements are presented in Note Q of the Notes to Consolidated Financial Statements, "ACNB Corporation (Parent Company Only) Financial Information".

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     In the normal course of business, ACNB Corporation does not use off-balance sheet financial instruments to hedge potential fluctuations in income or market values. Off-balance sheet items consist solely of commitments to lend and letters of credit.

LOAN REVIEW AND ALLOWANCE
FOR  LOAN LOSS ANALYSIS
--------------------------------------------------------------------------------
GENERAL

     ACNB Corporation's lending activities are carried on through its bank subsidiary. As of December 31, 1997, the Corporation's total loan portfolio, carried at historical cost, of $341.8 million included $208.8 million in mortgage loans secured by liens on one-to-four family residential properties; $94.5 million in mortgage loans secured by commercial properties such as apartment buildings, office buildings, warehouses, and medical office buildings; $13.7 million in construction loans; $15.2 million in consumer loans; and, $9.8 million in commercial and agricultural credits.

     In originating loans, the Corporation must compete with savings banks, savings and loan associations, other commercial banks, mortgage companies, and credit unions. Additionally, the Corporation's lending activities are heavily influenced by economic trends affecting the availability of funds and by general interest rate levels. More specifically, the condition of the construction industry and the demand for housing directly impact residential lending volumes.

RESIDENTIAL REAL ESTATE LOANS

     The Corporation makes available to borrowers in its primary consumer market area a full range of residential loans, including conventional fixed-rate loans for terms of 5, 15 or 30 years and adjustable-rate mortgage loans, or ARMs. Adjustable-rate mortgages are advantageous to the Corporation because adjustable-rate loans better match the repricing of the Corporation's core deposits. However, the Corporation's ability to originate ARMs, in lieu of fixed-rate loans, has varied in response to changes in market interest rates. Between 1990 and 1993, ARMs were refinanced to fixed-rate loans, reflecting continuing lower market interest rates and leading to runoff in the Corporation's loan portfolio. With the rise in interest rates in 1994 and 1995, ARMs comprised a larger share of total originations and the Corporation's portfolio resumed its long-term growth. In 1996 and 1997, the situation reversed itself and ACNB Corporation again suffered runoff in its residential adjustable-rate mortgage portfolio. Currently, ARMs are indexed to the Federal Housing Finance Board's Contract Rate for Major Lenders and One-Year U.S. Treasury Bills with constant maturity, and have limits on annual increases of 2% over the prior year's rate.

     All of the Corporation's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential mortgage loans are originated using standard Federal National Mortgage Association, or FNMA, and Federal Home Loan Mortgage Corporation, or FHLMC, applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of Bank personnel, depending upon the size of the loan. Residential loan applications come in through various channels, primarily via a network of 14 community banking offices. However, all residential loans are currently originated by the Corporation's bank subsidiary, and mortgage insurance is required on all residential loans originated at a loan-to-value ratio over 85%.

     In addition to interest earned on loans, the Corporation receives fees for originating loans and for providing loan commitments. The Corporation also assesses fees for loan modifications, late payments, changes of property ownership, and other miscellaneous services -- as well as receives fees for the servicing of loans for others, which were sold prior to 1996.

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

Quantitative Disclosures of Market Risk
-----------------------------------------------------------------------------------------------------------------
                                                                      Principal Amount Maturing In,
                                                    -------------------------------------------------------------
RATE SENSITIVE ASSETS  In thousands                    1998                       1999                      2000
-----------------------------------------------------------------------------------------------------------------
Fixed interest rate loans                           $   14,182           $        8,320              $      5,524
Average interest rate                                    9.36%                    9.52%                     9.43%
Variable interest rate loans                        $   26,387           $       21,325              $     23,025
Average interest rate                                    8.32%                    8.07%                     8.27%
Fixed interest rate securities                      $   14,223           $        8,995              $      5,780
Average interest rate                                    7.17%                    6.38%                     6.69%
Variable interest rate securities                   $       47           $           53              $         60
Average interest rate                                    6.30%                    6.30%                     6.30%
Other interest bearing assets                       $   14,160           $           --              $        --
Average interest rate                                    6.34%                    0.00%                     0.00%

RATE SENSITIVE LIABILITIES
-----------------------------------------------------------------------------------------------------------------
Non-interest bearing checking                       $   11,720           $       10,550              $     10,550
Average interest rate                                    0.00%                    0.00%                     0.00%
Savings and interest bearing checking               $    7,866           $       46,481              $     46,481
Average interest rate                                    2.75%                    2.71%                     2.71%
Time deposits                                       $  145,632           $        8,451              $     25,111
Average interest rate                                    5.01%                    5.79%                     5.68%
Variable interest rate borrowings                   $    7,511           $        2,253              $      2,253
Average interest rate                                    2.84%                    4.26%                     4.26%

------------------------------------------------------------------------------------------------------------------

which are properties other than single-family detached houses, are subject to more stringent approval requirements.

COMMERCIAL REAL ESTATE LOANS

     In all commercial real estate lending, the Corporation considers the location, marketability and overall attractiveness of the project. ACNB Corporation underwriting guidelines on commercial real estate loans currently require an economic analysis of each property, with regard to the annual revenue and expenses, debt service coverage and fair market value, to determine the maximum loan amount. Commercial real estate loans require approval at various levels of Bank personnel, depending upon the size of the loan.

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

MANUFACTURED HOUSING, SECOND MORTGAGE AND OTHER CONSUMER LOANS

     The Corporation offers consumer loan programs that include the following: manufactured housing loans; second mortgage loans for a variety of purposes, including purchase, renovation, or remodeling of property, and for uses unrelated to the security; loans for the purchase of automobiles, pleasure boats and recreational vehicles; student loans; and, loans for general household purposes, including home equity lines of credit. Consumer loans, in addition to being an important part of the Corporation's orientation toward consumer financial services, promote greater net interest income stability because of their somewhat shorter maturities and faster prepayment characteristics. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

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

ASSET QUALITY

     Banks are required to review their assets on a regular basis, and to classify them if any weaknesses are noted. Adequate allowances must be maintained for assets classified as substandard or doubtful. Any assets classified as a loss must be written off immediately. ACNB Corporation has a comprehensive process for classifying assets, and asset reviews are performed on a quarterly basis. The objective of the review process is to identify any trends and to determine the levels of loss exposure to evaluate the need for an adjustment to the allowance account. Classified assets consist of nonaccrual loans; loans under foreclosure; other real estate owned, or OREO; and, performing loans and securities that exhibit credit quality weaknesses. The principal measures of asset problems are the levels of nonaccruing loans, loans under foreclosure, and other real estate owned; the size of the provision for loan losses; loan charge-offs; and, the size of the write-downs in the value of other real estate owned.


-----------------------------------------------------------------------------------------------------------------
                                Principal Amount Maturing In                                          Fair Value
------------------------------------------------------------------------------------------           December 31,
      2001                      2002                Thereafter                   TOTAL                   1997
-----------------------------------------------------------------------------------------------------------------
$     3,186               $     1,476             $       6,576                $    39,264             $   39,121
      9.09%                     8.67%                     7.93%                      9.11%
$    16,333               $    19,873             $     195,601                $   302,544             $  303,017
      8.11%                     8.22%                     7.93%                      8.03%
$    18,734               $    13,387             $      23,076                $    84,195             $   85,643
      6.54%                     7.04%                     7.03%                      6.85%
$        66               $        75             $       3,109                $     3,410             $    3,410
      6.30%                     6.30%                     6.13%                      6.15%
$        --               $        --             $          --                $    14,160                 14,160
      0.00%                     0.00%                     0.00%                      6.34%

-----------------------------------------------------------------------------------------------------------------
$     4,673               $     4,673             $       4,673                $    46,839             $   46,839
      0.00%                     0.00%                     0.00%                      0.00%
$    14,183               $    14,183             $      28,365                $   157,559             $  157,559
      2.71%                     2.71%                     2.71%                      2.71%
$    10,981               $        --             $       1,000                $   191,175             $  191,741
      5.99%                     0.00%                     5.50%                      5.19%
$     1,502               $     1,502             $         450                $    15,471             $   15,471
      4.26%                     4.26%                     5.50%                      3.61%

     Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and is not in the process of collection. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status. Nonperforming loans include loans on which payment is 90 days or more delinquent, whether or not interest is still being accrued. The Nonperforming Assets Analysis, a table found on page 22, presents figures relative to nonperforming assets and net charge-offs for 1997 and 1996.

     Real estate that served as security for a defaulted loan and that then became other real estate owned, or OREO, is recorded on the Corporation's books at the lower of the outstanding loan balance or fair market value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair market value at the time a property becomes OREO is less than the loan balance, the loan is written down at that time by a charge to the allowance for loan losses. OREO currently consists of three properties valued at $401,000 as of December 31, 1997, down by $614,000 from $1.0 million at December 31, 1996. One of these properties has been sold, but must be reported as OREO until the terms, under which it was disposed of, meet current regulatory standards. The remaining properties are single-family dwellings with an appraised value well in excess of book value.

PROVISION FOR LOAN LOSSES AND
ALLOWANCE FOR LOAN LOSSES

     Allowances are based upon management's continuing analysis of pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the portfolio, historical loan loss trends, the industry's loss experience, and current and anticipated economic conditions.

     As part of the process of determining the adequacy of the allowance for loan losses, the Corporation reviews its loan portfolio for specific weaknesses. A portion of the allowance is then allocated to reflect the potential loss exposure of those specific weaknesses. When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the allowance for loan losses. The existence of some or all of the following criteria generally confirms that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Corporation has no recourse to the borrower or, if it does, the borrower has insufficient assets to pay the debt; or, the fair market value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement. Residential real estate and consumer loans are not individually analyzed for loss exposure because of the significant number of loans, their relatively small balances, and historically low level of losses.

     The table, Allocation of the Allowance for Loan Losses, as found on page 23, details the breakdown of the allowance as it applies to different types of loans contained within the portfolio.


CAPITAL MANAGEMENT
--------------------------------------------------------------------------------

     During 1997, ACNB Corporation's equity capital increased by $3.2 million, or 6.4%, compared to 1996 during which the capital base decreased by $2.0 million, or 3.9%. This decrease was due to a Special Dividend of $1.00 per share paid in the first quarter of 1996. At year-end 1997, the risk-based capital ratios of Tier 1 capital and Total capital were 18.14% and 19.28%, respectively, exceeding the minimum ratios specified by the Federal Reserve Board. Capital ratios are highlighted in a table, Capital Ratios at Year-end, as found on page 24.

     Capital management is an ongoing process that consists of providing equity and long-term debt for both current and future financial positioning. ACNB Corporation manages its capital to execute its strategic business plans and to support its growth and investments.

     ACNB Corporation and its bank subsidiary are subject to the capital adequacy guidelines of various federal banking agencies, such as the Federal Reserve Board and the Office of the Comptroller of the Currency. At December 31, 1997, the Corporation and its bank subsidiary were in compliance with the capital requirements of their respective regulatory agencies and are expected to remain in compliance in the future. Furthermore, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, the federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 capital, 10% Total capital, and 5% Tier 1 leverage. At December 31, 1997, the capital ratios of the Corporation exceeded these levels and are expected to be in excess of the minimum ratios required of a well-capitalized institution in the future. The risk-based capital guidelines are designed to measure Tier 1 and Total capital, which is comprised of Tier 1 and Tier 2, in relation to the credit risk of both on- and off-balance sheet items.

     The Corporation's Board of Directors increased the quarterly common stock cash dividend to $.18 per share during the third quarter of 1996, and further increased the quarterly dividend to $.19 per share during the third quarter of 1997. The annual dividend per share during 1997 was $.79, which included a $.05 extra dividend, versus $1.70 per share for 1996, which included a $1.00 Special Dividend paid in January 1996.

     The Corporation's total stockholders' equity at December 31, 1997, was $52.6 million, or 11.27% of total assets, compared with $49.4 million, or 10.46% of total assets, at December 31, 1996. The growth in capital is the direct result of continued strong retained earnings.

Nonperforming Assets Analysis
---------------------------------------------------------------------------------------------------------------------------
                                                                      Year ended December 31
                                              -----------------------------------------------------------------------------
                                                          1997                                     1996
                                              -------------------------------         -------------------------------------
                                              Nonperforming           Net             Nonperforming           Net
In thousands                                     Assets           Charge-offs            Assets           Charge-offs
                                              -------------------------------         -------------------------------------
Real estate loans (1-to-4 family dwellings)      $1,531            $    33               $1,918            $     2
Real estate loans (other)                         1,089                 --                  953                (12)
Commercial and industrial                            95                 49                  175                 28
Consumer                                            122                137                  123                103
                                                 ------            -------               ------            -------
TOTAL                                            $2,837            $   219               $3,169            $   121
                                                 ======            =======               ======            =======

CORPORATION IS IN THE PROCESS OF BECOMING
YEAR 200 COMPLIANT--EXPENSES NOT MATERIAL
--------------------------------------------------------------------------------

     The Corporation is in the process of assessing the cost and extent of vulnerability of the Corporation's computer systems to the "Year 2000 Problem". Modifications or replacements of computer systems to attain Year 2000 compliance have begun, and the Corporation expects to attain Year 2000 compliance and institute appropriate testing of its modifications and replacements before the Year 2000 date change. The Corporation believes that, with modifications to existing software and conversions to new software, the Year 2000 problem will not pose a significant operational problem for the Corporation. However, because most computer systems are, by their very nature, interdependent, it is possible that noncompliant third-party computers could "reinfect" the Corporation's computer systems. The Corporation could be adversely affected by the Year 2000 problem if it or unrelated parties fail to successfully address this problem. The Corporation has taken steps to communicate with the unrelated parties with whom it deals to coordinate Year 2000 compliance. All of the costs incurred in addressing the Year 2000 problem are expected to be expensed as incurred, in compliance with generally accepted accounting principles.

     The financial impact to the Corporation of Year 2000 compliance has not been and is not anticipated to be material to the Corporation's financial position or results of operations in any given year. The total cost of preparing for Year 2000 compliance has been estimated to range between $201,000 and $296,000 spread over the years of 1997, 1998 and 1999.

Allocation of the Allowance for Loan Losses
-------------------------------------------------------------------------------------------------------------------

                                          1997            1996           1995            1994            1993
                                      -------------   -------------  -------------- ---------------  --------------
                                              % of             % of            % of            % of            % of
                                             Gross            Gross           Gross           Gross           Gross
In thousands                          Amount Loans    Amount  Loans  Amount   Loans  Amount   Loans  Amount   Loans
Commercial, financial and
 agricultural                         $  696  0.20%   $   92  0.03%  $   95   0.03% $    98   0.03%  $  104   0.04%
Real estate - construction                68  0.02%       47  0.01%      48   0.01%      51   0.02%      54   0.02%
Real estate - mortgage                 1,518  0.45%    1,672  0.52%   1,719   0.53%   1,769   0.58%   1,880   0.66%
Consumer                                 200  0.06%      156  0.05%     160   0.05%     165   0.05%     175   0.06%
Unallocated                              692  0.20%    1,216  0.37%   1,252   0.39%   1,287   0.42%   1,368   0.48%
                                      ------  ----    ------  ----   ------   ----  -------   ----   ------   ----
TOTAL                                 $3,174  0.93%   $3,183  0.98%  $3,274   1.01% $ 3,370   1.10%  $3,581   1.26%
                                      ======  ====    ======  ====   ======   ====  =======   ====   ======   ====

REGULATORY ACTIVITY
--------------------------------------------------------------------------------

     Recently, Pennsylvania enacted a law that permits state-chartered banking institutions to sell insurance. This follows the U.S. Supreme Court decision in favor of nationwide insurance sales by banks, which also bars states from blocking insurance sales by national banks in towns with populations of no more than 5,000. The Corporation is currently evaluating its options regarding the sale of insurance. Further, the Office of the Comptroller of the Currency has issued guidelines for national banks to sell insurance.

     Congress is currently considering legislative reforms to modernize the financial services industry, including the repeal of the Glass-Steagall Act which prohibits commercial banks from engaging in the securities industry. Thus, equity underwriting activities of banks may increase in the near future. However, the Corporation does not currently anticipate entering into these activities.

     From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Corporation and the Bank. It cannot be predicted whether such legislation will be enacted or, if enacted, how such legislation would affect the business of the Corporation and the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Corporation's and the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business. Except as specifically described above, management believes that the impact of the provisions of the aforementioned legislation on the liquidity, capital resources, and results of operations of the Corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Corporation's results of operations.

     Further, the business of the Corporation is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share. Management also expects increased diversification of financial products and services offered by the Bank and its competitors. Management believes that such consolidations and mergers, as well as the expanded diversification of products and services, may enhance its competitive position as a community bank.


Capital Ratios at Year-end
--------------------------------------------------------------------------------
                                                         1997             1996
                                                        ------           ------
Common stockholders' equity to assets                   11.27%           10.46%
Tier I leverage ratio                                   11.26%           10.61%
Tier I risk-based capital ratio                         18.14%           18.81%
Total risk-based capital ratio                          19.28%           20.01%

                          INDEPENDENT AUDITORS' REPORT


 To The Stockholders and Board of Directors         [StambaughoNess Graphic]
 ACNB Corporation                                 ----------------------------
 Gettysburg, Pennsylvania                         CERTIFIED PUBLIC ACCOUNTANTS


     We have audited the accompanying consolidated statements of condition of ACNB Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACNB Corporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



[Stambaugh o Ness, P.C. Graphic]


York, Pennsylvania
January 12, 1998

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                              December 31
                                                                       -----------------------
ASSETS In thousands                                                         1997         1996
----------------------------------------------------------------------------------------------
Cash and due from banks                                                $  14,674    $  13,039
Interest bearing deposits with banks                                      14,060        9,039
Investment securities
   (market value $89,053 and $116,587, respectively)                      88,923      116,496
Federal funds sold                                                           100          100
Mortgage loans held for sale                                                 570           --
Loans
   (net of unearned discount of $166 and $728, respectively)             341,238      324,927
Allowance for possible loan losses                                        (3,174)      (3,183)
                                                                       ---------    ---------
Net loans                                                                338,064      321,744
Premises and equipment                                                     4,949        5,415
Other real estate                                                            401        1,015
Other assets                                                               5,096        5,597
                                                                       ---------    ---------
TOTAL ASSETS                                                           $ 466,837    $ 472,445
                                                                       =========    =========
LIABILITIES
----------------------------------------------------------------------------------------------
Non-interest bearing deposits                                          $  46,839    $  52,666
Interest bearing deposits                                                348,734      350,461
                                                                       ---------    ---------
TOTAL DEPOSITS                                                           395,573      403,127
Securities sold under agreement to repurchase                             15,021       16,736
Demand notes, U.S. Treasury                                                  450          450
Other liabilities                                                          3,175        2,696
                                                                       ---------    ---------
TOTAL LIABILITIES                                                        414,219      423,009


STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------
Common stock (par value $2.50; 20,000,000 shares authorized;
  5,253,278 issued and outstanding shares on 12/31/97 and
  5,278,472 on 12/31/96)                                                  13,133       13,196
Additional paid-in capital                                                 3,647        3,994
Retained earnings                                                         34,968       31,889
Net unrealized gains on securities available-for-sale                        870          357
                                                                       ---------    ---------
TOTAL STOCKHOLDERS' EQUITY                                                52,618       49,436
                                                                       ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 466,837    $ 472,445
                                                                       =========    =========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                    Year ended December 31
                                                             ----------------------------------
INTEREST INCOME In thousands, except per share data             1997         1996          1995
-----------------------------------------------------------------------------------------------
Loans (including fees)                                       $27,597      $26,463       $25,918
Time deposits with banks                                         456          518           169
Federal funds sold                                                 6            5             6
Taxable securities                                             6,950        6,846         6,048
Non-taxable securities                                            54           62            72
                                                             -------      -------       -------
TOTAL INTEREST INCOME                                         35,063       33,894        32,213


INTEREST EXPENSE
-----------------------------------------------------------------------------------------------
Interest bearing deposits                                     14,175       14,301        13,459
Other borrowed funds                                             737          823           978
                                                             -------      -------       -------
TOTAL INTEREST EXPENSE                                        14,912       15,124        14,437
NET INTEREST INCOME                                           20,151       18,770        17,776
Provision for possible loan losses                               210           30            --
                                                             -------      -------       -------
NET INTEREST INCOME AFTER
PROVISION FOR POSSIBLE LOAN LOSSES                            19,941       18,740        17,776


NON-INTEREST INCOME
-----------------------------------------------------------------------------------------------
Trust income                                                     520          517           356
Service fees on deposit accounts                                 764          756           672
Other income                                                     636          713           599
                                                             -------      -------       -------
TOTAL NON-INTEREST INCOME                                      1,920        1,986         1,627


NON-INTEREST EXPENSE
-----------------------------------------------------------------------------------------------
Salaries and employee benefits                                 6,529        5,881         5,610
Net occupancy expense                                            802          770           695
Equipment expense                                              1,004          937           823
FDIC insurance                                                    49            2           461
Other taxes                                                      441          424           401
Other expense                                                  2,239        2,115         1,819
                                                             -------      -------       -------
TOTAL NON-INTEREST EXPENSE                                    11,064       10,129         9,809
INCOME BEFORE INCOME TAXES                                    10,797       10,597         9,594
Applicable income taxes                                        3,568        3,488         3,135
                                                             -------      -------       -------
NET INCOME                                                   $ 7,229      $ 7,109       $ 6,459
                                                             =======      =======       =======


PER COMMON SHARE DATA*
-----------------------------------------------------------------------------------------------
Basic earnings                                                 $1.38        $1.34         $1.22
Cash dividends                                                 $ .79        $1.70         $ .66

*Based on a weighted average of 5,254,618 shares in 1997, 5,300,569 shares in 1996, and 5,314,521 shares in 1995.


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY

                                                                             Additional                    Net
                                                                    Common    Paid-in     Retained      Unrealized
                                                                    Stock     Capital     Earnings        Gains       Total
----------------------------------------------------------------------------------------------------------------------------
In thousands

BALANCE AT JANUARY 1, 1995                                         $13,290     $4,511      $30,846        $  --      $48,647
Net income                                                              --         --        6,459           --        6,459
Cash dividends                                                          --         --       (3,507)          --       (3,507)
Retirement of 8,366 shares                                             (21)      (115)          --           --         (136)
                                                                   -------     ------      -------         ----      -------
BALANCE AT DECEMBER 31, 1995                                        13,269      4,396       33,798           --       51,463
Net income                                                              --         --        7,109           --        7,109
Cash dividends                                                          --         --       (9,018)          --       (9,018)
Retirement of 29,284 shares                                            (73)      (402)          --           --         (475)
Net change in unrealized gains on securities available-for-sale         --         --           --          357          357
                                                                   -------     ------      -------         ----      -------
BALANCE AT DECEMBER 31, 1996                                        13,196      3,994       31,889          357       49,436
Net income                                                              --         --        7,229           --        7,229
Cash dividends                                                          --         --       (4,150)          --       (4,150)
Retirement of 25,194 shares                                            (63)      (347)          --           --         (410)
Net change in unrealized gains on securities available-for-sale         --         --           --          513          513
                                                                   -------     ------      -------         ----      -------
BALANCE AT DECEMBER 31, 1997                                       $13,133     $3,647      $34,968         $870      $52,618
                                                                   =======     ======      =======         ====      =======

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Year ended December 31
INCREASE (DECREASE) IN CASH                                                     ----------------------------------
AND CASH EQUIVALENTS In thousands                                                   1997        1996          1995
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Interest and dividends received                                                 $ 35,015     $ 33,563     $ 32,634
Fees and commissions received                                                      2,451        2,555        2,023
Interest paid                                                                    (14,768)     (14,940)     (13,875)
Cash paid to suppliers and employees                                             (10,257)     (10,481)      (9,759)
Income taxes paid                                                                 (3,629)      (3,438)      (3,478)
Loans originated for sale                                                         (6,368)     (10,538)      (5,138)
Proceeds of mortgage loans sold                                                    5,798       11,412        4,264
                                                                                --------     --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          8,242        8,133        6,671

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from maturities of investment securities held-to-maturity                67,622       59,124       68,885
Proceeds from maturities of investment securities available-for-sale               4,485          804           --
Purchase of investment securities held-to-maturity                               (20,197)     (37,236)     (29,481)
Purchase of investment securities available-for-sale                             (23,560)     (34,334)          --
Net increase in loans                                                            (16,530)      (1,927)     (17,309)
Capital expenditures                                                                (191)        (235)        (474)
Proceeds from sale of other real estate owned                                        614         (326)         348
                                                                                --------     --------     --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                               12,243      (14,130)      21,969

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, NOW accounts
    and savings accounts                                                           2,440       (3,186)     (11,331)
Net increase (decrease) in certificates of deposit                                (9,994)      14,070       14,776
Net increase (decrease) in securities
    sold under agreement to repurchase                                            (1,715)       3,533       (1,410)
Dividends paid                                                                    (4,150)      (9,018)      (3,507)
Net increase (decrease) in borrowed funds                                             --          251      (17,051)
Retirement of common stock                                                          (410)        (475)        (136)
                                                                                --------     --------     --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                              (13,829)       5,175      (18,659)
                                                                                --------     --------     --------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                                             6,656         (822)       9,981
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    22,178       23,000       13,019
                                                                                --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $ 28,834     $ 22,178     $ 23,000
                                                                                ========     ========     ========

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
------------------------------------------------------------------------------------------------------------------
Net income                                                                      $  7,229     $  7,109     $  6,459
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization                                                        657          640          588
Provision for possible loan losses                                                   210           30           --
Provision for deferred taxes                                                          73           91           88
Amortization (Accretion) of investment securities premiums (discounts)               (39)         356          760
Decrease in taxes payable                                                           (134)         (41)        (431)
Decrease (Increase) in interest receivable                                           442          (30)         414
Increase in interest payable                                                         144          184          562
Increase (Decrease) in accrued expenses                                              209          301         (351)
Decrease (Increase) in mortgage loans held for sale                                 (570)         874         (874)
Increase in other assets                                                             (59)      (1,240)        (180)
Increase (Decrease) in other liabilities                                              80         (141)        (364)
                                                                                --------     --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       $  8,242     $  8,133     $  6,671
                                                                                ========     ========     ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

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

     Amortization of premium and accretion of discount for investment securities is computed by the straight-line method to the maturity date or call date. There is not a material difference between the straight-line method and the interest method. Gains and losses are determined using the specific identification method. Income is accrued the month it is earned.


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

     Loans are deemed impaired when it is probable that the Corporation will be unable to collect all amounts due in accordance with the loan agreement. The Corporation evaluates collectively for impairment large groups of smaller balance homogeneous loans. At December 31, 1997 and 1996, the Corporation did not have any loans that would be classified as impaired loans.


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


NET INCOME PER SHARE

     Basic earnings per share of common stock is computed on the basis of the weighted average number of shares of common stock outstanding. The Corporation does not have diluted earnings per share.


ADVERTISING COSTS

     Costs of advertising are expensed when incurred.

NOTE B
RESTRICTIONS ON CASH
AND DUE FROM BANK ACCOUNTS
--------------------------------------------------------------------------------

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the years ended December 31, 1997 and 1996, were approximately $5,554,000 and $4,881,000, respectively.


NOTE C
INVESTMENT SECURITIES
--------------------------------------------------------------------------------

The amortized cost and estimated fair value of investment securities at December 31, 1997 and 1996, were as follows:

                                                                              Gross          Gross
                                                           Amortized       Unrealized      Unrealized       Fair
1997 In thousands                                            Cost            Gains           Losses         Value
------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies                 $32,156         $   245         $   115        $32,286
Obligations of states and political subdivisions                832              --              --            832
                                                            -------         -------         -------        -------
Total debt securities                                        32,988             245             115         33,118
Restricted equity securities                                  2,861              --              --          2,861
                                                            -------         -------         -------        -------
Total Held-to-Maturity Securities                           $35,849         $   245         $   115        $35,979
                                                            =======         =======         =======        =======

Available-for-Sale Securities
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies                 $51,756         $ 1,318         $    --        $53,074
                                                            =======         =======         =======        =======


1996 In thousands
------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies                 $78,930         $   275         $   185        $79,020
Obligations of states and political subdivisions                925               1              --            926
                                                            -------         -------         -------        -------
Total debt securities                                        79,855             276             185         79,946
Restricted equity securities                                  2,570              --              --          2,570
                                                            -------         -------         -------        -------
Total Held-to-Maturity Securities                           $82,425         $   276         $   185        $82,516
                                                            =======         =======         =======        =======

Available-for-Sale Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies                 $33,530         $   541         $    --        $34,071
                                                            =======         =======         =======        =======

     The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity are shown below.

     Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Held-to-Maturity               Available-for-Sale
                                                           ------------------------        -----------------------
                                                           Amortized         Fair          Amortized        Fair
                                                              Cost           Value            Cost          Value
                                                           ---------        -------        ---------       -------
In thousands
Within one year                                             $    47         $    47         $    --        $    --
After one year through five years                            22,410          22,455          10,000         10,064
After five years through ten years                           10,531          10,616              --             --
After ten years                                                  --              --          41,756         43,010
                                                            -------         -------         -------        -------
Total Debt Securities                                       $32,988         $33,118         $51,756        $53,074
                                                            =======         =======         =======        =======

NOTE C
INVESTMENT SECURITIES (continued)

--------------------------------------------------------------------------------------------------------------------
                                                       U.S.
                                                    Government                                             Taxable
                                                    and Federal     State and      Other                  Equivalent
December 31, 1997 In thousands                        Agency        Municipal    Securities    Total        Yield
--------------------------------------------------------------------------------------------------------------------
Amortized Cost

Within one year                                      $     --         $ 47         $   --     $     47      9.55%
After one year through five years                      32,156          254             --       32,410      6.06%
After five years through ten years                     10,000          531             --       10,531      6.34%
After ten years                                        41,756           --             --       41,756      7.06%
No set maturity                                            --           --          2,861        2,861      6.31%
                                                     --------         ----         ------     --------      ----
Total                                                $ 83,912         $832          2,861     $ 87,605
                                                     ========         ====         ======     ========
Fair Value                                           $ 85,360         $832         $2,861     $ 89,053
                                                     ========         ====         ======     ========

Taxable Equivalent Yield                                 6.56%        9.55%          6.31%

December 31, 1996 In thousands
--------------------------------------------------------------------------------------------------------------------

Amortized Cost                                       $112,460         $925         $2,570     $115,955
                                                     ========         ====         ======     ========

December 31, 1995 In thousands
--------------------------------------------------------------------------------------------------------------------

Amortized Cost                                       $101,400         $962         $2,480     $104,842
                                                     ========         ====         ======     ========


     The weighted average yield of tax-exempt obligations has been calculated on a taxable equivalent basis. The amounts of the taxable equivalent adjustments are based on an effective tax rate of 34%. The yield information does not give effect to changes in fair value that are reflected as a component of stockholders' equity.

     At December 31, 1997 and 1996, assets with a carrying value of $47,971,000 and $47,351,000, respectively, were pledged as required or permitted by law to secure certain public and trust deposits, repurchase agreements, or for other purposes.

     The Corporation did not sell any securities over the past three years.


NOTE D
LOANS

-------------------------------------------------------------------------------------------------------------
Loans at December 31 are summarized as follows:

In thousands                                           1997         1996        1995        1994       1993
------------                                         --------     --------    --------    --------   --------
Commercial, financial and agricultural               $  9,758     $  9,866    $  9,268    $ 10,785   $ 14,100
Real estate - construction                             13,674       11,207      12,951      12,632      4,791
Real estate - mortgage                                303,270      288,588     284,943     268,944    250,242
Consumer                                               15,272       15,994      18,150      17,444     17,950
                                                     --------     --------    --------    --------   --------
                                                      341,974      325,655     325,312     309,805    287,083
Less: Unearned discount on loans                          166          728       2,184       3,883      3,785
                                                     --------     --------    --------    --------   --------
Total Loans                                          $341,808     $324,927    $323,128    $305,922   $283,298
                                                     ========     ========    ========    ========   ========


     The following table outlines the repricing opportunities for all loans outstanding as of December 31, 1997. Loans with immediately adjustable rates, such as loans tied to prime rate, are included in the within one year column. Loans with rates that are adjustable at some time over the life of the loan are included under the time heading when they become adjustable. All fixed-rate loans are included under the heading in which they mature.


                                                                  Repricing Period
                                                       ---------------------------------------
                                                       Within      After One Year
                                                         One          Through
In thousands                                            Year         Five Years         Total
------------                                           -------     --------------      -------
Commercial, financial and agricultural                 $ 7,067         $ 2,691         $ 9,758
Real estate - construction                               6,120           7,554          13,674
                                                       -------         -------         -------
Total                                                  $13,187         $10,245         $23,432
                                                       =======         =======         =======

Loans with predetermined interest rates                $ 1,917         $ 2,429         $ 4,346
Loans with variable interest rates                      11,270           7,816          19,086
                                                       -------         -------         -------
Total                                                  $13,187         $10,245         $23,432
                                                       =======         =======         =======

NOTE D
LOANS (continued)
--------------------------------------------------------------------------------

     The aggregate balance of loans (in excess of $60,000) made to directors and executive officers in the normal course of business as of December 31, 1997 and 1996, was $3,570,156 and $3,527,423, respectively. The terms for these loans were substantially the same as those for unrelated parties.

Balance at                                           Balance at         Number
January 1,                           Amounts        December 31,           of
   1997             Additions       Collected           1997            Debtors
--------------------------------------------------------------------------------
$3,527,423          $982,777        $940,044         $3,570,156            6


NOTE E
ALLOWANCE FOR LOAN LOSSES
-------------------------------------------------------------------------------------------------------------------------------
Transactions in the valuation portion of the allowance for loan losses for the past five years at December 31, are shown below:

In thousands                                                           1997          1996        1995        1994        1993
------------                                                         --------      --------    --------    --------    --------
Balance of allowance for loan losses at beginning of period          $  3,183      $  3,274    $  3,370    $  3,581    $  3,417

Loans charged-off:

Commercial, financial and agricultural                                     49            34          --           8          37
Real estate - construction                                                 --            --          --          --          --
Real estate - mortgage                                                     34            31          44         178          35
Consumer                                                                  160           131          90          70         120
                                                                     --------      --------    --------    --------    --------
Total loans charged-off                                                   243           196         134         256         192

Recovery of charged-off loans:

Commercial, financial and agricultural                                      1             6          12           5           8
Real estate - construction                                                 --            --          --          --          --
Real estate - mortgage                                                     --            41           1          13           1
Consumer                                                                   23            28          25          27          32
                                                                     --------      --------    --------    --------    --------
Total recoveries                                                           24            75          38          45          41


Net loans charged-off                                                     219           121          96         211         151
Provision for possible loan losses                                        210            30          --          --         315
                                                                     --------      --------    --------    --------    --------
Balance at end of period                                             $  3,174      $  3,183    $  3,274    $  3,370    $  3,581
                                                                     ========      ========    ========    ========    ========


TOTAL LOAN BALANCES  In thousands
-------------------------------------------------------------------------------------------------------------------------------
Average total loans                                                  $337,465      $321,979    $319,712    $289,350    $288,790
Total loans at year-end                                               341,808       324,927     324,002     305,922     283,298


RATIOS
-------------------------------------------------------------------------------------------------------------------------------
Net charge-offs to:

Average total loans                                                      0.06%         0.04%       0.03%       0.07%       0.05%
Total loans at year-end                                                  0.06%         0.04%       0.03%       0.07%       0.05%
Allowance for loan losses                                                6.90%         3.80%       2.93%       6.26%       4.22%

Allowance for loan losses to:

Average total loans                                                      0.94%         0.99%       1.02%       1.16%       1.24%
Total loans at year-end                                                  0.93%         0.98%       1.01%       1.10%       1.26%

     The amounts of additional provision to the allowance were based on management's judgement after considering an analysis of larger loans, all loans known to management to have unusual risk characteristics, nonperforming or problem loans, historical patterns of charge-offs and recoveries, and actual net charge-offs. Further consideration was given to current economic and employment conditions both nationally and in the Corporation's local service area. Loans secured by real estate comprised 93% of the Corporation's total loan portfolio at December 31, 1997. The majority of loans in both the commercial, financial and agricultural category and the consumer category are also secured by personal property, negotiable assets, or business assets. This conservative policy explains the low ratio of losses to loans experienced by the Corporation over the last five years. This policy did not change during the year ending 1997. Management anticipates that charge-off amounts will approximate $200,000 in 1998.

NOTE E
ALLOWANCE FOR LOAN LOSSES (continued)
------------------------------------------------------------------------------------------------------------------------------

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------------------------------
                                            1997               1996              1995            1994               1993
                                       --------------     --------------    --------------   --------------    ---------------
                                                 % of               % of              % of             % of               % of
                                                Gross              Gross             Gross            Gross              Gross
In thousands                           Amount   Loans     Amount   Loans    Amount   Loans   Amount   Loans    Amount    Loans
------------                           ------   -----     ------   -----    ------   -----   ------   -----    ------    -----
Commercial, financial and agricultural  $ 696    0.20%    $   92   0.03%    $   95   0.03%   $   98    0.03%   $  104    0.04%
Real estate - construction                 68    0.02%        47   0.01%        48   0.01%       51    0.02%       54    0.02%
Real estate - mortgage                  1,518    0.45%     1,672   0.52%     1,719   0.53%    1,769    0.58%    1,880    0.66%
Consumer                                  200    0.06%       156   0.05%       160   0.05%      165    0.05%      175    0.06%
Unallocated                               692    0.20%     1,216   0.37%     1,252   0.39%    1,287    0.42%    1,368    0.48%
                                       ------    ----     ------   ----     ------   ----    ------    ----    ------    ----
Total                                  $3,174    0.93%    $3,183   0.98%    $3,274   1.01%   $3,370    1.10    $3,581    1.26%
                                       ======    ====     ======   ====     ======   ====    ======    ====    ======    ====


NOTE F
PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------
The composition of Corporation premises and equipment at December 31 was as follows:

In thousands                                              1997           1996
------------                                             ------         ------
Land                                                     $  857         $  857
Bank premises                                             5,835          5,770
Furniture and equipment                                   4,556          4,984
Less: Accumulated depreciation and amortization          (6,299)        (6,196)
                                                         ------         ------
Total                                                    $4,949         $5,415
                                                         ======         ======

A summary of depreciation and amortization expenses is as follows:

In thousands                                         1997       1996       1995
------------                                         ----       ----       ----
Bank premises                                        $185       $200       $193
Furniture and equipment                               472        433        388
                                                     ----       ----       ----
Total                                                $657       $633       $581
                                                     ====       ====       ====


NOTE G
INVESTMENT IN REAL ESTATE PARTNERSHIP
--------------------------------------------------------------------------------

     ACNB Corporation is the sole limited partner in a partnership named Gettysburg Scattered Site Associates, whose purpose is to develop, manage and operate a residential low-income development comprised of sixteen dwelling units. ACNB Corporation owns a 99% limited partner's interest in the partnership. The investment is accounted for under the equity method of accounting. At December 31, 1997 and 1996, the carrying value of this investment was approximately $319,219 and $363,319, respectively.

NOTE H
NONPERFORMING ASSETS
-------------------------------------------------------------------------------------------
The following table presents information
concerning the aggregate amount of
nonperforming assets at December 31:

In thousands                               1997       1996       1995      1994       1993
------------                              ------     ------     ------    ------     ------
Nonaccrual loans                          $1,640     $  994     $1,092    $  854     $  977
90 days past due still accruing            1,197      2,175      2,780     2,219      2,614
Restructured loans                            --         --         --        --        377
Other real estate owned                      401      1,015        689     1,037        850
                                          ------     ------     ------    ------     ------
Total Nonperforming Assets                $3,238     $4,184     $4,561    $4,110     $4,818
                                          ======     ======     ======    ======     ======

     The gross interest income that would have been recorded on nonaccrual loans at December 31, 1997, under original terms was approximately $119,000. The amount of interest income on these loans that was included in net income for the year ended December 31, 1997, was $0.

     The Corporation does not accrue interest on any loan when principal or interest are in default for 90 days or more, unless the loan is well secured and in the process of collection. Consumer loans and residential real estate loans secured by 1-to-4 family dwellings shall ordinarily not be subject to these guidelines.

     When a loan is placed in a nonaccrual status, all previously accrued, but uncollected, interest is charged against the interest income account. Previously accrued interest is not charged-off if principal and interest are protected by sound collateral values.

NOTE I
TIME DEPOSITS
--------------------------------------------------------------------------------

     Time deposits in denominations of $100,000 or more at December 31, 1997 and 1996, are summarized in the following table:

In thousands                                                 1997         1996
------------                                               -------      -------
Time certificates of deposit                               $17,247      $16,417
Other time deposits                                          1,000        1,000

Maturities of time deposits of $100,000 or more outstanding at December 31, 1997, are summarized as follows:

In thousands
------------
Three months or less                                           $ 7,162
Over three through six months                                    2,809
Over six through twelve months                                   4,426
Over twelve months                                               3,850
                                                               -------
Total                                                          $18,247
                                                               =======

     The interest expense related to time certificates of deposit in denominations of $100,000 or more totaled $891,000 in 1997, $792,000 in 1996 and $589,000 in 1995.

NOTE J
LEASE COMMITMENTS
--------------------------------------------------------------------------------

     Certain branch offices and equipment are leased under agreements which expire at varying dates through 2010. Most leases contain renewal provisions at the Corporation's option.

     The total rental expense for all operating leases was $91,887, $96,473 and $72,816 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31:

               1998                        $64,200
               1999                         59,400
               2000                         47,500
               2001                         48,000
               2002                         48,000
               Later years                 359,000
                                          --------
               Total Minimum Payments     $626,100
                                          ========

NOTE K
SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
     Federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings generally mature within one to 90 days from the date originated.

     The following is a summary of aggregate short-term borrowings for the years ended December 31, 1997, 1996 and 1995, respectively:

In thousands                                      1997        1996       1995
------------                                     -------     -------    -------
Amount outstanding at year-end                   $15,471     $17,186    $13,402
Average interest rate at year-end                   4.42%       4.36%      4.20%
Maximum amount outstanding at any month-end      $22,740     $38,057    $28,665
Average amount outstanding                       $16,805     $18,248    $19,953
Weighted average interest rate                      4.39%       4.51%      4.90%


NOTE L
RESTRICTIONS ON SUBSIDIARY
DIVIDENDS, LOANS AND ADVANCES
--------------------------------------------------------------------------------
     Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 1997, $3,199,000 of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends without prior regulatory approval.

     Under national banking laws, the Bank is also limited as to the amount it may loan to its affiliates, including the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1997, the maximum amount available for transfer from the Bank to the Corporation in the form of loans was approximately $5,579,000.


NOTE M
INCOME TAXES
--------------------------------------------------------------------------------
The composition of applicable income taxes for the years 1997, 1996 and 1995 was as follows:

In thousands                                 1997         1996         1995
------------                                ------       ------       ------
Current                                     $3,665       $3,453       $3,049
Deferred                                       (97)          35           86
                                            ------       ------       ------
                                            $3,568       $3,488       $3,135
                                            ======       ======       ======

     Income taxes paid during 1997, 1996 and 1995 were $3,640,000, $3,440,000 and $2,931,000, respectively. Differences between applicable income taxes included in net income and the maximum federal income tax rates were comprised as follows:

In thousands                                        1997      1996        1995
------------                                       ------    ------      ------
Income taxes at statutory rates                    $3,671    $3,603      $3,262
Increases (Decreases) resulting from:
Tax-free income                                       (34)      (45)        (60)
Tax preference interest expense                         4         5           6
Rehabilitation and low-income housing credits         (73)      (75)        (73)
                                                   ------    ------      ------
Applicable Income Tax                              $3,568    $3,488      $3,135
                                                   ======    ======      ======

     The significant components of deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996, are as follows:



In thousands                                           1997             1996
------------                                        ---------         --------
Deferred tax assets:
Allowance for loan losses                           $ 538,000         $541,000
Pension                                                18,000               --
                                                    ---------         --------
Total gross deferred tax assets                       556,000          541,000
                                                    ---------         --------
Deferred tax liabilities:
Depreciation                                          219,000          185,000
Net unrealized gains on securities                    448,000          184,000
Pension                                                    --          127,000
                                                    ---------         --------
Total gross deferred tax liabilities                  667,000          496,000
                                                    ---------         --------
Net Deferred Tax Assets (Liabilities)               $(111,000)        $ 45,000
                                                    =========         ========

     Federal income taxes on securities gains were $0 in 1997, 1996 and 1995. Since the Corporation has historically had strong earnings, management believes the deferred tax assets are realizable.

NOTE N
RETIREMENT PLANS
--------------------------------------------------------------------------------
     The Corporation's subsidiary has a non-contributory pension plan covering all eligible employees. The plan provides retirement benefits which are a function of both the years of service and the highest level of compensation during any consecutive five-year period. It is the subsidiary's funding policy to contribute annually the amount that is sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act. The total pension expense for the years ended December 31, 1997, 1996 and 1995 was $418,000, $374,000 and $277,000, respectively.

     The following table sets forth the plan's funded status as of October 31, 1997 and 1996, and amounts recognized in the Corporation's consolidated financial statements at December 31:

In thousands                                                                   1997         1996
------------                                                                 -------      -------
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested benefits of
   $5,296 for 1997 and $4,308 for 1996                                       $(5,339)     $(4,369)
                                                                             =======      =======

In thousands
------------
Projected benefit obligation for service rendered to date                    $(7,494)     $(6,341)
Plan assets at fair value                                                      6,052        4,931
                                                                             -------      -------
Projected benefit obligation in excess of plan assets                         (1,442)      (1,410)
Unrecognized transition asset                                                    (65)         (78)
Unrecognized loss                                                              1,224        1,220
Unrecognized prior service cost                                                  231          269
                                                                             -------      -------
Prepaid (Accrued) pension cost included in Statements of Condition           $   (52)     $     1
                                                                             =======      =======
In thousands
------------
Net pension cost for 1997 and 1996 included the following components:
Service cost                                                                 $   287      $   250
Interest cost                                                                    443          406
Actual return on plan assets                                                    (770)        (267)
Amortization and deferral                                                        459          (15)
                                                                             -------      -------
Net periodic pension cost                                                    $   419      $   374
                                                                             =======      =======


     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 6.50% and 7.00%, respectively, for 1997 and 1996, and the rate of increase in future compensation levels was 5.62% for 1997 and 1996. The weighted average expected long-term rate of return on plan assets was 7.50% for 1997 and 1996.

     Plan assets consist of a deposit administration contract, various pooled separate accounts, and an investment of 37,560 shares of common stock with ACNB Corporation at December 31, 1997 and 1996.

     The Corporation has a 401(k) Salary Deferral Plan, which covers all eligible employees who elect to contribute to the plan. An eligible employee is anyone over the age of 20-1/2, who has completed six months of service. The Corporation's contribution equals 100% of the employee's contribution, up to a maximum of 4% of annual salary, for 1997 and 1996. The annual expense included in salaries and benefits amounted to $159,000, $159,000 and $76,000 for 1997, 1996 and 1995, respectively.

     The Corporation has non-qualified salary continuation plans for certain senior management. The future commitments under these arrangements have been funded through Corporate-owned variable life insurance policies. At December 31, 1997 and 1996, the present value of the future obligations was $199,000 and $91,000, respectively. The insurance policies included in other assets had total cash value of $1,841,000 and $1,747,000, respectively, at December 31, 1997 and 1996.

NOTE O
COMMITMENTS, CONTINGENCIES
AND CONCENTRATIONS OF CREDIT
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK

     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of significant commitments and contingent liabilities at December 31, 1997 and 1996, is presented below:

In thousands                                                 1997       1996
------------                                               -------     -------
Commitments to extend credit                               $32,022     $32,456
Standby letters of credit                                    3,007       2,068

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

NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For 1997 and 1996, approximately 98% and 97%, respectively, of the Corporation's assets and 88% and 89%, respectively, of its liabilities are considered financial instruments as defined in Statement of Financial Accounting Standards No. 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.

     Financial instruments actively traded in a secondary market have been valued using quoted available market prices.

                                               December 31, 1997               December 31, 1996
                                            ------------------------        ------------------------
                                            Estimated       Carrying        Estimated       Carrying
In thousands                                Fair Value       Amount         Fair Value       Amount
------------                                ----------      --------        ----------      --------
Cash and due from banks                      $14,674         $14,674          $13,039       $ 13,039
Interest bearing deposits with banks          14,060          14,060            9,039          9,039
Federal funds sold                               100             100              100            100
Investment securities                         89,053          88,923          116,587        116,496
Interest receivable                            2,510           2,510            2,719          2,719

NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS (continued)
--------------------------------------------------------------------------------
     Fair values for net loans are estimated for portfolios with similar financial characteristics. Loans are segregated into commercial, residential real estate, and consumer. The loan categories are further segmented into fixed and adjustable types. Fair value for adjustable-rate commercial loans is considered to be the same as the carrying value because these loans were made at the Corporation's prime lending rate, which is the same rate these loans would be written as of the date of this financial statement. Fixed-rate commercial loans have been revalued at a rate the Corporation would use if the loans were written as of December 31, 1997 and 1996. Mortgages and consumer loans have been revalued using discounted cash flows. The mortgages were estimated using market rates at December 31, 1997 and 1996, and consumer loans were revalued using rates being charged by the Corporation at year-end 1997 and 1996. Fair value for nonperforming loans is based on current valuations of underlying collateral.

                                               December 31, 1997               December 31, 1996
                                            ------------------------        ------------------------
                                            Estimated       Carrying        Estimated       Carrying
In thousands                                Fair Value       Amount         Fair Value       Amount
------------                                ----------      --------        ----------      --------
Net loans                                    $338,394       $338,064         $321,546       $321,744
Mortgage loans held for sale                      570            570               --             --

     Under Statement of Financial Accounting Standards No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, and money market checking accounts, is equal to the amount payable on demand as of December 31, 1997 and 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities, compared to the cost of borrowing funds in the market.

                                               December 31, 1997               December 31, 1996
                                            ------------------------        ------------------------
                                            Estimated       Carrying        Estimated       Carrying
In thousands                                Fair Value       Amount         Fair Value       Amount
------------                                ----------      --------        ----------      --------
Deposits with no stated maturities           $204,398       $204,398         $210,228       $210,228
Deposits with stated maturities               191,741        191,175          193,421        192,899
Repurchase agreements                          15,021         15,021           16,736         16,736
Federal funds purchased and demand notes          450            450              450            450
Interest payable                                2,472          2,472            2,329          2,329

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

                                               December 31, 1997               December 31, 1996
                                            ------------------------        ------------------------
                                            Estimated       Carrying        Estimated       Carrying
In thousands                                Fair Value       Amount         Fair Value       Amount
------------                                ----------      --------        ----------      --------
Commitments to extend credit                 $32,022         $32,022          $32,456        $32,456
Standby letters of credit                      3,007           3,007            2,068          2,068

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities, and property and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on the fair value estimates.

NOTE Q
ACNB CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION
----------------------------------------------------------------------------------------------------
                                                                                   December 31
                                                                             -----------------------
STATEMENTS OF CONDITION In thousands                                           1997            1996
----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                         $   202         $   202
Securities and other assets                                                      319             363
Investment in common stock of subsidiary                                      50,227          47,192
Receivable from subsidiary                                                     1,000           1,322
                                                                             -------         --------
TOTAL ASSETS                                                                 $51,748         $49,079
                                                                             =======         =======

STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 20,000,000 shares
   authorized; 5,253,278 issued and outstanding shares
   on 12/31/97 and 5,278,472 on 12/31/96)                                    $13,133         $13,196
Additional paid-in capital                                                     3,647           3,994
Retained earnings                                                             34,968          31,889
                                                                             -------         --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $51,748         $49,079
                                                                             =======         =======


                                                                        Year ended December 31
                                                                   ---------------------------------
STATEMENTS OF INCOME In thousands                                   1997         1996          1995
                                                                   ------       ------        ------
INCOME
Dividend from subsidiary                                           $4,150       $9,018        $5,257
EXPENSE                                                                44           (7)           61
INCOME BEFORE TAXES AND EQUITY IN
  UNDISTRIBUTED NET INCOME OF SUBSIDIARY                            4,106        9,025         5,196
Applicable tax benefit                                                (88)         (72)          (93)
                                                                   ------       ------        ------
INCOME BEFORE EQUITY IN
  UNDISTRIBUTED NET INCOME OF SUBSIDIARY                            4,194        9,097         5,289
Equity in undistributed net income of subsidiary                    3,035       (1,988)        1,170
                                                                   ------       ------        ------
NET INCOME                                                         $7,229       $7,109        $6,459
                                                                   ======       ======        ======

                                                                        Year ended December 31
                                                                   ---------------------------------
STATEMENTS OF CASH FLOWS In thousands                               1997         1996          1995
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Dividends received                                                 $4,560       $9,493        $3,643
                                                                   ------       ------        ------
Net Cash Provided by Operating Activities                           4,560        9,493         3,643

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                     (4,150)      (9,018)       (3,507)
Retirement of common stock                                           (410)        (475)         (136)
                                                                   ------       ------        ------
Net Cash Used in Financing Activities                              (4,560)      (9,493)       (3,643)
                                                                   ------       ------        ------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        202          202           202
                                                                   ------       ------        ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $  202       $  202        $  202
                                                                   ======       ======        ======

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                                         $7,229       $7,109        $6,459
Decrease (Increase) in investment in common stock of subsidiary    (3,035)       1,988        (1,170)
Decrease (Increase) in receivable from subsidiary                     322          403        (1,707)
Loss (Gain) on equity investment                                       44           (7)           61
                                                                   ------       ------        ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                          $4,560       $9,493        $3,643
                                                                   ======       ======        ======

NOTE R
FUTURE EFFECT OF RECENTLY ISSUED
ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------
     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which was effective for 1997. SFAS No. 127 amended SFAS No. 125 by deferring for one year the effective date for certain provisions of SFAS No. 125. The Statements establish new criteria to determine whether a transfer of assets should be accounted for as a sale or as a pledge of collateral in a secured borrowing. Additionally, SFASNo. 127 establishes new accounting requirements for pledged collateral. The adoption of this Statement is not expected to have a material impact on the Corporation's financial condition.

     SFAS No. 130, "Reporting Comprehensive Income", will be effective in 1998. The Statement establishes rules for reporting and displaying comprehensive income. Comprehensive income is defined as essentially all changes in stockholders' equity, exclusive of dividends. The Statement requires that comprehensive income be presented in a financial statement display with the same prominence as other financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement, which is effective for periods beginning after December 15, 1997, requires reporting of operating segments which management utilizes to evaluate and make operating decisions. The impact to the financial statements will be expanded disclosures.

                         QUARTERLY RESULTS OF OPERATIONS

Selected quarterly information for the years ended December 31, 1997 and 1996, is as follows:

                                                 First         Second        Third        Fourth
1997 In thousands, except per share data        Quarter        Quarter      Quarter       Quarter
-------------------------------------------------------------------------------------------------
Interest income                                 $8,612         $8,791       $8,859        $8,801

Interest expense                                 3,644          3,698        3,774         3,796

Net interest income                              4,968          5,093        5,085         5,005

Provision for loan losses                           30             60           60           60

Net income                                       1,706          1,917        1,832         1,774

Basic earnings per share                           .33            .36          .35           .34

Return on average assets                          1.48%          1.65%        1.56%         1.51%


1996
-------------------------------------------------------------------------------------------------
Interest income                                  $8,122         $8,302       $8,655       $8,815
Interest expense                                  3,699          3,721        3,838        3,866
Net interest income                               4,423          4,581        4,817        4,949
Provision for loan losses                            --             --           --           30
Net income                                        1,581          1,655        1,883        1,990
Basic earnings per share                            .30            .31          .36          .37
Return on average assets                           1.39%          1.43%        1.60%        1.68%
-------------------------------------------------------------------------------------------------


                  FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

The following table sets forth financial data for the last five years:

In thousands, except per share data              1997         1996          1995         1994          1993
-----------------------------------------------------------------------------------------------------------
Total interest income                        $ 35,063     $ 33,894      $ 32,213     $ 30,639      $ 32,122
Total interest expense                         14,912       15,124        14,437       12,419        13,894
Net interest income                            20,151       18,770        17,776       18,220        18,228
Provision for loan losses                         210           30            --           --           315
Net income                                      7,229        7,109         6,459        6,773         6,933

PER SHARE DATA*
-----------------------------------------------------------------------------------------------------------
Basic earnings                                  $1.38        $1.34         $1.22        $1.27         $1.30
Cash dividends                                    .79         1.70           .66          .64           .58

BALANCE SHEET TOTALS
-----------------------------------------------------------------------------------------------------------
Average stockholders' equity                 $ 51,137     $ 48,116      $ 50,317     $ 47,893      $ 44,411
Average assets                                467,220      465,984       459,136      473,186       457,692

RATIOS
-----------------------------------------------------------------------------------------------------------
Return on average assets                         1.55%        1.53%         1.41%        1.43%         1.51%
Return on average stockholders' equity          14.14%       14.77%        12.84%       14.15%        15.61%
Dividend payout                                    57%         127%           54%          50%           45%
Stockholders' equity to assets                  11.27%       10.46%        11.20%       10.31%         9.73%

*Data restated to reflect two-for-one stock split in the form of a 100% stock dividend issued in 1994.

See Notes to Consolidated Financial Statements.

                         FORM 10-K CROSS-REFERENCE INDEX

     Portions of this Annual Report are not required by Form 10-K, and are not filed with the Securities and Exchange Commission as part of the Corporation's Report on Form 10-K for the year ended December 31, 1997. Only the sections referenced in the index below are incorporated into this Form 10-K.

PART I                                                                           Page(s)
                                                                                 -------
Item 1 - Business                                                                    45
Item 2 - Properties                                                                  45
Item 3 - Legal Proceedings                                                           46
Item 4 - Submission of Matters to a Vote of Stockholders                             46


PART II

Item 5 - Market for the Registrant's Common Stock
         and Related Stockholder Matters                                             46
Item 6 - Selected Financial Data                                                15 & 42
Item 7 - Management's Discussion and Analysis of
         Financial Condition and Results of Operations                          16 - 24
         a. Quantitative and Qualitative
            Disclosures About Market Risk                                       20 & 21
Item 8 - Financial Statements and Supplementary Data                            26 - 41
Item 9 - Changes in and Disagreements with Accountants
         on Accounting and Financial Disclosure                                      46


PART III

Item 10 - Directors and Executive Officers of the Registrant                         46
Item 11 - Executive Compensation(1)
Item 12 - Security Ownership of Certain Beneficial Owners and Management(1)
Item 13 - Certain Relationships and Related Transactions(1)


PART IV

Item 14 - Exhibits, Financial Statement Schedules and Reports on Form 8-K
          a. Financial Statements and Financial Statement Schedules(2)
          b. Exhibits                                                                47
          c. Reports on Form 8-K(3)

Item 15 - Signatures                                                                 48

----------
(1) The information required by Item 11, Item 12 and Item 13 is incorporated herein by reference to the Corporation's definitive Proxy Statement to be filed with the Commission not later than 120 days after the close of the year ended December 31, 1997, under the headings "Executive Compensation" and "Compensation of Directors".

(2) Financial statement schedules have been omitted because either they are not applicable or the required information is included in the financial statements or the notes thereto.

(3) No reports on Form 8-K were filed during the quarter ended December 31, 1997.

                    COMMON STOCK MARKET PRICES AND DIVIDENDS

    The common stock of ACNB Corporation is traded in the over-the-counter market. As of December 31, 1997, the approximate number of shareholders of the Corporation's common stock was 3,029.

     As quoted on the OTC Bulletin Board, high and low bid prices of common shares and dividends for the last two years were:

                                       1997                                   1996
                         -------------------------------        -------------------------------

                              Bid Price           Cash               Bid Price           Cash
Quarter                  ------------------     Dividend        ------------------     Dividend
Ended                     High        Low         Paid           High        Low         Paid
-----------------------------------------------------------------------------------------------
March 31                 $17.50      $16.00       $.18          $18.25      $16.00      $1.17
June 30                   18.25       16.63        .18           16.25       16.00        .17
September 30              22.75       18.25        .19           17.00       16.25        .18
December 31               24.25       22.75        .24           16.25       16.00        .18

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

The following firms make a market in
ACNB Corporation common stock:

Ferris, Baker Watts, Incorporated
Frederick, MD
(301)662-6488/(800)950-6488

Hopper Soliday & Co., Inc.
Lancaster, PA
(717)560-3015/(800)456-9234

Janney Montgomery Scott, Inc.
York, PA
(717)845-5611/(800)999-0503

F.J. Morrissey & Co., Inc.
Philadelphia, PA
(215)496-8500/(800)842-8928

Smith Barney Inc.
Gettysburg, PA
(717)334-9101/(800)344-3828

                               BOARD OF DIRECTORS

                ACNB CORPORATION AND ADAMS COUNTY NATIONAL BANK
----------------------------------------------------------------------------------------------------------------
PHILIP P. ASPER                         RONALD L. HANKEY                         THOMAS A. RITTER
Owner                                   Chairman, President & CEO                Insurance Agent
Philip P. Asper, Builder                ACNB Corporation &                       Northwestern Mutual Life
                                        Adams County National Bank
GUY F. DONALDSON                                                                 RALPH S. SANDOE
Fruit Grower                            PHILIP M. JONES                          Fruit Broker
                                        CEO
FRANK ELSNER, JR.                       Times & News                             MARIAN B. SCHULTZ
Chairman                                Publishing Company                       Assistant Dean
Elsner Engineering Works, Inc.                                                   Division of Undeclared Majors
                                        WAYNE E. LAU                             Shippensburg University
RICHARD L. GALUSHA                      Sales Representative
Realtor                                 Destinations: A Travel Company           L. ROBERT SNYDER
                                                                                 Chairman of the Board &
D. RICHARD GUISE                        WILLIAM B. LOWER                         President
President                               President                                Littlestown Hardware &
Adams County Motors Corp.               Boyer Nurseries & Orchards, Inc.         Foundry Co., Inc.
Vice Chairman
ACNB Corporation &                      PAUL G. PITZER                           JENNIFER L. WEAVER
Adams County National Bank              Fruit Grower                             Director
                                                                                 Gettysburg Center of Harrisburg
                                                                                 Area Community College




ACNB CORPORATION AND ADAMS COUNTY NATIONAL BANK
DIRECTORS EMERITI
--------------------------------------------------------------------------------

C. F. DITZLER                     RALPH W. TYSON

CHARLES E. RITTER


ADAMS COUNTY NATIONAL BANK HONORARY DIRECTOR
--------------------------------------------------------------------------------

DALE G. CRUM

                                    OFFICERS


ACNB CORPORATION
--------------------------------------------------------------------------------

RONALD L. HANKEY            JOHN W. KRICHTEN             LYNDA L. GLASS
President & CEO             Secretary & Treasurer        Assistant Secretary


ADAMS COUNTY NATIONAL BANK
--------------------------------------------------------------------------------

RONALD L. HANKEY                                              ASSISTANT
President & CEO                     VICE PRESIDENTS           VICE PRESIDENTS
                                    --------------------      ------------------
ELIZABETH H. BEALL
Senior Vice President               HELEN L. ALTLAND          DEBRA B. BRENNAN
Human Resources
                                    ROBERT L. BREWER          STEVEN E. EBERSOLE
GARY R. BENNETT
Senior Vice President &             JACK W. CHAMBERS          GEORGE R. GUISE
Senior Trust Officer
                                    WAYNE G. CRUM             NANCY E. HELWIG
LYNDA L. GLASS
Senior Vice President &             DAVID W. DEANER           L. JOHN HICKS
Chief Operating Officer
                                    ROBERT A. HAHN            TERRY L. POTTORFF
JOHN M. KIEHL
Senior Vice President               RONALD L. HOFFMAN         DOROTHY K. PUHL
Operations & Security
                                    RONALD E. LINDBECK        SHELBY L. STONE
JOHN W. KRICHTEN
Senior Vice President, Cashier      STANLEY E. MUMMERT
& Chief Financial Officer                                     ASSISTANT CASHIERS
                                    WILLIAM H. YOHE, JR.      ------------------
NANCY L. REICHART
Senior Vice President &                                       BEVERLY S. KRESS
Trust Officer
                                                              DIANA K. KUNTZ
VICTOR L. REYNOLDS
Senior Vice President &                                       LINDA L. LEER
Senior Loan Officer

CARL L. RICKER                                                TRUST OFFICER
Senior Vice President &                                       ------------------
Chief Lending Officer
                                                              RONALD D. BAKER
JOHN E. SALISBURY
Senior Vice President
Audit

                   ADAMS COUNTY NATIONAL BANK OFFICE LOCATIONS

ARENDTSVILLE                    FRANKLIN TOWNSHIP              NORTH GETTYSBURG
101 Main Street                 10 High Street                 675 Old Harrisburg Road
Arendtsville, PA 17303          Cashtown, PA 17310             Gettysburg, PA 17325

BENDERSVILLE                    HANOVER                        SUPER KMART(R) CENTER
101 North Main Street           1127 Eichelberger Street       400 Eisenhower Drive
Bendersville, PA 17306          Hanover, PA 17331              Hanover, PA 17331

BIGLERVILLE                     LINCOLN SQUARE                 WEST LITTLESTOWN
3459 Biglerville Road           2 Chambersburg Street          444 West King Street
Biglerville, PA 17307           Gettysburg, PA 17325           Littlestown, PA 17340

CARROLL VALLEY                  LITTLESTOWN                    YORK SPRINGS
104 Sanders Road                17 South Queen Street          202 Main Street
Carroll Valley, PA 17320        Littlestown, PA 17340          York Springs, PA 17372

EAST BERLIN                     McSHERRYSTOWN
1677 Abbottstown Pike           369 Main Street
East Berlin, PA 17316           McSherrystown, PA 17344


                           ADAMS COUNTY NATIONAL BANK

                           [Telephone Banking Graphic]


                 Banking Convenience is Just a Phone Call Away!


             Toll-Free: 1-888-338-ACNB (2262) Local: 338-ACNB (2262)

                             STOCKHOLDER INFORMATION

ANNUAL MEETING

     The Annual Meeting of Shareholders for ACNB Corporation will be held on Tuesday, May 5, 1998, at 1:00 p.m. at the Main Office of Adams County National Bank, 675 Old Harrisburg Road, Gettysburg, PA.


FORM 10-K

     A copy of ACNB Corporation's Form 10-K, as filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to:

     Ronald L. Hankey
     President & CEO
     ACNB Corporation
     P.O. Box 3129
     Gettysburg, PA 17325

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

    For stockholder inquiries, call toll-free (800)368-5948.