Form 10-K405, Exhibit 13
period 1998-12-31
ACNB CORP
filed 1999-03-29
CIK 715579

ACNB CORPORATION ANNUAL REPORT o INDEPENDENCE

nineteen
      98



INDEPENDENCE

[GRAPHIC OMITTED]

Antique Bank Photo

                                  Independence.

              At ACNB Corporation and its wholly-owned subsidiary,
            Adams County National Bank, the past, present and future
            are predicated on independence. The strategic choice of
          independence is the foundation of our strength and stability in the marketplace as a community banking organization.
             The 1998 Annual Report illustrates the significance of
                independence as a keystone for ACNB Corporation.



Financial Highlights                                1
Business Profile                                    1
Report to Stockholders                              2
Independence                                        5
Index to Financial Information                     14
Five-Year Financial Overview                       15
Management's Discussion and Analysis               16
Independent Auditors' Report                       25
Consolidated Financial Statements                  26
Notes to Consolidated Financial Statements         30
Quarterly Results of Operations                    46
Five-Year Financial Summary                        46
Form 10-K Cross-Reference Index                    47
Form 10-K                                          48
Common Stock Information                           53
Board of Directors                                 54
Officers                                           55
Office Locations                                   56

                          ACNB CORPORATION & SUBSIDIARY
                               1998 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

FOR THE YEAR                                            1998                1997               1996
---------------------------------------------------------------------------------------------------
Net interest income                              $20,390,000         $20,151,000        $18,770,000
Net income                                         7,221,000           7,229,000          7,109,000
Cash dividends                                     4,360,000           4,150,000          9,018,000
---------------------------------------------------------------------------------------------------

PER SHARE STATISTICS
---------------------------------------------------------------------------------------------------
Basic earnings                                       $  1.37             $  1.38            $  1.34
Cash dividends                                           .83                 .79               1.70
Book value (year-end)                                  10.65               10.02               9.37
---------------------------------------------------------------------------------------------------

AT YEAR-END
---------------------------------------------------------------------------------------------------
Total assets                                    $498,814,000        $466,837,000       $472,445,000
Total loans                                      335,127,000         341,808,000        324,927,000
Total deposits                                   416,560,000         395,573,000        403,127,000
Total stockholders' equity                        55,937,000          52,618,000         49,436,000
---------------------------------------------------------------------------------------------------

KEY RATIOS
---------------------------------------------------------------------------------------------------
Return on average stockholders' equity                13.15%              14.14%             14.77%
Return on average assets                               1.49%               1.55%              1.53%
Dividend payout                                          60%                 57%               127%
Stockholders' equity to assets                        11.21%              11.27%             10.46%


BUSINESS PROFILE

     At December 31, 1998, ACNB Corporation is a single-bank holding company with Adams County National Bank as its sole and wholly-owned subsidiary. Adams County National Bank, a full-service community bank in existence since 1857, provides a wide array of consumer, commercial and fiduciary banking services to the individuals, businesses, public entities and community organizations in its trading area. With assets of $499 million, it is the largest community bank headquartered in Adams County.

     ACNB Corporation and its subsidiary, Adams County National Bank, possess a history abundant in the traditions of community banking. Indeed, the organizational focus remains constant -- providing the basic banking services essential to fulfilling the savings and borrowing needs of all community members. Integral to this steadfast strategy is the reinvestment of customers' deposits in loans to others in our local marketplace. A business philosophy predicated upon traditional, customer-oriented values is the common thread running through Adams County National Bank's history -- and its future -- as a responsible, committed and sound community banking organization.

     Adams County National Bank's marketplace encompasses Adams County, Pennsylvania, and its environs -- western York County, eastern Franklin County, southern Cumberland County, and the northern sections of those counties in Maryland that are adjacent to Adams County. Fourteen banking offices and 229 employees serve the customers in this marketplace. Each office and each person is pivotal to ensuring the strength of Adams County National Bank's community banking network.

     Independence. This word is not commonplace in today's banking industry. Nor is it a term arising from the popular business philosophy of the year. At ACNB Corporation, independence is simply fundamental to our strategy as a community banking organization.

     This approach to the business of banking results in profitability to ACNB Corporation and its wholly-owned subsidiary, Adams County National Bank. The Corporation completed 1998 with solid earnings of $7.2 million, or $1.37 per share. These figures do reflect a slight decline of $8,000, or 0.11%, in comparison to year-end 1997. The lack of significant 1998 earnings growth was impacted by the trend of downward pressure on the interest rate spread between the interest earned on loans and the interest paid on deposits by the Bank.

     Total assets of ACNB Corporation grew by 6.85% -- primarily funded by an increase in total deposits of more than $20.9 million, or 5.31%, from December 31, 1997, to December 31, 1998. Total loans decreased by $6.7 million, or 1.96%, during this same period. However, a rising percentage of mortgage loans are being sold by the Corporation in the secondary mortgage market and, therefore, do not appear on the Consolidated Statements of Condition.

     The Corporation's capital position continued to expand during 1998. A 6.31% rise in total stockholders' equity resulted in a stockholders' equity to assets ratio of 11.21%.

     ACNB Corporation earnings generated a return on average assets of 1.49% for 1998. The return on average stockholders' equity was 13.15% for the same annual period.

     Our Board of Directors approved aggregate cash dividends of $.83 per share in 1998 -- an increase of 5.06% as compared to 1997. With total cash dividends in the amount of $4.4 million, ACNB Corporation realized a dividend payout ratio of 60%.

     1998 was a year of refining and monitoring prior business initiatives. These initiatives include efforts such as the introduction of the Visa(R) Check Card program, expansion of the Bank's offering of fiduciary trust services, and restructuring of the loan products and functions along the three major business lines of commercial, retail mortgage and consumer lending.

     More importantly, however, ACNB Corporation focused its resources on Year 2000 endeavors during 1998. The Year 2000 Task Force, which is composed primarily of senior managers representing diverse functional areas, was actually established in July of 1996. This task force is responsible for the development and implementation of the overall action plan and strategy for addressing the potential challenges arising from the change of the millennium. The Year 2000 Project is based upon the five project phases as outlined in regulatory guidance -- awareness, assessment, renovation, validation and implementation. In addition, the project scope encompasses five other major components including contingency planning, stakeholder communications, commercial loan customer assessments, fiduciary risk control, and ongoing reporting to banking regulators and the Board of Directors. The services of third-party technology consultants and attorneys have also been retained to assist with the implementation of the action plan for Year 2000.

     On July 28, 1998, ACNB Corporation entered into an Agreement and Plan of Reorganization with Farmers National Bancorp, Inc. whereby Farmers National Bancorp, Inc. and its wholly-owned subsidiary, Farmers National Bank of Newville, would affiliate with ACNB Corporation. The shareholders of Farmers National Bancorp, Inc. approved the agreement on December 15, 1998. The effective date for the consummation of the affiliation is March 1, 1999. Shareholders of Farmers National Bancorp, Inc. have a right to receive 2.266 shares of ACNB Corporation common stock for each share of Farmers National Bancorp, Inc. common stock held on this date. ACNB Corporation will issue approximately 561,968 shares of common stock in the transaction. Thus, as of March 1, 1999, ACNB Corporation becomes a multi-bank holding company with two bank subsidiaries -- Adams County National Bank and Farmers National Bank of Newville -- and total assets of approximately $545 million. This partnership is an opportunity for ACNB Corporation to further support the ideals of community banking in another local marketplace of Newville, Cumberland County, where Farmers National Bank of Newville serves its customers via three banking locations.

     On a personal note, in the past year, I was elected to the Board of Directors of the American Bankers Association and was appointed to the Federal Advisory Council as a representative of the Third Federal Reserve District. The American Bankers Association is the largest banking trade association in the country, whose membership includes community, regional and money center banks and holding companies, as well as savings associations, trust companies, and savings banks. The Federal Advisory Council was created by the Federal Reserve Act of 1913 to be the principal conduit of information and views between the Federal Reserve Board of Governors and the banking system. In both roles, I represent the interests of the independent community bank in the financial services marketplace of today while, simultaneously, being sensitive to the needs and issues for the entire industry. I am truly honored to serve in these capacities at a national level, and sincerely appreciate the support of ACNB Corporation's Board of Directors in allowing me the opportunity to reinforce the virtues of independent community banking organizations in the industry.

     In remembrance, Ralph W. Tyson, Director Emeritus of ACNB Corporation and Adams County National Bank, died on April 30, 1998. Mr. Tyson had originally joined the Board of Directors of The Bendersville National Bank in 1964. Upon the merger of The Bendersville National Bank into Adams County National Bank, effective March 1987, he became a member of the Board of Directors for both ACNB Corporation and Adams County National Bank. Mr. Tyson was faithful and diligent in his service to the local banking community for 34 years.

     In the coming year of 1999, Frank Elsner, Jr. will retire from his role as a member of the Board of Directors of ACNB Corporation and Adams County National Bank. As of the Corporation's Annual Meeting of Shareholders on May 4, 1999, Mr. Elsner will continue his association with the Corporation and the Bank as Director Emeritus. Since 1974, he has served on the Board of Directors of Adams County National Bank and, later, ACNB Corporation. His involvement in recent years included chairing the Board Loan Committee and participating as a member of the Board Executive Committee. Mr. Elsner has truly been a friend, as well as an advocate, of this organization for nearly 25 years.

     We, at ACNB Corporation, look forward to a year of promise and challenges. There is promise in realizing the value of independence as a community banking organization for the future. The challenges of business are sometimes daunting as they lie ahead. But, frankly, they are really opportunities to assure our independence into the next millennium.

     Your commitment, as a stockholder, to the independence of ACNB Corporation is gratifying. As always, we endeavor to ensure that ACNB Corporation is worthy of your investment.

                                        Sincerely,


                                        /s/ Ronald L. Hankey
                                        ----------------------
                                        Ronald L. Hankey
                                        President

                               [GRAPHIC OMITTED]

                      Cropped Image of Antique Bank Photo



                                  INDEPENDENCE

                          The history of independence.

ACNB Corporation's history is one woven with the threads of independence. In 1962, The First National Bank of Gettysburg and Littlestown State Bank and Trust Company merged to form Adams County National Bank. The mission was simple and forthright -- to establish an independent community bank serving all of Adams County. ACNB Corporation was then established as a single-bank holding company in 1982. The vision endured as local people and businesses depended upon Adams County National Bank for the fulfillment of their savings and borrowing needs. Today, Adams County National Bank's marketplace extends beyond the eastern border of Adams County with community banking offices in Hanover, York County. The history of independence for ACNB Corporation serves as an emblem of the steadfast commitment to the community in which we do business.

                               [GRAPHIC OMITTED]


              American flag and wood sculpture of ACNB logo photo

                           The choice of independence.

At ACNB Corporation, independence is a choice. This choice is a strategic decision, especially given the dynamic, as well as sometimes tumultuous, environment of bank mergers and acquisitions during the last two decades. It is fundamental to the vitality of ACNB Corporation and Adams County National Bank. Peering into 1999, independence continues to be a focus. With the affiliation of Farmers National Bancorp, Inc. and its wholly-owned subsidiary, Farmers National Bank of Newville, as of March 1, 1999, ACNB Corporation becomes a multi-bank holding company with the two banking subsidiaries of Adams County National Bank and Farmers National Bank of Newville. Each bank stands firm in its unique community...committed to the choice of independence for ACNB Corporation.

                                [GRAPHIC OMITTED]

                               Antique Banks Photo

                          The Value of independence.

Value to stakeholders is intrinsic to the ideals of ACNB Corporation's independence. Corporation stockholders receive value in the form of a fair return on their investment. Value is delivered each business day to thousands of Adams County National Bank customers via personal, responsive service. Bank employees are both the providers and the recipients of this value. In response to their integral and multifaceted roles in fulfilling customer expectations, employees receive value in terms of competitive salaries and benefits. Value to the community is not always perceived as tangible, but clearly there is the impact of real dollars and cents flowing through Adams County National Bank into the local economy. It is the synergy of interaction between all groups of stakeholders that maximizes the value of ACNB Corporation's independence to each stakeholder.

                                [GRAPHIC OMITTED]

                          Antique Silver Dollars Photo

                           The Future of independence.


To remain independent, ACNB Corporation must enter the future with a balance between technology and human resources. Technology enhances both customer convenience and operational efficiency through new products and alternative channels of service delivery. Technology is also fundamental to the continuous flow of payments and information within Adams County National Bank, as well as throughout the financial services industry. However, it is the human element that differentiates one financial institution from the other in the minds of the customer and the community. The proper equilibrium of the personal touch versus technological advances in the offering of financial services is one of today's organizational challenges. Furthermore, it is the key to ACNB Corporation's future of independence as a community banking organization.

                               [GRAPHIC OMITTED]

                            Computer Keyboard Photo

                         INDEX TO FINANCIAL INFORMATION




Five-Year Financial Overview                                           15


Management's Discussion and Analysis of Financial
Condition and Results of Operations                                 16-24


Independent Auditors' Report                                           25


Consolidated Financial Statements

  Consolidated Statements of Condition at
  December 31, 1998 and 1997                                           26


  Consolidated Statements of Income for the
  years ended December 31, 1998, 1997 and 1996                         27


  Consolidated Statements of Changes in Stockholders' Equity for the
  years ended December 31, 1998, 1997 and 1996                         28


  Consolidated Statements of Cash Flows for the
  years ended December 31, 1998, 1997 and 1996                         29


Notes to Consolidated Financial Statements                          30-45


Quarterly Results of Operations                                        46


Five-Year Summary of Selected Financial Data                           46


Form 10-K Cross-Reference Index                                        47


Form 10-K                                                           48-52


Common Stock Market Prices and Dividends                               53

                          FIVE-YEAR FINANCIAL OVERVIEW

                               [GRAPHIC OMITTED]


                                 TOTAL DEPOSITS


                            BASIC EARNINGS PER SHARE


                                   TOTAL LOANS


                               DIVIDENDS PER SHARE


                            RETURN ON AVERAGE ASSETS

                              BOOK VALUE PER SHARE

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION AND
FORWARD-LOOKING STATEMENTS
-------------------------------------------------------------------------------

INTRODUCTION

         The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for ACNB Corporation, a bank holding company, and its wholly-owned subsidiary, Adams County National Bank. The corporation's consolidated financial condition and results of operations consist almost entirely of the bank's financial condition and results of operations. Please read this discussion in conjunction with the 1998 Annual Report to ACNB Corporation stockholders. Current performance does not guarantee, assure, or indicate similar performance in the future.

FORWARD-LOOKING STATEMENTS

         In addition to historical information, this 1998 Annual Report contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations". We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date. The corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the corporation files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q, to be filed by the corporation in 1999, and any Current Reports on Form 8-K filed by the corporation.

-------------------------------------------------------------------------------
Comparative Average Balance Sheet and Net Interest Analysis
-------------------------------------------------------------------------------

                                                                 December 31
                                                                    1998
ASSETS In thousands                              Balance          Interest          Rate
-------------------                              -------          --------          ----
Loans                                           $ 339,447        $  27,602          8.13%
Taxable investment securities                     115,446            7,488          6.49%
Non-taxable investment securities                     794               50          6.30%
Federal funds sold                                     16                1          6.25%
Interest bearing deposits with banks                8,908              487          5.47%
                                                ---------        ---------
Total interest earning assets                     464,611        $  35,628          7.67%
Cash and due from banks                            12,845
Premises and equipment                              5,029
Other assets                                        5,218
Allowance for loan losses                          (3,275)
                                                ---------
TOTAL ASSETS                                    $ 484,428
                                                =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing demand deposits                $  57,841        $   1,464          2.53%
Savings deposits                                  104,503            2,736          2.62%
Time deposits (excluding time certificates
  of deposit of $100,000 or more)                 178,281            9,199          5.16%
Time certificates of deposit of
  $100,000 or more                                 18,507              981          5.30%
Short-term borrowings                              19,380              858          4.43%
                                                ---------        ---------
Total interest bearing liabilities                378,512        $  15,238          4.03%
INTEREST RATE SPREAD                                                                3.64%

Demand deposits                                    47,483
Other liabilities                                   3,525
Stockholders' equity                               54,908
                                                ---------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                            $ 484,428
                                                =========

INTEREST INCOME/EARNING ASSETS                  $ 464,611        $  35,628          7.67%
INTEREST EXPENSE/EARNING ASSETS                 $ 464,611        $  15,238          3.28%
NET YIELD ON EARNING ASSETS                                      $  20,390          4.39%

Loan fees of $459,000, $531,000 and $569,000 for 1998, 1997 and 1996,
respectively, are included for rate calculation purposes.

Average nonaccrual loans for 1998, 1997 and 1996 were $1,453,000, $1,441,000 and $1,043,000, respectively.

FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
------------------------------------------------------------------------------

EARNINGS PERFORMANCE

         Net income for years ended December 31, 1998 and 1997 were $7.2 million. Basic earnings per share were $1.37 in 1998 and $1.38 in 1997.

         We attribute the net income decrease of $8,000 in 1998 to an increase of $538,000, or 7.7%, in the corporation's interest income from taxable securities offset by a shrinkage of 0.11% in net interest margin, and a $448,000, or 4.0%, increase in non-interest expense. These items were accompanied by a higher provision of $150,000 in the allowance for possible loan losses.

         The corporation recorded net income of $7.2 million for the year ended December 31, 1997, compared to net income of $7.1 million in 1996. Basic earnings per share of $1.38 in 1997 compared to $1.34 per share in 1996.

         The $120,000 increase in net income in 1997 was primarily due to a $1.2 million, or 6.4%, rise in net interest income after provision for possible loan losses. This was partially offset by an increase in income tax expense of $80,000, or 2.3%, and a $935,000, or 9.2%, increase in non-interest expense.

         We intend, in the balance of this discussion and analysis, to provide details of the operating results, on a comparative basis, for each of the periods ended December 31, 1998, 1997 and 1996.

NET INTEREST INCOME

         Net interest income is the difference between the interest and dividends earned on loans and investment securities (interest earning assets) and the interest paid on deposits and borrowings (interest bearing liabilities). Net interest income is affected principally by the spread between the yield on interest earning assets and the cost of interest bearing liabilities, as well as by the relative dollar amounts of such assets and liabilities.

         Net interest income was $20.4 million in 1998. This is an increase over net interest income of $20.2 million in 1997, and $18.8 million in 1996. The increase was the result of growth in average earning assets, which were up by $16.9 million, or 3.8%. The rise in 1997 reflected slower growth than 1998. Average earning assets increased by $900,000, or 0.2%, in 1997, which caused a marked widening in net yield on earning assets from 4.2% to 4.5%. Improved yields on securities resulted in the increase of net yield on earning assets.

         Interest from loans accounted for 77% of the corporation's interest income in 1998, as compared to 79% in 1997 and 78% in 1996. Interest and dividends on investments were $7.5 million in 1998, as compared to $7.0 million in 1997 and $6.9 million in 1996. The average yield on the taxable investment portfolio decreased to 6.49% for 1998, from 6.88% for the prior year. The yield decrease resulted largely from a shift from U.S. Treasuries to mortgage-backed securities, as the corporation narrowed its positive gap and lengthened maturities.


                December 31                                              December 31
---------------------------------------                 ---------------------------------------
                   1997                                                     1996
---------------------------------------                 ---------------------------------------
  Balance       Interest          Rate                   Balance        Interest           Rate
---------------------------------------                 ----------------------------------------
 $337,465       $ 27,597          8.18%                 $321,979         $26,463           8.22%
  101,033          6,950          6.88%                  113,818           6,846           6.01%
      841             54          6.42%                    1,013              62           6.12%
      100              6          6.00%                      100               5           5.00%
    8,256            456          5.52%                    9,843             518           5.26%
 --------       --------                                --------         -------
  447,695       $ 35,063          7.83%                  446,753         $33,894           7.59%
   11,807                                                 11,227
    5,196                                                  5,586
    5,710                                                  5,666
   (3,188)                                                (3,248)
 --------                                               --------
 $467,220                                               $465,984
 ========                                               ========


------------------------------------------------------------------------------------------------
$  52,419       $  1,323          2.52%                $  49,288        $  1,207           2.45%
  106,051          2,917          2.75%                  110,740           3,048           2.75%
  176,840          9,044          5.11%                  178,687           9,254           5.18%
   15,969            891          5.58%                   14,903             792           5.31%
   16,805            737          4.39%                   18,248             823           4.51%
 --------       --------                                --------         -------
  368,084       $ 14,912          4.05%                  371,866         $15,124           4.07%
------------------------------------------------------------------------------------------------
                                  3.78%                                                    3.52%
   44,611                                                 43,073
    3,388                                                  2,929
   51,137                                                 48,116
 --------                                               --------
 $467,220                                               $465,984
 ========                                               ========
 $447,695       $ 35,063          7.83%                 $446,753         $33,894           7.59%
 $447,695       $ 14,912          3.33%                 $446,753         $15,124           3.39%
                $ 20,151          4.50%                                  $18,770           4.20%
------------------------------------------------------------------------------------------------

         The Comparative Average Balance Sheet and Net Interest Analysis, a table found on pages 16 and 17, presents for the periods indicated the total dollar amount of interest income from average interest earning assets and resultant yields, as well as the interest expense on average interest bearing liabilities and the resultant costs, expressed both in dollars and rates. The average interest earning assets balance includes nonaccrual loans. Interest income includes interest from nonaccrual loans only to the extent that payments were received and to the extent that the corporation believes it will recover the remaining principal balance of the loan. Average balances are computed using a daily average balance during the period. The net yield on earning assets, which reflects the corporation's relative level of interest earning assets to interest bearing liabilities, is the difference between interest income on interest earning assets and interest expense on interest bearing liabilities, divided by average interest earning assets for the period. This table also shows the net interest income and the interest rate spread.

         Changes in the corporation's net interest income are a function of both changes in rates and changes in volumes of interest earning assets and interest bearing liabilities. The Analysis of Changes in Interest Income and Expense Due to Volume and Rate Changes, a table found on page 18, shows changes in interest income and expense for ACNB Corporation for the years indicated. For each category of interest earning assets and interest bearing liabilities, we provide data on the changes attributed to changes in rate (changes in rate multiplied by old volume) and changes in volume (changes in volume multiplied by old rate), with changes in rate volume (change in rate multiplied by change in volume) factored in proportionally. We compute the interest earning asset and interest bearing liability balances using daily average balances.

NON-INTEREST INCOME

         Growth in non-interest income is one of the corporation's long-term strategies. Non-interest income for 1998 increased by $349,000, or 18.2%, compared to 1997, and decreased by $66,000, or 3.3%, when 1997 is compared to 1996. In 1998, ACNB Corporation adjusted service fees on deposit accounts to reflect the marketplace more closely and miscellaneous service fees, including earnings on cash surrender value and Visa debit card fee income, increased $152,000, or 224%.

         Trust service income rose by 2.0% in 1998 and 0.6% in 1997. The corporation participated in an ongoing study with a consulting firm to improve operations and revenues in the Trust Department. In December 1997, the corporation hired a new trust officer to head the department.

         Year-to-date service fees improved over the last two years, even though the corporation continued to experience marginal deposit growth. A reassessment of service charges, which took affect in September 1998, was the main reason for the 11.4% improvement in service fees on deposit accounts in 1998. The small improvement experienced in 1997 was due to growth in the demand deposit totals. While average interest bearing liabilities were up 2.8% in 1998 and down 1.0% in 1997, average non-interest bearing demand deposits were up 6.4% in 1998 and 3.6% in 1997.

NON-INTEREST EXPENSE

         Non-interest expense was $11.5 million in 1998, an increase of 4.0% compared to 1997. In 1997, non-interest expense was $11.1 million, reflecting an increase of 9.2% compared to 1996. The primary causes of the increases in non-interest expense are salaries and employee benefits and equipment expense.

         Personnel expense increased by $295,000, or 4.5%, in 1998, compared to 1997, and by $648,000, or 11.0%, in 1997, compared to 1996. The rise in 1998 was due to normal merit raises and an increase in loan personnel. Management has studied the impact of the eventual retirement of certain loan officers. In anticipation of these retirements, the bank has decided not to add additional loan officers at this time, but to evaluate the effect of the loss of these personnel and determine if the bank can offset the loss through internal promotion.

         In addition to salary and employee benefit increases, there was a significant rise in equipment expense. Costs were up by $93,000, or 9.3%, in 1998, compared to 1997, and by $67,000, or 7.2%, in 1997, compared to 1996. The increase in 1998 is attributable to a full year's operation of telephone banking and debit cards. While satisfying current technological needs, management realizes that this will be an ongoing area of concern because of the rapid technological changes taking place in the financial services industry.

         FDIC insurance cost remained consistent with 1997. This was due to the final recapitalization of the Federal

Analysis of Changes in Interest Income and Expense Due to Volume and Rate
Changes

                                                                       Year ended December 31
                                            -------------------------------------------------------------------------------
                                            1998 versus 1997             1997 versus 1996                  1996 versus 1995
                                             Changes Due To               Changes Due To                    Changes Due To
In thousands                          Volume     Rate       Net      Volume      Rate       Net      Volume     Rate        Net
------------                          ------     ----       ---      ------      ----       ---      ------     ----        ---
Interest earned on:
Loans                                 $  168     $(163)    $   5     $1,262     $(128)    $1,134     $ 185     $  360     $  545
Taxable investment securities            953      (415)      538       (386)      490        104      (144)       942        798
Non-taxable investment securities         (3)       (1)       (4)       (11)        3         (8)      (33)        23        (10)
Federal funds sold                        (5)     --          (5)      --           1          1       --          (1)        (1)
Time deposits with banks                  35        (4)       31        (89)       27        (62)      362        (13)       349
--------------------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets         $1,148     $(583)    $ 565     $  776     $ 393     $1,169     $ 370     $1,311     $1,681
--------------------------------------------------------------------------------------------------------------------------------
Interest paid on:
Interest bearing demand deposits      $  136     $   5     $ 141     $   80     $  36     $  116     $  12     $    6     $   18
Savings deposits                         (43)     (138)     (181)      (131)       --       (131)     (164)        10       (154)
Time deposits                            206        39       245        (38)      (73)      (111)      646        332        978
Short-term borrowings                    114         7       121        (65)      (21)       (86)      (80)       (75)      (155)
--------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities    $  413     $ (87)    $ 326     $ (154)    $ (58)    $ (212)    $ 414     $  273     $  687
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST EARNINGS                 $  735     $(496)    $ 239     $  930     $ 451     $1,381     $ (44)    $1,038     $  994
--------------------------------------------------------------------------------------------------------------------------------

Deposit Insurance Corporation's Bank Insurance Fund in May 1995, and the dramatic reduction in deposit insurance fees for the second half of that year. The costs in 1996 were due to the final recapitalization of the insurance in May of 1995 and a full year at reduced rates. The cost for deposit insurance was $48,000 in 1998 and $49,000 in 1997. The cost should be approximately the same in 1999.

OVERVIEW OF THE BALANCE SHEET

         During 1998, ACNB Corporation's total assets increased by $32.0 million, or 6.8%. This is a turnaround from 1997 when total assets shrank by $5.6 million, or 1.2%. Deposits were up $21.0 million, or 5.3%. Loans were down $6.7 million, or 2.0%, with most of the runoff in residential mortgages. The bank continues to compete with its traditional rivals, including several local and nonlocal commercial banks, as well as nontraditional rivals, such as mortgage brokers and brokerage houses for deposits and for loans.

         The mix of assets and liabilities continues to change. Investment securities rose $50.4 million, or 56.7%, as loans fell $6.7 million, or 2.0%, in 1998 after increasing by $16.3 million, or 5.0%, in 1997. Premises and equipment decreased by $458,000 in 1998 and by $466,000 in 1997, as fixed assets were depreciated faster than the value of new equipment placed in service. In addition, other real estate decreased by $249,000, or 62.0%, in 1998.

         On the liability side, non-interest bearing deposits were up by $5.6 million, or 12.0%, in 1998, and down by $5.8 million, or 11.1%, in 1997. Core deposits strengthened in 1998, with a total increase of $21.0 million in 1998. Fiscal year 1997 showed a decrease of $7.6 million, or 1.9%.

         Capital continued to be strong, as it increased by $3.3 million, or 6.3%, in 1998. It increased by $3.2 million, or 6.4%, in 1997 due to internal earnings retention.

ASSET/LIABILITY AND MARKET RISK MANAGEMENT
-------------------------------------------------------------------------------

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

         Traditionally, the investment portfolio is used to alter the interest rate sensitivity of the corporation. This is accomplished by holding fixed-rate debt instruments in the securities portfolio. During 1998 and 1997, ACNB Corporation lengthened the maturity of prime rate loans, added fixed-rate mortgages with a maturity of 15 years or less to the loan portfolio, and continued to purchase mortgage-backed securities; thus, restructuring the asset sensitive position resulting from a short maturity investment portfolio.

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

         Long-term liquidity needs are provided by a large core deposit base. This is the most stable source of liquidity for a bank because of the long-term relationship with depositors and the deposit insurance provided by the FDIC. In 1998, 84% of total assets were funded by core deposits and 5% were funded with short-term purchased funds, compared to 85% and 3%, respectively, in 1997. ACNB Corporation belongs to the Federal Home Loan Bank of Pittsburgh. This membership serves the dual purposes of emergency and long-term liquidity. The corporation's borrowing capacity with the Federal Home Loan Bank stood at $237.0 million at year-end 1998.

         Parent company liquidity is maintained by the cash flow from dividends received from the bank. Dividends from the bank are the corporation's primary source of funds to pay dividends to the corporation's shareholders. The amount of dividends paid by the bank is subject to certain regulatory restrictions, detailed in Note L of the Notes to Consolidated Financial Statements, "Restrictions on Subsidiary Dividends, Loans and Advances". The parent company financial statements are presented in Note Q of the Notes to Consolidated Financial Statements, "ACNB Corporation (Parent Company Only) Financial Information".

OFF-BALANCE  SHEET FINANCIAL INSTRUMENTS

         In the normal course of business, ACNB Corporation does not use off-balance sheet financial instruments to hedge potential fluctuations in income or market values. The corporation's off-balance sheet items consist solely of loan commitments and letters of credit.

LOAN REVIEW AND ALLOWANCE
FOR LOAN LOSS ANALYSIS
------------------------------------------------------------------------------

GENERAL

         ACNB Corporation's lending activities are carried on through the bank. As of December 31, 1998, the corporation's total loan portfolio, carried at historical cost, of $335.1 million included:

     o $207.4 million in mortgage loans secured by liens on one-to-four family residential properties;

     o $88.5 million in mortgage loans secured by commercial properties, such as apartment buildings, office buildings, warehouses, and medical office buildings;

     o    $14.0 million in construction loans;

     o    $13.5 million in consumer loans; and,

     o    $11.7 million in commercial and agricultural credits.

         In originating loans, the corporation must compete with savings banks, savings and loan associations, other commercial banks, mortgage companies, and credit unions. The corporation's lending activities are heavily influenced by economic trends affecting the availability of funds and by general interest rate levels. More specifically, the condition of the construction industry and the demand for housing have a direct impact on residential lending volumes.

RESIDENTIAL REAL ESTATE LOANS

         The corporation makes a full range of residential loans, including conventional fixed-rate loans for terms of 5, 15 or 30 years and adjustable-rate mortgage loans, available to borrowers in its primary consumer market area. Adjustable-rate mortgages are advantageous to the corporation because adjustable-rate loans are a closer match to the repricing of the corporation's core deposits. However, the corporation's ability to originate ARMs, in lieu of fixed-rate loans, has varied in response to changes in market interest rates. Between 1990 and 1993, ARMs were refinanced to fixed-rate loans, reflecting continuing lower market interest rates and leading to runoff in the corporation's loan portfolio. With the rise in interest rates in 1994 and 1995, ARMs comprised a larger share of total originations and the corporation's portfolio resumed its long-term growth. In 1996, 1997 and 1998, ACNB Corporation again suffered runoff in its residential adjustable-rate mortgage portfolio. Currently, ARMs are indexed to the Federal Housing Finance Board's Contract Rate for Major Lenders and One-Year U.S. Treasury Bills with constant maturity, and have limits on annual increases of 2% over the prior year's rate.

         All of the corporation's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential mortgage loans are originated using standard Federal National Mortgage Association and Federal Home Loan Mortgage Corporation applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of bank personnel, depending upon the size of the loan. Residential loan applications come in through various channels, primarily via a network of 14 community banking offices. However, all residential loans are currently originated by the bank, and mortgage insurance is required on all residential loans originated at a loan-to-value ratio over 85%.

         In addition to interest earned on loans, the bank receives fees for originating loans and for providing loan commitments. The bank also assesses fees for loan modifications, late payments, changes of property ownership, and other miscellaneous services as well as receives fees for the servicing of loans for others, which were sold prior to 1996.

RESIDENTIAL CONSTRUCTION LOANS

         The bank provides financing for two different categories of residential construction loans. A custom construction loan is made to the intended occupant of a house to finance its construction. Speculative construction loans are made to borrowers who are in the business of building homes for resale. Speculative construction loans are made on a house-by-house basis, and not as lines of credit to builders. This type of construction loan involves somewhat more risk than custom construction loans and the bank uses different underwriting considerations. All construction loans require approval by various levels of bank personnel, depending upon the size of the loan. Construction loans for nonconforming residential properties, which are properties other than single-family detached houses, are subject to more stringent approval requirements.


Quantitative Disclosures of Market Risk
------------------------------------------------------------------------------

                                                       Principal Amount Maturing In
                                              ---------------------------------------------
RATE SENSITIVE ASSETS  In thousands               1999             2000              2001
-------------------------------------------------------------------------------------------
Fixed interest rate loans                     $    13,066       $    8,018       $    5,759
Average interest rate                                9.11%            9.30%            8.88%
Variable interest rate loans                  $    33,709       $   21,826       $   20,326
Average interest rate                                7.75%            7.58%            7.53%
Fixed interest rate securities                $     3,642       $    8,882       $   19,245
Average interest rate                                6.55%            6.28%            6.17%
Variable interest rate securities             $        57       $       60       $       66
Average interest rate                                5.45%            5.45%            5.45%
Other interest bearing assets                 $     3,450       $     --         $     --
Average interest rate                                4.50%            0.00%            0.00%

RATE SENSITIVE LIABILITIES
-------------------------------------------------------------------------------------------
Non-interest bearing checking                 $    13,120       $   11,806       $   11,806
Average interest rate                                0.00%            0.00%            0.00%
Savings and interest bearing checking         $     7,701       $   48,233       $   48,233
Average interest rate                                2.50%            2.45%            2.45%
Time deposits                                 $   148,542       $   21,955       $   15,326
Average interest rate                                4.97%            5.45%            5.85%
Variable interest rate borrowings             $    11,328     $      3,399      $     3,399
Average interest rate                                4.33%            4.33%            4.33%




                                                            Principal Amount Maturing In                        Fair Value
                                              ------------------------------------------------------------     December 31,
                                                2002              2003         Thereafter          TOTAL           1998
---------------------------------------------------------------------------------------------------------------------------
Fixed interest rate loans                     $ 3,913          $ 3,484          $ 18,268          $ 52,508       $ 52,834
Average interest rate                            8.28%            7.08%             7.28%             8.28%
Variable interest rate loans                  $17,235          $16,367          $169,732          $279,195       $279,948
Average interest rate                            7.43%            7.40%             7.60%             7.59%
Fixed interest rate securities                $14,410          $ 4,701          $ 85,672          $136,552       $140,570
Average interest rate                            6.24%            6.56%             6.42%             6.36%
Variable interest rate securities             $    75          $    84          $    447          $    789       $    789
Average interest rate                            5.45%            5.45%             5.45%             5.45%
Other interest bearing assets                 $    --          $    --          $     --          $  3,450       $  3,450
Average interest rate                            0.00%            0.00%             0.00%             4.50%

---------------------------------------------------------------------------------------------------------------------------
Non-interest bearing checking                 $ 5,247          $ 5,247          $  5,247          $ 52,473       $ 52,473
Average interest rate                            0.00%            0.00%             0.00%             0.00%
Savings and interest bearing checking         $14,794          $14,794          $ 29,585          $163,340       $163,340
Average interest rate                            2.45%            2.45%             2.45%             2.45%
Time deposits                                 $13,924          $    --          $  1,000          $200,747       $204,302
Average interest rate                            5.73%            0.00%             5.26%             5.13%
Variable interest rate borrowings              $2,266           $2,266          $     --           $22,658       $ 22,658
Average interest rate                            4.33%            4.33%             0.00%             4.33%

COMMERCIAL REAL ESTATE LOANS

         In all commercial real estate lending, the bank considers the location, marketability and overall attractiveness of the project. ACNB Corporation underwriting guidelines on commercial real estate loans currently require an economic analysis of each property, with regard to the annual revenue and expenses, debt service coverage and fair market value, to determine the maximum loan amount. Commercial real estate loans require approval at various levels of bank personnel, depending upon the size of the loan.

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

         In order to monitor its commercial real estate loan portfolio, the bank periodically inspects real estate collateral based on the loan risk classification, the loan size, and the location of the collateral; analyzes the economic condition of markets in which the bank has a geographic concentration; and, reviews operating statements and rent rolls, updated financial and tax statements of borrowers, evidence of insurance coverage, and evidence that real estate taxes have been paid. These procedures are designed to analyze the economic viability of the property, as well as to determine whether or not the debt service coverage and loan-to-value ratios remain consistent with the bank's underwriting policies. It is the intention of management to perform a continual review of the commercial real estate loan portfolio in light of the condition of the real estate market. Based upon the above procedures, the bank classifies loans that fall below underwriting standards into various risk or watch categories.

MANUFACTURED HOUSING, SECOND MORTGAGE AND OTHER CONSUMER LOANS

         The bank offers consumer loan programs that include the following:

     o    manufactured housing loans;
     o second mortgage loans for a variety of purposes, including purchase, renovation, or remodeling of property, and for uses unrelated to the security;
     o loans for the purchase of automobiles, pleasure boats and recreational vehicles;
     o    student loans; and,
     o loans for general household purposes, including home equity lines of credit.

Consumer loans, in addition to being an important part of the bank's orientation toward consumer financial services, promote greater net interest income stability because of their somewhat shorter maturities and faster prepayment characteristics. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

         Consumer loans are generally secured loans and are made based on an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Secured consumer loan amounts typically do not exceed 85% of the value of the collateral, less the outstanding balance of any first mortgage loan. Lines of credit are subject to periodic review, revision and, when deemed appropriate by the bank, cancellation as a result of changes in the borrower's financial circumstances.

ASSET QUALITY

         Banks are required to review their assets on a regular basis, and to classify them if certain weaknesses are noted. Adequate allowances must be maintained for assets classified as substandard or doubtful. Any assets classified as a loss must be written off immediately. The bank has a comprehensive process for classifying assets, and asset reviews are performed on a quarterly basis. The objective of the review process is to identify any trends and to determine the levels of loss exposure to evaluate the need for an adjustment to the allowance account. Classified assets consist of:

     o    nonaccrual loans;
     o    loans under foreclosure;
     o    other real estate owned, or OREO; and,
     o performing loans and securities that exhibit credit quality weaknesses.

The principal measures of asset problems are:
     o    the levels of nonaccruing loans;
     o    loans under foreclosure;
     o    other real estate owned;
     o    the size of the provision for loan losses;
     o    loan charge-offs; and,
     o    the size of the write-downs in the value of other real estate owned.

         Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and is not in the process of collection. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status. Nonperforming loans include loans on which payment is 90 days or more delinquent, whether or not interest is still being accrued. The Nonperforming Assets Analysis, a table found on page 22, presents figures relative to nonperforming assets and net charge-offs for 1998 and 1997.

         Real estate that served as security for a defaulted loan and that then became other real estate owned, is recorded on the corporation's books at the lower of the outstanding loan balance or fair market value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair market value at the time a property becomes OREO is less than the loan balance, the loan is written down at that time by a charge to the allowance for loan losses. OREO currently consists of three properties valued at $152,000 as of December 31, 1998, down by $249,000 from $401,000 at December 31, 1997. One of these properties has been sold, but must be reported as OREO until the terms, under which it was disposed of, meet current regulatory standards. The remaining properties are single-family dwellings with an appraised value in excess of book value.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

         The provision for loan losses is based upon management's continuing analysis of certain factors underlying the quality of the loan portfolio. These factors include:

     o    changes in the size and composition of the portfolio;
     o    historical loan loss trends;
     o    the industry's loss experience; and,
     o    current and anticipated economic conditions.

     To determine adequacy of the allowance for loan losses, the bank reviews its loan portfolio for specific weaknesses. A portion of the allowance is then allocated to reflect the potential loss exposure of those specific weaknesses. When the bank confirms that specific loans or portions of loans are uncollectible, these amounts are charged against the allowance for loan losses. The existence of some or all of the following criteria generally confirms that a loss has been incurred:

     o the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current;
     o the corporation has no recourse to the borrower or, if it does, the borrower has insufficient assets to pay the debt; or,
     o the fair market value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

Residential real estate and consumer loans are not individually analyzed for loss exposure because of the significant number of loans, their relatively small balances, and historically low level of losses.

         The table, Allocation of the Allowance for Loan Losses, found on page 23, shows a breakdown of the allowance as it applies to different types of loans in the portfolio.


CAPITAL MANAGEMENT
------------------------------------------------------------------------------

         During 1998, ACNB Corporation's fiscal capital increased by $3.3 million, or 6.3%. During 1997, the capital base increased by $3.2 million, or 6.4%. At year-end 1998, the risk-based capital ratios of Tier 1 capital and Total capital were 18.93% and 20.15%, which exceed the minimum ratios required by the Federal Reserve Board. Capital ratios are highlighted in a table, Capital Ratios at Year-end, on page 24.

         Capital management is an ongoing process, which consists of providing equity and long-term debt for current and future financial positioning. ACNB Corporation manages its capital as set forth in its strategic business plan and to support its growth and investments.

         ACNB Corporation and the bank are subject to the capital adequacy guidelines of various federal banking agencies, such as the Federal Reserve Board and the Office of the Comptroller of the Currency. At December 31, 1998, the corporation and the bank were in compliance with the capital requirements of these regulatory agencies. Management expects them to remain in compliance with these capital requirements in the future. Federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 capital, 10% Total capital, and 5% Tier 1 leverage. At December 31, 1998, the capital ratios of the corporation exceeded these levels. Management expects the corporation's ratios to remain in excess of the minimum ratios required of a well-capitalized institution.

         The corporation's board of directors increased the quarterly common stock cash dividend to $.19 per share during the third quarter of 1997, and further increased the quarterly dividend to $.20 per share during the third quarter of 1998. Annual dividends per share during 1998 were $.83, which included a $.05 special dividend. The corporation paid dividends of $.79 per share in 1997, which included a $.05 special dividend paid in the fourth quarter of 1997.

         The corporation's total stockholders' equity at December 31, 1998, was $55.9 million, or 11.21%, of total assets, compared with $52.6 million, or 11.27%, of total assets at December 31, 1997. The growth in capital is the direct result of continued strong retained earnings.



Nonperforming Assets Analysis
----------------------------------------------------------------------------------------------------------------------
                                                                      Year ended December 31
                                              ------------------------------------------------------------------------
                                                             1998                                     1997
                                              -------------------------------         --------------------------------
                                              Nonperforming           Net             Nonperforming           Net
In thousands                                     Assets           Charge-offs            Assets           Charge-offs
------------                                  -------------------------------         --------------------------------
Real estate loans (1-to-4 family dwellings)      $1,535            $   (12)              $1,531            $    33
Real estate loans (other)                         1,773                  4                1,089                 --
Commercial and industrial                            83                 20                   95                 49
Consumer                                            120                 98                  122                137
                                                 ------            -------               ------            -------
TOTAL                                            $3,511            $   110               $2,837            $   219
                                                 ======            =======               ======            =======

CORPORATION IS IN THE PROCESS OF BECOMING
YEAR 2000 COMPLIANT - EXPENSES NOT MATERIAL
-------------------------------------------------------------------------------

YEAR 2000 ISSUE

     The following section contains forward-looking statements which involve risks and uncertainties. The actual impact on the corporation of the Year 2000 issue could materially differ from that which is anticipated in the forward-looking statements as a result of certain factors identified below.

Corporation's State of Readiness

     The Year 2000 (Y2K) Problem is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems may be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. This could cause entire system failures, miscalculations, and disruptions of normal business operations including, among other things, a temporary inability to process transactions, send statements, or engage in similar day-to-day business activities. The extent of the potential impact of the Year 2000 Problem is not yet known, and if not timely corrected, it could affect the global economy.

     The corporation has developed a five-phase program for Y2K information and non-information systems compliance which includes the following:

 1.  Awareness Phase
     o    Establish Year 2000 Task Force.
     o    Define Year 2000 Problem.
     o    Develop Year 2000 Plan and Strategy.

      This phase was completed as of December 31, 1997.

 2.  Assessment Phase

     o Identify and inventory all information systems, technology items, computer programs, business partners, environmental systems, and data communication links.
     o    Prioritize mission critical systems.
     o Obtain vendor certifications for software, hardware, and outsourced service providers.
     o    Assess impact of Year 2000.

      This phase was completed as of December 31, 1998.

 3.  Renovation Phase

     o    Implement hardware and software upgrades.
     o    Replace systems and technology items.
     o    Monitor vendor and service provider progress.

      This phase was substantially completed as of December 31, 1998.

 4.  Validation Phase

     o    Develop testing plan and strategy.
     o    Establish test environment(s).
     o Test all internal information systems, technology items, computer programs, environmental systems, and data communication links.
     o    Test with and/or monitor testing of vendors and service providers.

     This phase began in May 1998 and will continue through June 30, 1999.

 5.  Implementation Phase

     o    Implement Y2K compliant systems and technology items.

     This phase began in December 1997 and will continue through October 29, 1999.

         Based on an ongoing assessment, the corporation has determined that it will be required to modify or replace portions of its hardware and software so that its computer systems will properly use dates beyond December 31, 1999. The corporation presently believes that as a result of modifications to existing software and hardware and conversions to new software, the Year 2000 Problem can be mitigated. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 Problem could have a material adverse impact on the operations of the corporation.

         The major part of the corporation's software is designed and maintained by companies well known throughout the banking industry. This portion of the software has been or is in the process of being renovated for compliance with the Year 2000. The cost of renovation will be primarily borne by the third-party providers. Even though the corporation does not have direct control over the software renovation process, it is monitoring the progress of its third-party vendors to assess the status of their Y2K readiness efforts. However, because most computer systems are, by their very nature, interdependent, it is possible that noncompliant third-party computers could impact the corporation's computer systems. The corporation could be adversely affected by the Year 2000 Problem if it or unrelated parties fail to successfully and timely address the problem. The corporation has taken steps to communicate with the unrelated parties with whom it deals to coordinate Year 2000 compliance. Additionally, the corporation is dependent on external suppliers, such as wire transfer systems, telephone systems, electric companies, and other utility companies, for continuation of service. The corporation is also assessing the impact, if any, the century date change may have on its credit risk and fiduciary risk.

Costs of Year 2000

         The total cost to implement the five-phase program ranges from approximately $400,000 to $450,000. Internal costs should approximate $235,000, while outside consultants for legal work, contingency planning, and verification of testing will approximate $190,000. Costs in 1998 were $169,000 with $119,000 being internal costs with very little cash outlay and were absorbed by current operations.

         $50,000 was spent on consultant and legal work in 1998. Fiscal year 1999 expenses have been budgeted at $108,000 for internal costs and $140,000 for consultant and legal work. There has been a shift in personnel which will require that more work will have to be outsourced at higher costs in 1999.



Allocation of the Allowance for Loan Losses
--------------------------------------------------------------------------------------------------------------------
                                     1998                 1997                1996                1995                1994
                               ---------------      ----------------     -------------      ---------------      --------------
                                          % of                 % of               % of                 % of               % of
                                         Gross                 Gross              Gross                Gross              Gross
                               Amount    Loans      Amount     Loans     Amount   Loans      Amount    Loans     Amount   Loans
                               ------    -----      ------     -----     ------   -----      ------    -----     ------   -----
In thousands
------------
Commercial, financial and
  agricultural                 $  798     0.24%     $  696     0.20%     $   92    0.03%     $   95    0.03%     $   98    0.03%
Real estate - construction        102     0.03%         68     0.02%         47    0.01%         48    0.01%         51    0.02%
Real estate - mortgage          1,098     0.33%      1,518     0.45%      1,672    0.52%      1,719    0.53%      1,769    0.58%
Consumer                          227     0.07%        200     0.06%        156    0.05%        160    0.05%        165    0.05%
Unallocated                     1,199     0.35%        692     0.20%      1,216    0.37%      1,252    0.39%      1,287    0.42%
                               ------     ----      ------     ----      ------    ----      ------    ----      ------    ----
Total                          $3,424     1.02%     $3,174     0.93%     $3,183    0.98%     $3,274    1.01%     $3,370    1.10%
                               ======     ====      ======     ====      ======    ====      ======    ====      ======    ====

         With actual costs of $169,000 in 1998 and estimated costs of $248,000 for 1999, the financial impact to the corporation of Year 2000 compliance has not been and is not anticipated to be material to the corporation's financial position or results of operations in any given year. However, if compliance is not achieved in a timely manner by the corporation or any of its significant related third parties, be it a supplier of services or customer, the Y2K issue could possibly have a material effect on the corporation's operations and financial position.

         The cost of the Year 2000 project and the dates when the corporation plans to complete both Year 2000 modifications and systems conversions are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, the failure of a related third party to achieve Y2K compliance, and similar uncertainties.

RISKS OF YEAR 2000

         At present, management believes its progress in remedying the corporation's systems, programs and applications and installing Y2K compliant upgrades is on target. The Year 2000 computer problem creates risk for the corporation from unforeseen problems in its own computer systems and from third-party vendors who provide the majority of mainframe and PC-based computer applications. Failure of third-party systems relative to the Y2K issue could have a material impact on the corporation's ability to conduct business.

CONTINGENCY PLANS

         In compliance with Y2K regulatory guidance, the corporation has completed remediation contingency planning for mission critical systems and will finalize its business resumption contingency planning by June 30, 1999. Remediation contingency planning for mission critical systems encompassed the identification of alternative means of achieving Y2K readiness in the event the mission critical system service provider or software vendor cannot complete critical efforts by predetermined trigger dates. The corporation's development of the business resumption contingency plan includes organizational planning guidelines, a business impact analysis, a written disaster recovery/contingency plan, and validation of the plan. Both forms of contingency planning are the corporation's efforts to minimize any potential disruptions to business operations due to a Y2K-related issue.

OTHER YEAR 2000 ENDEAVORS

         ACNB Corporation has also undertaken other endeavors to address the challenges of the Year 2000 Problem. These include:

 1.  Stakeholder Communications
     o    Customer awareness program
     o    Bank employee communications and training
     o    Corporation stockholder communications

 2.  Commercial Customer Credit Risk Control Process
     o    Due diligence process for current and future material customers
     o    Assessment of customer Year 2000 readiness

 3.  Fiduciary Client Risk Control Process
     o Due diligence process for fiduciary account and asset administration servicers including investment providers, third parties, counterparties and transfer agents
     o    Assessment of servicer Year 2000 readiness

REGULATORY ACTIVITY
---------------------------------------------------------------------------

         Recently, Pennsylvania enacted a law that permits state-chartered banking institutions to sell insurance. This follows the U.S. Supreme Court decision in favor of nationwide insurance sales by banks, which also bars states from blocking insurance sales by national banks in towns with populations of no more than 5,000. The Office of the Comptroller of the Currency has issued guidelines for national banks to sell insurance. The corporation is evaluating its options regarding the sale of insurance.

         Congress is currently considering legislative reforms to modernize the financial services industry, including the repeal of the Glass-Steagall Act, which prohibits commercial banks from engaging in the securities industry. Consequently, equity underwriting activities of banks may increase in the near future. The corporation does not currently anticipate entering into these activities.

         From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the corporation and the bank. Management cannot predict whether such legislation will be enacted or, if enacted, how the legislation would affect the business of the corporation and the bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the corporation's and the bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business. Except as specifically described above, management believes that the impact of the provisions of the aforementioned legislation on the liquidity, capital resources, and results of operations of the corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which, if they were implemented, would have a material adverse effect upon the corporation's liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the corporation's results of operations.

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


Capital Ratios at Year-end
--------------------------------------------------------------------------------------------------------------------
                                                                                          1998            1997
                                                                                         -----            -----
Common stockholders' equity to assets                                                    11.21%           11.27%
Tier 1 leverage ratio                                                                    11.55%           11.26%
Tier 1 risk-based capital ratio                                                          18.93%           18.14%
Total risk-based capital ratio                                                           20.15%           19.28%

                          INDEPENDENT AUDITORS' REPORT


                                Stambaugh o Ness
                          ----------------------------
                          Certified Public Accountants


 To The Stockholders and Board of Directors
 ACNB Corporation
 Gettysburg, Pennsylvania




     We have audited the accompanying consolidated statements of condition of ACNB Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACNB Corporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


Stambaugh o Ness, P.C.



York, Pennsylvania
January 15, 1999


                      Consolidated Statements of Condition

                                                                                           December 31
                                                                                  ----------------------------
ASSETS In thousands                                                                    1998               1997
-------------------                                                               ---------          ---------
Cash and due from banks                                                           $  14,354          $  14,674
Interest bearing deposits with banks                                                  3,450             14,060
Investment securities
   (fair value $140,570 and $89,053, respectively)                                  139,353             88,923
Federal funds sold                                                                       --                100
Mortgage loans held for sale                                                            504                570
Loans
   (net of unearned discount of $22 and $166, respectively)                         334,623            341,238
Allowance for possible loan losses                                                   (3,424)            (3,174)
                                                                                  ---------          ---------
Net loans                                                                           331,199            338,064
Premises and equipment                                                                4,491              4,949
Other real estate                                                                       152                401
Other assets                                                                          5,311              5,096
                                                                                  ---------          ---------
TOTAL ASSETS                                                                      $ 498,814          $ 466,837
                                                                                  =========          =========


LIABILITIES
--------------------------------------------------------------------------------------------------------------
Non-interest bearing deposits                                                     $  52,473          $  46,839
Interest bearing deposits                                                           364,087            348,734
                                                                                  ---------          ---------
TOTAL DEPOSITS                                                                      416,560            395,573
Securities sold under agreement to repurchase                                        22,658             15,021
Demand notes, U.S. Treasury                                                             100                450
Other liabilities                                                                     3,559              3,175
                                                                                  ---------          ---------
TOTAL LIABILITIES                                                                   442,877            414,219


STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------
Common stock (par value $2.50; 20,000,000 shares authorized; 5,253,278 issued and outstanding shares
  on 12/31/98 and 12/31/97)                                                          13,133             13,133
Additional paid-in capital                                                            3,647              3,647
Retained earnings                                                                    37,829             34,968
Accumulated other comprehensive income                                                1,328                870
                                                                                  ---------          ---------
TOTAL STOCKHOLDERS' EQUITY                                                           55,937             52,618
                                                                                  ---------          ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $ 498,814           $466,837
                                                                                  =========          =========



         The accompanying notes are an integral part of the consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME






                                                                                      Year ended December 31
                                                                                ----------------------------------
INTEREST INCOME In thousands, except per share data                                1998         1997          1996
---------------------------------------------------                             -------      -------       -------
Loans (including fees)                                                          $27,602      $27,597       $26,463
Time deposits with banks                                                            487          456           518
Federal funds sold                                                                    1            6             5
Taxable securities                                                                7,488        6,950         6,846
Non-taxable securities                                                               50           54            62
                                                                                -------      -------       -------
TOTAL INTEREST INCOME                                                            35,628       35,063        33,894



INTEREST EXPENSE
------------------------------------------------------------------------------------------------------------------
Interest bearing deposits                                                        14,380       14,175        14,301
Other borrowed funds                                                                858          737           823
                                                                                -------      -------       -------
TOTAL INTEREST EXPENSE                                                           15,238       14,912        15,124
NET INTEREST INCOME                                                              20,390       20,151        18,770
Provision for possible loan losses                                                  360          210            30
                                                                                -------      -------       -------
NET INTEREST INCOME AFTER
PROVISION FOR POSSIBLE LOAN LOSSES                                               20,030       19,941        18,740



NON-INTEREST INCOME
------------------------------------------------------------------------------------------------------------------
Trust income                                                                        530          520           517
Service fees on deposit accounts                                                    851          764           756
Other income                                                                        888          636           713
                                                                                -------      -------       -------
TOTAL NON-INTEREST INCOME                                                         2,269        1,920         1,986



NON-INTEREST EXPENSE
------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                                    6,824        6,529         5,881
Net occupancy expense                                                               775          802           770
Equipment expense                                                                 1,097        1,004           937
Other taxes                                                                         458          441           424
Other expense                                                                     2,358        2,288         2,117
                                                                                -------      -------       -------
TOTAL NON-INTEREST EXPENSE                                                       11,512       11,064        10,129
INCOME BEFORE INCOME TAXES                                                       10,787       10,797        10,597
Applicable income taxes                                                           3,566        3,568         3,488
                                                                                -------      -------       -------
NETINCOME                                                                       $ 7,221      $ 7,229       $ 7,109
                                                                                =======      =======       =======


PER COMMON SHARE DATA*
------------------------------------------------------------------------------------------------------------------
Basic earnings                                                                    $1.37        $1.38         $1.34
Cash dividends                                                                    $ .83        $ .79         $1.70



*Based on a weighted average of 5,253,278 shares in 1998, 5,254,618 shares in 1997, and 5,300,569 shares in 1996.


         The accompanying notes are an integral part of the consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY


                                                                                                           Accumulated
                                                                                    Additional                Other
                                                                          Common     Paid-in     Retained  Comprehensive
                                                                           Stock     Capital     Earnings     Income     Total
                                                                         --------   ----------   --------  ------------- -----
In thousands
BALANCE AT JANUARY 1, 1996                                               $ 13,269    $  4,396    $ 33,798    $     --   $ 51,463
Comprehensive income:
    Net income                                                                 --          --       7,109          --      7,109
    Net change in unrealized gains on securities available-for-sale            --          --          --         357        357
                                                                                                                        --------
        Total comprehensive income                                                                                         7,466
                                                                                                                        --------
Cash dividends                                                                 --          --      (9,018)         --     (9,018)
Retirement of 29,284 shares                                                   (73)       (402)         --          --       (475)
                                                                         --------    --------    --------    --------   --------
BALANCE AT DECEMBER 31, 1996                                               13,196       3,994      31,889         357     49,436
Comprehensive income:
    Net income                                                                 --          --       7,229          --      7,229
    Net change in unrealized gains on securities available-for-sale            --          --          --         513        513
                                                                                                                        --------
        Total comprehensive income                                                                                         7,742
                                                                                                                        --------
Cash dividends                                                                 --          --      (4,150)         --     (4,150)
Retirement of 25,194 shares                                                   (63)       (347)         --          --       (410)
                                                                         --------    --------    --------    --------   --------
BALANCE AT DECEMBER 31, 1997                                               13,133       3,647      34,968         870     52,618
Comprehensive income:
    Net income                                                                 --          --       7,221          --      7,221
    Net change in unrealized gains on securities available-for-sale            --          --          --         458        458
                                                                                                                        --------
        Total comprehensive income                                                                                         7,679
                                                                                                                        --------
Cash dividends                                                                 --          --      (4,360)         --     (4,360)
                                                                         --------    --------    --------    --------   --------
BALANCE AT DECEMBER 31, 1998                                             $ 13,133    $  3,647    $ 37,829    $  1,328   $ 55,937
                                                                         ========    ========    ========    ========   ========




         The accompanying notes are an integral part of the consolidated financial statements.

                      Consolidated Statements of Cash Flows


                                                                                      Year ended December 31
INCREASE (DECREASE) IN CASH                                                     ----------------------------------
AND CASH EQUIVALENTS In thousands                                                 1998         1997         1996
---------------------------------                                               --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest and dividends received                                                 $ 35,293     $ 35,015     $ 33,563
Fees and commissions received                                                      2,728        2,451        2,555
Interest paid                                                                    (14,997)     (14,768)     (14,940)
Cash paid to suppliers and employees                                             (11,017)     (10,257)     (10,481)
Income taxes paid                                                                 (3,770)      (3,629)      (3,438)
Loans originated for sale                                                        (21,294)      (6,368)     (10,538)
Proceeds of mortgage loans sold                                                   21,360        5,798       11,412
                                                                                --------     --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          8,303        8,242        8,133

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities held-to-maturity                 7,000       67,622       59,124
Proceeds from maturities of investment securities available-for-sale              12,267        4,485          804
Purchase of investment securities held-to-maturity                                (5,000)     (20,197)     (37,236)
Purchase of investment securities available-for-sale                             (64,101)     (23,560)     (34,334)
Net decrease (increase) in loans                                                   6,505      (16,530)      (1,927)
Capital expenditures                                                                (167)        (191)        (235)
Proceeds from sale of other real estate owned                                        249          614         (326)
                                                                                --------     --------     --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                              (43,247)      12,243      (14,130)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits,
  NOW accounts and savings accounts                                               10,357        2,440       (3,186)
Net increase (decrease) in certificates of deposit                                10,630       (9,994)      14,070
Net increase (decrease) in securities
    sold under agreement to repurchase                                             7,637       (1,715)       3,533
Dividends paid                                                                    (4,360)      (4,150)      (9,018)
Net increase (decrease) in borrowed funds                                           (350)          --          251
Retirement of common stock                                                            --         (410)        (475)
                                                                                --------     --------     --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                               23,914      (13,829)       5,175
                                                                                --------     --------     --------
NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                                             (11,030)       6,656         (822)
CASH AND CASH EQUIVALENTS
AT BEGINNING OF YEAR                                                              28,834       22,178       23,000
                                                                                --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $ 17,804     $ 28,834     $ 22,178
                                                                                ========     ========     ========
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
------------------------------------------------------------------------------------------------------------------
Net income                                                                      $  7,221     $  7,229     $  7,109
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization                                                        625          657          633
Provision for possible loan losses                                                   360          210           30
Provision for deferred taxes                                                        (291)          73           91
Amortization (Accretion) of investment securities premiums (discounts)              (148)         (39)         356
Increase (Decrease) in taxes payable                                                  87         (134)         (41)
Decrease (Increase) in interest receivable                                          (111)         442          (30)
Increase in interest payable                                                         241          144          184
Increase (Decrease) in accrued expenses                                              (39)         209          301
Decrease (Increase) in mortgage loans held for sale                                   66         (570)         874
Increase in other assets                                                             (91)         (59)      (1,233)
Increase (Decrease) in other liabilities                                             383           80         (141)
                                                                                --------     --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       $  8,303     $  8,242     $  8,133
                                                                                ========     ========     ========

         The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------

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


INVESTMENT SECURITIES

     Under Statement of Financial Accounting Standards No. 115, securities are required to be classified into one of three categories: held-to-maturity, available-for-sale, or trading. Investments in securities which the corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity. These securities are accounted for at amortized cost. Other securities are classified as available-for-sale. The difference between amortized cost and fair value is an unrealized holding gain or loss included, net of taxes, as accumulated other comprehensive income, in stockholders' equity. Management will reassess the appropriateness of the classifications each quarter.

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


ALLOWANCEFOR POSSIBLE LOAN LOSSES

     The provision for possible loan losses charged to income is based upon management's evaluation of outstanding loans, the historical loan loss experience of the subsidiary, and the adequacy of the allowance for possible loan losses. A significant change in this estimate could result in a material change to net income. Loans are deemed impaired when it is probable that the corporation will be unable to collect all amounts due in accordance with the loan agreement. The corporation evaluates collectively for impairment large groups of smaller balance homogeneous loans. At December 31, 1998 and 1997, all of the corporation's impaired loans were on nonaccrual status for all reported periods.


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

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
-------------------------------------------------------------------------------

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


COMPREHENSIVE INCOME

     The corporation adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of condition, such items, along with net income, are components of comprehensive income. The adoption of Statement of Financial Accounting Standards No. 130 had no effect on the corporation's net income or stockholders' equity other than expanded disclosure.


NOTE B
RESTRICTIONS ON CASH
AND DUE FROM BANK ACCOUNTS
-------------------------------------------------------------------------------

     The bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the years ended December 31, 1998 and 1997, were approximately $6,465,000 and $5,554,000, respectively.
                                       31

NOTE C
INVESTMENT SECURITIES
-------------------------------------------------------------------------------

The amortized cost and estimated fair value of investment securities at December 31, 1998 and 1997, were as follows:




                                                                             Gross         Gross
                                                           Amortized       Unrealized    Unrealized        Fair
1998 In thousands                                             Cost           Gains         Losses          Value
-----------------                                          ---------       ----------   ------------     ---------
Held-to-Maturity Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies                $  30,107       $   1,217    $         --     $  31,324
Obligations of states and political subdivisions                 789              --              --           789
                                                           ---------       ---------    ------------     ---------
Total debt securities                                         30,896           1,217              --        32,113
Restricted equity securities                                   2,975              --              --         2,975
                                                           ---------       ---------    ------------     ---------
Total Held-to-Maturity Securities                          $  33,871       $   1,217    $         --     $  35,088
                                                           =========       =========    ============     =========
Available-for-Sale Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies                $ 103,470       $   2,012    $         --     $ 105,482
                                                           =========       =========    ============     =========

1997 In thousands
-----------------
Held-to-Maturity Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies                $  32,156       $     245    $        115     $  32,286
Obligations of states and political subdivisions                 832              --              --           832
                                                           ---------       ---------    ------------     ---------
Total debt securities                                         32,988             245             115        33,118
Restricted equity securities                                   2,861              --              --         2,861
                                                           ---------       ---------    ------------     ---------
Total Held-to-Maturity Securities                          $  35,849       $     245    $        115     $  35,979
                                                           =========       =========    ============     =========
Available-for-Sale Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies                $  51,756       $   1,318    $         --     $  53,074
                                                           =========       =========    ============     =========


                                                               Held-to-Maturity             Available-for-Sale
                                                           -------------------------    --------------------------
                                                           Amortized          Fair       Amortized         Fair
In thousands                                                 Cost            Value           Cost          Value
------------                                               ---------       ---------    ------------     ---------
Within one year                                           $       57      $       57       $      --     $      --
After one year through five years                             20,392          20,966          10,000        10,098
After five years through ten years                            10,447          11,090              --            --
After ten years                                                   --              --          93,470        95,384
                                                           ---------       ---------    ------------     ---------
Total Debt Securities                                      $  30,896      $   32,113       $ 103,470     $ 105,482
                                                           =========       =========    ============     =========

     The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity are shown below.

     Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

NOTE C
INVESTMENT SECURITIES (continued)
--------------------------------------------------------------------------------

                                             U.S.
                                          Government                                                               Taxable
                                          and Federal       State and           Other                            Equivalent
December 31, 1998 In thousands              Agency          Municipal         Securities          Total             Yield
------------------------------            -----------       ---------         ----------         --------        ----------
Amortized Cost

Within one year                            $   --            $     57          $     --          $     57            9.55%
After one year through five years            30,107               285                --            30,392            6.11%
After five years through ten years           10,000               447                --            10,447            6.31%
After ten years                              93,470                --                --            93,470            6.48%
No set maturity                                  --                --             2,975             2,975            6.48%
                                           --------          --------          --------          --------
Total                                      $133,577          $    789          $  2,975          $137,341
                                           ========          ========          ========          ========
Fair Value                                 $136,806          $    789          $  2,975          $140,570

Taxable Equivalent Yield                       6.36%             9.55%           6.45%

December 31, 1997 In thousands
-------------------------------------------------------------------------------------------------------------------------
Amortized Cost                             $ 83,912          $    832          $  2,861          $ 87,605
                                           ========          ========          ========          ========
December 31, 1996 In thousands
-------------------------------------------------------------------------------------------------------------------------
Amortized Cost                             $112,460          $    925          $  2,570          $115,955
                                           ========          ========          ========          ========

     The weighted average yield of tax-exempt obligations has been calculated on a taxable equivalent basis. The taxable equivalent adjustments are based on an effective tax rate of 34%. The yield information does not give effect to changes in fair value that are reflected as a component of stockholders' equity.

     At December 31, 1998 and 1997, assets with a carrying value of $57,788,000 and $47,971,000, respectively, were pledged as required or permitted by law to secure certain public and trust deposits, repurchase agreements, or for other purposes.

     The corporation did not sell any securities over the past three years.

NOTE D
LOANS
-------------------------------------------------------------------------------

Loans at December 31 are summarized as follows:

In thousands                                                     1998       1997       1996      1995       1994
------------                                                  ---------  ---------  --------- ---------  ---------
Commercial, financial and agricultural                        $  11,698  $   9,758  $   9,866 $   9,268  $  10,785
Real estate - construction                                       14,018     13,674     11,207    12,951     12,632
Real estate - mortgage                                          295,902    303,270    288,588   284,943    268,944
Consumer                                                         13,531     15,272     15,994    18,150     17,444
                                                              ---------  ---------  --------- ---------  ---------
                                                                335,149    341,974    325,655   325,312    309,805
Less: Unearned discount on loans                                     22        166        728     2,184      3,883
                                                              ---------  ---------  --------- ---------  ---------
Total Loans                                                   $ 335,127  $ 341,808  $ 324,927 $ 323,128  $ 305,922
                                                              =========  =========  ========= =========  =========



     The following table outlines the repricing opportunities for all loans outstanding as of December 31, 1998. Loans with immediately adjustable rates, such as loans tied to prime rate, are included in the within one year column. Loans with rates that are adjustable at some time over the life of the loan are included under the time heading when they become adjustable. All fixed-rate loans are included under the heading in which they mature.


                                                                                         Repricing Period
                                                                                ----------------------------------
                                                                                 Within   After One Year
                                                                                  One        Through
In thousands                                                                      Year       Five Years    Total
------------                                                                    --------  --------------  --------
Commercial, financial and agricultural                                          $  5,986     $  5,712     $ 11,698
Real estate - construction                                                         5,910        8,108       14,018
                                                                                --------     --------     --------
Total                                                                           $ 11,896     $ 13,820     $ 25,716
                                                                                ========     ========     ========
Loans with predetermined interest rates                                         $  2,163     $  3,356     $  5,519
Loans with variable interest rates                                                 9,733       10,464       20,197
                                                                                --------     --------     --------
Total                                                                           $ 11,896     $ 13,820     $ 25,716
                                                                                ========     ========     ========

NOTED
LOANS (continued)
--------------------------------------------------------------------------------

     The aggregate balance of loans (in excess of $60,000) made to directors and executive officers in the normal course of business as of December 31, 1998 and 1997, was $3,279,064 and $3,570,156, respectively. The terms for these loans were substantially the same as those for unrelated parties.



Balance at                                                                 Balance at                Number
January 1,                                         Amounts                 December 31,                of
   1998                    Additions              Collected                   1998                   Debtors
----------                ----------             ----------                ----------             ------------
$3,570,156                $1,352,000             $1,643,092                $3,279,064                   5

NOTE E
ALLOWANCE FOR LOAN LOSSES
-------------------------------------------------------------------------------


Transactions in the valuation portion of the allowance for loan losses for the past five years at December 31 are shown below:



In thousands                                                      1998        1997        1996        1995        1994
------------                                                  --------    --------    --------    --------    --------
Balance of allowance for loan losses at beginning of period   $  3,174    $  3,183    $  3,274    $  3,370    $  3,581

Loans charged-off:

Commercial, financial and agricultural                              20          49          34          --           8
Real estate - construction                                          --          --          --          --          --
Real estate - mortgage                                               4          34          31          44         178
Consumer                                                           185         160         131          90          70
                                                              --------    --------    --------    --------    --------
Total loans charged-off                                            209         243         196         134         256

Recovery of charged-off loans:

Commercial, financial and agricultural                              --           1           6          12           5
Real estate - construction                                          --          --          --          --          --
Real estate - mortgage                                              12          --          41           1          13
Consumer                                                            87          23          28          25          27
                                                              --------    --------    --------    --------    --------
Total recoveries                                                    99          24          75          38          45

Net loans charged-off                                              110         219         121          96         211
Provision for possible loan losses                                 360         210          30          --          --
                                                              --------    --------    --------    --------    --------
Balance at end of period                                      $  3,424    $  3,174    $  3,183    $  3,274    $  3,370
                                                              ========    ========    ========    ========    ========

TOTAL LOAN BALANCES  In thousands
---------------------------------
Average total loans                                           $339,448    $337,465    $321,979    $319,712    $289,350
Total loans at year-end                                        335,127     341,808     324,927     324,002     305,922


RATIOS
----------------------------------------------------------------------------------------------------------------------
Net charge-offs to:

Average total loans                                               0.03%       0.06%       0.04%       0.03%       0.07%
Total loans at year-end                                           0.03%       0.06%       0.04%       0.03%       0.07%
Allowance for loan losses                                         3.21%       6.90%       3.80%       2.93%       6.26%

Allowance for loan losses to:

Average total loans                                               1.01%       0.94%       0.99%       1.02%       1.16%
Total loans at year-end                                           1.02%       0.93%       0.98%       1.01%       1.10%


     The amounts of additional provision to the allowance were based on management's judgement after considering an analysis of larger loans, all loans known to management to have unusual risk characteristics, nonperforming or problem loans, historical patterns of charge-offs and recoveries, and actual net charge-offs. Further consideration was given to current economic and employment conditions both nationally and in the corporation's local service area. Loans secured by real estate comprised 92% of the corporation's total loan portfolio at December 31, 1998. The majority of loans in both the commercial, financial and agricultural category and the consumer category are also secured by personal property, negotiable assets, or business assets. This conservative policy explains the low ratio of losses to loans experienced by the corporation over the last five years. This policy did not change during the year ending 1998. Management anticipates that charge-off amounts will approximate $200,000 in 1999.

NOTE E
ALLOWANCE FOR LOAN LOSSES (continued)
--------------------------------------------------------------------------------

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------


                                   1998                   1997                    1996               1995               1994
                             ---------------         --------------       -------------------    --------------    --------------
                                       % of                   % of                      % of              % of               % of
                                       Gross                  Gross                     Gross             Gross              Gross
                              Amount   Loans         Amount   Loans       Amount        Loans    Amount   Loans    Amount    Loans
                             -------   -----         ------   -----       ------        -----    ------   -----    ------    -----
Commercial, financial
  and agricultural           $   798    0.24%        $  696    0.20%      $   92         0.03%   $   95    0.03%   $   98     0.03%
Real estate - construction       102    0.03%            68    0.02%          47         0.01%       48    0.01%       51     0.02%
Real estate - mortgage         1,098    0.33%         1,518    0.45%       1,672         0.52%    1,719    0.53%    1,768     0.58%
Consumer                         227    0.07%           200    0.06%         156         0.05%      160    0.05%      165     0.05%
Unallocated                    1,199    0.35%           692    0.20%       1,216         0.37%    1,252    0.39%    1,287     0.42%
                             -------    ----         ------    ----       ------         ----    ------    ----    ------     ----
Total                        $ 3,424    1.02%        $3,174    0.93%      $3,183         0.98%   $3,274    1.01%   $3,370     1.10%
                             =======    ====         ======    ====       ======         ====    ======    ====    ======     ====






NOTE F
PREMISES AND EQUIPMENT
-------------------------------------------------------------------------------

The composition of corporation premises and equipment at December 31 was as follows:



In thousands                                                                                 1998           1997
------------                                                                                -------       --------
Land                                                                                        $   857        $   857
Bank premises                                                                                 5,907          5,835
Furniture and equipment                                                                       4,616          4,556
Less: Accumulated depreciation and amortization                                              (6,889)        (6,299)
                                                                                            -------        -------
Total                                                                                       $ 4,491        $ 4,949
                                                                                            =======        =======



A summary of depreciation and amortization expenses is as follows:
In thousands                                                                            1998       1997       1996
------------                                                                           -----      -----      -----
Bank premises                                                                          $ 182      $ 185      $ 200
Furniture and equipment                                                                  443        472        433
                                                                                       -----      -----      -----
Total                                                                                  $ 625      $ 657      $ 633
                                                                                       =====      =====      =====


NOTE G
INVESTMENT IN REAL ESTATE PARTNERSHIP
--------------------------------------------------------------------------------

     ACNB Corporation is the sole limited partner in a partnership named Gettysburg Scattered Site Associates, whose purpose is to develop, manage and operate a residential low-income development comprised of sixteen dwelling units. ACNB Corporation owns a 99% limited partner's interest in the partnership. The investment is accounted for under the equity method of accounting. At December 31, 1998 and 1997, the carrying value of this investment was approximately $276,019 and $319,219, respectively.

NOTE H
NONPERFORMING ASSETS
--------------------------------------------------------------------------------

The following table presents information concerning the aggregate amount of nonperforming assets at December 31:

In thousands                       1998     1997       1996      1995      1994
------------                      ------   ------    -------    ------   -------
Nonaccrual loans                  $1,281   $1,640    $   994    $1,092   $   854
90 days past due still accruing    2,230    1,197      2,175     2,780     2,219
Restructured loans                    --       --         --        --        --
Other real estate owned              152      401      1,015       689     1,037
                                  ------   ------     ------    ------    ------
Total Nonperforming Assets        $3,663   $3,238     $4,184    $4,561    $4,110
                                  ======   ======     ======    ======    ======

     The gross interest income that would have been recorded on nonaccrual loans at December 31, 1998, under original terms was approximately $124,000. The amount of interest income on these loans that was included in net income for the year ended December 31, 1998, was $0.

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

NOTE I
TIME DEPOSITS
--------------------------------------------------------------------------------

     Time deposits in denominations of $100,000 or more at December 31, 1998 and 1997, are summarized in the following table:

     In thousands                                       1998         1997
     ------------                                     -------      -------
     Time certificates of deposit                     $19,982      $17,247
     Other time deposits                                1,000        1,000

Maturities of time deposits of $100,000 or more outstanding at December 31, 1998, are summarized as follows:

     In thousands
     ------------
     Three months or less                                        $ 5,894
     Over three through six months                                 4,106
     Over six through twelve months                                5,606
     Over twelve months                                            5,376
                                                                 -------
     Total                                                       $20,982
                                                                 =======

     The interest expense related to time certificates of deposit in denominations of $100,000 or more totaled $981,000 in 1998, $891,000 in 1997 and $792,000 in 1996.

NOTE J
LEASE COMMITMENTS
--------------------------------------------------------------------------------

     Certain branch offices and equipment are leased under agreements which expire at varying dates through 2010. Most leases contain renewal provisions at the corporation's option.

     The total rental expense for all operating leases was $104,508, $91,887 and $96,473 for the years ended December 31, 1998, 1997 and 1996, respectively.

     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31:

     1999                                                    $ 59,400
     2000                                                      47,500
     2001                                                      48,000
     2002                                                      48,000
     2003                                                      48,000
     Later years                                              311,000
                                                             --------
     Total Minimum Payments                                  $561,900
                                                             ========

NOTE K
SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------

     Federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings generally mature within one to 90 days from the date originated.

     The following is a summary of aggregate short-term borrowings for the years ended December 31, 1998, 1997 and 1996, respectively:

In thousands                                      1998        1997        1996
------------                                    -------     -------     -------
Amount outstanding at year-end                  $22,758     $15,471     $17,186
Average interest rate at year-end                 4.33%       4.42%       4.36%
Maximum amount outstanding at any month-end     $25,812     $22,740     $38,057
Average amount outstanding                      $19,001     $16,805     $18,248
Weighted average interest rate                    4.41%       4.39%       4.51%

NOTE L
RESTRICTIONS ON SUBSIDIARY
DIVIDENDS, LOANS AND ADVANCES
--------------------------------------------------------------------------------

     Certain restrictions exist regarding the ability of the bank to transfer funds to the corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 1998, $5,272,000 of undistributed earnings of the bank, included in consolidated retained earnings, was available for distribution to the corporation as dividends without prior regulatory approval.

     Under national banking laws, the bank is also limited as to the amount it may loan to its affiliates, including the corporation, unless such loans are collateralized by specific obligations. At December 31, 1998, the maximum amount available for transfer from the bank to the corporation in the form of loans was approximately $5,937,000.

NOTE M
INCOME TAXES
--------------------------------------------------------------------------------

     The composition of applicable income taxes for the years ended December 31 was allocated as follows:

In thousands                                                              1998      1997      1996
------------                                                             ------    ------    ------
Income from continuing operations                                        $3,566    $3,568    $3,488
Stockholders' equity for other comprehensive income                         236       264       184
                                                                         ------    ------    ------
Total                                                                    $3,802    $3,832    $3,672
                                                                         ======    ======    ======

Income tax expense attributable to other comprehensive income consists of the following at December 31:

In thousands                                                              1998      1997      1996
------------                                                             ------    ------    ------
Unrealized gains (losses) on securities arising during the period        $  236    $  264    $  184
Reclassification adjustment for gains (losses) included in net income        --        --        --
                                                                         ------    ------    ------
Income Tax Expense (Benefits) Related to Other Comprehensive Income      $  236    $  264    $  184
                                                                         ======    ======    ======

Income tax expense attributable to income from continuing operations consists of the following at December 31:

In thousands                                                              1998      1997      1996
------------                                                             ------    ------    ------
Currently payable                                                        $3,564    $3,665    $3,453
Deferred taxes payable (benefit)                                              2       (97)       35
                                                                         ------    ------    ------
Applicable Income Taxes                                                  $3,566    $3,568    $3,488
                                                                         ======    ======    ======

NOTE M
INCOME TAXES (continued)
--------------------------------------------------------------------------------

     For the years ended December 31, the applicable income tax expense attributable to income from continuing operations differed from the tax expense computed by applying the federal statutory rate to pretax earnings. The components of the differences are as follows:

In thousands                                       1998       1997       1996
------------                                      ------     ------     ------
Income taxes at statutory rates                   $3,775     $3,779     $3,709
Increases (Decreases) resulting from:
Tax-exempt income                                    (32)       (34)       (45)
Tax preference interest expense                        3          4          5
Rehabilitation and low-income housing credits        (73)       (73)       (75)
Other                                               (107)      (108)      (106)
                                                  ------     ------     ------
Applicable Income Taxes                           $3,566     $3,568     $3,488
                                                  ======     ======     ======

     The significant components of deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997, are as follows:

In thousands                                              1998        1997
------------                                              ----       -----
Deferred tax assets:
Allowance for possible loan losses                        $623       $ 538
Pension                                                     --          18
Deferred compensation                                      128          --
Total gross deferred tax assets                            751         556
                                                          ----       -----
Deferred tax liabilities:
Depreciation                                                60         219
Net unrealized gains on available-for-sale securities      684         448
Pension                                                     50          --
Total gross deferred tax liabilities                       794         667
                                                          ----       -----
Net Deferred Tax Assets (Liabilities)                     $(43)      $(111)
                                                          ====       =====

     Since the corporation has historically had strong earnings, management believes the deferred tax assets are realizable.

     Income taxes paid during 1998, 1997 and 1996 were $3,770,000, $3,629,000 and $3,438,000, respectively. Federal income taxes on securities gains were $0 in 1998, 1997 and 1996.

NOTE N
RETIREMENT PLANS
--------------------------------------------------------------------------------

     The corporation's subsidiary has a non-contributory pension plan covering all eligible employees. The plan provides retirement benefits which are a function of both the years of service and the highest level of compensation during any consecutive five-year period. It is the subsidiary's funding policy to contribute annually the amount that is sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act. The total pension expense for the years ended December 31, 1998, 1997 and 1996 was $413,000, $419,000 and $374,000, respectively.

     The following tables provide a reconciliation of the changes in the plan benefit obligation and fair value of assets for the two plan years ending December 31, 1998 and 1997, and a statement of the funded status as of December 31, 1998 and 1997:

In thousands                                                1998         1997
------------                                              -------      -------
Reconciliation of benefit obligation:
Benefit obligation - beginning of year                    $ 7,494      $ 6,342
Service costs                                                 328          287
Interest costs                                                485          443
Actuarial (gains)/losses                                      881          438
Benefit payments                                              (61)         (16)
                                                          -------      -------
Benefit obligation - end of year                          $ 9,127      $ 7,494
                                                          =======      =======
Reconciliation of fair value of plan assets:
Fair value of plan assets - beginning of year             $ 6,052      $ 4,932
Actual return on plan assets                                  491          770
Employer contributions                                        611          366
Benefits paid                                                 (61)         (16)
                                                          -------      -------
Fair value - end of year                                  $ 7,093      $ 6,052
                                                          =======      =======
Reconciliation of funded assets:
Funded status at December 31(under funded) over funded    $(2,034)     $(1,442)
Unrecognized net actuarial loss                             2,038        1,224
Unrecognized transition asset                                 (52)         (65)
Unrecognized prior service cost                               193          231
                                                          -------       -------
Net amount recognized                                     $   145      $   (52)
                                                          =======      =======

NOTE N
RETIREMENT PLANS (continued)
--------------------------------------------------------------------------------

     The following table provides the amounts recognized in the statements of condition as of December 31 of both years:

In thousands                                                    1998      1997
------------                                                   -----     -----
Prepaid (Accrued) benefit cost                                 $ 145     $ (52)
                                                               =====     =====

The following table provides the components of net periodic benefit cost for the years ending December 31, 1998 and 1997:

In thousands
------------
Components of net periodic benefit cost:
Service cost                                                   $ 328     $ 287
Interest cost                                                    485       443
Expected return on assets                                       (459)     (378)
Recognized net actuarial loss                                     34        42
Amortization of transition asset                                 (13)      (13)
Amortization of prior service costs                               38        38
                                                               -----     -----
Net periodic benefit cost                                      $ 413     $ 419
                                                               =====     =====

     The prior service costs and gains/losses are amortized on a straight-line basis over the average service period of members expected to receive benefits.

     The assumptions used in the measurement of the benefit obligation are shown in the following table:

Weighted average assumption as of December 31:
Discount rate                                                   5.50%     6.50%
Expected return on plan assets                                  8.25%     7.50%
Rate of compensation increase                                   4.62%     5.62%

     Plan assets consist of a deposit administration contract, various pooled separate accounts, and an investment of 37,560 shares of common stock with ACNB Corporation at December 31, 1998 and 1997.

     The corporation has a 401(k) Salary Deferral Plan, which covers all eligible employees who elect to contribute to the plan. An eligible employee is anyone over the age of 20 1/2, who has completed six months of service. The corporation's contribution equals 100% of the employee's contribution, up to a maximum of 4% of annual salary, for 1998 and 1997. The annual expense included in salaries and benefits amounted to $180,000, $159,000 and $159,000 for 1998, 1997 and 1996, respectively.

     ACNB Corporation has non-qualified salary continuation plans for certain senior management. The future commitments under these arrangements have been funded through corporate-owned variable life insurance policies. At December 31, 1998 and 1997, the present value of the future obligations was $338,000 and $199,000, respectively. The insurance policies included in other assets had total cash value of $1,932,000 and $1,841,000, respectively, at December 31, 1998 and 1997.

NOTE O
COMMITMENTS, CONTINGENCIES
AND CONCENTRATIONS OF CREDIT
--------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK

     The corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of significant commitments and contingent liabilities at December 31, 1998 and 1997, is presented below:

In thousands                                                1998        1997
------------                                              -------     -------
Commitments to extend credit                              $29,237     $32,022
Standby letters of credit                                   2,039       3,007

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


NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For 1998 and 1997, approximately 98% of the corporation's assets and 88% of its liabilities are considered financial instruments as defined in Statement of Financial Accounting Standards No. 107. Many of the corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the corporation for the purposes of this disclosure.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.

     Financial instruments actively traded in a secondary market have been valued using quoted available market prices.



                                            December 31, 1998            December 31, 1997
                                        ------------------------     --------------------------
                                        Estimated Fair  Carrying     Estimated Fair    Carrying
In thousands                                Value        Amount          Value          Amount
------------                            ------------------------     --------------------------
Cash and due from banks                   $ 14,354      $ 14,354        $14,674        $14,674
Interest bearing deposits with banks         3,450         3,450         14,060         14,060
Federal funds sold                              --            --            100            100
Investment securities                      140,570       139,353         89,053         88,923
Interest receivable                          2,614         2,614          2,510          2,510

NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS (continued)
--------------------------------------------------------------------------------

     Fair values for net loans are estimated for portfolios with similar financial characteristics. Loans are segregated into commercial, residential real estate, and consumer. The loan categories are further segmented into fixed and adjustable types. Fair value for adjustable-rate commercial loans is considered to be the same as the carrying value because these loans were made at the corporation's prime lending rate, which is the same rate these loans would be written as of the date of this financial statement. Fixed-rate commercial loans have been revalued at a rate the corporation would use if the loans were written as of December 31, 1998 and 1997. Mortgages and consumer loans have been revalued using discounted cash flows. The mortgages were estimated using market rates at December 31, 1998 and 1997, and consumer loans were revalued using rates being charged by the corporation at year-end 1998 and 1997. Fair value for nonperforming loans is based on current valuations of underlying collateral.

                                                December 31, 1998                 December 31, 1997
                                            --------------------------       --------------------------
                                            Estimated Fair    Carrying       Estimated Fair    Carrying
In thousands                                    Value          Amount            Value          Amount
------------                                --------------------------       --------------------------
Net loans                                      $332,278       $331,199          $338,394       $338,064
Mortgage loans held for sale                        504            504               570            570

     Under Statement of Financial Accounting Standards No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, and money market checking accounts, is equal to the amount payable on demand as of December 31, 1998 and 1997. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities, compared to the cost of borrowing funds in the market.

                                                December 31, 1998                 December 31, 1997
                                            --------------------------       --------------------------
                                            Estimated Fair    Carrying       Estimated Fair    Carrying
In thousands                                    Value          Amount            Value          Amount
------------                                --------------------------       --------------------------
Deposits with no stated maturities             $215,813       $215,813          $204,398       $204,398
Deposits with stated maturities                 204,302        200,747           191,741        191,175
Repurchase agreements                            22,658         22,658            15,021         15,021
Federal funds purchased and demand notes            100            100               450            450
Interest payable                                  2,713          2,713             2,472          2,472

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

                                                December 31, 1998                 December 31, 1997
                                            --------------------------       --------------------------
                                            Estimated Fair    Carrying       Estimated Fair    Carrying
In thousands                                    Value          Amount            Value          Amount
------------                                --------------------------       --------------------------
Commitments to extend credit                   $ 29,237       $ 29,237          $ 32,022       $ 32,022
Standby letters of credit                         2,039          2,039             3,007          3,007

     Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities, and property and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on the fair value estimates.

NOTE Q
ACNB CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                        December 31
                                                                    -------------------
STATEMENTS OF CONDITION In thousands                                  1998        1997
------------------------------------                                -------     -------
ASSETS
Cash                                                                $   202     $   202
Securities and other assets                                             276         319
Investment in common stock of subsidiary                             53,124      50,227
Receivable from subsidiary                                            1,007       1,000
                                                                    -------     -------
TOTAL ASSETS                                                        $54,609     $51,748
                                                                    =======     =======

STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 20,000,000 shares
   authorized; 5,253,278 issued and outstanding shares
   on 12/31/98 and 12/31/97)                                        $13,133     $13,133
Additional paid-in capital                                            3,647       3,647
Retained earnings                                                    37,829      34,968
                                                                    -------     -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $54,609     $51,748
                                                                    =======     =======

                                                                       Year ended December 31
                                                                    ----------------------------
STATEMENTS OF INCOME In thousands                                    1998       1997       1996
---------------------------------                                   ------     ------     ------
INCOME
Dividend from subsidiary                                            $4,360     $4,150     $9,018
EXPENSE                                                                166         44         (7)
                                                                    ------     ------     ------
INCOME BEFORE TAXES AND EQUITY IN
UNDISTRIBUTED NET INCOME OF SUBSIDIARY                               4,194      4,106      9,025
Applicable tax benefit                                                (130)       (88)       (72)
                                                                    ------     ------     ------
INCOME BEFORE EQUITY IN
UNDISTRIBUTED NET INCOME OF SUBSIDIARY                               4,324      4,194      9,097
Equity in undistributed net income of subsidiary                     2,897      3,035     (1,988)
                                                                    ------     ------     ------
NET INCOME                                                          $7,221     $7,229     $7,109
                                                                    ======     ======     ======

                                                                       Year ended December 31
                                                                    ----------------------------
STATEMENTS OF CASH FLOWS In thousands                                1998       1997       1996
-------------------------------------                               ------     ------     ------
CASH FLOWS FROM OPERATING ACTIVITIES
Dividends received                                                  $4,360     $4,560     $9,493
                                                                    ------     ------     ------
Net Cash Provided by Operating Activities                            4,360      4,560      9,493

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                      (4,360)    (4,150)    (9,018)
Retirement of common stock                                              --       (410)      (475)
                                                                    ------     ------     ------
Net Cash Used in Financing Activities                               (4,360)    (4,560)    (9,493)
                                                                    ------     ------     ------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         202        202        202
                                                                    ------     ------     ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            $  202     $  202     $  202
                                                                    ======     ======     ======
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                                          $7,221     $7,229     $7,109
Decrease (Increase) in investment in common stock of subsidiary     (2,897)    (3,035)     1,988
Decrease (Increase) in receivable from subsidiary                       (7)       322        403
Loss (Gain) on equity investment                                        43         44         (7)
                                                                    ------     ------     ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                           $4,360     $4,560     $9,493
                                                                    ======     ======     ======

NOTE R
FINANCIAL INFORMATION RELATING
TO OPERATING SEGMENTS
--------------------------------------------------------------------------------

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards and disclosure requirements for the manner entities report information about operating segments. Operating segments are defined based upon the way management organizes segments for making operating decisions and evaluating performance.

     Management of the corporation monitors and evaluates four segments of its operations, which include commercial, consumer and mortgage lending and investment securities. The corporation's marketplace is south central Pennsylvania which encompasses Adams County and adjoining contiguous counties of York, Franklin and Cumberland, and sections of northern Maryland. Management views its market as a single geographic area.

     Commercial lending includes commercial mortgages, real estate development, accounts receivable financing, and agricultural loans. Consumer lending programs include home equity loans, automobile and recreational vehicles loans, and manufactured housing loans. Mortgage lending programs include personal residential mortgages, residential construction loans, and speculative construction loans.

     Management measures the net interest income of each segment based upon the earnings and fees for each segment recognized less the charge for the funds used. The charge for funds used is based on the average cost of funds used by the respective segment. Other non-interest expense, which includes salaries and employee benefits, occupancy and equipment expense, and other expenses, is allocated to each segment and is netted against net interest income after provision for possible loan losses to arrive at income before income taxes for each respective segment.

     Management initiated segment reporting in 1998; accordingly, segment information for 1997 and 1996 is not presented herein. The following is for year ending December 31, 1998, by the four operating segments:


                                       Commercial    Consumer      Mortgage      Investment
In thousands                            Lending      Lending       Lending       Securities       Other         Total
------------                           ----------    --------      --------      ----------      -------      --------
Total interest income                  $ 11,093      $ 3,345       $ 13,164       $  8,026       $    --      $ 35,628
Charge for funds used                    (4,393)      (1,151)        (5,756)        (3,847)          (91)      (15,238)
                                       --------      -------       --------       --------       -------      --------
Net Interest Income                       6,700        2,194          7,406          4,179           (91)       20,390
Provision for possible
    loan losses                            (155)        (115)           (90)            --            --          (360)
                                       --------      -------       --------       --------       -------      --------
Net Interest Income After Provision
    for Possible Loan Losses              6,545        2,079          7,318          4,179           (91)       20,030
Non-interest income                          52           89            126             --         2,002         2,269
Non-interest expense                     (1,087)        (509)          (571)           (55)       (9,290)      (11,512)
                                       --------      -------       --------       --------       -------      --------
Income Before Income Taxes             $  5,510      $ 1,659       $  6,873       $  4,124       $(7,379)     $ 10,787
                                       ========      =======       ========       ========       =======      ========
Average Funds Used                     $130,315      $34,207       $171,648       $125,164       $23,094      $484,428
                                       ========      =======       ========       ========       =======      ========

NOTE S
EFFECT OF RECENTLY ISSUED
ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging purposes. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. If conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in fair value of a recognized asset or liability or unrecognized commitment, a hedge of the exposure to variable cash flows of a forecasted transaction, or a hedge of certain foreign currency exposures. SFAS No. 133 includes a provision for the potential reclassification of investments from held-to-maturity to available-for-sale. This statement became effective for the fiscal year beginning after December 15, 1998. Management anticipates that the adoption of this statement will not have a material effect on operating results or financial condition.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". This statement requires that, after securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify any retained mortgage-backed securities based on the ability and intent to sell or hold those investments, except that an entity engaged in mortgage banking must classify as "trading securities" any retained mortgage-backed securities that it commits to sell before or during the securitization process. This statement is effective for the first fiscal quarter beginning after January 30, 1999. The statement provides a one-time opportunity for an enterprise to reclassify, based on the ability and intent on the adoption of this statement, mortgage-backed securities and other beneficial interests retained after securitization of mortgage loans held for sale from the trading category, except those with commitments in place. The corporation has not determined the impact, if any, of this statement on the statement of condition or results of operations.


NOTE T
SUBSEQUENT EVENT
--------------------------------------------------------------------------------

     ACNB Corporation ("ACNB") signed a definitive agreement on July 28, 1998, to acquire Farmers National Bancorp, Inc. ("FNB") of Newville, Pennsylvania. Approximately 562,000 shares of common stock will be issued by ACNB Corporation in conjunction with this transaction, based on an exchange ratio of 2.266 shares of ACNB Corporation common stock for each share of Farmers National Bancorp, Inc. common stock. The transaction will be accounted for under "pooling-of-interests" method of accounting. The affiliation is planned to be consummated during the first quarter of 1999, at which time the financial statements of Farmers National Bancorp, Inc. will be consolidated into the financial statements of ACNB Corporation.

     A summary of unaudited proforma combined financial information for ACNB Corporation and Farmers National Bancorp, Inc. is as follows:


Earnings Data
--------------------------------------------------------------------------------------------------------
                                                        1998                               1997
                                             --------------------------        -------------------------
                                                ACNB           ACNB/FNB           ACNB          ACNB/FNB
In thousands, except per share data          As Reported       Combined        As Reported      Combined
-----------------------------------          -----------       --------        -----------      --------
Net interest income                            $20,390          $22,076          $20,151        $21,814
Provision for possible loan losses                 360              360              210            210
Non-interest income                              2,269            2,411            1,920          2,061
Non-interest expense                            11,512           12,650           11,064         12,111
                                               -------          -------          -------        -------
Income before income taxes                      10,787           11,477           10,797         11,554
Income taxes                                     3,566            3,753            3,568          3,784
                                               -------          -------          -------        -------
Net Income                                     $ 7,221          $ 7,725          $ 7,229        $ 7,770
                                               =======          =======          =======        =======
Basic Net Income Per Share                       $1.37            $1.34            $1.38          $1.34
                                               =======          =======          =======        =======

Balance Sheet Data
--------------------------------------------------------------------------------------------------------
In thousands
------------
Assets                                        $498,814         $544,263         $466,837       $508,211
Net loans                                      331,199          348,257          338,064        354,375
Deposits                                       416,560          455,700          395,573        431,054

                        QUARTERLY RESULTS OF OPERATIONS

Selected quarterly information for the years ended December 31, 1998 and 1997, is as follows:


                                                 First       Second        Third       Fourth
1998 In thousands, except per share data        Quarter      Quarter      Quarter      Quarter
----------------------------------------        -------      -------      -------      -------
Interest income                                 $8,710       $8,912       $9,031       $8,975
Interest expense                                 3,683        3,797        3,848        3,910
Net interest income                              5,027        5,115        5,183        5,065
Provision for possible loan losses                  90           90           90           90
Net income                                       1,766        1,908        1,848        1,699
Basic earnings per share                           .34          .36          .35          .32
Return on average assets                         1.51%         1.59%        1.51%        1.36%

1997
----
Interest income                                 $8,612       $8,791       $8,859        $8,801
Interest expense                                 3,644        3,698        3,774         3,796
Net interest income                              4,968        5,093        5,085         5,005
Provision for possible loan losses                  30           60           60           60
Net income                                       1,706        1,917        1,832         1,774
Basic earnings per share                           .33          .36          .35           .34
Return on average assets                         1.48%         1.65%        1.56%         1.51%


                  FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

The following table sets forth financial data for the last five years:


In thousands, except per share data            1998         1997         1996         1995         1994
-----------------------------------          --------     --------     --------     --------     --------
Total interest income                        $ 35,628     $ 35,063     $ 33,894     $ 32,213     $ 30,639
Total interest expense                         15,238       14,912       15,124       14,437       12,419
Net interest income                            20,390       20,151       18,770       17,776       18,220
Provision for possible loan losses                360          210           30           --           --
Net income                                      7,221        7,229        7,109        6,459        6,773


PER SHARE DATA*
---------------
Basic earnings                                  $1.37        $1.38        $1.34        $1.22     $   1.27
Cash dividends                                    .83          .79         1.70          .66          .64


BALANCE SHEET TOTALS
--------------------
Average stockholders' equity                 $ 54,908     $ 51,137     $ 48,116     $ 50,317     $ 47,893
Average assets                                484,428      467,220      465,984      459,136      473,186


RATIOS
------
Return on average assets                        1.49%         1.55%        1.53%        1.41%        1.43%
Return on average stockholders' equity         13.15%        14.14%       14.77%       12.84%       14.15%
Dividend payout                                   60%           57%         127%          54%          50%
Stockholders' equity to assets                 11.21%        11.27%       10.46%       11.20%       10.31%

* Data restated to reflect two-for-one stock split in the form of a 100% stock dividend issued in 1994.

See Notes to Consolidated Financial Statements.

                         FORM 10-K CROSS-REFERENCE INDEX

     Portions of this Annual Report are not required by Form 10-K, and are not filed with the Securities and Exchange Commission as part of the corporation's Report on Form 10-K for the year ended December 31, 1998. Only the sections referenced in the index below are incorporated into this Form 10-K.


                                                                              PAGE(S)
                                                                              -------
PART I
Item 1 - Business                                                                  49
Item 2 - Properties                                                                49
Item 3 - Legal Proceedings                                                         50
Item 4 - Submission of Matters to a Vote of Stockholders                           50

PART II
Item 5 - Market for the Registrant's Common Stock and
         Related Stockholder Matters                                               53
Item 6 - Selected Financial Data                                              15 & 46
Item 7 - Management's Discussion and Analysis of
         Financial Condition and Results of Operations                        16 - 24
         a. Quantitative and Qualitative
         b. Disclosures About Market Risk                                     20 & 21
Item 8 - Financial Statements and Supplementary Data                          26 - 45
Item 9 - Changes in and Disagreements with Accountants
         on Accounting and Financial Disclosure                                    50

PART III
Item 10 - Directors and Executive Officers of the Registrant                       50
Item 11 - Executive Compensation(1)
Item 12 - Security Ownership of Certain Beneficial Owners and Management(1)
Item 13 - Certain Relationships and Related Transactions(1)

PART IV
Item 14 - Exhibits, Financial Statement Schedules and Reports on Form 8-K
          a. Financial Statements and Financial Statement Schedules(2)
          b. Exhibits                                                              51
          c. Reports on Form 8-K(3)
Item 15 - Signatures                                                               52

----------
(1) The information required by Item 11, Item 12 and Item 13 is incorporated herein by reference to the corporation's definitive Proxy Statement to be filed with the Commission not later than 120 days after the close of the year ended December 31, 1998, under the headings "Executive Compensation" and "Compensation of Directors".

(2) Financial statement schedules have been omitted because either they are not applicable or the required information is included in the financial statements or the notes thereto.

(3) No reports on Form 8-K were filed during the quarter ended December 31, 1998.

                    Common Stock Market Prices and Dividends

     The common stock of ACNB Corporation is traded in the over-the-counter market. As of December 31, 1998, the approximate number of shareholders of the corporation's common stock was 2,994.

     As quoted on the OTCBulletin Board, high and low bid prices of common shares and dividends for the last two years were:

                               1998                            1997
                  ----------------------------    ----------------------------

                      Bid Price         Cash          Bid Price         Cash
Quarter           -----------------   Dividend    -----------------   Dividend
Ended              High        Low      Paid       High        Low      Paid
------------------------------------------------------------------------------
March 31          $25.63     $23.38     $.19      $17.50     $16.00     $.18
June 30            27.50      25.63      .19       18.25      16.63      .18
September 30       27.75      24.50      .20       22.75      18.25      .19
December 31        24.50      22.00      .25       24.25      22.75      .24

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

The following firms make a market in ACNB Corporation common stock:

Ferris, Baker Watts, Incorporated             F.J. Morrissey & Co., Inc.
Frederick, MD                                 Philadelphia, PA
(301)662-6488/(800)950-6488                   (215) 563-8500/(800)842-8928

Hopper Soliday & Co., Inc.                    Smith Barney Inc.
Lancaster, PA                                 Gettysburg, PA
(717) 560-3015/(800)456-9234                  (717) 334-9101/(800)344-3828

Janney Montgomery Scott, Inc.
York, PA
(717) 845-5611/(800)999-0503


                               BOARD OF DIRECTORS

ACNB CORPORATION AND ADAMS COUNTY NATIONAL BANK
---------------------------------------------------------------------------------------------------------
PHILIP P. ASPER                      RONALD L. HANKEY                     THOMAS A. RITTER
Owner                                Chairman, President & CEO            Insurance Agent
Philip P. Asper, Builder             ACNB Corporation &                   Northwestern Mutual Life
                                     Adams County National Bank
GUY F. DONALDSON                                                          RALPH S. SANDOE
Fruit Grower                         PHILIP M. JONES                      Fruit Broker
                                     CEO
FRANK ELSNER, JR.                    Times & News                         MARIAN B. SCHULTZ
Chairman                             Publishing Company                   Assistant Dean
Elsner Engineering Works, Inc.                                            Division of Undeclared Majors
                                     WAYNE E. LAU                         Shippensburg University
RICHARD L. GALUSHA                   Sales Representative
Realtor                              Destinations: A Travel Company       L. ROBERT SNYDER
                                                                          Chairman of the Board
D. RICHARD GUISE                     WILLIAM B. LOWER                     Littlestown Hardware &
President                            President                            Foundry Co., Inc.
Adams County Motors Corp.            Boyer Nurseries & Orchards, Inc.
Vice Chairman                                                             JENNIFER L. WEAVER
ACNB Corporation &                   PAUL G. PITZER                       Director
Adams County National Bank           Fruit Grower                         Gettysburg Center of Harrisburg
                                                                          Area Community College


ACNB CORPORATION AND ADAMS COUNTY NATIONAL BANK
DIRECTORS EMERITI
--------------------------------------------------------------------------------

C. F. DITZLER                        CHARLES E. RITTER


ADAMS COUNTY NATIONAL BANK HONORARY DIRECTOR
--------------------------------------------------------------------------------

DALE G. CRUM

                                    OFFICERS

ACNB CORPORATION
--------------------------------------------------------------------------------

RONALD L. HANKEY                  JOHN W. KRICHTEN         LYNDA L. GLASS
Chairman,                         Secretary & Treasurer    Assistant Secretary
President & CEO


ADAMS COUNTY NATIONAL BANK
--------------------------------------------------------------------------------

RONALD L. HANKEY                                           ASSISTANT
Chairman,                         VICE PRESIDENTS          VICE PRESIDENTS
President & CEO                   ---------------          ---------------

ELIZABETH H. BEALL                ROBERT L. BREWER         DEBRA B. BRENNAN
Senior Vice President
Human Resources                   WAYNE G. CRUM            STEVEN E. EBERSOLE

GARY R. BENNETT                   DAVID W. DEANER          GEORGE R. GUISE
Senior Vice President &
Senior Trust Officer              ROBERT A. HAHN           NANCY E. HELWIG

LYNDA L. GLASS                    L. JOHN HICKS            DOROTHY K. PUHL
Senior Vice President &
Chief Operating Officer           RONALD L. HOFFMAN        SHELBY L. STONE

JOHN M. KIEHL                     RONALD E. LINDBECK
Senior Vice President                                      ASSISTANT CASHIERS
Operations & Security             STANLEY E. MUMMERT       ------------------

JOHN W. KRICHTEN                  WAYNE A. STEINOUR        BEVERLY S. KRESS
Senior Vice President, Cashier
& Chief Financial Officer         WILLIAM H. YOHE, JR.     DIANA K. KUNTZ

NANCY L. REICHART                                          LINDA L. LEER
Senior Vice President &
Trust Officer

VICTOR L. REYNOLDS
Senior Vice President &
Senior Loan Officer

CARL L. RICKER
Senior Vice President &
Chief Lending Officer

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

EAST BERLIN                  McSHERRYSTOWN
1677 Abbottstown Pike        369 Main Street
East Berlin, PA 17316        McSherrystown, PA 17344


                           ADAMS COUNTY NATIONAL BANK


                 Banking Convenience is Just a Phone Call Away!

             Toll-Free: 1-888-338-ACNB (2262) Local: 338-ACNB (2262)

                            STOCKHOLDER INFORMATION


ANNUAL MEETING

     The Annual Meeting of Shareholders for ACNB Corporation will be held on Tuesday, May 4, 1999, at 1:00 p.m. at the Main Office of Adams County National Bank, 675 Old Harrisburg Road, Gettysburg, PA.

FORM 10-K

     A copy of ACNB Corporation's Form 10-K, as filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to:

         Ronald L. Hankey
         President
         ACNB Corporation
         P.O. Box 3129
         Gettysburg, PA 17325

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

                                   [ACNB LOGO]

        675 OLD HARRISBURG ROAD    P.O. Box 3129   Gettysburg, PA 17325