Form 10-K405, Exhibit 13
period 1999-12-31
ACNB CORP
filed 2000-03-28
CIK 715579

ACNB CORPORATION 1999 ANNUAL REPORT

                               Generating Momentum

       Generating momentum in the labyrinth

       of business challenges. This is the goal of

       ACNB Corporation and its bank subsidiaries

       from 1999 through 2000.  The 1999 Annual

       Report focuses on the forward-looking course

       set for ACNB Corporation, as a community

       banking organization, in the financial

       services marketplace.



                                  1   Financial Highlights

                                  1   Business Profile

                                  2   Report to Stockholders

                                  5   Generating Momentum

                                  14  Index to Financial Information

                                  15  Five-Year Financial Overview

                                  16  Management's Discussion and Analysis

                                  25  Independent Auditors' Report

                                  26  Consolidated Financial Statements

                                  30  Notes to Consolidated Financial Statements

                                  46  Quarterly Results of Operations

                                  46  Five-Year Financial Summary

                                  47  Form 10-K Cross-Reference Index

                                  48  Form 10-K

                                  53  Common Stock Information

                                  54  Board of Directors

                                  55  Officers

                                  56  Office Locations

               ACNB CORPORATION & SUBSIDIARIES 1999 ANNUAL REPORT



FINANCIAL HIGHLIGHTS

FOR THE YEAR                                 1999                   1998                   1997
-----------------------------------------------------------------------------------------------
Net interest income                  $ 22,228,000           $ 22,076,000           $ 21,814,000
-----------------------------------------------------------------------------------------------
Net income                              7,823,000              7,725,000              7,770,000
-----------------------------------------------------------------------------------------------
Cash dividends                          4,908,000              4,519,000              4,274,000
-----------------------------------------------------------------------------------------------

PER SHARE STATISTICS
-----------------------------------------------------------------------------------------------
Basic earnings                             $ 1.35                 $ 1.33                 $ 1.34
-----------------------------------------------------------------------------------------------
Cash dividends                                .85                    .78                    .73
-----------------------------------------------------------------------------------------------
Book value (year-end)                       10.41                  10.51                   9.26
-----------------------------------------------------------------------------------------------

AT YEAR-END
-----------------------------------------------------------------------------------------------
Total assets                         $545,952,000           $544,263,000           $508,211,000
-----------------------------------------------------------------------------------------------
Total loans                           347,787,000            352,355,000            358,294,000
-----------------------------------------------------------------------------------------------
Total deposits                        452,633,000            455,699,000            431,054,000
-----------------------------------------------------------------------------------------------
Total stockholders' equity             59,863,000             61,118,000             57,454,000
-----------------------------------------------------------------------------------------------

KEY RATIOS
-----------------------------------------------------------------------------------------------
Return on average stockholders' equity      12.88%                 12.75%                 13.78%
-----------------------------------------------------------------------------------------------
Return on average assets                     1.42%                  1.46%                  1.53%
-----------------------------------------------------------------------------------------------
Dividend payout                                63%                    58%                    55%
-----------------------------------------------------------------------------------------------
Stockholders' equity to assets              10.96%                 11.23%                 11.31%
-----------------------------------------------------------------------------------------------


BUSINESS PROFILE

     ACNB Corporation is a multi-bank holding company headquartered in Gettysburg, PA. Its two bank subsidiaries include Adams County National Bank, Gettysburg, PA, and Farmers National Bank of Newville, Cumberland County, PA. Both Adams County National Bank and Farmers Natonal Bank of Newville are commercial banks with a history of service and commitment to their respective communities.

     Through its bank subsidiaries, ACNB Corporation provides a wide array of consumer, commercial and fiduciary services to fulfill the financial needs of individuals, businesses, public entities, and community organizations in its trading area. Adams County National Bank serves its marketplace via a network of thirteen banking offices located throughout Adams County, PA, and in Hanover, York County, PA. Farmers National Bank of Newville operates three banking offices in the Newville, Cumberland County, PA, area.

     At December 31, 1999, ACNB Corporation had total assets of $546 million. On
this same date,        the bank subsidiaries employed 247 persons throughout all
community banking offices and functional support areas.

                             REPORT TO STOCKHOLDERS


     In the financial services industry today, it is critical to generate momentum for future growth and profitability. ACNB Corporation, like other community banking organizations, needs to move forward both in outlook and its business practices. It is not enough to offer just checking, savings and loans via traditional brick-and-mortar banking offices. Customers expect alternative investment products, additional service delivery channels, as well as enhanced access to their accounts twenty-four hours a day. These initiatives require an investment of both time and dollars. ACNB Corporation made these investments in 1999, and will continue to do so in 2000.

     Specifically, the Corporation--through its bank subsidiary of Adams County National Bank--entered into an agreement with Raymond James Financial Services, Inc. in October 1999. Customers, in an effort to attain their financial goals, can now choose from a full array of alternative investment products, as well as financial planning services, retirement account planning, and some insurance products. In December 1999, a contract was signed with an Internet banking service provider. This new product will be available for both retail and commercial customers in the Second Quarter of 2000 and will be accessible via the Web at www.acnb.com.

     Throughout 1999, a significant amount of staff time and resources was dedicated to the Year 2000 Project. And, although ACNB Corporation experienced no adverse impact during the century date change event, hours upon hours of effort were put forth across the organization. I would like to take this opportunity to express my sincere gratitude, as well as that of the ACNB Corporation Board of Directors, to the members of the Year 2000 Task Force, which was formed in 1996 and composed primarily of senior managers representing various functional areas. I would also like to personally thank all staff members for their individual roles in ensuring the viability of our business in this project.

     March 1, 1999, marked the consummation of the affiliation of Farmers National Bancorp, Inc. and its wholly-owned subsidiary, Farmers National Bank of Newville, with ACNB Corporation. As a multi-bank holding company, the Corporation posted 1999 earnings of $7,823,000--up from $7,725,000 for 1998. Strong profits resulted in a return on average assets and return on average stockholders' equity of 1.42% and 12.88%, respectively.

     ACNB Corporation's Board of Directors approved quarterly cash dividends totaling $.85 per share in 1999, which is an increase from the restated $.78 per share paid in 1998. In 1999 and 1998, the total cash dividends per share included an extra dividend of $.05 per share paid in the fourth


ACNB Corporation & Subsidiaries 2
quarter of each year. With aggregate cash dividends in the amount of $4,908,000 for 1999, ACNB Corporation realized a dividend payout ratio of 63%.

     The Board of Directors also announced on October 20, 1999, the approval of a plan to repurchase, in open market and privately-negotiated transactions, up to 282,440 shares of ACNB Corporation common stock. The intent of the common stock repurchase program is to use available excess capital to fund the purchases for the benefit of the organization and its stockholders.

     Effective December 31, 1999, Thomas A. Ritter was appointed as Executive Vice President of both ACNB Corporation and Adams County National Bank. He had previously been associated with ACNB Corporation and Adams County National Bank as a member of the Boards of Directors since December 31, 1997. In his position as Executive Vice President, Mr. Ritter will assume responsibility for the overall management of the Corporation in the years ahead.

     At the Board level, Edgar S. Heberlig and Harry L. Wheeler joined ACNB Corporation's Board of Directors in conjunction with the affiliation of Farmers National Bancorp, Inc. as of March 1, 1999. Both of these gentlemen also continue to serve on the Board of Directors of Farmers National Bank of Newville. Mr. Heberlig and Mr. Wheeler began their directorships with Farmers National Bank of Newville in 1970 and 1987, respectively--thus bringing years of business and banking experience to ACNB Corporation.

     Further, due to ACNB Corporation's retirement policy for the Board of Directors, there will be four directors retiring from active service on the Boards of Directors of ACNB Corporation and Adams County National Bank as of the Corporation's Annual Meeting of Shareholders on May 2, 2000. These four persons, as well as their respective years of service to ACNB Corporation and predecessor institutions, include Richard L. Galusha, 38 years; Philip M. Jones, 21 years; Paul G. Pitzer, 33 years; and, L. Robert Snyder, 21 years. The longevity of service displayed by these individuals is reflective of their commitment to community banking in the local marketplace. Each of them will continue his association with the organization as Director Emeritus.

     As I mentioned last year in my message to you, the stockholders, I was elected to the Board of Directors of the American Bankers Association and was appointed to the Federal Advisory Council as a representative of the Third Federal Reserve District. I am now serving in my second year of a three-year term for each of these organizations. The American Bankers Association is the largest banking



                                               3 ACNB Corporation & Subsidiaries
trade association in the country, whose members include community, regional and money center banks and holding companies, as well as savings associations, trust companies, and savings banks. The Federal Advisory Council was created by the Federal Reserve Act of 1913 to be the principal conduit of information and views between the Federal Reserve Board of Governors and the banking system. In both roles, I represent the interests of the independent community bank in the financial services marketplace today while, simultaneously, being sensitive to the needs and issues for the entire industry. The learning and networking experiences garnered from my involvement with these two organizations has directly impacted, in a positive manner, my primary role as Chairman, President and Chief Executive Officer of ACNB Corporation and Adams County National Bank. Once again, for these opportunities, I am extremely honored to serve the industry at the national level and grateful for the continued encouragement of ACNB Corporation's Board of Directors to pursue these interests.

     In closing, we, at ACNB Corporation, have been in the process of generating momentum for the future success of our organization and its subsidiary banks--Adams County National Bank and Farmers National Bank of Newville. Each of these banks serves the customers in their respective and unique communities. Each of you, as stockholders, contributes to the advancement of these two community banks due to your ongoing investment in ACNB Corporation. In exchange, we constantly strive to maximize the return on your investment in our organization.

                  Sincerely,

                  /s/ Ronald L. Hankey
                  -------------------------------
                  Ronald L. Hankey
                  President

ACNB Corporation & Subsidiaries 4

                        [GRAPHIC OMITTED]          Generating Momentum
generating momentum in the labyrinth of business challenges. This is the goal of ACNB Corporation and its bank subsidiaries from 1999 through 2000.

     Historically, prior to the initial moves during the 1980s towards deregulation of the product offerings and geographical boundaries for banks, the labyrinth board was steady, the marble's path was clear, and the maze walls were insurmountable. Banks were banks. Banks competed against other local banks. All banks offered the customer essentially the same products and services. Interest rates were controlled. Banking was not really much of a challenge. Nor was the maze much more than a single channel with bends and turns determined by the local economic environment.

     Today, the labyrinth in which banks do business encompasses the entirety of the financial services industry. The financial products offered by the industry are diverse. The competition is keen. The expectations of consumers are high. The workforce is tight. The demands of stockholders are real. In short, the labyrinth--called business--is fraught with challenges, both positive and negative, for all financial service providers in the marketplace.

     Banking is a business at ACNB Corporation. But, in recognizing the unsteadiness of the labyrinth board and the possibilities for wrong turns in negotiating the maze, ACNB Corporation enters 2000 positioned to move forward...beyond the conceptual box delineating traditional community bank products and delivery systems.

     Moving the marble forward in the channels of the business maze does not, however, mean that the Corporation's strong foundation as a community banking organization is lost at a turn. Quite the opposite, this commitment to remain a community banking organization is paramount in efforts to generate momentum for the future.

                                  [GRAPHIC OMITTED]

               Adams County celebrated its bicentennial on January 22, 2000. Two hundred years after its founding, Adams County is still growing. So is ACNB Corporation, which shares much of this history--tracing its origins to April 11, 1857.



ACNB Corporation & Subsidiaries 6

                               GROWTH & EXPANSION

Growth and expansion was attained by ACNB Corporation in its becoming a multi-bank holding company with the affiliation of Farmers National Bancorp, and its wholly-owned subsidiary, Farmers National Bank of Newville, as of March 1, 1999. This affiliation extends the Corporation's geographic presence beyond Adams County, PA, to the northwest into Cumberland County, PA.


                               [GRAPHIC OMITTED]



                                               7 ACNB Corporation & Subsidiaries

     The course in 1999 was set on four primary foci--growth and expansion, investments and brokerage, technology and commerce, as well as people and service.

     Growth and expansion was attained by ACNB Corporation in its becoming a multi-bank holding company with the affiliation of Farmers National Bancorp, Inc. and its wholly-owned subsidiary, Farmers National Bank of Newville, as of March 1, 1999. At year-end 1998, prior to the affiliation, ACNB Corporation was a single-bank holding company with $499 million in assets and Adams County National Bank as its sole and wholly-owned subsidiary. On December 31, 1999, ACNB Corporation had two bank subsidiaries--Adams County National Bank and Farmers National Bank of Newville--with assets of $546 million. Not only did this affiliation result in asset growth, as well as increased deposit and loan volumes, for ACNB Corporation, but there was also an expansion of the Corporation's trading area. Farmers National Bank of Newville operates three community banking offices in the Newville area, which extends the Corporation's geographic presence beyond Adams County, PA, to the northwest into Cumberland County, PA.

     Due to consumer wants and needs for higher yielding investments, the Corporation's subsidiary, Adams County National Bank, entered into an agreement with Raymond James Financial Services, Inc. in October 1999 to effectively fulfill these wants and needs. The firm of Raymond James Financial Services, Inc. is a leading full-service provider of financial services through community financial institutions. Engaged principally in the securities brokerage business, Raymond James Financial Services, Inc.--located at Adams County National Bank--offers financial planning services, retirement account planning, some insurance products, as well as a comprehensive line of investment products including bonds, fixed and variable annuities, mutual funds, and stocks. An on-site financial advisor, who is an employee of the Bank, provides investors with one-on-one guidance and assistance with respect to financial planning and



                                 [GRAPHIC OMITTED]

                       Times change...and so have the worlds of business and banking. The constant, however, is the desire to invest for the future. ACNB Corporation strives to respond to the financial needs of both the commercial and retail customer today, just as in decades past.


ACNB Corporation & Subsidiaries 8

                            INVESTMENTS & BROKERAGE

ACNB Corporation's subsidiary, Adams County National Bank, entered into an agreement with Raymond James Financial Services, Inc. in October 1999. Through this firm and the guidance of an on-site financial advisor, investors can now secure financial planning services, retirement account planning, some insurance products, well as a comprehensive line of investment products.


                               [GRAPHIC OMITTED]





                                               9 ACNB Corporation & Subsidiaries
investments. This personal attention ensures that each investor's preferences, with regard to portfolio risk, growth and income, are assessed prior to any purchase or sale transactions.

     New technology initiatives were not the highest priority in 1999 due to ACNB Corporation's Year 2000 Project, which was an enterprise-wide endeavor demanding the concerted effort of organizational resources. Nonetheless, the Corporation's subsidiary, Adams County National Bank, accomplished two significant technology-related objectives in the Fourth Quarter of 1999. First, the initial Web site design plan changed directions to become more than an on-line source of Bank information. This Web site, www.acnb.com, is now an Internet portal site with links to other sites of interest to consumers. The on-screen portal buttons include local news, national news, weather, stock reports, community events, as well as links to Web sites for community organizations, Civil War history, governmental agencies, financial information sources, and kids' education and entertainment. All are connected to the Bank's Web site with a simple click, or two, of the Internet user's mouse. Second, the Bank signed a contract with nFront, an Internet banking service provider. Upon the completion of this project in Second Quarter 2000, Adams County National Bank retail and business customers will be able to access their account information, conduct banking transactions, and pay bills on-line via the Internet. In the meantime, customers can be assured that security and privacy are key factors in the development and introduction of this new product delivery system, the purpose of which is to connect the customer to convenience.

     People are the generators of momentum. Service is the catalyst for momentum. ACNB Corporation is still an organization of people. And, the customers served are people. Providing financial services is essentially a people-to-people business...built upon trust and confidence. In the Corporation's view, there are both internal and external customers. There are the internal customers, the


                               [GRAPHIC OMITTED]

                    In 1900, RFD Carriers delivered
                    information throughout Adams County by
                    horse power. Today, information can be
                    delivered worldwide almost
                    instantaneously. ACNB Corporation
                    utilizes technological advancements to
                    enhance customer satisfaction and
                    convenience in the delivery of financial services.


ACNB Corporation & Subsidiaries 10

                              TECHNOLOGY & COMMERCE

In 1999, ACNB Corporation's highest technology-related priority was the Year 2000 Project. Nonetheless, the Corporation's subsidiary, Adams County National Bank, introduced www.acnb.com - an Internet portal site with links to other Web sites of interest to consumers - and signed a contract with an Internet banking service provider for a targeted launch date of Second Quarter 2000.



                               [GRAPHIC OMITTED]



                                              11 ACNB Corporation & Subsidiaries
employees, who support one another to serve the external customers, the users of banking products and delivery systems. A major initiative during 2000 will be the development of a program to renew and reinforce the organization's commitment to people and service.

     The path of the marble throughout the business labyrinth today is never straight and narrow. Rather, the course must adjust to shifts in the industry, the local marketplace, and the paradigms of doing business. It must curve to avoid competitive threats and other obstacles--or to benefit from its strengths and opportunities. And, sometimes, the course may be blocked, thus creating a new challenge.

     At ACNB Corporation, the course for 2000 is to grow and expand, not necessarily in terms of asset size or bricks and mortar. But, to grow and expand via alternative investment options, new technology-based delivery systems, and a strong resolve to further its commitment to serving both internal and external customers. This emphasis on growth, apart from the traditional, is predicated on the fundamental business strategies of enhancing customer relationships through retention and attraction, improving organizational productivity, embracing technology that adds value in the delivery of financial services, furthering the image of the bank subsidiaries in their respective communities, increasing profitability, and ensuring a return on the investment of stockholders in ACNB Corporation.

     Generating momentum in the labyrinth of business challenges is not easy. It takes hard work, dedication, and the synergy of many in the organization. It is easy to sit still in the maze...awaiting some movement that rolls the marble forward or backward at random.

     Unequivocally, ACNB Corporation is poised to compete as a community banking organization in the labyrinth of business during 2000.



                               [GRAPHIC OMITTED]

                      In the small retail shops of yesteryear, people were integral to serving each and every customer. Likewise, ACNB Corporation is still an organization of people. And, the customers served are people. Providing financial services is essentially a people-to-people business...built upon trust and confidence.



ACNB Corporation & Subsidiaries 12

                                PEOPLE & SERVICE


                      People are the generators of momentum.
                      Service is the catalyst for momentum. In
                      ACNB corporation's view, there are both
                      internal and external customers. There
                      are the internal customers, the
                      employees, who support one another to
                      serve the external customers, the users
                      of banking products and delivery
                      systems.



                               [GRAPHIC OMITTED]


                                              13 ACNB Corporation & Subsidiaries

                         INDEX TO FINANCIAL INFORMATION



Five-Year Financial Overview ............................................     15


Management's Discussion and Analysis of
Financial Condition and
Results of Operations ...................................................  16-25


Independent Auditors' Report ............................................     25


Consolidated Financial Statements


     Consolidated Statements of Condition at December 31,
     1999 and 1998 ......................................................     26

     Consolidated Statements of Income for the years
     ended December 31, 1999, 1998 and 1997 .............................     27


     Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 1999, 1998 and 1997 ...............     28


     Consolidated Statements of Cash Flows for the years
     ended December 31, 1999, 1998 and 1997 .............................     29


Notes to Consolidated Financial Statements ..............................  30-45


Quarterly Results of Operations .........................................     46


Five-Year Summary of Selected Financial Data ............................     46


Form 10-K Cross-Reference Index .........................................     47


Form 10-K ...............................................................  48-52


Common Stock Market Prices and Dividends ................................     53



ACNB Corporation & Subsidiaries 14

                                   [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points.

                          FIVE-YEAR FINANCIAL OVERVIEW

           TOTAL DEPOSITS                  BASIC EARNNGS PER SHARE
       In millions of dollars                    In dollars

       1999 ............. 452.6           1999 ................ 1.35
       1998 ............. 455.7           1998 ................ 1.33
       1997 ............. 431.1           1997 ................ 1.34
       1996 ............. 438.5           1996 ................ 1.29
       1995 ............. 425.1           1995 ................ 1.17


            TOTAL LOANS                      DIVIDENDS PER SHARE
       In millions of dollars                   In dollars

       1999 ............. 347.8           1999 ...........  .85
       1998 ............. 352.4           1998 ...........  .78
       1997 ............. 358.3           1997 ...........  .75
       1996 ............. 340.5           1996 ........... 1.56
       1995 ............. 338.1           1995 ...........  .61


      RETURN ON AVERAGE ASSETS               BOOK VALUE PER SHARE
              Percent                            In dollars

       1999 ............. 1.42            1999 .............. 10.41
       1998 ............. 1.46            1998 .............. 10.51
       1997 ............. 1.53            1997 ..............  9.26
       1996 ............. 1.50            1996 ..............  9.38
       1995 ............. 1.38            1995 ..............  9.62




                                              15 ACNB Corporation & Subsidiaries

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION AND
FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

INTRODUCTION

     The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for ACNB Corporation, a bank holding company. Please read this discussion in conjunction with the 1999 Annual Report to ACNB Corporation stockholders. Current performance does not guarantee, assure, or indicate similar performance in the future.

FORWARD-LOOKING STATEMENTS

     In addition to historical information, this 1999 Annual Report contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations". We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date. The corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the corporation files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q, to be filed by the corporation in 2000, and any Current Reports on Form 8-K filed by the corporation.

Comparative Average Balance Sheet and Net Interest Analysis
-------------------------------------------------------------------------------------------------------
                                                                            December 31
                                                               ----------------------------------------
                                                                               1999
                                                               ----------------------------------------
ASSETS In thousands                                            Balance          Interest           Rate
-------------------------------------------------------------------------------------------------------
Loans ..................................................      $ 344,323        $  27,137          7.88%
Taxable investment securities ..........................        149,453            9,609          6.43%
Non-taxable investment securities ......................          8,485              350          4.12%
Federal funds sold .....................................          3,005              148          4.93%
Interest bearing deposits with banks ...................         18,990              950          5.00%
                                                                -------        ---------
Total interest earning assets ..........................        524,256        $  38,194          7.29%
Cash and due from banks ................................         18,366
Premises and equipment .................................          4,779
Other assets ...........................................          6,653
Allowance for loan losses ..............................         (3,594)
                                                              ---------
TOTAL ASSETS ...........................................      $ 550,460
                                                              =========

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------
Interest bearing demand deposits .......................      $  67,191        $   1,621          2.41%
Savings deposits .......................................        117,991            2,833          2.40%
Time deposits (excluding time certificates of deposit of
$100,000 or more) ......................................        195,315            9,446          4.84%
Time certificates of deposit of $100,000 or more .......         21,469            1,093          5.09%
Short-term borrowings ..................................         22,711              973          4.28%
                                                                -------        ---------
Total interest bearing liabilities .....................        424,677        $  15,966          3.76%
-------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD ...................................                                          3.53%
-------------------------------------------------------------------------------------------------------
Demand deposits ........................................         60,363
Other liabilities ......................................          4,678
Stockholders' equity ...................................         60,742
                                                              ---------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY ...................................      $ 550,460
                                                              =========
-------------------------------------------------------------------------------------------------------
INTEREST INCOME/EARNING ASSETS .........................      $ 524,256        $  38,194          7.29%
INTEREST EXPENSE/EARNING ASSETS ........................      $ 524,256        $  15,966          3.05%
NET YIELD ON EARNING ASSETS ............................                       $  22,228          4.24%
-------------------------------------------------------------------------------------------------------


Loan fees of $451,000, $495,000 and $556,000 for 1999, 1998 and 1997,
respectively, are included for rate calculation purposes.

Average nonaccrual loans for 1999, 1998 and 1997 were $1,532,000, $1,641,000 and $1,207,000, respectively.



ACNB Corporation & Subsidiaries 16

FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

EARNINGS PERFORMANCE

     Net income for the year ended December 31, 1999, was $7.8 million, and for the year ended 1998 was $7.7 million. Basic earnings per share were $1.35 in 1999 and $1.33 in 1998.

     We attribute the net income increase of $98,000 in 1999 to an increase of $152,000, or 6.9%, in the corporation's net interest income and a reduction in the provision for possible loan losses of $107,000, or 29.7%. These items were accompanied by an increase of $477,000 in total non-interest income.

     The corporation recorded net income of $7.7 million for the year ended December 31, 1998, compared to net income of $7.8 million in 1997. Basic earnings per share of $1.33 in 1998 compared to $1.34 per share in 1997.

     The $45,000 decrease in net income in 1998 was due to a $539,000, or 4.5%, rise in total non-interest expense. This was partially offset by an increase of $350,000, or 17.0%, in non-interest income.

     We intend, in the balance of this discussion and analysis, to provide details of the operating results, on a comparative basis, for each of the periods ended December 31, 1999, 1998 and 1997.


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

     Net interest income was $22.2 million in 1999. This is an increase over net interest income of $22.1 million in 1998 and $21.8 million in 1997. The increase was the result of growth in average earning assets, which were up by $19.5 million, or 3.9%. The rise in 1998 reflected slower growth than 1999. Average earning assets increased by $18.3 million, or 3.8%, in 1998. The lessening of yields on earning assets, which happened at a greater rate than that on interest bearing liabilities, caused a lowering of the net interest margin from 4.49% in 1997 to 4.37% in 1998 to 4.24% in 1999.

     Interest from loans accounted for 71% of the corporation's interest income in 1999, as compared to 76% in 1998 and 77% in 1997. Interest and dividends on investments were $10.0 million in 1999, as compared to $8.6 million in 1998 and $8.1 million in 1997. The average yield on the taxable investment portfolio decreased to 6.43% for 1999, from 6.45% for the prior year. The yield decrease resulted largely from a downward shift in interest rates during 1998, which carried over into early 1999.


----------------------------------------------------------------------------------------
                December 31                                    December 31
---------------------------------------         ----------------------------------------
                   1998                                           1997
---------------------------------------         ----------------------------------------
  Balance        Interest          Rate          Balance        Interest           Rate
----------------------------------------------------------------------------------------
 $356,154       $ 29,176           8.19%        $353,553         $29,123           8.24%
  130,553          8,417           6.45%         117,433           7,949           6.77%
    4,719            218           4.62%           4,151             194           4.67%
    3,765            201           5.34%           2,979             162           5.44%
    9,519            520           5.46%           8,256             459           5.56%
 --------       --------                         -------         -------
  504,710       $ 38,532           7.63%         486,372         $37,887           7.79%
   14,868                                         13,487
    5,430                                          5,571
    5,952                                          6,317
   (3,450)                                        (3,379)
 --------                                       --------
 $527,510                                       $508,368
 ========                                       ========


$  60,985       $  1,542           2.53%        $ 55,534        $  1,401           2.52%
  114,348          3,007           2.63%         116,206           3,197           2.75%
  192,327          9,936           5.17%         190,952           9,778           5.12%
   20,891          1,113           5.33%          17,369             960           5.53%
   19,380            858           4.43%          16,805             737           4.39%
 --------       --------                         -------         -------
  407,931       $ 16,456           4.03%         396,866         $16,073           4.05%
----------------------------------------------------------------------------------------
                                   3.60%                                           3.74%
----------------------------------------------------------------------------------------
   55,076                                         51,366
    3,935                                          3,736
   60,568                                         56,400
---------                                       --------

 $527,510                                       $508,368
 ========                                       ========
----------------------------------------------------------------------------------------
 $504,710       $ 38,532           7.63%        $486,372         $37,887           7.79%
 $504,710       $ 16,456           3.26%        $486,372         $16,073           3.30%
                $ 22,076           4.37%                         $21,814           4.49%
----------------------------------------------------------------------------------------


                                              17 ACNB Corporation & Subsidiaries

     The Comparative Average Balance Sheet and Net Interest Analysis, a table found on pages 16 and 17, presents for the periods indicated the total dollar amount of interest income from average interest earning assets and resultant yields, as well as the interest expense on average interest bearing liabilities and the resultant costs, expressed both in dollars and rates. The average interest earning assets balance includes nonaccrual loans. Interest income includes interest from nonaccrual loans only to the extent that payments were received and to the extent that the corporation believes it will recover the remaining principal balance of the loan. Average balances are principally computed using a daily average balance during the period. The net yield on earning assets, which reflects the corporation's relative level of interest earning assets to interest bearing liabilities, is the difference between interest income on interest earning assets and interest expense on interest bearing liabilities, divided by average interest earning assets for the period. This table also shows the net interest income and the interest rate spread.

     Changes in the corporation's net interest income are a function of both changes in rates and changes in volumes of interest earning assets and interest bearing liabilities. The Analysis of Changes in Interest Income and Expense Due to Volume and Rate Changes, a table found on page 18, shows changes in interest income and expense for ACNB Corporation for the years indicated. For each category of interest earning assets and interest bearing liabilities, we provide data on the changes attributed to changes in rate (changes in rate multiplied by old volume) and changes in volume (changes in volume multiplied by old rate), with changes in rate volume (change in rate multiplied by change in volume) factored in proportionally. We compute the interest earning asset and interest bearing liability balances principally using daily average balances.

NON-INTEREST INCOME

     Growth in non-interest income is one of the corporation's long-term strategies. Non-interest income for 1999 increased by $477,000, or 19.8%, compared to 1998, and increased by $350,000, or 17.0%, when 1998 is compared to 1997. In 1998, ACNB Corporation adjusted service fees on deposit accounts to reflect the marketplace more closely. This adjustment occurred in the second half of 1998 causing an increase to both 1998 and 1999 results. The largest part of the increase in non-interest income was the proceeds of a life insurance policy paid on the death of a key employee. The proceeds were $287,000, and amounted to 60% of the total increase in this category.

     Trust service income rose by $20,000, or 3.8%, in 1999 and by $10,000, or 1.9%, in 1998. The trust department engaged a financial advisor and registered principal who will work through Raymond James Financial Services, Inc. He was engaged in the fourth quarter of 1999, and should contribute to trust earnings in the first quarter of 2000.

     Year-to-date service fees on deposit accounts increased over the last two years due to improved average deposit growth and a reassessment of service fees. This took effect in September 1998, and was the main reason for the 11.3% improvement in service fees on deposit accounts in 1998 and the 9.5% improvement experienced in 1999. Average interest bearing liabilities were up 2.8% in 1998 and 4.1% in 1999. Average non-interest bearing demand deposits were up 7.2% in 1998 and 9.6% in 1999.

NON-INTEREST EXPENSE

     Non-interest expense was $13.3 million in 1999, an increase of 4.9% compared to 1998. In 1998, non-interest expense was $12.7 million, reflecting an increase of 4.5% compared to 1997. The primary cause of the increase in non-interest expense is an increase in the other expenses.

     Personnel expense increased by $70,000, or 0.9%, in 1999, compared to 1998, and by $341,000, or 4.8%, in 1998, compared to 1997. The small increase in 1999 was due to normal merit raises and the retirement of several highly paid employees. Management studied the impact of the eventual retirement of certain loan officers. In anticipation of these retirements, the corporation decided not to add additional loan officers, but to evaluate the effect of the loss of these personnel and determine if the corporation could offset the loss through internal promotion. This was successful in controlling personnel costs for 1999.

     In addition to salary and employee benefit increases, there was a significant rise in other expenses. Costs were up by $498,000, or 18.9%, in 1999, compared to 1998, and by $81,000, or 3.2%, in 1998, compared to 1997. The increase in 1999 is attributable to increased pension insurance premiums of $31,000 caused by a change in plan year, litigation costs of $156,000, Farmers National Bancorp, Inc. acquisition costs and other holding company costs of $125,000, Y2K professional costs of $79,000, waived loan



Analysis of Changes in Interest Income and Expense Due to Volume and Rate Changes
-------------------------------------------------------------------------------------------------------------------------------
                                                                        Year ended December 31
                                       ----------------------------------------------------------------------------------------
                                              1999 versus 1998              1998 versus 1997           1997 versus 1996
                                               Changes Due To                Changes Due To             Changes Due To
                                       ----------------------------------------------------------------------------------------
In thousands                            Volume     Rate        Net      Volume   Rate      Net     Volume      Rate      Net
                                       ----------------------------------------------------------------------------------------
Interest earned on:
Loans ................................ $ (953)   $(1,086)   $(2,039)   $  216   $(163)    $  53    $1,384     $(196)  $1,188
Taxable investment securities ........  1,219        (27)     1,192       967    (499)      468      (404)      597      193
Non-taxable investment securities ....    158        (26)       132        18       6        24        40         4       44
Federal funds sold ...................    (37)       (16)      (53)        39     --         39       (37)       11      (26)
Time deposits with banks .............    478        (48)       430        71     (10)       61      (101)       31      (70)
                                       ----------------------------------------------------------------------------------------
Total Interest Earning Assets ........ $  865    $(1,203)   $  (338)   $1,311   $(666)    $ 645    $  882     $ 447   $1,329
                                       ----------------------------------------------------------------------------------------
Interest paid on:
Interest bearing demand deposits ..... $  154    $   (75)   $    79    $  136   $   5     $ 141    $   86     $  41   $  127
Savings deposits .....................     94       (268)      (174)      (45)   (145)     (190)     (132)      (19)    (151)
Time deposits ........................    181       (691)      (510)      280      31       311       (28)      (54)     (82)
Short-term borrowings ................    145        (30)       115       114       7       121       (65)      (21)     (86)
                                       ----------------------------------------------------------------------------------------
Total Interest Bearing Liabilities ... $  574    $(1,064)   $  (490)   $  485   $(102)    $ 383    $ (139)    $ (53)  $ (192)
                                       ----------------------------------------------------------------------------------------
NET INTEREST EARNINGS ................ $  291    $  (139)   $   152    $  826   $(564)    $ 262    $1,021     $ 500   $1,521
                                       ----------------------------------------------------------------------------------------

ACNB Corporation & Subsidiaries 18
costs in consumer loan promotions, and several other unusual items that will probably not be repeated.

     FDIC insurance cost remained consistent with 1998. The cost for deposit insurance was $49,000 in 1999 and $48,000 in 1998. This cost may rise in 2000, as there were several notorious and expensive bank failures in 1999.

OVERVIEW OF THE BALANCE SHEET

     During 1999, ACNB Corporation's total assets increased by $1.7 million. In 1998, total assets grew by $36.2 million, or 7.1%. Deposits were down $3.1 million in 1999. Loans were down $4.6 million with most of the runoff in residential mortgages. The corporation continues to compete with traditional rivals, including several local and nonlocal commercial banks, as well as nontraditional rivals, such as mortgage brokers and brokerage houses for deposits and for loans.

     The mix of assets and liabilities continues to change. Investment securities declined $7.7 million, or 4.8%, and loans fell $4.6 million, or 1.3%, in 1999 after decreasing by $5.8 million, or 1.6%, in 1998. Premises and equipment decreased by $353,000 in 1999 and by $473,000 in 1998, as fixed assets were depreciated faster than the value of new equipment placed in service. In addition, other real estate decreased by $79,000, or 31.6%, in 1999.

     On the liability side, non-interest bearing deposits were up by $1.0 million, or 1.6%, in 1999, and up by $6.7 million, or 12.5%, in 1998. Core deposits decreased in 1999 by a total of $4.0 million. Fiscal year 1998 showed an increase of $17.9 million, or 4.7%.

     Capital continued to be strong, though it decreased by $1.3 million, or 2.1%, in 1999. It increased by $3.7 million, or 6.4%, in 1998 due to internal earnings retention. The decrease in 1999 was caused by a loss in fair market value in securities available for sale and the beginning effects of a stock repurchase program.


ASSET/LIABILITY ANDMARKET RISK MANAGEMENT
--------------------------------------------------------------------------------


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

     Also, ACNB Corporation uses a simulation model as another method of measuring interest rate risk. The simulation model, because of its dynamic nature, forecasts the effects of future balance sheet trends, changing slopes of the yield curve, different patterns of rate movements, and changing relationships between rates. The results of the simulation analysis are used by management to evaluate possible corrective actions to reduce any negative impact on the net interest margin.

     Traditionally, the investment portfolio is used to alter the interest rate sensitivity of the corporation. This is accomplished by holding fixed-rate debt instruments in the securities portfolio. During 1999 and 1998, ACNB Corporation lengthened the maturity of prime rate loans, added fixed-rate mortgages with a maturity of 15 years or less to the loan portfolio, and continued to purchase mortgage-backed securities; thus, restructuring the asset sensitive position resulting from a short maturity investment portfolio.

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

     Long-term liquidity needs are provided by a large core deposit base. This is the most stable source of liquidity for a bank because of the long-term relationship with depositors and the deposit insurance provided by the FDIC. In 1999, 83% of total assets were funded by core deposits and 5% were funded with short-term purchased funds, compared to 84% and 4%, respectively, in 1998. ACNB Corporation belongs to the Federal Home Loan Bank of Pittsburgh. This membership serves the dual purposes of emergency and long-term liquidity. The corporation's borrowing capacity with the Federal Home Loan Bank stood at $197 million at year-end 1999.

     Parent company liquidity is maintained by the cash flow from dividends received from the subsidiary banks. Dividends from the subsidiary banks are the corporation's primary source of funds to pay dividends to the corporation's shareholders. The amount of dividends paid by the subsidiary banks is subject to certain regulatory restrictions, detailed in Note L of the Notes to Consolidated Financial Statements, "Restrictions on Subsidiary Dividends, Loans and Advances". The parent company financial statements are presented in Note Q of the Notes to Consolidated Financial Statements, "ACNB Corporation (Parent Company Only) Financial Information".



OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

In the normal course of business, ACNB Corporation does not use off-balance sheet financial instruments to hedge potential fluctuations in income or market values. The corporation's off-balance sheet items consist solely of loan commitments and letters of credit.

                                              19 ACNB Corporation & Subsidiaries

LOAN REVIEW AND ALLOWANCE FOR LOAN LOSS ANALYSIS
--------------------------------------------------------------------------------


GENERAL

     ACNB Corporation's lending activities are carried on through the subsidiary banks. As of December 31, 1999, the corporation's total loan portfolio, carried at historical cost, of $348 million included:

     o $218.7 million in mortgage loans, secured by liens on one-to-four family residential properties;

     o $89.6 million in mortgage loans secured by commercial properties, such as apartment buildings, office buildings, warehouses, and medical office buildings;

     o  $13.2 million in construction loans;

     o  $13.8 million in consumer loans; and,

     o  $12.7 million in commercial and agricultural credits.

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

RESIDENTIAL REAL ESTATE LOANS

     The corporation makes a full range of residential loans, including conventional fixed-rate loans and adjustable-rate mortgage loans, available to borrowers in its primary consumer market area. Adjustable-rate mortgages are advantageous to the corporation because adjustable-rate loans are a closer match to the repricing of the corporation's core deposits. However, the corporation's ability to originate ARMs, in lieu of fixed-rate loans, varies in response to changes in market interest rates. ARMs are often refinanced to fixed-rate loans when market interest rates fall, which leads to runoff in the corporation's loan portfolio. With the rise in interest rates in 1994 and 1995, ARMs comprised a larger share of total originations and the corporation's portfolio resumed its long-term growth. In 1997, 1998 and 1999, ACNB Corporation suffered runoff in its residential adjustable-rate mortgage portfolio. Currently, ARMs are indexed to the Federal Housing Finance Board's Contract Rate for Major Lenders and One-Year U.S. Treasury Bills with constant maturity, and have limits on annual increases of 2% over the prior year's rate.

     All of the corporation's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential mortgage loans are originated using standard Federal National Mortgage Association and Federal Home Loan Mortgage Corporation applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of bank personnel, depending upon the size of the loan. Residential loan applications come in through various channels, primarily via a network of 16 community banking offices. However, all residential loans are currently originated by the subsidiary banks, and mortgage insurance is required on all residential loans originated at a loan-to-value ratio over 85%.

     In addition to interest earned on loans, the corporation receives fees for originating loans and for providing loan commitments. The corporation also assesses fees for loan modifications, late payments, changes of property ownership, and other miscellaneous services, as well as receives fees for the servicing of loans for others.

RESIDENTIAL CONSTRUCTION LOANS

The corporation provides financing for two different categories of residential construction loans. A custom construction loan is made to the intended occupant of a house to finance its construction. Speculative construction loans are made to borrowers who are in the business of building homes for resale. Speculative construction loans are made on a house-by-house basis, and not as lines of credit to builders. This type of construction loan involves somewhat more risk than custom construction loans, and the corporation uses different underwriting considerations. All construction loans require approval by various levels of bank personnel, depending upon the size of the loan. Construction loans for nonconforming residential properties, which are properties other than single-family detached houses, are subject to more stringent approval requirements.

Quantitative Disclosures of Market Risk
------------------------------------------------------------------------------------------

                                                        Principal Amount Maturing In
                                              --------------------------------------------
RATE SENSITIVE ASSETS  In thousands             2000               2001              2002
------------------------------------------------------------------------------------------
Fixed interest rate loans                    $ 10,188            $10,178           $10,738
Average interest rate                           9.01%              8.46%             7.84%
Variable interest rate loans                 $ 49,450            $43,503           $44,749
Average interest rate                           7.50%              7.99%             7.42%
Fixed interest rate securities               $  4,579            $20,412           $13,508
Average interest rate                           5.88%              6.07%             6.07%
Variable interest rate securities            $     60            $    66           $    75
Average interest rate                           5.45%              5.45%             5.45%
Other interest bearing assets                $  5,550            $    --           $    --
Average interest rate                           5.50%              0.00%             0.00%

RATE SENSITIVE LIABILITIES
------------------------------------------------------------------------------------------
Non-interest bearing checking                $ 15,428            $13,885           $13,885
Average interest rate                           0.00%              0.00%             0.00%
Savings and interest bearing checking        $  9,285            $53,635           $53,635
Average interest rate                           2.48%              2.29%             2.29%
Time deposits                                $154,248            $30,149           $16,051
Average interest rate                           4.61%              5.34%             5.56%
Variable interest rate borrowings            $ 14,913            $ 4,474           $ 4,474
Average interest rate                           4.63%              4.63%             4.63%

[Right-Hand side of TABLE cont. on p. 21]


ACNB Corporation & Subsidiaries 20

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

     In order to monitor its commercial real estate loan portfolio, the corporation periodically inspects real estate collateral based upon the loan risk classification, the loan size, and the location of the collateral; analyzes the economic condition of markets in which the corporation has a geographic concentration; and, reviews operating statements and rent rolls, updated financial and tax statements of borrowers, evidence of insurance coverage, and evidence that real estate taxes have been paid. These procedures are designed to analyze the economic viability of the property, as well as to determine whether or not the debt service coverage and loan-to-value ratios remain consistent with the corporation's underwriting policies. It is the practice of management to perform a continual review of the commercial real estate loan portfolio in light of the condition of the real estate market. Based upon the above procedures, the corporation classifies loans that fall below underwriting standards into various risk or watch categories.

MANUFACTURED HOUSING, SECOND MORTGAGE AND OTHER
CONSUMER LOANS

     The corporation offers consumer loan programs that include the following:

     o  manufactured housing loans;
     o second mortgage loans for a variety of purposes, including purchase, renovation, or remodeling of property, and for uses unrelated to the security;
     o loans for the purchase of automobiles, pleasure boats, and recreational vehicles;
     o  student loans; and,
     o loans for general household purposes, including home equity lines of credit.

     Consumer loans, in addition to being an important part of the corporation's orientation toward consumer financial services, promote greater net interest income stability because of the somewhat shorter maturities and faster prepayment characteristics. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

     Consumer loans are generally secured loans and are made based upon an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness, and credit history. Secured consumer loan amounts typically do not exceed 85% of the value of the collateral, less the outstanding balance of any first mortgage loan. Lines of credit are subject to periodic review, revision and, when deemed appropriate by the corporation, cancellation as a result of changes in the borrower's financial circumstances.

ASSET QUALITY

     Banks are required to review their assets on a regular basis, and to classify them if certain weaknesses are noted. Adequate allowances must be maintained for assets classified as substandard or doubtful. Any assets classified as a loss must be written off immediately. The corporation has a comprehensive process for classifying assets, and asset reviews are performed on a quarterly basis. The objective of the review process is to identify any trends and to determine the levels of loss exposure to evaluate the need for an adjustment to the allowance account. Classified assets consist of:

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

     Management ceases to accrue interest income on any


[RESTUBBED TABLE CONT. FROM p. 20]

Quantitative Disclosures of Market Risk
--------------------------------------------------------------------------------------------------------------------------------
                                                            Principal Amount Maturing In                              Fair Value
                                                ----------------------------------------------------------------     December 31,
RATE SENSITIVE ASSETS  In thousands               2003                2004            Thereafter          TOTAL         1999
--------------------------------------------------------------------------------------------------------------------------------
Fixed interest rate loans                      $  8,910             $ 5,910          $ 26,404           $ 72,328       $ 71,837
Average interest rate                             7.61%               7.66%             8.15%              8.16%
Variable interest rate loans                   $ 24,960             $15,483          $ 97,314           $275,459       $270,272
Average interest rate                             6.76%               6.79%             7.36%              7.41%
Fixed interest rate securities                 $  8,205             $ 3,100          $105,952           $155,756       $151,502
Average interest rate                             5.91%               6.37%             6.49%              6.35%
Variable interest rate securities              $     84             $    93          $    354           $    732       $    732
Average interest rate                             5.45%               5.45%             5.45%              5.45%
Other interest bearing assets                  $     --             $    --          $     --           $  5,550       $  5,550
Average interest rate                             0.00%               0.00%             0.00%              5.50%

RATE SENSITIVE LIABILITIES
--------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing checking                  $  6,171             $ 6,171          $  6,171           $ 61,711       $ 61,711
Average interest rate                             0.00%               0.00%             0.00%              0.00%
Savings and interest bearing checking          $ 16,326             $16,326          $ 32,880           $182,087       $182,087
Average interest rate                             2.27%               2.27%             2.27%              2.29%
Time deposits                                  $  7,387             $    --          $  1,000           $208,835       $208,881
Average interest rate                             5.16%               0.00%             5.50%              4.81%
Variable interest rate borrowings              $  2,983             $ 2,983          $     --           $ 29,827       $ 29,827
Average interest rate                             4.63%               4.63%             0.00%              4.63%

21 ACNB Corporation & Subsidiaries
loan that becomes 90 days or more delinquent and is not in the process of collection. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status. Nonperforming loans include loans on which payment is 90 days or more delinquent, whether or not interest is still being accrued. The Nonperforming Assets Analysis, a table found on page 22, presents figures relative to nonperforming assets and net charge-offs for 1999 and 1998.

     Real estate that served as security for a defaulted loan and that then became other real estate owned is recorded on the corporation's books at the lower of the outstanding loan balance or fair market value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair market value at the time a property becomes OREO is less than the loan balance, the loan is written down at that time by a charge to the allowance for loan losses. OREO currently consists of three properties valued at $171,000 as of December 31, 1999, down from $250,000 at December 31, 1998. One of these properties has been sold, but must be reported as OREO until the terms, under which it was disposed of, meet current regulatory standards. The remaining properties are general real estate with an appraised value in excess of book value and less than $100,000 per property.

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

     To determine adequacy of the allowance for loan losses, the corporation reviews its loan portfolio for specific weaknesses. A portion of the allowance is then allocated to reflect the potential loss exposure of those specific weaknesses. When the corporation confirms that specific loans or portions of loans are uncollectible, these amounts are charged against the allowance for loan losses. The existence of some or all of the following criteria generally confirms that a loss has been incurred:

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

     The Allocation of the Allowance for Loan Losses is presented in Note E of the Notes to Consolidated Financial Statements, "Allowance for Loan Losses". This table shows a breakdown of the allowance as it applies to different types of loans in the portfolio.


CAPITAL MANAGEMENT
--------------------------------------------------------------------------------

     During 1999, ACNB Corporation's capital decreased by $1.3 million, or 2.1%. During 1998, the capital base increased by $3.7 million, or 6.4%. At year-end 1999, the risk-based capital ratios of Tier 1 capital and Total capital were 19.54% and 20.68%, which exceed the minimum ratios required by the Federal Reserve Board. Capital ratios are highlighted in a table, Capital Ratios at Year-End, on page 23.

     Capital management is an ongoing process, which consists of providing equity and long-term debt for current and future financial positioning. ACNB Corporation manages its capital as set forth in its strategic business plan and to support its growth and investments.

     ACNB Corporation and its banks are subject to the capital adequacy guidelines of various federal banking agencies, such as the Federal Reserve Board and the Office of the Comptroller of the Currency. At December 31, 1999, the corporation and banks were in compliance with the capital requirements of these regulatory agencies. Management expects them to remain in compliance with these capital requirements in the future. Federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 capital, 10% Total capital, and 5% Tier 1 leverage. At December 31, 1999, the capital ratios of the corporation exceeded these levels. Management expects the corporation's ratios to remain in excess of the minimum ratios required of a well-capitalized institution.

     The corporation's quarterly common stock cash dividend remained at $.20 per share during 1999, with a special dividend of $.05 per share during the fourth quarter for a total of $.85 per share. Annual dividends per share during 1998 were $.78, which also included a $.05 special dividend.

The corporation's total stockholders' equity at December 31, 1999, was $59.9 million, or 10.96% of total assets, compared with $61.1 million, or 11.23% of total assets, at December 31, 1998. The decrease in capital is the result of unrealized losses on securities of $2,233,000; repurchase of dissenters' shares concerning the Farmers National Bancorp, Inc. acquisition of $624,000; excess purchase price of Farmers National Bancorp, Inc. over book value of $1,026,000; and, repurchase of ACNB Corporation shares of $605,000.

Nonperforming Assets Analysis
---------------------------------------------------------------------------------------------------------------------
                                                                      Year ended December 31
                                              -----------------------------------------------------------------------
                                                          1999                                     1998
                                              -------------------------------         -------------------------------
                                              Nonperforming           Net             Nonperforming           Net
In thousands                                     Assets           Charge-offs            Assets           Charge-offs
                                              -------------------------------         -------------       -----------
Real estate loans (1-to-4 family dwellings)      $2,506            $   43               $1,802              $ (12)
Real estate loans (other)                           988                50                1,776                  4
Commercial and industrial                            --                53                   83                 20
Consumer                                             41               158                  139                104
                                                 ------            ------               ------              -----
TOTAL                                            $3,535            $  304               $3,800              $ 116
                                                 ======            ======               ======              =====


ACNB Corporation & Subsidiaries 22

YEAR 2000 ISSUE
--------------------------------------------------------------------------------

CORPORATION'S STATE OF READINESS

     The Year 2000 (Y2K) Problem was the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems would have been unable to interpret dates beyond the year 1999, which would have caused a system failure or other computer errors, leading to disruptions in operations. If not corrected, many computer applications could have failed or created erroneous results by or at the Year 2000. This could have caused entire system failures, miscalculations, and disruptions of normal business operations including, among other things, a temporary inability to process transactions, send statements, or engage in similar day-to-day business activities.

     The corporation developed a five-phase program for Y2K information and non-information systems compliance, which included the following:

1. Awareness Phase
   o  Establish Year 2000 Task Force.
   o  Define Year 2000 Problem.
   o  Develop Year 2000 Plan and Strategy.

This phase was completed as of December 31, 1997.

2. Assessment Phase

   o Identify and inventory information systems, technology items, computer programs, business partners, environmental systems, and data communication links.
   o  Prioritize mission critical systems.
   o Obtain vendor certifications for software, hardware, and outsourced service providers.
   o  Assess impact of Year 2000.

     This phase was completed December 31, 1998.

3. Renovation Phase

   o  Implement hardware and software upgrades.
   o  Replace systems and technology items.
   o  Monitor vendor and service provider progress.

     This phase was substantially completed as of December 31, 1998.

4. Validation Phase

   o  Develop testing plan and strategy.
   o  Establish test environment(s).
   o Test internal information systems, technology items, computer programs, environmental systems, and data communication links.
   o  Test with and/or monitor testing of vendors and service providers.

This phase began in May 1998 and was
substantially completed as of June 30, 1999.

5. Implementation Phase

   o  Implement Y2K compliant systems and technology items.

     This phase began in December 1997 and continued through October 29, 1999.

     Based upon an ongoing assessment, the corporation determined that it was required to modify or replace portions of its hardware and software so that its computer systems would properly use dates beyond December 31, 1999. The corporation believes that as a result of modifications to existing software and hardware and conversions to new software, the Year 2000 Problem was mitigated.

COSTS OF YEAR 2000

     The total cost to implement the five-phase program was approximately $394,000. Internal costs approximated $188,000, while outside consultants for legal work, contingency planning, and verification of testing approximated $206,000.

     Costs in 1998 were $169,000, with $119,000 being internal costs with very little cash outlay that were absorbed by current operations. $50,000 was spent on consultant and legal work in 1998. Fiscal year 1999 expenses were budgeted at $108,000 for internal costs and $140,000 for consultant and legal work. There was a shift in personnel, which required more work to be outsourced at higher costs in 1999.

     With actual costs of $169,000 in 1998 and $225,000 for 1999, the financial impact to the corporation of Year 2000 compliance has not been and is not anticipated to be material to the corporation's financial position or results of operations in any given year.

Risks of Year 2000

     Management believes it has remedied the corporation's systems, programs and applications. The Year 2000 computer problem created risk for the corporation from unforeseen problems in its own computer systems and from third-party vendors who provide the majority of mainframe and PC-based computer applications. Failure of third-party systems relative to the Y2K issue could have had a material impact on the corporation's ability to conduct business.

Other Year 2000 Endeavors

     ACNB Corporation also undertook other endeavors to address the challenges of the Year 2000 Problem. These included:

1. Stakeholder Communications

  o  Customer awareness program.
  o  Bank employee communications and training.
  o  Corporation shareholder communications.

2. Commercial Customer Credit Risk Control Process

  o  Due diligence process for current and future material customers.
  o  Assessment of customer Year 2000 readiness.

3. Fiduciary Client Risk Control Process

  o Due diligence process for fiduciary account and asset administration servicers including investment providers, third parties, counterparties and transfer agents.
  o  Assessment of servicer Year 2000 readiness.

     During the fourth quarter of 1999, ACNB Corporation increased cash reserves for anticipated customer withdrawals by approximately $12 million. These funds were found to be unnecessary and returned to the Federal Reserve Bank of Philadelphia within the first week following the Y2K rollover event and promptly reinvested.

     As of February 29, 2000, ACNB Corporation has suffered no disruptions due to the Year 2000 issue. In addition, a verification process was initiated in January 2000 to determine the effect of the Year 2000 event on commercial loan customers. As of February 29, 2000, there have been no reported incidences of significance from loan officers or customers that a negative Y2K event has occurred.

Capital Ratios at Year-End
-------------------------------------------------------------------------
                                                  1999              1998
                                                  ----              ----
Common stockholders' equity to assets             10.96%           11.23%
Tier 1 leverage ratio                             10.88%           11.71%
Tier 1 risk-based capital ratio                   19.54%           19.55%
Total risk-based capital ratio                    20.68%           20.74%

                                              23 ACNB Corporation & Subsidiaries

REGULATORY ACTIVITY

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

     Congress repealed the Glass-Steagall Act, which prohibits commercial banks from engaging in the securities industry. Consequently, equity underwriting activities of banks may increase in the near future. The corporation does not currently anticipate entering into these activities.

FINANCIAL SERVICES MODERNIZATION LEGISLATION

     On November 12, 1999, President Clinton signed into law the
Gramm-Leach-Bliley Act of 1999, also called the Financial Services Modernization Act. The Financial Services Modernization Act repeals the two affiliation provisions of the Glass-Steagall Act:

     o Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms "engaged principally" in specified securities activities; and,
     o Section 32, which restricted officer, director or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities.

     In addition, the Financial Services Modernization Act contains provisions that expressly preempt any state insurance law. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company. "Financial activities" is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

     In brief, the Financial Services Modernization Act:

     o Repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;
     o Provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies;
     o Broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;
     o Provides an enhanced framework for protecting the privacy of consumer information;
     o Adopts a number of provisions related to the capitalization, membership, corporate governance, and the other measures designed to modernize the Federal Home Loan Bank system;
     o Modifies the laws governing the implementation of the Community Reinvestment Act (CRA); and,
     o Addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

     In order for the corporation to take advantage of the ability to affiliate with other financial services providers, the corporation must become a Financial Holding Company, as permitted under an amendment to the Bank Holding Company Act. To become a Financial Holding Company, the corporation would file a declaration with the Federal Reserve, electing to engage in activities permissible for Financial Holding Companies and certifying that it is eligible to do so because all of its insured depository institution subsidiaries are well-capitalized and well-managed. In addition, the Federal Reserve must determine that each insured depository institution subsidiary of the corporation has at least a "satisfactory" CRA rating. The corporation currently meets the requirements to make an election to become a Financial Holding Company. The corporation's management has not determined at this time whether it will seek an election to become a Financial Holding Company. The corporation is examining its strategic business plan to determine whether, based on market conditions, the relative financial conditions of the corporation and its subsidiaries, regulatory capital requirements, general economic conditions, and other factors, the corporation desires to utilize any of its expanded powers provided in the Financial Services Modernization Act.

     The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the Bank Holding Company Act or permitted by regulation.

     A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be "well-capitalized" and "well-managed". The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank's assets. The bank must also have policies and procedures to assess financial subsidiary risk and to protect the bank from such risks and potential liabilities.

The corporation and
the subsidiary banks do not believe that the Financial Services Modernization Act will have a material adverse effect on our operations in the near term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that the

ACNB Corporation & Subsidiaries 24
corporation and the subsidiary banks face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than the corporation.

     From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the corporation and the banks. Management cannot predict whether such legislation will be enacted or, if enacted, how the legislation would affect the business of the corporation and the banks. As a consequence of the extensive regulation of commercial banking activities in the United States, the corporation's and the banks' business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business. Except as specifically described above, management believes that the impact of the provisions of the aforementioned legislation on the liquidity, capital resources, and results of operations of the corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which, if they were implemented, would have a material adverse effect upon the corporation's liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the corporation's results of operations.

     The business of the corporation is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share. Management also expects increased diversification of financial products and services offered by the corporation and its competitors. Management believes that such consolidations and mergers, as well as the expanded diversification of products and services, may enhance its competitive position as a community banking organization.



                          INDEPENDENT AUDITORS' REPORT


To The Stockholders and Board of Directors               Stambaugh o Ness
ACNB Corporation                                  -----------------------------
Gettysburg, Pennsylvania                          CERTIFIED PUBLIC ACCOUNTANTS


     We have audited the accompanying consolidated statements of condition of ACNB Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACNB Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


Stambaugh o Ness, P.C.

York, Pennsylvania
January 14, 2000


                                              25 ACNB Corporation & Subsidiaries

                       CONSOLIDATED STATEMENTS OF CONDITIONS

                                                                                         December 31
                                                                                ---------------------------
ASSETS In thousands                                                                 1999               1998
------------------------------------------------------------------------------------------------------------
Cash and due from banks......................................................   $ 29,840           $ 16,728
Interest bearing deposits with banks.........................................      5,839              4,075
Investment securities
  (fair value $152,234 and $162,414, respectively)...........................    158,105            160,762
Federal funds sold...........................................................      1,711              2,718
Mortgage loans held for sale.................................................        433                504
Loans
  (net of unearned discount of $0 and $22, respectively).....................    347,354            351,851
Allowance for possible loan losses...........................................     (3,543)            (3,594)
                                                                                --------           ---------
Net loans....................................................................    343,811            348,257
Premises and equipment.......................................................      4,524              4,877
Other real estate............................................................        171                250
Other assets.................................................................      8,518              6,092
                                                                                --------           --------
TOTAL ASSETS.................................................................   $545,952           $544,263
                                                                                ========           ========



LIABILITIES
-----------------------------------------------------------------------------------------------------------
Non-interest bearing deposits................................................   $ 61,711           $ 60,744
Interest bearing deposits....................................................    890,922            394,955
                                                                                --------           --------
TOTAL DEPOSITS...............................................................    452,633            455,699
Securities sold under agreement to repurchase................................     29,377             22,658
Demand notes, U.S. Treasury..................................................        450                100
Other liabilities............................................................      3,629              4,688
                                                                                --------           --------
TOTAL LIABILITIES............................................................    486,089            483,145



 STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------
Common stock (par value $2.50; 20,000,000 shares authorized;
  5,748,732 and 5,783,567 issued and outstanding shares
  on 12/31/99 and 12/31/98, respectively)....................................     14,372             14,458
Additional paid-in capital...................................................      1,963              2,480
Retained earnings............................................................     45,761             42,846
Accumulated other comprehensive income.......................................     (2,233)             1,334
                                                                                --------           --------
TOTAL STOCKHOLDERS' EQUITY...................................................     59,863             61,118
                                                                                --------           --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................................   $545,952           $544,263
                                                                                ========           ========


 The accompanying notes are an integral part of the consolidated financial statements.

ACNB Corporation & Subsidiaries  26

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                      Year ended December 31
                                                                ----------------------------------
INTEREST INCOME In thousands, except per share data               1999         1998          1997
--------------------------------------------------------------------------------------------------
Loans (including fees)....................................      $27,137      $29,176       $29,123
Time deposits with banks..................................          950          520           459
Federal funds sold........................................          148          201           162
Taxable securities........................................        9,609        8,417         7,949
Non-taxable securities....................................          350          218           194
                                                                -------      -------       -------
TOTAL INTEREST INCOME.....................................       38,194       38,532        37,887


INTEREST EXPENSE
--------------------------------------------------------------------------------------------------
Interest bearing deposits.................................       14,993       15,598        15,336
Other borrowed funds......................................          973          858           737
                                                                -------      -------       -------
TOTAL INTEREST EXPENSE....................................       15,966       16,456        16,073
NET INTEREST INCOME.......................................       22,228       22,076        21,814
Provision for possible loan losses........................          253          360           210
                                                                -------      -------       -------
NET INTEREST INCOME AFTER
PROVISION FOR POSSIBLE LOAN LOSSES........................       21,975       21,716        21,604


NON-INTEREST INCOME
--------------------------------------------------------------------------------------------------
Trust income..............................................          550          530           520
Service fees on deposit accounts..........................          964          880           791
Other income..............................................        1,374        1,001           750
                                                                -------      -------       -------
TOTAL NON-INTEREST INCOME.................................        2,888        2,411         2,061


NON-INTEREST EXPENSE
--------------------------------------------------------------------------------------------------
Salaries and employee benefits............................        7,555        7,485         7,144
Net occupancy expense.....................................          871          809           843
Equipment expense.........................................        1,174        1,185         1,090
Other taxes...............................................          536          536           480
Other expense.............................................        3,134        2,635         2,554
                                                                -------      -------       -------
TOTAL NON-INTEREST EXPENSE................................       13,270       12,650        12,111
INCOME BEFORE INCOME TAXES................................       11,593       11,477        11,554
Applicable income taxes...................................        3,770        3,752         3,784
                                                                -------      -------       -------
NET INCOME................................................      $ 7,823      $ 7,725       $ 7,770
                                                                =======      =======       =======


PER COMMON SHARE DATA*
--------------------------------------------------------------------------------------------------
Basic earnings............................................        $1.35        $1.33         $1.34
Cash dividends............................................        $ .85        $ .78         $ .73

*Based on a weighted average of 5,782,930 shares in 1999, 5,815,246 shares in 1998, and 5,817,273 shares in 1997.


    The accompanying notes are an integral part of the consolidated financial statements.

                                            27  ACNB Corporation & Subsidiaries

                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY

                                                                                                       Accumulated
                                                                                 Additional              Other
                                                                        Common    Paid-in   Retained  Comprehensive
                                                                         Stock    Capital   Earnings     Income      Total
--------------------------------------------------------------------------------------------------------------------------

In thousands
BALANCE AT JANUARY 1, 1997
  As previously reported...........................................    $13,196    $ 3,994    $31,889    $   357    $49,436
  Adjustment for pooling of interest...............................      1,325     (1,167)     4,255         (2)     4,411
                                                                       -------    -------    -------    -------    -------
    As restated....................................................     14,521      2,827     36,144        355     53,847
Comprehensive income:
  Net income.......................................................         --         --      7,770         --      7,770
  Net change in unrealized gains on securities available-for-sale..         --         --         --        521        521
                                                                                                                   -------
    Total comprehensive income.....................................                                                  8,291
                                                                                                                   -------
Cash dividends.....................................................         --         --     (4,274)        --     (4,274)
Retirement of 25,194 shares........................................        (63)      (347)        --         --       (410)
                                                                       -------    -------    -------    -------    -------
BALANCE AT DECEMBER 31, 1997.......................................     14,458      2,480     39,640        876     57,454
Comprehensive income:
  Net income.......................................................         --         --      7,725         --      7,725
  Net change in unrealized gains on securities available-for-sale..         --         --         --        458        458
                                                                                                                   -------
    Total comprehensive income.....................................                                                  8,183
                                                                                                                   -------
Cash dividends.....................................................         --         --     (4,519)        --     (4,519)
                                                                       -------    -------    -------    -------    -------
BALANCE AT DECEMBER 31, 1998.......................................     14,458      2,480     42,846      1,334     61,118
Comprehensive income:
  Net income.......................................................         --         --      7,823         --      7,823
  Net change in unrealized losses on securities available-for-sale.         --         --         --     (3,567)    (3,567)
                                                                                                                   -------
    Total comprehensive income.....................................                                                  4,256
                                                                                                                   -------
Cash dividends.....................................................         --         --     (4,908)        --     (4,908)
Retirement of 34,721 shares........................................        (86)      (517)        --         --       (603)
                                                                       -------    -------    -------    -------    -------
BALANCE AT DECEMBER 31, 1999.......................................    $14,372    $ 1,963    $45,761    $(2,233)   $59,863
                                                                       =======    =======    =======    =======    =======


                 The accompanying notes are an integral part of
                     the consolidated financial statements.

ACNB Corporation & Subsidiaries  28

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Year ended December 31
INCREASE (DECREASE) IN CASH                                                     ----------------------------------
AND CASH EQUIVALENTS In thousands                                                  1999         1998         1997
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest and dividends received...............................................  $ 37,141     $ 38,197     $ 37,839
Fees and commissions received.................................................     3,038        2,870        2,592
Interest paid.................................................................   (16,190)     (16,215)     (15,930)
Cash paid to suppliers and employees..........................................   (14,420)     (12,155)     (11,304)
Income taxes paid.............................................................    (4,061)      (4,013)      (3,813)
Loans originated for sale.....................................................   (11,888)     (21,294)      (6,368)
Proceeds of mortgage loans sold...............................................    11,959       21,360        5,798
                                                                                --------     --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          5,579        8,750        8,814

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities held-to-maturity............    11,168       12,925       73,857
Proceeds from maturities of investment securities available-for-sale..........    18,732       16,822        6,785
Purchase of investment securities held-to-maturity............................   (21,299)     (10,403)     (26,200)
Purchase of investment securities available-for-sale..........................    (4,700)     (70,757)     (27,598)
Net decrease (increase) in loans..............................................     4,279        5,758      (17,422)
Capital expenditures..........................................................      (288)        (197)        (280)
Proceeds from sale of other real estate owned.................................        64          249          614
Proceeds from officer life insurance policies.................................       383           --           --
                                                                                --------     --------     --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES...........................     8,339      (45,603)       9,756

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts
  and savings accounts........................................................     6,604       14,014        2,562
Net increase (decrease) in certificates of deposit............................    (9,583)      10,630       (9,994)
Net increase (decrease) in securities
  sold under agreement to repurchase..........................................     6,719        7,637       (1,715)
Dividends paid................................................................    (4,908)      (4,519)      (4,274)
Net increase (decrease) in borrowed funds.....................................       350         (350)          --
Retirement of common stock....................................................    (1,231)          --         (460)
                                                                                --------     --------     --------
NET CASH PROVIDED BY (USEDIN) FINANCING ACTIVITIES............................    (2,049)      27,412      (13,881)
                                                                                --------     --------     --------
NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS..........................................................    11,869       (9,441)       4,689
CASH AND CASH EQUIVALENTS
AT BEGINNINGOFYEAR............................................................    23,521       32,962       28,273
                                                                                --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR......................................  $ 35,390     $ 23,521     $ 32,962
                                                                                ========     ========     ========
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
------------------------------------------------------------------------------------------------------------------
Net income....................................................................  $  7,823     $  7,725     $  7,770
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization.................................................       641          670          703
Provision for possible loan losses............................................       253          360          210
Provision (Benefit) for deferred taxes........................................      (200)        (312)          70
Amortization (Accretion) of investment securities premiums (discounts)........       (45)        (122)           2
Increase (Decrease) in taxes payable..........................................      (105)          87         (134)
Decrease (Increase) in interest receivable....................................      (127)        (129)         470
Increase (Decrease) in interest payable.......................................      (225)         257          144
Increase (Decrease) in accrued expenses.......................................       801          (39)         209
Decrease (Increase) in mortgage loans held for sale...........................        71           66         (570)
Increase in other assets......................................................    (2,612)        (252)        (232)
Increase (Decrease) in other liabilities......................................      (696)         439          172
                                                                                --------     --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES.....................................  $  5,579     $  8,750     $  8,814
                                                                                ========     ========     ========


                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                                            29  ACNB Corporation & Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------
BUSINESS
     ACNB Corporation provides banking and financial services to businesses and consumers through its wholly-owned banking subsidiaries of Adams County National Bank and Farmers National Bank of Newville. The corporation engages in full-service commercial and consumer banking and trust services through its sixteen locations in Adams, Cumberland and York counties.
     The corporation's primary source of revenue is interest income on loans and investment securities and fee income on its products and services. Expenses consist of interest expense on deposits and borrowed funds, provisions for loan losses, and other operating expenses.

BASIS OF FINANCIAL STATEMENTS
     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the corporation and its wholl y-owned subsidiaries. All significant intercompany transactions have been eliminated. Financial statements prepared in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts and disclosure of contingencies. Actual results could differ from these estimates.
     Income and expenses are recorded on the accrual basis of accounting, except for trust department income and certain other fees which are recorded primarily on the cash basis. Recognition of such income on an accrual basis is impractical and would not materially affect net income.
     For comparative purposes, prior years' consolidated financial statements have been reclassified to conform with report classifications of the current year.

CASH EQUIVALENTS
     For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

INVESTMENT SECURITIES
     Under Statement of Financial Accounting Standards No. 115, securities are required to be classified into one of three categories: held-to-maturity, available-for-sale, or trading. Investments in securities which the corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity. These securities are accounted for at amortized cost. Other securities are classified as available-for-sale. The difference between amortized cost and fair value is an unrealized holding gain or loss included, net of taxes, as accumulated other comprehensive income, in stockholders' equity. Management will reassess the appropriateness of the classifications each quarter.
     Amortization of premium and accretion of discount for investment securities is computed by the straight-line method to the maturity date or call date. There is not a material difference between the straight-line method and the interest method. Gains and losses are determined using the specific identification method. Income is accrued the month it is earned

MORTGAGE LOANS HELD FOR SALE
     The mortgages held for sale are carried at the lower of aggregate cost or estimated market value.

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

ALLOWANCE FOR POSSIBLE LOAN LOSSES
     The provision for possible loan losses charged to income is based upon management's evaluation of outstanding loans, the historical loan loss experience of the subsidiaries, and the adequacy of the allowance for possible loan losses. A significant change in this estimate could result in a material change to net income.
     Loans are deemed impaired when it is probable that the corporation will be unable to collect all amounts due in accordance with the loan agreement. The corporation evaluates collectively for impairment large groups of smaller balance homogeneous loans. At December 31, 1999 and 1998, all of the corporation's impaired loans were on nonaccrual status for all reported periods.

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

ACNB Corporation & Subsidiaries  30

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


NOTE B
RESTRICTIONS ON CASH
AND DUE FROM BANK ACCOUNTS
-------------------------------------------------------------------------------
     The banks are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the years ended December 31, 1999 and 1998, were approximately $7,622,000 and $5,686,000, respectively.

                                            31  ACNB Corporation & Subsidiaries

NOTE C
INVESTMENT SECURITIES
--------------------------------------------------------------------------------
The amortized cost and estimated fair value of investment securities at December 31, 1999 and 1998, were as follows:


                                                                            Gross             Gross
                                                           Amortized       Unrealized      Unrealized       Fair
1999 In Thousands                                            Cost             Gains          Losses        Value
------------------------------------------------------------------------------------------------------------------

Held-to-Maturity Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies.............   $ 42,249         $    93         $   865       $ 41,477
Obligations of states and political subdivisions........      4,321               4              59          4,266
Corporate debt..........................................      7,904               2              46          7,860
                                                           --------         -------         -------       --------
Total debt securities...................................     54,474              99             970         53,603
Restricted equity securities............................      3,456              --              --          3,456
                                                           --------         -------         -------       --------
Total Held-to-Maturity Securities.......................   $ 57,930         $    99         $   970       $ 57,059
                                                           ========         =======         =======       ========

Available-for-Sale Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies.............   $ 98,558         $    74         $ 3,457       $ 95,175
                                                           ========         =======         =======       ========


1998 In thousands
------------------------------------------------------------------------------------------------------------------

Held-to-Maturity Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies.............   $ 36,309         $ 1,418         $    --       $ 37,727
Obligations of states and political subdivisions........      5,090              53               5          5,138
Corporate debt..........................................      3,131               5               1          3,135
                                                           --------         -------         -------       --------
Total debt securities...................................     44,530           1,476               6         46,000
Restricted equity securities............................      3,012              --              --          3,012
                                                           --------         -------         -------       --------
Total Held-to-Maturity Securities.......................   $ 47,542         $ 1,476         $     6       $ 49,012
                                                           ========         =======         =======       ========

Available-for-Sale Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies.............   $111,184         $ 2,046         $    10       $113,220
                                                           ========         =======         =======       ========

     The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity are shown below.

     Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               Held-to-Maturity               Available-for-Sale
                                                           ------------------------        -----------------------
                                                           Amortized          Fair          Amortized       Fair
                                                             Cost             Value           Cost          Value
In thousands                                               ---------        -------         ---------     --------
Within one year.........................................   $  4,289         $ 4,279         $   350       $    349
After one year through five years.......................     27,614          27,453          17,929         17,552
After five years through ten years......................     21,633          20,931             774            738
After ten years.........................................        938             940          79,505         76,536
                                                           --------         -------         -------       --------
Total Debt Securities...................................   $ 54,474         $53,603         $98,558       $ 95,175
                                                           ========         =======         =======       ========

ACNB Corporation & Subsidiaries  32


NOTE C
INVESTMENT SECURITIES (continued)
-------------------------------------------------------------------------------------------------------------------
                                                      U.S.
                                                    Government                                             Taxable
                                                    and Federal    State and      Other                  Equivalent
December 31, 1999 In thousands                        Agency       Municipal    Securities     Total        Yield
-------------------------------------------------------------------------------------------------------------------
Amortized Cost

Within one year.................................      $  1,249     $1,616       $ 1,774      $  4,639       5.91%
After one year through five years...............        38,185      1,228         6,130        45,543       6.12%
After five years through ten years..............        21,325      1,082            --        22,407       6.78%
After ten years.................................        80,048        395            --        80,443       6.45%
No set maturity.................................            --         --         3,456         3,456       6.57%
                                                      --------     ------       -------      --------
Total...........................................      $140,807     $4,321       $11,360      $156,488
                                                      ========     ======       =======      ========

Fair Value......................................      $136,652     $4,266       $11,316      $152,234
                                                      ========     ======       =======      ========

Taxable Equivalent Yield........................         6.38%      6.84%         6.32%

December 31, 1998 In thousands
-------------------------------------------------------------------------------------------------------------------
Amortized Cost..................................      $147,493     $5,090       $ 6,143      $158,726
                                                      ========     ======       =======      ========

December 31, 1997 In thousands
-------------------------------------------------------------------------------------------------------------------
Amortized Cost..................................      $ 99,242     $4,912       $ 3,282      $107,436
                                                      ========     ======       =======      ========

     The weighted average yield of tax-exempt obligations has been calculated on a taxable equivalent basis. The taxable equivalent adjustments are based on an effective tax rate of 35%. The yield information does not give effect to changes in fair value that are reflected as a component of stockholders' equity.

     At December 31, 1999 and 1998, assets with a carrying value of $82,964,000 and $57,982,000, respectively, were pledged as required or permitted by law to secure certain public and trust deposits, repurchase agreements, or for other purposes.

     The corporation did not sell any securities over the past three years.


NOTE D
LOANS
-------------------------------------------------------------------------------------------------------------------
Loans at December 31 are summarized as follows:

In thousands                                                       1999       1998      1997        1996       1995
                                                               --------   --------  --------    --------   --------
Commercial, financial and agricultural..................       $ 12,697   $ 13,163  $ 11,160    $ 11,029   $ 10,436
Real estate - construction..............................         13,188     14,661    13,923      11,453     13,130
Real estate - mortgage..................................        308,241    309,030   316,078     301,010    296,870
Consumer................................................         13,661     15,523    17,299      17,775     19,867
                                                               --------   --------  --------    --------   --------
                                                                347,787    352,377   358,460     341,267    340,303
Less: Unearned discount on loans........................             --         22       166         728      2,184
                                                               --------   --------  --------    --------   --------
Total Loans.............................................       $347,787   $352,355  $358,294    $340,539   $338,119
                                                               ========   ========  ========    ========   ========

     The following table outlines the repricing opportunities for all loans outstanding as of December 31, 1999. Loans with immediately adjustable rates, such as loans tied to prime rate, are included in the within one year column. Loans with rates that are adjustable at some time over the life of the loan are included under the time heading when they become adjustable. All fixed-rate loans are included under the heading in which they mature.

                                                                                         Repricing Period
                                                                              ------------------------------------
                                                                                Within    After One Year
                                                                                  One         Through
In thousands                                                                     Year       Five Years      Total
                                                                              ---------     ----------    -------
Commercial, financial and agricultural.................................       $ 6,354         $ 6,343     $12,697
Real estate - construction.............................................         5,175           8,013      13,188
                                                                              -------         -------     -------
Total..................................................................       $11,529         $14,356     $25,885
                                                                              =======         =======     =======

Loans with predetermined interest rates................................       $ 2,523         $ 3,881     $ 6,404
Loans with variable interest rates.....................................        11,530           7,951      19,481
                                                                              -------         -------     -------
Total..................................................................       $14,053         $11,832     $25,885
                                                                              =======         =======     =======

                                            33  ACNB Corporation & Subsidiaries

NOTE D
LOANS (continued)
--------------------------------------------------------------------------------
     The aggregate balance of loans (in excess of $60,000) made to directors and executive officers in the normal course of business as of December 31, 1999 and 1998, was $3,502,082 and $3,279,064, respectively. The terms for these loans were substantially the same as those for unrelated parties.

Balance at                                                      Balance at         Numbers
January 1,                                Amounts              December 31,          of
   1999             Additions             Collected               1999             Debtors
---------------------------------------------------------------------------------------------
$3,279,064          $933,058              $710,040              $3,502,082              5


NOTE E
ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------
     Transactions in the valuation portion of the allowance for loan losses for the past five years at December 31 are shown below:

In thousands                                                         1999       1998       1997      1996       1995
                                                                 --------   --------   --------  --------   --------
Balance of allowance for loan losses at beginning of period....  $  3,594   $  3,350   $  3,376  $  3,475   $  3,573

Loans charged-off:
Commercial, financial and agricultural.........................        58         20         49        34         --
Real estate - construction.....................................        --         --         --        --         --
Real estate - mortgage.........................................       128          4         34        31         44
Consumer.......................................................       204        195        181       142         98
                                                                 --------   --------   --------  --------   --------
Total loans charged-off........................................       390        219        264       207        142

Recovery of charged-off loans:
Commercial, financial and agricultural.........................         5         --          1         6         12
Real estate - construction.....................................        --         --         --        --         --
Real estate - mortgage.........................................        35         12         --        41          1
Consumer.......................................................        46         91         27        31         31
                                                                 --------   --------   --------  --------   --------
Total recoveries...............................................        86        103         28        78         44

Net loans charged-off..........................................       304        116        236       129         98
Provision for possible loan losses............................        253        360        210        30         --
                                                                 --------   --------   --------  --------   --------
Balance at end of period.......................................  $  3,543   $  3,594   $  3,350  $  3,376   $  3,475
                                                                 ========   ========   ========  ========   ========

TOTAL LOAN BALANCE In thousands
--------------------------------------------------------------------------------------------------------------------
Average total loans............................................  $344,323   $356,154   $353,553  $337,259   $334,190
Total loans at year-end........................................   347,787    352,355    358,294   340,539    338,119

RATIOS
--------------------------------------------------------------------------------------------------------------------
Net charge-offs to:
Average total loans............................................     0.09%      0.03%      0.07%     0.04%      0.03%
Total loans at year-end........................................     0.09%      0.03%      0.07%     0.04%      0.03%
Allowance for loan losses......................................     8.58%      3.23%      7.04%     3.82%      2.82%

Allowance for loan losses to:
Average total loans............................................     1.03%      1.01%      0.95%     1.00%      1.04%
Total loans at year-end........................................     1.02%      1.02%      0.93%     0.99%      1.03%

     The amounts of additional provision to the allowance were based on management's judgement after considering an analysis of larger loans, all loans known to management to have unusual risk characteristics, nonperforming or problem loans, historical patterns of charge-offs and recoveries, and actual net charge-offs. Further consideration was given to current economic and employment conditions both nationally and in the corporation's local service area. Loans secured by real estate comprised 92% of the corporation's total loan portfolio at December 31, 1999. The majority of loans in both the commercial, financial and agricultural category and the consumer category are also secured by personal property, negotiable assets, or business assets. This conservative policy explains the low ratio of losses to loans experienced by the corporation over the last five years. This policy did not change during the year ending 1999. Management anticipates that charge-off amounts will approximate $250,000 in 2000.

ACNB Corporation & Subsidiaries  34

NOTE E
ALLOWANCE FOR LOAN LOSSES (continued)
--------------------------------------------------------------------------------

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------

                                             1999           1998            1997            1996            1995
                                        -------------  --------------  --------------  --------------  --------------
                                                % of            % of            % of            % of            % of
                                                Gross           Gross           Gross           Gross           Gross
In thousands                            Amount  Loans  Amount   Loans  Amount   Loans  Amount   Loans  Amount   Loans
                                        ------  -----  ------   -----  ------   -----  ------   -----  ------   -----
Commercial, financial and agricultural..$1,042  0.30%  $  838   0.24%  $  735   0.20%  $   98   0.03%  $  101   0.03%
Real estate - construction..............   246  0.07%     107   0.03%      72   0.02%      50   0.01%      51   0.01%
Real estate - mortgage.................. 1,474  0.43%   1,152   0.33%   1,602   0.45%   1,773   0.52%   1,824   0.54%
Consumer................................   251  0.07%     238   0.07%     211   0.06%     165   0.05%     170   0.05%
Unallocated.............................   530  0.15%   1,259   0.35%     730   0.20%   1,290   0.38%   1,329   0.39%
                                        ------  -----  ------   -----  ------   -----  ------   -----  ------   -----
Total...................................$3,543  1.02%  $3,594   1.02%  $3,350   0.93%  $3,376   0.99%  $3,475   1.02%
                                        ======  =====  ======   =====  ======   =====  ======   =====  ======   =====



NOTE F
PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------
The composition of corporation premises and equipment at December 31 was as follows:

In thousands                                                               1999              1998
                                                                        -------           -------
Land.............................................................       $   904           $   904
Bank premises....................................................         6,389             6,389
Furniture and equipment..........................................         5,410             5,139
Less: Accumulated depreciation and amortization..................        (8,179)           (7,555)
                                                                        --------          -------
Total............................................................       $ 4,524           $ 4,877
                                                                        ========          =======


A summary of depreciation and amortization expenses is as follows:

In thousands                                                           1999       1998       1997
                                                                       ----       ----       ----
Bank premises....................................................      $224       $198       $201
Furniture and equipment..........................................       417        473        502
                                                                       ----       ----       ----
Total............................................................      $641       $670       $703
                                                                       ====       ====       ====


NOTE G
INVESTMENT IN REAL ESTATE PARTNERSHIPS
--------------------------------------------------------------------------------
     ACNB Corporation is the sole limited partner in a partnership named Gettysburg Scattered Site Associates, whose purpose is to develop, manage and operate a residential low-income development comprised of sixteen dwelling units in Gettysburg, PA. ACNB Corporation owns a 99% limited partner's interest in the partnership. The corporation also owns a 62% share, as a limited partner, of a residential low-income project called Poplar Creek Apartments in York, PA. These investments are accounted for under the equity method of accounting. At December 31, 1999 and 1998, the carrying value of these investments was approximately $918,988 and $276,019, respectively.

                                            35  ACNB Corporation & Subsidiaries

NOTE H
NONPERFORMING ASSETS
--------------------------------------------------------------------------------

The following table presents information concerning the aggregate amount of nonperforming assets at December 31:

In thousands                                         1999       1998       1997       1996       1995
                                                  -------    -------     ------    -------     ------
Nonaccrual loans___________________________       $ 1,615    $ 1,450     $1,908    $ 1,092     $1,092
90 days past due still accruing____________         1,920      2,350      1,360      2,515      2,947
Restructured loans_________________________            --         --         --         --         --
Other real estate owned____________________           171        250        401      1,015        689
                                                  -------    -------    -------    -------    -------
Total Nonperforming Assets_________________       $ 3,706    $ 4,050    $ 3,669    $ 4,622    $ 4,728
                                                  =======    =======    =======    =======    =======


     The gross interest income that would have been recorded on nonaccrual loans at December 31, 1999, under original terms was approximately $130,000. The amount of interest income on these loans that was included in net income for the year ended December 31, 1999, was $0.
     The corporation does not accrue interest on any loan when principal or interest are in default for 90 days or more, unless the loan is well secured and in the process of collection. Consumer loans and residential real estate loans secured by 1-to-4 family dwellings shall ordinarily not be subject to these guidelines.
     When a loan is placed in a nonaccrual status, all previously accrued, but uncollected, interest is charged against the interest income account. Previously accrued interest is not charged-off if principal and interest are protected by sound collateral values.

NOTE I
TIME DEPOSITS
--------------------------------------------------------------------------------
     Time deposits in denominations of $100,000 or more at December 31, 1999 and 1998, are summarized in the following table:


In thousands                                                       1999         1998
                                                               --------      -------
Time certificates of deposit___________________                $ 20,149      $23,030
Other time deposits____________________________                   1,000        1,000



Maturities of time deposits of $100,000 or more outstanding at December 31, 1999, are summarized as follows:


In thousands

Three months or less______________________         $  5,387
Over three through six months_____________            4,762
Over six through twelve months____________            5,388
Over twelve months________________________            5,612
                                                     ------
Total_____________________________________          $21,149
                                                    =======

     The interest expense related to time certificates of deposit in denominations of $100,000 or more totaled $1,044,000 in 1999, $1,113,000 in
1998, and $960,000 in 1997.


NOTE J
LEASE COMMITMENTS
--------------------------------------------------------------------------------

     Certain branch offices and equipment are leased under agreements which expire at varying dates through 2010. Most leases contain renewal provisions at the corporation's option.
     The total rental expense for all operating leases was $119,140, $109,308 and $91,887 for the years ended December 31, 1999, 1998 and
1997, respectively.
     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31:


2000_____________________ $   62,880
2001_____________________     41,310
2002_____________________     20,553
2003_____________________      6,900
2004_____________________      7,500
Later years______________      3,900
                              ------
Total Minimum Payments___  $ 143,043
                           =========

ACNB Corporation & Subsidiaries   36

NOTE K
SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
      Federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings generally mature within one to 90 days from the date originated.

     The following is a summary of aggregate short-term borrowings for the years ended December 31, 1999, 1998 and 1997, respectively:


In thousands                                                       1999          1998          1997
                                                               --------      --------       -------
Amount outstanding at year-end___________________________      $ 29,827      $ 22,758       $15,471
Average interest rate at year-end________________________          4.70%         4.33%         4.42%
Maximum amount outstanding at any month-end______________      $ 29,827      $ 25,812      $ 22,740
Average amount outstanding_______________________________      $ 22,711      $ 19,001      $ 16,805
Weighted average interest rate___________________________          4.29%         4.41%         4.39%

NOTE L
RESTRICTIONS ON SUBSIDIARY
DIVIDENDS, LOANS AND ADVANCES
--------------------------------------------------------------------------------
     Certain restrictions exist regarding the ability of the banks to transfer funds to the corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 1999, $8,687,000 of undistributed earnings of the banks, included in consolidated retained earnings, was available for distribution to the corporation as dividends without prior regulatory approval.

     Under national banking laws, the banks are also limited as to the amount it may loan to its affiliates, including the corporation, unless such loans are collateralized by specific obligations. At December 31, 1999, the maximum amount available for transfer from the banks to the corporation in the form of loans was approximately $6,341,000.

 NOTE M
 INCOME TAXES
--------------------------------------------------------------------------------
The composition of applicable taxes (benefits) for the years ended December 31 was alloacated as follows

In thousands                                                       1999        1998       1997
                                                                -------     -------    -------
Income from continuing operations_________________________      $ 3,770     $ 3,752    $ 3,784
Stockholders' equity for other comprehensive income_______       (1,842)        240        268
Total_____________________________________________________      $ 1,928     $ 3,992    $ 4,052
                                                                =======     ======     =======

Income tax expense attributable to other comprehensive income consists of the following at December 31:

In thousands                                                                           1999        1998       1997
                                                                                    -------     -------    -------
Unrealized gains (losses) on securities arising during the period___________        $(1,842)   $    240   $    268
Reclassification adjustment for gains (losses) included in net income_______             --          --         --
                                                                                    -------    --------   --------
Income Tax (Benefits) Expense Related to Other Comprehensive Income_________        $(1,842)   $    240   $    268
                                                                                    ========   ========   ========

Income tax expense attributable to income from continuing operations consists of the following at December 31: 37

In thousands                                                             1999        1998       1997
                                                                      -------     -------    -------
Currently payable________________________________________________     $ 3,945     $ 3,771    $ 3,884
Deferred tax benefits____________________________________________        (175)        (19)      (100)
                                                                      -------     -------    --------
Applicable Income Taxes__________________________________________     $ 3,770     $ 3,752    $ 3,784
                                                                      =======     =======    ========

NOTE M
INCOME TAXES (continued)
--------------------------------------------------------------------------------
     For the years ended December 31, the applicable income tax expense attributable to income from continuing operations differs from the tax expense computed by applying the federal statutory rate to pretax earnings. The components of the differences are as follows:




In thousands                                                   1999        1998       1997
                                                            -------     -------   --------
Income taxes at statutory rate                              $ 4,054     $ 4,009   $  4,037
Increase (Decrease) resulting from:
Tax-exempt income                                              (103)        (91)       (82)
Rehabilitation and low-income housing credits                   (73)        (73)       (73)
Other                                                          (108)        (93)       (98)
                                                            --------    --------  ---------
Applicable Income Taxes                                     $ 3,770     $ 3,752   $  3,784
                                                            ========    ========  =========


 The significant components of deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998, are as follows:


In thousands                                                                  1999               1998
                                                                          --------           --------
Deferred tax assets:
Allowance for possible loan losses_______________________________         $    683          $     642
Deferred compensation____________________________________________              234                163
Net unrealized losses on available-for-sale securities___________            1,150                 --
Other____________________________________________________________               62                 46
                                                                           -------           ---------
Total gross deferred tax assets__________________________________            2,129                851
                                                                           -------           ---------
Deferred tax liabilities:
Depreciation_____________________________________________________               45                 87
Net unrealized gains on available-for-sale securities____________               --                692
Pension__________________________________________________________               45                 50
                                                                            ------             ------
Total gross deferred tax liabilities_____________________________               90                829
                                                                           -------            -------
Net Deferred Tax Assets__________________________________________           $2,039          $      22
                                                                           =======          ==========


     Since the corporation has historically had strong earnings, management believes the deferred tax assets are realizable.

     Income taxes paid during 1999, 1998 and 1997 were $3,969,000, $3,992,000 and $3,644,000, respectively.

ACNB Corporation & Subsidiaries 38

NOTE N
RETIREMENT PLANS
--------------------------------------------------------------------------------


     The corporation's subsidiaries have non-contributory pension plans. The plan covering the employees of the subsidiary acquired in March 1999 was frozen under the terms of the plan as of March 1993. Retirement benefits under both plans are a function of both years of service and compensation. The funding policy of each subsidiary is to contribute annually the amount that is sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act. The total pension expense for the years ended December 31, 1999, 1998 and 1997 was $408,000, $427,000 and $429,000,
respectively.
     The following tables provide a reconciliation of the changes in the plan benefit obligations and fair value of plan assets for the two plan years ending December 31, 1999 and 1998, and a statement of the funded status as of December 31, 1999 and 1998:


In thousands                                                                         1999           1998
                                                                                 --------         --------
Reconciliation of benefit obligations:
Benefit obligations - beginning of year_________________________________         $  9,845      $  8,144
Service costs___________________________________________________________              367           328
Interest costs__________________________________________________________              536           517
Actuarial (gains) losses________________________________________________           (1,275)          923
Benefit payments________________________________________________________             (188)          (67)
                                                                                   -------        ------
Benefit Obligations - End of Year_______________________________________            9,285         9,845
                                                                                   =======        ======

Reconciliation of fair value of plan assets:____________________________
Fair value of plan assets - beginning of year___________________________            7,630         6,562
Actual return on plan assets____________________________________________              255           524
Employer contributions__________________________________________________              260           611
Benefits paid___________________________________________________________             (188)          (67)
                                                                                   ------         ------
Fair Value of Plan Assets - End of Year_________________________________            7,957         7,630
                                                                                  --------        ------

Reconciliation of funded assets:
Funded status at December 31(under funded) over funded___________________          (1,328)         (2,215)
Unrecognized net actuarial loss_________________________________________            1,054           2,053
Unrecognized transition asset___________________________________________              116             114
Adjustment for minimum pension liability________________________________               --            (181)
Unrecognized prior service costs________________________________________              156             193
                                                                                  -------          -------
Net Accrued Pension_____________________________________________________         $    (2)          $  (36)
                                                                                 ========          =======

                                               39  ACNB Corporation & Subsidiary

NOTE N
RETIREMENT PLANS (continued)
--------------------------------------------------------------------------------
The following table provides the components of net periodic benefit costs for the years ending December 31, 1999, 1998 and 1997:



In thousands

Components of net periodic benefit costs:                       1999         1998        1997
                                                             -------      -------     -------
Service costs______________________________________       $      367     $    328      $  287
Interest costs_____________________________________              535          517         470
Expected return on assets__________________________             (613)        (492)       (401)
Recognized net actuarial loss______________________               83           34          42
Amortization of transition asset___________________              (14)           2         (13)
Amortization of prior service costs________________               50           38          44
                                                           ----------      --------    -------
Net Periodic Benefit Costs_________________________       $      408     $    427      $  429
                                                           =========      =========   ========

The assumptions used in the measurement of the benefit obligations are shown in the following table:




Weighted average assumptions as of December 31:                        1999         1998         1997
                                                                   --------      -------      -------
Discount rate______________________________________________        6.00 - 6.50% 5.00 - 5.50% 6.00 - 6.50%
Expected return on plan assets_____________________________        6.00 - 8.25% 6.00 - 8.25% 6.00 - 7.50%
Rate of compensation increase
   (Frozen plan assumes no increase in compensation)_______             4.69%        4.62%        5.62%

     Plan assets consist of a deposit administration contract, various pooled separate accounts, annuities, and an investment of 37,560 shares of common stock with ACNB Corporation at December 31, 1999 and 1998.
     The corporation's subsidiaries have a 401(k) Salary Deferral Plan, which covers all eligible employees. The annual expense included in salaries and benefits amounted to $221,000, $222,000 and $197,000 for 1999, 1998 and 1997,
respectively.
     The corporation has non-qualified salary agreements with certain senior management. The future commitments under these arrangements have been funded through corporate-owned variable life insurance policies. At December 31, 1999 and 1998, the present value of the future obligations was $688,000 and $301,000, respectively. The insurance policies included in other assets had a total cash value of $1,701,000 and $2,028,000, respectively, at December 31, 1999 and 1998.


ACNB Corporation & Subsidiaries   40

NOTE O
COMMITMENTS, CONTINGENCIES
AND CONCENTRATIONS OF CREDIT
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK
     The corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of significant commitments and contingent liabilities at December 31, 1999 and 1998, is presented below:


In thousands                                                                    1999        1998
                                                                             -------    --------
Commitments to extend credit__________________________________________      $ 31,226    $ 29,636
Standby letters of credit_____________________________________________         3,457       2,191


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

CONCENTRATIONS OF CREDIT RISK

     The corporation has a diversified loan portfolio and grants agribusiness, commercial and residential loans to customers, substantially all of whom are local residents in the corporation's primary marketplace.

CONTINGENT LIABILITIES

     The corporation is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.


NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For 1999 and 1998, approximately 98% of the corporation's assets and 88% of its liabilities are considered financial instruments as defined in Statement of Financial Accounting Standards No. 107. Many of the corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the corporation for the purposes of this disclosure.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.

     Financial instruments actively traded in a secondary market have been valued using quoted available market prices.


                                                    December 31, 1999                      December 31, 1998
                                          ----------------------------------        -----------------------------------
                                              Estimated Fair      Carrying           Estimated Fair      Carrying
                                                   Value           Amount                 Value           Amount
                                             -------------        --------        -----------------   ----------------
In thousands

Cash and due from banks____________________     $  29,840         $  29,840        $  16,728        $  16,728
Interest bearing deposits with banks_______         3,839             3,839            4,075            4,075
Federal funds sold_________________________         1,711             1,711            2,718            2,718
Investment securities______________________       152,234           153,105          162,235          160,762
Interest receivable________________________         3,225             3,225            2,714            2,714



                                            41   ACNB Corporation & Subsidiaries

NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS (continued)
--------------------------------------------------------------------------------

     Fair values for net loans are estimated for portfolios with similar financial characteristics. Loans are segregated into commercial, residential real estate, and consumer. The loan categories are further segmented into fixed and adjustable types. Fair value for adjustable-rate commercial loans is considered to be the same as the carrying value because these loans were made at the corporation's prime lending rate, which is the same rate these loans would be written as of the date of this financial statement. Fixed-rate commercial loans have been revalued at a rate the corporation would use if the loans were written as of December 31, 1999 and 1998. Mortgages and consumer loans have been revalued using discounted cash flows. The mortgages were estimated using market rates at December 31, 1999 and 1998, and consumer loans were revalued using rates being charged by the corporation at year-end 1999 and 1998. Fair value for nonperforming loans is based on current valuations of underlying collateral.



                                                December 31, 1999                      December 31, 1998
                                         ---------------------------------    ----------------------------------
                                          Estimated Fair      Carrying           Estimated Fair      Carrying
                                               Value           Amount                 Value           Amount
                                         --------------    --------------     ----------------   ----------------
In thousands
Net loans_____________________________       $344,189          $343,811             $349,762         $348,257
Mortgage loans held for sale__________            433               433                  504              504


     Under Statement of Financial Accounting Standards No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, and money market checking accounts, is equal to the amount payable on demand as of December 31, 1999 and 1998. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities, compared to the cost of borrowing funds in the market.

                                                    December 31, 1999                      December 31, 1998
                                        -----------------------------------      --------------------------------------
                                              Estimated Fair      Carrying           Estimated Fair      Carrying
                                                   Value           Amount                 Value           Amount
                                        -----------------      -------------     ----------------       -----------
In thousands
Deposits with no stated maturities___________    $243,817          $243,817             $237,689         $237,689
Deposits with stated maturities______________     208,862           208,816              221,261          218,010
Repurchase agreements________________________      29,377            29,377               22,658           22,658
Federal funds purchased and demand notes_____         450               450                  100              100
Interest payable_____________________________       2,637             2,637                2,862            2,862


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


                                                    December 31, 1999                      December 31, 1998
                                        ---------------------------------         -------------------------------------
                                              Estimated Fair      Carrying           Estimated Fair      Carrying
                                                   Value           Amount                 Value           Amount
                                        ------------------    ------------        ------------------    -------------
In thousands
Commitments to extend credit____________      $31,226          $31,226               $29,636          $29,636
Standby letters of credit_______________        3,457            3,457                 2,191            2,191


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


ACNB Corporation & Subsidiaries   42

NOTE Q
ACNB CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                                              December 31
                                                                                       ----------------------------
STATEMENTS OF CONDITION In thousands                                                   1999                   1998
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash____________________________________________________________                   $    291              $     202
Securities and other assets_____________________________________                        919                    276
Investment in common stock of subsidiaries______________________                     60,845                 58,926
Receivable from subsidiaries____________________________________                         41                  1,007
                                                                                  ---------               --------
TOTAL ASSETS____________________________________________________                   $ 62,096               $ 60,411
                                                                                  =========              =========
LIABILITIES
Accrued Expenses________________________________________________                  $     --               $     627
                                                                                  ---------             ----------

STOCKHOLDERS' EQUITY

Common stock (par value $2.50; 20,000,000 shares authorized; 5,748,732 and
   5,783,567 issued and outstanding shares
   on 12/31/99 and 12/31/98, respectively)___________________________________        14,372                 14,458
Additional paid-in capital___________________________________________________         1,963                  2,480
Retained earnings____________________________________________________________        45,761                 42,846
                                                                                     ------                 ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY___________________________________      $ 62,096               $ 60,411
                                                                                    =======                =======




                                                                                      Year ended December 31
                                                                                ----------------------------------
STATEMENTS OF INCOME In thousands                                                  1999         1998          1997
------------------------------------------------------------------------------------------------------------------
INCOME
Dividend from subsidiaries____________________________________________           $5,928       $4,519        $4,274
EXPENSE_______________________________________________________________              107          167            45
                                                                                 -----        ------        ------
INCOME BEFORE TAXES AND EQUITY  IN
UNDISTRIBUTED NET INCOME OF SUBSIDIARIES______________________________            5,821        4,352         4,229
Applicable tax benefit________________________________________________              (84)        (130)          (88)
INCOME BEFORE EQUITY  IN                                                        -------        -----         ------
UNDISTRIBUTED NET INCOME OF SUBSIDIARIES______________________________            5,905        4,482         4,317
Equity in undistributed net income of subsidiaries____________________            1,918        3,243         3,453
                                                                                -------      -------       -------
NET INCOME____________________________________________________________           $7,823       $7,725        $7,770
                                                                                 ======       =======     ========



                                                                                      Year ended December 31
                                                                                --------------------------------------
STATEMENTS OF CASH FLOWS In thousands                                              1999             1998          1997
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Dividends received_________________________________________________              $5,928             $4,519        $ 4,684
                                                                                -------             ------        -------
Net Cash Provided by Operating Activities__________________________               5,928              4,519          4,684

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in equity investments___________________________________                (188)                --             --
                                                                                -------            -------         --------
Net Cash Used in Investing Activities______________________________                (188)                --             --

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid_____________________________________________________              (4,908)            (4,519)        (4,274)

Retirement of common stock_________________________________________                (603)                --           (460)

Purchase of dissenters' shares_____________________________________                (140)                --             --
                                                                                --------            -------        --------
Net Cash Used in Financing Activities______________________________              (5,651)            (4,519)        (4,734)
                                                                                --------            -------        --------
NET INCREASE (DECREASE) IN CASAH AND CASH EQUIVALENTS______________                  89                 --            (50)
                                                                                -------             -------        --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR_____________________                 202                202            252
                                                                                -------             -------        --------
CASH AND CASH EQUIVALENTS AT END OF YEAR___________________________             $   291             $  202         $  202
                                                                                =======             =======       =========

                                           43    ACNB Corporation & Subsidiaries

NOTE Q
ACNB CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION (continued)
--------------------------------------------------------------------------------

                                                                               Year ended December 31
                                                                         ------------------------------------------
STATEMENTS OF CASH FLOWS (continued)                                        1999             1998          1997
-------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income________________________________________________________       $ 7,823             $7,725        $7,770
Increase in investment in common stock of subsidiaries____________        (1,918)            (3,243)       (3,453)
Decrease (Increase) in receivable from subsidiaries_______________           966                 (7)          322
Loss on equity investment_________________________________________            39                 44            45
Increase in equity investment_____________________________________          (496)                --            --
Decrease in accrued expenses                                                (486)                --            --
                                                                         --------           -------        -------
NET CASH PROVIDED BY OPERATING ACTIVITIES_________________________       $ 5,928             $4,519        $4,684
                                                                         ========           =======        =======

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

     Management of the corporation monitors and evaluates four segments of its operations, which include commercial, consumer and mortgage lending and investment securities. The corporation's marketplace is southcentral Pennsylvania which encompasses Adams County and areas in contiguous counties of York, Franklin and Cumberland, as well as sections of northern Maryland.

     Commercial lending includes commercial mortgages, real estate development, accounts receivable financing, and agricultural loans. Consumer lending programs include home equity loans, automobile and recreational vehicle loans, and manufactured housing loans. Mortgage lending programs include personal residential mortgages, residential construction loans, and speculative construction loans.

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

     The following is for year ending December 31, 1999, by the four operating segments:


In thousands                          Commercial    Consumer     Mortgage    Investment
                                       Lending       Lending      Lending    Securities      Other        Total
                                      ---------    ---------    ---------   ------------   ---------    ----------
Total interest income_________________ $ 10,874   $    3,531     $  12,696    $  11,057     $     36    $  38,194
Charge for funds used_________________   (6,674)      (1,905)       (8,458)      (8,069)       9,140      (15,966)
                                        -------       -------      -------       ------        -----      --------
Net Interest Income___________________    4,200        1,626         4,238        2,988        9,176       22,228
Provision for possible
    loan losses_______________________      (95)         (70)          (88)          --           --         (253)
Net Interest Income After Provision     -------       -------      -------       ------        -----      ---------
    for Possible Loan Losses__________    4,105        1,556         4,150        2,988        9,176       21,975
Non-interest income___________________      100          118           232           90        2,348        2,888
Non-interest expense__________________   (1,075)        (442)       (1,236)         (68)     (10,449)     (13,270)
                                        -------       ------       -------       ------       ------      --------
Income Before Income Taxes____________ $  3,130   $    1,232    $    3,146   $    3,010    $   1,075    $  11,593
                                       ========       ======    ==========     ========    =========     =========
Average Funds Used____________________ $135,074   $   38,465      $170,780     $162,096    $  44,045    $ 550,460
                                       ========      =======    ==========     ========    =========     =========


ACNB Corporation & Subsidiaries  44

NOTE S
EFFECT OF RECENTLY ISSUED
ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------
     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging purposes. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. If conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in fair value of a recognized asset or liability or unrecognized commitment, a hedge of the exposure to variable cash flows of a forecasted transaction, or a hedge of certain foreign currency exposures. SFAS No. 133 includes a provision for the potential reclassification of investments from held-to-maturity to available-for-sale. This statement became effective for the fiscal year beginning after June 15, 1999. In June 1999, SFAS No. 137 was issued deferring the effective date of SFAS No. 133 to all years beginning after June 15, 2000. Management anticipates that the adoption of this statement will not have a material effect on operating results or financial condition.


NOTE T
BUSINESS COMBINATION
--------------------------------------------------------------------------------
     On March 1, 1999, the corporation issued approximately 530,000 shares of ACNBCorporation common stock in exchange for approximately 234,000 shares of Farmers National Bancorp, Inc. The transaction was accounted for as a pooling of interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of ACNBCorporation and Farmers National Bancorp, Inc.

     Net interest income and net earnings of the separate entities for the periods preceding the acquisition were as follows:

EARNING DATAa
--------------------------------------------------------------------------------

                                                             Net Interest                Net
In thousands (unaudited)                                        Income                 Earnings
                                                             ------------            ----------
Two months ended February 28, 1999:
ACNB Corporation_____________________________________          $  3,359                $  1,223
Farmers National Bancorp, Inc.______________________                271                      97
                                                               --------                --------
Combined____________________________________________           $  3,630                $  1,320
                                                               ========                ========
Year ended December 31, 1998:
ACNB Corporation, as previously reported_____________            $20,390                $  7,221
Farmers National Bancorp, Inc.______________________              1,686                     504
                                                               --------                --------
Combined____________________________________________            $22,076                $  7,725
                                                               ========                ========
Year ended December 31, 1997:
ACNB Corporation, as previously reported_____________            $20,151                $  7,229
Farmers National Bancorp, Inc.______________________              1,663                     541
                                                               --------                --------
Combined____________________________________________            $21,814                $  7,770
                                                               ========                ========

                                              45 ACNB Corporation & Subsidiaries

                        QUARTERLY RESULTS OF OPERATIONS

Selected quarterly information for the years ended
December 31, 1999 and 1998, is as follows:


                                                  First             Second               Third             Fourth
1999 In thousands, except per share data         Quarter            Quarter             Quarter            Quarter
--------------------------------------------------------------------------------------------------------------------
Interest income                                  $9,451              $9,486             $9,597              $9,660
--------------------------------------------------------------------------------------------------------------------
Interest expense                                  4,022               4,010              3,970               3,964
--------------------------------------------------------------------------------------------------------------------
Net interest income                               5,429               5,476              5,627               5,696
--------------------------------------------------------------------------------------------------------------------
Provision for possible loan losses                   90                  90                 50                  23
--------------------------------------------------------------------------------------------------------------------
Net income                                        1,904               1,909              1,945               2,065
--------------------------------------------------------------------------------------------------------------------
Basic earnings per share                            .33                 .33                .34                 .35
--------------------------------------------------------------------------------------------------------------------
Return on average assets                           1.41%               1.38%              1.46%               1.49%
--------------------------------------------------------------------------------------------------------------------

1998
--------------------------------------------------------------------------------------------------------------------
Interest income                                  $9,413              $9,625             $9,766              $9,728
--------------------------------------------------------------------------------------------------------------------
Interest expense                                  3,976               4,097              4,156               4,227
--------------------------------------------------------------------------------------------------------------------
Net interest income                               5,437               5,528              5,610               5,501
--------------------------------------------------------------------------------------------------------------------
Provision for possible loan losses                   90                  90                 90                  90
--------------------------------------------------------------------------------------------------------------------
Net income                                        1,907               2,064              2,001               1,753
--------------------------------------------------------------------------------------------------------------------
Basic earnings per share                            .33                 .35                .34                 .31
--------------------------------------------------------------------------------------------------------------------
Return on average assets                           1.50%               1.58%              1.50%               1.29%
--------------------------------------------------------------------------------------------------------------------


                  FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA


The following table sets forth financial data for the last five years:

In thousands, except per share data ..       1999        1998        1997        1996        1995
-------------------------------------------------------------------------------------------------
Total interest income ................   $ 38,194    $ 38,532    $ 37,887    $ 36,573    $ 34,747
Total interest expense ...............     15,966      16,456      16,073      16,265      15,490
Net interest income ..................     22,228      22,076      21,814      20,308      19,257
Provision for possible loan losses ...        253         360         210          30          --
Net income ...........................      7,823       7,725       7,770       7,589       6,874

PER SHARE DATA
-------------------------------------------------------------------------------------------------
Basic earnings .......................   $   1.35    $   1.33    $   1.34    $   1.29    $   1.17
Cash dividends .......................        .85         .78         .73        1.56         .61

BALANCE SHEET TOTALS
-------------------------------------------------------------------------------------------------
Average stockholders' equity .........   $ 60,742    $ 60,568    $ 56,600    $ 53,022    $ 54,851
Average assets .......................    550,460     527,510     508,568     505,340     496,409

RATIOS
-------------------------------------------------------------------------------------------------
Return on average assets .............       1.42%       1.46%       1.53%       1.50%       1.38%
Return on average stockholders'
  equity .............................      12.88%      12.75%      13.78%      14.31%      12.53%
Dividend payout ......................         63%         58%         55%        120%         53%
Stockholders' equity to assets .......      10.96%      11.23%      11.31%      10.62%      11.30%

ACNB CORPORATION & SUBSIDIARIES  46

                         FORM 10-K CROSS-REFERENCE INDEX

     Portions of this Annual Report are not required by Form 10-K, and are not filed with the Securities and Exchange Commission as part of the corporation's Report on Form 10-K for the year ended December 31, 1999. Only the sections referenced in the index below are incorporated into this Form 10-K.

PART I                                                                              PAGE(S)
                                                                                    -------
Item 1 - Business ...................................................................... 49

Item 2 - Properties  ................................................................... 49

Item 3 - Legal Proceedings ............................................................. 50

Item 4 - Submission of Matters to a Vote of Stockholders ............................... 50

PART II

Item 5 - Market for the Registrant's Common Stock
         and Related Stockholder Matters  .............................................. 53

Item 6 - Selected Financial Data  ................................................. 15 & 46

Item 7 - Management's Discussion and Analysis of
         Financial Condition and Results of Operations  ........................... 16 - 25

         a.  Quantitative and Qualitative
             Disclosures About Market Risk  ....................................... 20 & 21

Item 8 - Financial Statements and Supplementary Data  ............................. 26 - 45

Item 9 - Changes in and Disagreements with Accountants
         on Accounting and Financial Disclosure  ....................................... 50

PART III

Item 10 - Directors and Executive Officers of the Registrant ..........................  50

Item 11 - Executive Compensation(1)

Item 12 - Security Ownership of Certain Beneficial Owners and Management(1)

Item 13 - Certain Relationships and Related Transactions(1)

PART IV

Item 14 - Exhibits, Financial Statement Schedules and Reports on Form 8-K

           a. Financial Statements and Financial Statement Schedules(2)

           b. Exhibits ................................................................. 51

           c. Reports on Form 8-K(3)

Item 15 - Signatures  .................................................................. 52

(1) The information required by Item 11, Item 12 and Item 13 is incorporated herein by reference to the corporation's definitive Proxy Statement to be filed with the Commission not later than 120 days after the close of the year ended December 31, 1999, under the headings "Executive Compensation" and "Compensation of Directors".

(2) Financial statement schedules have been omitted because either they are not applicable or the required information is included in the financial statements or the notes thereto.

(3) No reports on Form 8-K were filed during the quarter ended December 31, 1999.

                                             47  ACNB CORPORATION & SUBSIDIARIES

                                    FORM 10-K

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 10-K

              (X) Annual Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                  For the fiscal year ended December 31, 1999.
                          Commission file no. 0-11783.


                                ACNB CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Pennsylvania                                                      23-2233457
---------------------------------------                             ------------------------------------
         (State of Incorporation)                                   (IRS Employer Identification Number)

         675 Old Harrisburg Road
             Gettysburg, PA                                                         17325
---------------------------------------                             ------------------------------------
(Address of Principal Executive Offices)                                          (Zip Code)


Registrant's telephone number, including area code:  (717)334-3161
                                                     -------------
Securities registered pursuant to Section 12(b) of the Act: NONE Securities registered pursuant to Section 12(g) of the Act:

                  COMMON CAPITAL STOCK PAR VALUE $2.50 A SHARE
--------------------------------------------------------------------------------
                                (Title of Class)

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any
amendment to this Form 10-K.   X
                              ---

     Indicate by check mark whether the registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements
for the past ninety (90) days.   YES   X   NO
                                      ---    ---

     As of February 29, 2000, ACNB Corporation had outstanding 5,705,530 shares of Common Stock. The aggregate market value of such Common Stock held by nonaffiliates as of February 29, 2000, was approximately $98,449,544. Shares of Common Stock held by each officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded because they may be deemed to be affiliates.

DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Proxy Statement for the Annual Meeting of Shareholders to be held May 2, 2000, are incorporated by reference into Part III.


ACNB CORPORATION & SUBSIDIARIES  48

                                    FORM 10-K

                                     PART I
ITEM 1.  BUSINESS

     The Registrant owns all of the outstanding shares of Adams County National Bank and Farmers National Bank of Newville (hereinafter the "Banks"). The Registrant, organized in 1983 and headquartered in Gettysburg, Pennsylvania, presently has no significant operations other than serving as a bank holding company.

     On March 31, 1999, ACNB Corporation acquired Farmers National Bancorp, Inc., a single-bank holding company located in Newville, Cumberland County, Pennsylvania, with assets of $44 million. The sole and wholly-owned subsidiary of Farmers National Bancorp, Inc. was Farmers National Bank of Newville. The rate of exchange was 2.266 shares of ACNBCorporation for every share of Farmers National Bancorp, Inc. The town of Newville had a 1996 population of 1,354, but the surrounding townships of North Newton, with a population of 1,939, and West Pennsboro, with a population of 5,343, have shown marked growth over the last several decades. Cumberland County had a 1996 population of 207,042. The Newville area is mainly agricultural. The Banks engage in a full-service commercial and consumer banking and trust business. Adams County National Bank provides financial services to its customers through its community banking network of thirteen full-service offices located throughout Adams County, Pennsylvania, and in Hanover, York County, Pennsylvania. Farmers National Bank of Newville serves its marketplace via three banking offices in the Newville, Cumberland County, Pennsylvania area.

     The Banks' services include accepting demand, savings and time deposits including NOW, SuperNOW, money market, passbook savings, a diversified array of certificates of deposit, IRAs, and club accounts. The services also include making secured and unsecured commercial and consumer loans; financing commercial transactions; making construction and mortgage loans; making residential mortgage loans and home equity lines of credit; making small business loans; making student loans; and, the renting of safe deposit box facilities. Further, the Banks' business loans include seasonal credit, collateral loans and term loans.

     Trust services provided by Adams County National Bank include services as executor and trustee under wills and deeds, estate planning services, and custodian and agent for various investment companies. Trust services also include transfer agent and registrar of bond issues and escrow agent.

     The Banks have a relatively stable deposit base, and no material amount of deposits is obtained from a single depositor or group of depositors (including federal, state and local governments). See Management's Discussion and Analysis in the 1999 Annual Report. The Banks have not experienced any significant seasonal fluctuations in the amount of its deposits.

     As of December 31, 1999, the Registrant had a total of 174 full-time and 73 part-time employees.

SUPERVISION AND REGULATION

     The Registrant and the Banks are considered "affiliates" for purposes of
Section 23A of the Federal Reserve Act and, as such, are subject to certain limitations specified therein on the making of loans on, extensions of credit to, or investments in each other. The Federal Bank Holding Company Act of 1956 restricts the Registrant's activities, whether conducted directly or through subsidiary corporations, to specified activities functionally related to banking. Permissible activities under the Act include lending, certain leasing activities, fiduciary and investment advisory services, acting as insurance agent or broker in connection with loans by subsidiary or affiliated companies, and certain bookkeeping or data processing services.

COMPETITION

     All phases of the Banks' business are highly competitive. The Banks' market area is the primary trading area of Adams County, Pennsylvania; a western portion of York County, Pennsylvania; central Cumberland County, Pennsylvania, and, the northernmost portions of those counties in Maryland which are immediately adjacent to the southern border of Adams County. The market concentration is in the area of Gettysburg, Pennsylvania. The Banks compete with local commercial banks, other commercial banks with branches in the Banks' market area, savings associations, and other financial service providers. The Banks consider their major competition to be PNC Bank, Allfirst, Bank of Hanover and Trust Co, Peoples State Bank of East Berlin, Keystone Financial, F & M Trust, and Orrstown Bank.

GOVERNMENT MONETARY POLICIES AND ECONOMIC CONTROLS

     The earnings and growth of the Banks are affected by the policies of the regulatory authorities including the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation. An important function of the Federal Reserve System is to regulate the money supply and interest rates. Among the instruments used to implement these objectives are open market operations in U.S. Government securities and changes in reserve requirements against member bank deposits. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits. Their use may also affect interest rates charged on loans or paid for deposits. The policies and regulations of the Federal Reserve Board have had, and will probably continue to have, a significant effect on the Banks' deposits, loans and investment growth, as well as the rate of interest earned and paid. The impact of such policies and regulations upon the future business and earnings of the Banks cannot be accurately predicted.

ITEM 2.  PROPERTIES

     ACNB Corporation owns two offices in Gettysburg, PA. The office at 675 Old Harrisburg Road is the main office and administrative headquarters. The Corporation also owns nine offices and leases one, which are spread throughout and serve Adams County. In addition, the Corporation owns one office in western York County and three in central Cumberland County. All three counties are located in south central Pennsylvania.

                                             49  ACNB CORPORATION & SUBSIDIARIES

                                   FORM 10-K

ITEM 3.  LEGAL PROCEEDINGS

     In the opinion of the management of the Corporation, there are no proceedings pending to which the Corporation and the Banks are a party or to which its property is subject, which, if determined adversely to the Corporation and the Banks, would be material in relation to the Corporation's and Banks' financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of the Corporation and the Banks. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation and the Banks by government authorities.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF STOCKHOLDERS

     None.

                                     PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED
         STOCKHOLDER MATTERS

     The information required by this Item, regarding market value, dividend payment, and number of shareholders, is set forth on page 53 of the Registrant's 1999 Annual Report and incorporated herein by reference.

ITEM 6.  SELECTED FINANCIAL DATA

     The information required by this Item is set forth on pages 15 and 46 of the Registrant's 1999 Annual Report and incorporated herein by reference.

ITEM 7. MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information required by this Item is set forth on pages 16 through 25 of the Registrant's 1999 Annual Report and incorporated herein by reference.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The information required by this Item is set forth on pages 20 and 21 of the Registrant's 1999 Annual Report and incorporated herein by reference.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The information required by this Item is set forth on pages 26 through 45 of the Registrant's 1999 Annual Report and incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.
                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The information required by this Item, relating to directors, executive officers, and control persons, is set forth in sections "Principal Beneficial Owners of the Corporation's Stock", "Information as to Nominees, Directors and Executive Officers" and "Principal Officers of the Corporation" of the Registrant's definitive Proxy Statement to be used in connection with the 2000 Annual Meeting of Shareholders, which pages are incorporated herein by reference.

     Section 16(a) Beneficial Ownership Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Registrant's officers and directors, and persons who own more than 10 percent of a registered class of the Registrant's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Registrant with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no Forms 5 were required for those persons, the Registrant believes that during the period of January 1, 1999, through December 31, 1999, its officers and directors were in compliance with all filing requirements applicable to them.

ACNB CORPORATION & SUBSIDIARIES  50

                                     PART IV

ITEM 14b.  EXHIBITS

     EXHIBIT 3(i)   Articles of Incorporation of ACNB Corporation, as amended.

     EXHIBIT 3(ii)  Bylaws of Registrant

     A copy of the Bylaws, as amended, of ACNB Corporation is incorporated by reference to Exhibit 3(ii) of the Registrant's Current Report on Form 8-K, filed with the Commission on March 25, 1998.

     EXHIBIT 10.1 Executive Employment Agreement Dated as of January 1, 1998,
                  between Adams County National Bank, ACNB Corporation and Ronald L. Hankey

     A copy of the Executive Employment Agreement dated as of January 1, 1998, between Adams County National Bank, ACNB Corporation and Ronald L. Hankey is incorporated by reference to Exhibit 99 of the Registrant's Current Report on Form 8-K, filed with the Commission on March 25, 1998.

     EXHIBIT 11   Statement Regarding the Computation of Earnings Per Share

                                                                 For the Fiscal Year
                                                                  ended December 31
                                                        -------------------------------------
                                                             1999          1998          1997
---------------------------------------------------------------------------------------------
Weighted average shares outstanding .................   5,782,930     5,815,246     5,817,273
Common stock
Common Stock equivalents
  Stock options .....................................          --            --            --
  Stock awards ......................................          --            --            --
  ESOP shares .......................................          --            --            --
                                                       ----------    ----------    ----------
Total common stock equivalents ......................          --            --            --
                                                       ----------    ----------    ----------
Total Weighted Average Shares Outstanding ...........   5,782,930     5,815,246     5,817,273
                                                       ==========    ==========    ==========
Net Income ..........................................  $7,823,000    $7,725,000    $7,770,000
Net Income Per Share ................................       $1.35         $1.33         $1.34



     EXHIBIT 12 Statements Regarding the Computation of Ratios

     The information required by this Exhibit is set forth on page 46 of the Registrant's 1999 Annual Report and incorporated herein by reference.

     EXHIBIT 21   Subsidiaries of the Registrant

     The Registrant has two banking subsidiaries, Adams County National Bank and Farmers National Bank of Newville, both national banks, which are wholly-owned by the Registrant.

     EXHIBIT 27 Financial Data Schedule

                                             51  ACNB CORPORATION & SUBSIDIARIES

                                   FORM 10-K


ITEM 15.  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


ACNB CORPORATION (Registrant)                                March 21, 2000
                                                         ----------------------
                                                                  Date

BY: /s/ Ronald L. Hankey                BY: /s/ John W. Krichten
----------------------------------      ----------------------------
Ronald L. Hankey                        John W. Krichten
Chairman,                               Secretary & Treasurer
President & CEO

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on March 21, 2000, by the following persons in the capacities indicated.


/s/ Philip P. Asper                     /s/ William B. Lower
----------------------------------      ----------------------------
Philip P. Asper                         William B. Lower
Director                                Director

/s/ Guy F. Donaldson                    /s/ Paul G. Pitzer
----------------------------------      ----------------------------
Guy F. Donaldson                        Paul G. Pitzer
Director                                Director

/s/ Richard L. Galusha                  /s/ Ralph S. Sandoe
----------------------------------      ----------------------------
Richard L. Galusha                      Ralph S. Sandoe
Director                                Director

/s/ D. Richard Guise                    /s/ Marian B. Schultz
----------------------------------      ----------------------------
D. Richard Guise                        Marian B. Schultz
Director & Vice Chairman of the         Director
Board

/s/ Ronald L. Hankey                    /s/ L. Robert Snyder
----------------------------------      ----------------------------
Ronald L. Hankey                        L. Robert Snyder
Director, Chairman, President & CEO     Director

/s/ Edgar S. Heberlig                   /s/ Jennifer L. Weaver
----------------------------------      ----------------------------
Edgar S. Heberlig                       Jennifer L. Weaver
Director                                Director

/s/ Philip M. Jones                     /s/ Harry L. Wheeler
----------------------------------      ----------------------------
Philip M. Jones                         Harry L. Wheeler
Director                                Director

/s/ Wayne E. Lau
----------------------------------
Director


ACNB CORPORATION SUBSIDIARIES  52

                    COMMON STOCK MARKET PRICES AND DIVIDENDS

     The common stock of ACNB Corporation is traded in the over-the-counter market. As of December 31, 1999, the approximate number of shareholders of the corporation's common stock was 3,120. As quoted on the OTC Bulletin Board, high and low bid prices of common shares and dividends for the last two years were:



                                                    1999                                       1998
                                    -------------------------------------       ---------------------------------

                                           Bid Price               Cash              Bid Price            Cash
Quarter                             ---------------------        Dividend       -------------------     Dividend
Ended                                High            Low           Paid          High          Low        Paid
-----------------------------------------------------------------------------------------------------------------
March 31                            $23.50         $21.00          $.20         $25.63       $23.38       $.19
June 30                              21.00          18.25           .20          27.50        25.63        .19
September 30                         18.75          16.25           .20          27.75        24.50        .20
December 31                          18.00          16.63           .25          24.50        22.00        .25

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


The following firms make a market in ACNB Corporation common stock:

Ferris, Baker Watts, Incorporated                  F.J. Morrissey & Co., Inc.
Frederick, MD                                      Philadelphia, PA
(301)662-6488/(800)950-6488                        (215)563-8500/(800)842-8928

Hopper Soliday & Co., Inc.                         Salomon Smith Barney Inc.
Lancaster, PA                                      Gettysburg, PA
(717)519-6060/(800)456-9234                        (717)334-9101/(800)344-3828

Janney Montgomery Scott, Inc.
York, PA
(717)845-5611/(800)999-0503



                                             53  ACNB CORPORATION & SUBSIDIARIES

                               BOARD OF DIRECTORS

ACNB CORPORATION
----------------------------------------------------------------------------------------------------------
PHILIP P. ASPER                  EDGAR S. HEBERLIG                    RALPH S. SANDOE
Building Contractor              Retired                              Fruit Broker

                                 PHILIP M. JONES                      MARIAN B. SCHULTZ
GUY F. DONALDSON                 CEO                                  Interim Dean
Fruit Grower                     Times & News                         Special Academic Programs
                                 Publishing Company                   Shippensburg University

RICHARD L. GALUSHA               WAYNE E. LAU                         L. ROBERT SNYDER
Retired                          Sales Representative                 Chairman of the Board
                                 Destinations: A Travel Company       Littlestown Hardware &
D. RICHARD GUISE                                                      Foundry Co., Inc.
President                        WILLIAM B. LOWER
Adams County Motors Corp.        President                            JENNIFER L. WEAVER
Vice Chairman                    Boyer Nurseries & Orchards, Inc.     Director
ACNB Corporation &                                                    Gettysburg Campus
Adams County National Bank       PAUL G. PITZER                       Harrisburg Area Community College
                                 Fruit Grower
RONALD L. HANKEY                                                      HARRY L. WHEELER
Chairman, President & CEO                                             Proprietor
ACNB Corporation &                                                    Wheeler Drywall
Adams County National Bank


ADAMS COUNTY NATIONAL BANK
----------------------------------------------------------------------------------------------------------

PHILIP P. ASPER                  PHILIP M. JONES                      RALPH S. SANDOE
GUY F. DONALDSON                 WAYNE E. LAU                         MARIAN B. SCHULTZ
RICHARD L. GALUSHA               WILLIAM B. LOWER                     L. ROBERT SNYDER
D. RICHARD GUISE                 PAUL G. PITZER                       JENNIFER L. WEAVER
RONALD L. HANKEY


FARMERS NATIONAL BANK OF NEWVILLE
----------------------------------------------------------------------------------------------------------

DANA P. BRANDT                   EDGAR S. HEBERLIG                    W. IRVIN NELSON
J. THOMAS DERICK                 CAROLYN H. KOUGH                     FRANK A. REEDER
FRANK C. EGGER                   MERVIN J. MORRISON                   HARRY L. WHEELER
RONALD L. HANKEY


ADAMS COUNTY NATIONAL BANK HONORARY DIRECTOR
DIRECTORS EMERITI
----------------------------------------------------------------------------------------------------------
C. F. DITZLER                    FRANK ELSNER, JR.                    CHARLES E. RITTER


ADAMS COUNTY NATIONAL BANK HONORARY DIRECTOR
----------------------------------------------------------------------------------------------------------

DALE G. CRUM


ACNB CORPORATION & SUBSIDIARIES  54

                                    OFFICERS

ACNB CORPORATION
----------------------------------------------------------------------------------------------------------
RONALD L. HANKEY                 JOHN W. KRICHTEN
Chairman,                        Secretary & Treasurer
President & Ceo
                                 LYNDA L. GLASS
                                 Assistant Secretary
THOMAS A. RITTER
Executive Vice President


ADAMS COUNTY NATIONAL BANK
----------------------------------------------------------------------------------------------------------

RONALD L. HANKEY                 GARY R. BENNETT                      JOHN W. KRICHTEN
Chairman,                        Senior Vice President &              Senior Vice President, Cashier &
President & CEO                  Senior Trust Officer                 Chief Financial Officer

THOMAS A. RITTER                 LYNDA L. GLASS                       NANCY L. REICHART
Executive Vice President         Senior Vice President &              Senior Vice President &
                                 Chief Operating Officer              Trust Officer
ELIZABETH H. BEALL
Senior Vice President            JOHN M. KIEHL                        CARL L. RICKER
Human Resources                  Senior Vice President                Senior Vice President &
                                 Operations & Security                Chief Lending Officer


                                 ASSISTANT
VICE PRESIDENTS                  VICE PRESIDENTS                      ASSISTANT CASHIERS
------------------------------   ----------------------------------   -------------------------------------

ROBERT L. BREWER                 DEBRA B. BRENNAN                     BEVERLY S. KRESS
KIRK B. COWDEN                   SANDRA A. DEANER                     DIANA K. KUNTZ
WAYNE G. CRUM                    STEVEN E. EBERSOLE                   LINDA L. LEER
DAVID W. DEANER                  GEORGE R. GUISE
ROBERT A. HAHN                   NANCY E. HELWIG
L. JOHN HICKS                    DOROTHY K. PUHL
RONALD L. HOFFMAN                M. PATRICIA SHARP
CHARLES D. MARTIER, JR.          SHELBY L. STONE
WAYNEA. STEINOUR
WILLIAM H. YOHE, JR.

FARMERS NATIONAL BANK OF NEWVILLE
----------------------------------------------------------------------------------------------------------

MERVIN J. MORRISON               JAMES E. SHOWVAKER
President                        Cashier

CAROLYN H. KOUGH                 DOUGLAS R. LINDSAY
Executive Vice President         Assistant Cashier


                                             55  ACNB CORPORATION & SUBSIDIARIES

                                OFFICE LOCATIONS

ADAMS COUNTY NATIONAL BANK
----------------------------------------------------------------------------------------------------------

ARENDTSVILLE                     EAST BERLIN                          McSHERRYSTOWN
101 Main Street                  1677 Abbottstown Pike                369 Main Street
Arendtsville, PA 17303           East Berlin, PA 17316                McSherrystown, PA 17344

BENDERSVILLE                     FRANKLIN TOWNSHIP                    NORTH GETTYSBURG
101 North Main Street            10 High Street                       675 Old Harrisburg Road
Bendersville, PA 17306           Cashtown, PA 17310                   Gettysburg, PA 17325

BIGLERVILLE                      HANOVER                              WEST LITTLESTOWN
3459 Biglerville Road            1127 Eichelberger Street             444 West King Street
Biglerville, PA 17307            Hanover, PA 17331                    Littlestown, PA 17340

CARROLL VALLEY                   LINCOLN SQUARE                       YORK SPRINGS
104 Sanders Road                 2 Chambersburg Street                202 Main Street
Carroll Valley, PA 17320         Gettysburg, PA 17325                 York Springs, PA 17372

                                 LITTLESTOWN
                                 17 South Queen Street
                                 Littlestown, PA 17340


ADAMS COUNTY NATIONAL BANK                  ADAMS COUNTY NATIONAL BANK
     INTERNET BANKING                            TELEPHONE BANKING


        www.acnb.com              Banking Convenience is Just a Phone Call Away!



                             Toll-Free: 1-888-338-ACNB (2262) Local: 338-ACNB (2262)


FARMERS NATIONAL BANK OF NEWVILLE
--------------------------------------------------------------------------------

MAIN OFFICE                      DRIVE-UP                             BIG SPRING
1 West Big Spring Avenue         2 East Big Spring Avenue             36 Carlisle Road
Newville, PA 17241               Newville, PA 17241                   Newville, PA 17241

ACNB CORPORATION & SUBSIDIARIES 56

ANNUAL MEETING

     The Annual Meeting of Shareholders for ACNB Corporation will be held on Tuesday, May 2, 2000, at 1:00 p.m. at the Main Office of Adams County National Bank, 675 Old Harrisburg Road, Gettysburg, PA.

FORM 10-K

     A copy of ACNB Corporation's Form 10-K, as filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to:

     Ronald L. Hankey
     President
     ACNB Corporation
     P. O. Box 3129
     Gettysburg, PA 17325

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

                                               57 ACNB CRPORATION & SUBSIDIARIES