Form 10-K405/A, Exhibit 13
period 1999-12-31
ACNB CORP
filed 2000-04-26
CIK 715579

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


Stambaugh o Ness, P.C.

York, Pennsylvania
January 14, 2000


                                              25 ACNB Corporation & Subsidiaries

                       CONSOLIDATED STATEMENTS OF CONDITIONS

                                                                                         December 31
                                                                                ---------------------------
ASSETS In thousands                                                                 1999               1998
------------------------------------------------------------------------------------------------------------
Cash and due from banks......................................................   $ 29,840           $ 16,728
Interest bearing deposits with banks.........................................      3,839              4,075
Investment securities
  (fair value $152,234 and $162,414, respectively)...........................    153,105            160,762
Federal funds sold...........................................................      1,711              2,718
Mortgage loans held for sale.................................................        433                504
Loans
  (net of unearned discount of $0 and $22, respectively).....................    347,354            351,851
Allowance for possible loan losses...........................................     (3,543)            (3,594)
                                                                                --------           ---------
Net loans....................................................................    343,811            348,257
Premises and equipment.......................................................      4,524              4,877
Other real estate............................................................        171                250
Other assets.................................................................      8,518              6,092
                                                                                --------           --------
TOTAL ASSETS.................................................................   $545,952           $544,263
                                                                                ========           ========



LIABILITIES
-----------------------------------------------------------------------------------------------------------
Non-interest bearing deposits................................................   $ 61,711           $ 60,744
Interest bearing deposits....................................................    890,922            394,955
                                                                                --------           --------
TOTAL DEPOSITS...............................................................    452,633            455,699
Securities sold under agreement to repurchase................................     29,377             22,658
Demand notes, U.S. Treasury..................................................        450                100
Other liabilities............................................................      3,629              4,688
                                                                                --------           --------
TOTAL LIABILITIES............................................................    486,089            483,145



 STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------
Common stock (par value $2.50; 20,000,000 shares authorized;
  5,748,732 and 5,783,567 issued and outstanding shares
  on 12/31/99 and 12/31/98, respectively)....................................     14,372             14,458
Additional paid-in capital...................................................      1,963              2,480
Retained earnings............................................................     45,761             42,846
Accumulated other comprehensive income.......................................     (2,233)             1,334
                                                                                --------           --------
TOTAL STOCKHOLDERS' EQUITY...................................................     59,863             61,118
                                                                                --------           --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................................   $545,952           $544,263
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