Form 10-K, Exhibit 13
period 2000-12-31
ACNB CORP
filed 2001-03-28
CIK 715579

EXHIBIT 13


               EXCERPTS FROM ANNUAL REPORT TO SHAREHOLDERS



                      FIVE YEAR FINANCIAL OVERVIEW



                             TOTAL DEPOSITS
                         In millions of dollars
                      2000 ________________ 453.1
                      1999 ________________ 452.6
                      1998 ________________ 455.7
                      1997 ________________ 431.1
                      1996 ________________ 438.5

                        BASIC EARNINGS PER SHARE
                               In dollars

                      2000 ________________ 1.44
                      1999 ________________ 1.35
                      1998 ________________ 1.33
                      1997 ________________ 1.34
                      1996 ________________ 1.29

                              TOTAL LOANS
                         In millions of dollars

                      2000 ________________ 360.9
                      1999 ________________ 347.8
                      1998 ________________ 352.4
                      1997 ________________ 358.3
                      1996 ________________ 340.5


                          DIVIDENDS PER SHARE
                               In dollars

                      2000 ________________  .87
                      1999 ________________  .85
                      1998 ________________  .78
                      1997 ________________  .73
                      1996 ________________ 1.56

                        RETURN ON AVERAGE ASSETS
                                Percent

                      2000 ________________ 1.46
                      1999 ________________ 1.42
                      1998 ________________ 1.46
                      1997 ________________ 1.53
                      1996 ________________ 1.50

                          BOOK VALUE PER SHARE
                               In dollars

                      2000 ________________ 11.11
                      1999 ________________ 10.41
                      1998 ________________ 10.51
                      1997 ________________  9.26
                      1996 ________________  9.38


                       ACNB Corporation & Subsidiary

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION AND
FORWARD-LOOKING STATEMENTS
------------------------------------------------------------------------------

INTRODUCTION

    The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for ACNB Corporation, a financial holding company. Please read this discussion in conjunction with the 2000 Annual Report to ACNB Corporation stockholders. Current performance does not guarantee, assure or indicate similar performance in the future.

FORWARD-LOOKING STATEMENTS

    In addition to historical information, this 2000 Annual Report contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations". We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date. The corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the corporation files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q, to be filed by the corporation in 2001, and any Current Reports on Form 8-K filed by the corporation.


COMPARATIVE AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
-----------------------------------------------------------------------------------
                                                                DECEMBER 31
                                                   --------------------------------
                                                                   2000
                                                   --------------------------------
ASSETS In thousands                                 BALANCE     INTEREST     RATE
-----------------------------------------------------------------------------------
Loans _____________________________________________ $352,666     $28,307     8.03%
Taxable investment securities                        166,067      10,897     6.56%
Non-taxable investment securities _________________    3,729         169     4.53%
Federal funds sold ________________________________    1,916         122     6.37%
Interest bearing deposits with banks ______________    4,884         342     7.00%
                                                    --------     -------
Total interest earning assets _____________________  529,262     $39,837     7.53%

Cash and due from banks ___________________________   17,024
Premises and equipment ____________________________    4,521
Other assets ______________________________________    7,492
Allowance for loan losses _________________________   (3,600)
                                                    --------
TOTAL ASSETS ______________________________________ $554,699
                                                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------
Interest bearing demand deposits __________________ $ 68,596     $ 1,915     2.79%
Savings deposits __________________________________  115,919       2,606     2.25%
Time deposits (excluding time certificates
  of deposit of $100,000 or more) _________________  188,120       9,606     5.11%
Time certificates of deposit of $100,000 or more __   16,482         943     5.72%
Short-term borrowings _____________________________   34,377       1,859     5.41%
                                                    --------     -------
Total interest bearing liabilities ________________  423,494     $16,929     4.00%
-----------------------------------------------------------------------------------
INTEREST RATE SPREAD ______________________________                          3.53%
-----------------------------------------------------------------------------------
Demand deposits ___________________________________   62,890
Other liabilities _________________________________    8,334
Stockholders' equity ______________________________   59,981
                                                    --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY ______________________________ $554,699
                                                    ========
-----------------------------------------------------------------------------------
INTEREST INCOME/EARNING ASSETS ____________________ $529,262     $39,837     7.53%
INTEREST EXPENSE/EARNING ASSETS ___________________ $529,262     $16,929     3.20%
NET YIELD ON EARNING ASSETS _______________________              $22,908     4.33%
-----------------------------------------------------------------------------------

Loan fees of $335,000, $451,000 and $495,000 for 2000, 1999 and 1998,
respectively, are included for rate calculation purposes.

Average nonaccrual loans for 2000, 1999 and 1998 were $938,000, $1,532,000 and $1,641,000, respectively.



                       ACNB Corporation & Subsidiary

FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
------------------------------------------------------------------------------


EARNINGS PERFORMANCE

    Net income for the year ended December 31, 2000, was $8.1 million, and for the year ended 1999 was $7.8 million. Basic earnings per share were $1.44 in 2000 and $1.35 in 1999.

    We attribute the net income increase of $272,000 in 2000 to an increase of $680,000, or 3.1%, in the corporation's net interest income and the corporation's control of non-interest expense, which fell $58,000, most of which was in net occupancy and equipment expense and other expense. These items were partially offset by a decrease of $91,000 in non-interest income.

    The corporation recorded net income of $7.8 million for the year ended December 31, 1999, compared to net income of $7.7 million in 1998. Basic earnings per share was $1.35 in 1999, compared to $1.33 per share in 1998.

    The $98,000 increase in net income in 1999 was due to a $152,000, or 0.7%, rise in net interest income and a reduction in the provision for possible loan losses of $107,000 or 29.7%. These items were accompanied by an increase of $477,000 in total non-interest income. We provide details of the operating results, on a comparative basis, for each of the periods ended December 31, 2000, 1999 and 1998 in the balance of this discussion and analysis.


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

    Net interest income was $22.9 million in 2000. This is an increase over net interest income of $22.2 million in 1999 and $22.1 million in 1998. The year 2000 increase was the result of growth in average loans, which were up by $8.3 million, or 2.4%. In 1999, average loans declined $11.8 million, or 3.3%, but the small increase in net interest income was due to rising rates.

    This growth is a reflection of interest rates in the over all economy. As interest rates rise, residential mortgage borrowers shift to adjustable-rate mortgages. While our mortgage portfolio has continued to decline from an average balance in excess of $176 million in December 1998 to $166 million in December 1999 to $164 million in December 2000, the decline slowed in fiscal year 2000 as compared to 1999. The slowing of the decline in residential mortgages and the rise in commercial lending has helped increase the loan portfolio overall. The growth in the portfolio led to an increase in net yield on earning assets of 9 basis points in 2000, compared to a 13 basis point decline in 1999. Interest from loans accounted for 71% of the corporation's interest income in 2000, as compared to 71% in 1999 and 76% in 1998. Interest and dividends on investments were $11.1 million in 2000, as compared to $10.0 million in 1999 and $8.6 million in 1998. The average yield on the taxable investment portfolio increased to 6.56% for 2000, from 6.43% for the prior year. The yield increase resulted largely from a general increase in interest rates during 1999, which carried over into early 2000.

-------------------------------------------------------------------------------
              December 31                             December 31
-----------------------------------     ---------------------------------------
                1999                                      1998
-----------------------------------     ---------------------------------------
 Balance        Interest       Rate     Balance         Interest          Rate
-------------------------------------------------------------------------------
 $344,323        $27,137      7.88%    $356,154          $29,176          8.19%
  149,453          9,609      6.43%     130,553            8,417          6.45%
    8,485            350      4.12%       4,719              218          4.62%
    3,005            148      4.93%       3,765              201          5.34%
   18,990            950      5.00%       9,519              520          5.46%
 --------        -------                -------          -------
  524,256        $38,194      7.29%     504,710          $38,532          7.63%

   18,366                                14,868
    4,779                                 5,430
    6,653                                 5,952
   (3,594)                               (3,450)
 --------                              --------
 $550,460                              $527,510
 ========                              ========

-------------------------------------------------------------------------------
 $ 67,191        $ 1,621      2.41%    $ 60,985          $ 1,542          2.53%
  117,991          2,833      2.40%     114,348            3,007          2.63%
  195,315          9,446      4.84%     192,237            9,936          5.17%
   21,469          1,093      5.09%      20,891            1,113          5.33%
   22,711            973      4.28%      19,380              858          4.43%
 --------        -------               --------          -------
  424,677        $15,966      3.76%     407,931          $16,456          4.03%
-------------------------------------------------------------------------------
                              3.53%                                       3.60%
-------------------------------------------------------------------------------
   60,363                                55,076
    4,678                                 3,935
   60,742                                60,568
 -------                               --------
 $550,460                              $527,510
 ========                              ========
-------------------------------------------------------------------------------
 $524,256        $38,194      7.29%    $504,710          $38,532          7.63%
 $524,256        $15,966      3.05%    $504,710          $16,456          3.26%
                 $22,228      4.24%                      $22,076          4.37%
-------------------------------------------------------------------------------




                       ACNB Corporation & Subsidiary

    The Comparative Average Balance Sheet and Net Interest Analysis, a table found on pages 16 and 17, presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and resultant yields, as well as the interest expense on average interest bearing liabilities and the resultant costs, expressed both in dollars and rates. The average interest earning assets balance includes nonaccrual loans. Interest income includes interest from nonaccrual loans only to the extent that payments were received and to the extent that the corporation believes it will recover the remaining principal balance of the loan. Average balances are principally computed using a daily average balance during the period. The net yield on earning assets, which reflects the corporation's relative level of interest earning assets to interest bearing liabilities, is the difference between interest income on interest earning assets and interest expense on interest bearing liabilities, divided by average interest earning assets for the period. This table also shows the net interest income and the interest rate spread.

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


NON-INTEREST INCOME

    Growth in non-interest income is one of the corporation's long-term strategies. Non-interest income for 2000 decreased by $91,000, or 3.2%, compared to 1999, and increased by $477,000, or 19.8%, when 1999 is compared to 1998. The primary cause of the fall-off in non-interest income in fiscal year 2000 was the nonrecurrence of the proceeds of the life insurance, as noted below. $73,000 of that shortfall was made up by an increase in trust income, but that was offset by increases in trust expense. The increase in trust income is the result of a new financial advisor, as noted below.

    In 1998, ACNB Corporation adjusted service fees on deposit accounts to reflect the marketplace more closely. This adjustment occurred in the second half of 1998, causing an increase to both 1998 and 1999 results. The largest part of the increase in 1999 was the proceeds of a life insurance policy paid on the death of a key employee. The proceeds were $287,000, and amounted to 60% of the total increase in this category.

    Trust service income rose by $20,000, or 3.8%, in 1999. The trust department engaged a financial advisor and registered principal who works through Raymond James Financial Services, Inc. He was engaged in the fourth quarter of 1999, and contributed to trust earnings in the fiscal year 2000.

    Year-to-date service fees on deposit accounts increased over the last two years due to improved average transaction account growth and the reassessment of service fees. This first took effect in September 1998, and was the main reason for the 9.5% increase in service fees on deposit accounts in 1999. Another reassessment in August 2000 contributed to the 2.6% increase experienced in 2000. Average interest bearing liabilities were up 4.1% in 1999 and down 0.3% in 2000. Average non-interest bearing demand deposits were up 9.6% in 1999 and 2.1% in 2000.


NON-INTEREST EXPENSE

    Non-interest expense was $13.2 million in 2000, a decrease of 0.4% compared to 1999. In 1999, non-interest expense was $13.3 million, reflecting an increase of 4.9% compared to 1998. The primary cause of the decrease in non-interest expense was a decrease in other expenses.

    Personnel expense increased by $36,000, or 0.5%, in 2000, compared to 1999, and by $70,000, or 0.9%, in 1999, compared to 1998. The increase in 2000 was due to normal merit raises. Management studied the impact of the eventual retirement of certain loan officers. In anticipation of these retirements, the corporation decided not to add additional loan officers, but to evaluate the effect of the loss of these personnel and determine if the corporation could offset the loss through internal promotion.

    In addition to salary and employee benefit increases, there was a significant decrease in other expenses. Costs were down by $204,000, or 6.5%, in 2000, compared to 1999, and up by $499,000, or 18.9%, in 1999, compared to 1998. The decrease in 2000 is attributable to nonrecurring 1999 costs such as pension insurance premiums of $31,000 caused by a change in plan year, litigation costs of $156,000, Farmers National Bancorp, Inc. acquisition costs, other holding company costs of $125,000, and Year 2000 professional costs of $79,000 that were not repeated in 2000.

Analysis of Changes in Interest Income and Expense Due to Volume and Rate Changes
--------------------------------------------------------------------------------------------------------------------------
                                                                   YEAR ENDED DECEMBER 31
                            ----------------------------------------------------------------------------------------------
                                  2000 VERSUS 1999                    1999 versus 1998                 1998 versus 1997
                                   CHANGES DUE TO                      Changes Due To                   Changes Due To
                            ----------------------------------------------------------------------------------------------
In thousands                VOLUME      RATE          NET     Volume        Rate         Net     Volume      Rate      Net
                            ----------------------------------------------------------------------------------------------
Interest earned on:
Loans ____________________  $  654    $  516      $ 1,170    $  (953)    $(1,086)    $(2,039)    $  216    $ (163)  $   53
Taxable investment
  securities _____________   1,088       200        1,288      1,219         (27)      1,192        967      (499)     468
Non-taxable investment
  securities _____________    (213)       32         (181)       158         (26)        132         18         6       24
Federal funds sold _______     (62)       36          (26)       (37)        (16)        (53)        39        --       39
Time deposits with banks _    (896)      288         (608)       478         (48)        430         71       (10)      61
---------------------------------------------------------------------------------------------------------------------------
Total Interest
  Earning Assets _________  $  571   $ 1,072      $ 1,643    $   865     $(1,203)    $  (338)   $ 1,311      (666)     645
---------------------------------------------------------------------------------------------------------------------------
Interest paid on:
Interest bearing
  demand deposits ________  $   34   $   260      $   294    $   154     $   (75)    $    79    $   136     $   5   $  141
Savings deposits _________     (50)     (177)        (227)        94        (268)       (174)       (45)     (145)    (190)
Time deposits ____________    (631)      641           10        181        (691)       (510)       280        31      311
Short-term borrowings ____     587       299          886        145         (30)        115        114         7      121
---------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing
  Liabilities ____________  $  (60)  $ 1,023       $  963    $   574     $(1,064)    $  (490)   $   485     $(102)  $  383
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST EARNINGS ____  $  631   $    49       $  680    $   291     $  (139)    $   152    $   826     $(564)  $  262
---------------------------------------------------------------------------------------------------------------------------




                       ACNB Corporation & Subsidiary

    FDIC insurance cost almost doubled in 2000. The cost for deposit insurance was $90,000 in 2000 and $49,000 in 1999. This cost rose in 2000, as there were several notorious and expensive bank failures in 1999.


OVERVIEW OF THE BALANCE SHEET

    During 2000, ACNB Corporation's total assets increased by $21.4 million, or 3.9%. In 1999, total assets grew by $1.7 million, or 0.3%. Deposits were up $0.5 million in 2000. Loans were up $13.5 million with commercial loans replacing the runoff in residential mortgages. The corporation continues to compete with traditional rivals, including several local and nonlocal commercial banks, as well as nontraditional rivals, such as mortgage brokers and brokerage houses for deposits and for loans.

    The mix of assets and liabilities continues to change. Investment securities increased $19.0 million, or 12.4%, while loans increased $13.5 million, or 3.9%, in 2000 after decreasing by $4.5 million, or 1.3%, in 1999. Premises and equipment increased by $164,000 in 2000, and decreased by $353,000 in 1999. The increase in 2000 was caused by extensive alterations to a branch office and capitalized Internet and Web site costs. The decrease in 1999 was due to normal depreciation with very little addition to then current premises and equipment.

    On the liability side, non-interest bearing deposits were up by $5.0 million, or 8.1%, in 2000, and up by $1.0 million, or 1.6%, in 1999. Core interest-bearing deposits decreased in 2000 by a total of $4.5 million. Fiscal year 1999 showed a decrease of $4.0 million. Borrowings increased by $19.1 million in 2000, compared to $6.7 million in 1999. This reflects the continuing difficulties the corporation is experiencing in attracting core deposits.

    Capital continued to be strong and increased by $0.6 million, or 1.0%, in 2000. Capital decreased by $1.3 million, or 2.1%, in 1999 due to a loss in fair market value in securities available for sale and the beginning effects of a stock repurchase program.


ASSET/LIABILITY AND MARKET RISK MANAGEMENT
------------------------------------------------------------------------------

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


MARKET RISK

    The Quantitative Disclosures of Market Risk, a table found on pages 20 and 21, provides information about the corporation's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities and liabilities with contractual maturities, this table presents principal cash flows and related weighted-average interest rates by contractual maturities, as well as the corporation's historical experience relative to the impact of interest rate fluctuations on the prepayment of residential and home equity loans and mortgage-backed securities. For core deposits -- such as demand deposit, interest checking, savings and money market deposit accounts -- that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based upon the corporation's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Different assumptions would result in a change in cash flows and a change in results.

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

    Traditionally, the investment portfolio is used to alter the interest rate sensitivity of the corporation. This is accomplished by holding fixed-rate debt instruments in the securities portfolio. During 2000 and 1999, ACNB Corporation lengthened the maturity of prime rate loans, continued to add fixed-rate mortgages with a maturity of 15 years or less to the loan portfolio, and continued to purchase mortgage-backed securities; thus, restructuring the asset sensitive position resulting from a short maturity investment portfolio.


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

    Long-term liquidity needs are provided by a large core deposit base. This is the most stable source of liquidity for a bank because of the long-term relationship with depositors and the deposit insurance provided by the FDIC. In 2000, 80% of total assets were funded by core deposits and 9% were funded with short-term purchased funds, compared to 83% and 5%, respectively, in 1999. ACNB Corporation belongs to the Federal Home Loan Bank of Pittsburgh. This membership serves the dual purposes of emergency and long-term liquidity. The corporation's borrowing capacity with the Federal Home Loan Bank stood at $256 million at year-end 2000.

    Parent company liquidity is maintained by the cash flow from dividends received from the subsidiary bank. Dividends from the subsidiary bank are the corporation's primary source of funds to pay dividends to the corporation's shareholders. The amount of dividends paid by the subsidiary bank is subject to certain regulatory restrictions, detailed in Note L of the Notes to Consolidated Financial Statements, "Restrictions on Subsidiary Dividends, Loans and Advances". The parent company financial statements are presented in Note Q of the Notes to Consolidated Financial Statements, "ACNB Corporation (Parent Company Only) Financial Information".


OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    In the normal course of business, ACNB Corporation does not use off-balance sheet financial instruments to hedge potential fluctuations in income or market values. The corporation's off-balance sheet items consist solely of loan commitments and letters of credit.




                       ACNB Corporation & Subsidiary

LOAN REVIEW AND ALLOWANCE
FOR LOAN LOSS ANALYSIS
------------------------------------------------------------------------------


GENERAL

    ACNB Corporation's lending activities are carried on through the subsidiary bank. As of December 31, 2000, the corporation's total loan portfolio, carried at historical cost, of $361 million included:

    o $222.7 million in mortgage loans secured by liens on one-to-four family residential properties;
    o $83.1 million in mortgage loans secured by commercial properties, such as apartment buildings, office buildings, warehouses, and medical office buildings;
    o    $15.8 million in construction loans;
    o    $12.5 million in consumer loans; and,
    o    $26.9 million in commercial and agricultural credits.

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


RESIDENTIAL REAL ESTATE LOANS

    The corporation makes a full range of residential loans, including conventional fixed-rate loans and adjustable-rate mortgage loans, available to borrowers in its primary consumer market area. Adjustable-rate mortgages, or ARMs, are advantageous to the corporation because adjustable-rate loans are a closer match to the repricing of the corporation's core deposits. However, the corporation's ability to originate ARMs, in lieu of fixed-rate loans, varies in response to changes in market interest rates. ARMs are often refinanced to fixed-rate loans when market interest rates fall, which leads to runoff in the corporation's loan portfolio. Even with higher rates in 1999 and 2000, ACNB Corporation continued to exhibit runoff in its residential adjustable-rate mortgage portfolio. Currently, ARMs are indexed to the Federal Housing Finance Board's Contract Rate for Major Lenders and One-Year U.S. Treasury Bills with constant maturity, and have limits on annual increases of 2% over the prior year's rate.

    All of the corporation's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential mortgage loans are originated using standard Federal National Mortgage Association and Federal Home Loan Mortgage Corporation applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of bank personnel, depending upon the size of the loan. Residential loan applications come in through various channels, primarily via a network of 16 community banking offices.
However, all residential loans are currently originated by the subsidiary bank, and mortgage insurance is required on all residential loans originated at a loan-to-value ratio over 85%.

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


QUANTITATIVE DISCLOSURES OF MARKET RISK
-------------------------------------------------------------------------------

                                                          Principal Amount Maturing In                        FAIR VALUE
                                   ------------------------------------------------------------------------   DECEMBER 31,
RATE SENSITIVE ASSETS
In thousands                           2001       2002       2003      2004       2005  Thereafter     TOTAL     2000
--------------------------------------------------------------------------------------------------------------------------
Fixed interest rate loans ______   $ 10,514   $ 10,962   $ 10,313   $ 8,171   $  6,001   $ 36,176   $ 82,137    $ 84,064
Average interest rate __________      8.60%      8.20%      7.95%     8.01%      7.80%      7.88%      8.03%
Variable interest rate loans ___   $ 57,575   $ 39,894   $ 43,483   $23,595   $ 18,388   $ 95,782   $278,717    $278,917
Average interest rate __________      7.72%      7.40%      7.37%     7.23%      7.71%      7.12%      7.37%
Fixed interest rate securities _   $ 20,518   $ 14,044   $  7,929   $ 3,100   $ 10,450   $114,203   $170,519    $172,152
Average interest rate __________      6.12%      6.11%      5.93%     6.37%      6.98%      6.72%      6.58%
Variable interest rate
  securities ___________________   $     66   $     75   $     84   $    93   $    105   $    249   $    672    $    672
Average interest rate __________      5.95%      5.95%      5.95%     5.95%      5.95%      5.95%      5.95%
Other interest bearing assets __   $  5,119   $     --   $     --   $    --   $     --   $     --   $  5,119    $  5,119
Average interest rate __________      6.50%      0.00%      0.00%     0.00%      0.00%      0.00%      6.50%

RATE SENSITIVE LIABILITIES
--------------------------------------------------------------------------------------------------------------------------
Non-interest bearing checking __   $ 16,685   $ 15,016   $ 15,016   $ 6,674   $ 6,674    $  6,674   $ 66,739    $ 66,739
Average interest rate __________      0.00%      0.00%      0.00%     0.00%     0.00%       0.00%      0.00%
Savings and interest
  bearing checking _____________   $  9,015   $ 54,090   $ 54,090   $16,227   $16,227    $ 30,651   $180,300    $180,300
Average interest rate __________      2.53%      2.34%      2.34%     2.34%     2.34%       2.34%      2.35%
Time deposits __________________   $161,099   $ 28,336   $ 11,355   $ 5,292   $    28    $     --   $206,110    $206,811
Average interest rate __________      5.42%      5.66%      5.43%     5.99%     4.70%       0.00%      5.48%
Variable interest
  rate borrowings ______________   $ 32,853   $  4,831   $  4,831   $ 3,221   $ 3,221    $     --   $ 48,957    $ 48,957
Average interest rate __________      6.06%      5.41%      5.41%     5.41%     5.41%       0.00%      5.85%





                       ACNB Corporation & Subsidiary

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

    Commercial real estate loans require approval by various levels of bank personnel, depending upon the size of the loan. Commercial real estate lending generally entails greater risks than residential mortgage lending. This form of lending typically involves large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties usually depends upon the successful operation of the related real estate project and, thus, may be subject, to a greater extent, to adverse conditions in the real estate market or in the general economy.

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



MANUFACTURED HOUSING, SECOND MORTGAGE AND OTHER CONSUMER LOANS

    The corporation offers consumer loan programs that include the following:

    o    manufactured housing loans;
    o second mortgage loans for a variety of purposes, including purchase, renovation or remodeling of property, and for uses unrelated to the underlying collateral;
    o loans for the purchase of automobiles, pleasure boats, and recreational vehicles;
    o    student loans; and,
    o loans for general household purposes, including home equity lines of credit.

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


ASSET QUALITY

    We are required to review asset quality on a regular basis, and to classify loans if certain weaknesses are noted. Adequate allowances must be maintained for assets classified as substandard or doubtful. Any assets classified as a loss must be written off immediately. The corporation has a comprehensive process for classifying assets, and asset reviews are performed on a quarterly basis. The objective of the review process is to identify any trends and to determine the levels of loss exposure to evaluate the need for an adjustment to the allowance account. Classified assets consist of:

    o    nonaccrual loans;
    o    loans under foreclosure;
    o    other real estate owned, or OREO; and,
    o performing loans and securities that exhibit credit quality weaknesses.



                       ACNB Corporation & Subsidiary

The principal measures of asset problems are:

    o    the levels of nonaccruing loans;
    o    loans under foreclosure;
    o    other real estate owned;
    o    the size of the provision for loan losses;
    o    loan charge-offs; and,
    o    the size of the write-downs in the value of other real estate owned.

    Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and is not in the process of collection. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status. Nonperforming loans include loans on which payment is 90 days or more delinquent, whether or not interest is still being accrued. The Nonperforming Assets Analysis, a table found on page 22, presents figures relative to nonperforming assets and net charge-offs for 2000 and 1999.

    Real estate that served as security for a defaulted loan and that then became other real estate owned is recorded on the corporation's books at the lower of the outstanding loan balance or fair market value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair market value at the time a property becomes OREO is less than the loan balance, the loan is written down at that time by a charge to the allowance for loan losses. OREO currently consists of four properties valued at $981,000 as of December 31, 2000, up from $171,000 at December 31, 1999. Three of the properties are residential real estate, of which two are under contract to sell, and the fourth is a subdivision development, valued at approximately $772,000 under option to sell. All are carried on the corporation's books at the lower of the loan value or market value.


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


CAPITAL MANAGEMENT
------------------------------------------------------------------------------

    During 2000, ACNB Corporation's capital increased by $0.6 million, or 1.0%. During 1999, the capital base decreased by $1.3 million, or 2.1%.
At year-end 2000, the risk-based capital ratios of Tier 1 capital and Total capital were 19.03% and 20.19%, which exceed the minimum ratios required by the Federal Reserve Board. Capital ratios are reported in a table, Capital Ratios at Year-End, on page 23.

    Capital management is an ongoing process, which consists of providing equity and long-term debt for current and future financial positioning. ACNB Corporation manages its capital, as set forth in its strategic business plan, to support its growth and investments.

    ACNB Corporation and its bank subsidiary are subject to the capital adequacy guidelines of various federal banking agencies, such as the Federal Reserve Board and the Office of the Comptroller of the Currency.
At December 31, 2000, the corporation and bank were in compliance with the capital requirements of these regulatory agencies. Management expects them to remain in compliance with these capital requirements in the future. Federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 capital, 10% Total capital, and 5% Tier 1 leverage. At December 31, 2000, the capital ratios of the corporation exceeded these levels. Management expects the corporation's ratios to remain in excess of the minimum ratios required of a well-capitalized institution.


NONPERFORMING ASSETS ANALYSIS
-----------------------------------------------------------------------------------
                                              YEAR ENDED DECEMBER 31
                                ---------------------------------------------------
                                           2000                      1999
                                ------------------------  -------------------------
                                NONPERFORMING    NET      Nonperforming     Net
                                    ASSETS   CHARGE-OFFS      Assets    Charge-offs
In thousands                    ------------------------  -------------------------
Real estate loans
  (1-to-4 family dwellings) ___      $1,783      $  35         $2,506     $   43
Real estate loans (other) _____         956          5            988         50
Commercial and industrial _____          49          6             --         53
Consumer ______________________          58         42             41        158
                                     ------      -----         ------     ------
TOTAL _________________________      $2,846      $  88         $3,535     $  304
                                     ======      =====         ======     ======



                       ACNB Corporation & Subsidiary

    The corporation's quarterly common stock cash dividend remained at $.20 per share during 2000, with a special dividend of an additional $.07 per share during the fourth quarter, for a total of $.87 per share. Annual dividends per share during 1999 were $.85, which also included a $.05 special dividend declared in the fourth quarter of the year.

    The corporation's total stockholders' equity at December 31, 2000, was $60.4 million, or 10.65% of total assets, compared with $59.9 million, or 10.96% of total assets, at December 31, 1999. The increase in capital is the result of lower interest rates that changed unrealized losses on securities of $2.2 million at December 31, 1999, to unrealized gains of $0.6 million at December 31, 2000.


REGULATORY ACTIVITY
------------------------------------------------------------------------------

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

    In order for the corporation to take advantage of the ability to affiliate with other financial service providers, the corporation must become a Financial Holding Company, as permitted under an amendment to the Bank Holding Company Act. To become a Financial Holding Company, the corporation would file a declaration with the Federal Reserve, electing to engage in activities permissible for Financial Holding Companies and certifying that it is eligible to do so because its insured depository institution subsidiary is well-capitalized and well-managed. In addition, the Federal Reserve must determine that the insured depository institution subsidiary of the corporation has at least a "satisfactory" CRA rating.
The corporation met these requirements to make an election to become a Financial Holding Company and, subsequently, formed a Financial Holding Company. The corporation is currently examining its strategic business plan to determine whether, based on market conditions, the relative financial conditions of the corporation and its subsidiary, regulatory capital requirements, general economic conditions, and other factors, there is a desire to utilize any of its expanded powers provided in the Financial Services Modernization Act.


CAPITAL RATIOS AT YEAR-END
---------------------------------------------------------------------
                                                 2000          1999
                                                 ----          ----
Common stockholders' equity to assets ___       10.65%        10.96%
Tier 1 leverage ratio ___________________       10.90%        10.88%
Tier 1 risk-based capital ratio _________       19.03%        19.54%
Total risk-based capital ratio __________       20.19%        20.68%




                       ACNB Corporation & Subsidiary

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

    The corporation and the subsidiary bank do not believe that the Financial Services Modernization Act will have a material adverse effect on our operations in the near term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that the corporation and the subsidiary bank face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than the corporation.

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





                       ACNB Corporation & Subsidiary

                       INDEPENDENT AUDITORS' REPORT




To The Stockholders and Board of Directors        [LOGO] Stambaugh.Ness
ACNB Corporation                                  ---------------------
Gettysburg, Pennsylvania                       CERTIFIED PUBLIC ACCOUNTANTS


    We have audited the accompanying consolidated statements of condition of ACNB Corporation and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACNB Corporation and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.



/S/ STAMBAUGH NESS, PC

York, Pennsylvania
January 11, 2001





                       ACNB Corporation & Subsidiary

              CONSOLIDATED STATEMENTS OF CONDITION


                                                DECEMBER 31
                                          ---------------------
ASSETS In thousands                         2000         1999
---------------------------------------------------------------
Cash and due from banks ______________    $ 18,597     $ 29,840
Interest bearing deposits with banks__       1,605        3,839
Investment securities
  (fair value $172,824 and
  $152,234, respectively) ____________     172,066      153,105
Federal funds sold ___________________       3,514        1,711
Mortgage loans held for sale _________         136          433
Loans ________________________________     360,854      347,354
Allowance for possible loan losses ___      (3,695)      (3,543)
                                          --------     --------
Net loans ____________________________     357,159      343,811
Premises and equipment _______________       4,688        4,524
Other real estate ____________________         981          171
Other assets _________________________       8,584        8,518
                                          --------     --------
TOTAL ASSETS _________________________    $567,330     $545,952
                                          ========     ========


LIABILITIES
---------------------------------------------------------------
Non-interest bearing deposits ________    $ 66,739     $ 61,711
Interest bearing deposits ____________     386,410      390,922
                                          --------     --------
TOTAL DEPOSITS _______________________     453,149      452,633
Securities sold under
  agreement to repurchase ____________      32,207       29,377
Borrowings, Federal Home Loan Bank ___      16,300           --
Demand notes, U.S. Treasury __________         450          450
Other liabilities ____________________       4,787        3,629
                                          --------     --------
TOTAL LIABILITIES ____________________     506,893      486,089


STOCKHOLDERS' EQUITY
---------------------------------------------------------------
Common stock (par value $2.50;
  20,000,000 shares authorized;
  5,440,826 and 5,748,732 issued
  and outstanding shares
  on 12/31/00 and 12/31/99,
  respectively) ______________________      13,602       14,372
Additional paid-in capital ___________          --        1,963
Retained earnings ____________________      46,258       45,761
Accumulated other
  comprehensive income _______________         577       (2,233)
                                          --------     --------
TOTAL STOCKHOLDERS' EQUITY ___________      60,437       59,863
                                          --------     --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY _______________    $567,330     $545,952
                                          ========     ========


                The accompanying notes are an integral part
                 of the consolidated financial statements.




                       ACNB Corporation & Subsidiary


                       CONSOLIDATED STATEMENTS OF INCOME


                                              YEAR ENDED DECEMBER 31
                                       ---------------------------------
INTEREST INCOME
In thousands, except per share data       2000         1999         1998
------------------------------------------------------------------------
Loans (including fees) ______________  $28,307      $27,137      $29,176
Time deposits with banks ____________      342          950          520
Federal funds sold __________________      122          148          201
Taxable securities __________________   10,897        9,609        8,417
Non-taxable securities ______________      169          350          218
                                       -------     --------      -------
TOTAL INTEREST INCOME _______________   39,837       38,194       38,532


INTEREST EXPENSE
------------------------------------------------------------------------
Interest bearing deposits ___________   15,070       14,993       15,598
Other borrowed funds ________________    1,859          973          858
                                       -------      -------      -------
TOTAL INTEREST EXPENSE ______________   16,929       15,966       16,456

NET INTEREST INCOME _________________   22,908       22,228       22,076
Provision for possible loan losses __      240          253          360
                                       -------      -------      -------
NET INTEREST INCOME AFTER
PROVISION FOR POSSIBLE LOAN LOSSES __   22,668       21,975       21,716


NON-INTEREST INCOME
------------------------------------------------------------------------
Trust income ________________________      623          550          530
Service fees on deposit accounts ____      989          964          880
Other income ________________________    1,185        1,374        1,001
                                       -------      -------      -------
TOTAL NON-INTEREST INCOME ___________    2,797        2,888        2,411


NON-INTEREST EXPENSE
------------------------------------------------------------------------
Salaries and employee benefits ______    7,591        7,555        7,485
Net occupancy expense _______________      831          871          809
Equipment expense ___________________    1,078        1,174        1,185
Other taxes _________________________      782          536          536
Other expense _______________________    2,930        3,134        2,635
                                       -------      -------      -------
TOTAL NON-INTEREST EXPENSE __________   13,212       13,270       12,650

INCOME BEFORE INCOME TAXES __________   12,253       11,593       11,477
Applicable income taxes _____________    4,158        3,770        3,752
                                       -------      -------      -------
NET INCOME __________________________  $ 8,095      $ 7,823      $ 7,725
                                       =======      =======      =======

PER COMMON SHARE DATA*
------------------------------------------------------------------------
Basic earnings ______________________   $ 1.44       $ 1.35       $ 1.33
Cash dividends ______________________   $  .87       $  .85       $  .78

*Based on a weighted average of 5,623,137 shares in 2000, 5,782,930 shares in 1999, and 5,815,246 in 1998.


                The accompanying notes are an integral part
                 of the consolidated financial statements.



                       ACNB Corporation & Subsidiary

                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN STOCKHOLDERS' EQUITY


                                                                       Accumulated
                                                Additional               Other
                                        Common    Paid-In   Retained  Comprehensive
                                         Stock    Capital   Earnings     Income      Total
-------------------------------------------------------------------------------------------
In thousands

BALANCE AT JANUARY 1, 1998 _________   $14,458    $ 2,480    $39,640     $  876     $57,454

Comprehensive income:
  Net income   _____________________        --         --      7,725         --       7,725
  Net change in unrealized
    gains on securities
    available-for-sale                      --         --         --        458         458
                                                                                    -------
      Total comprehensive income ___        --         --         --         --       8,183
                                                                                    -------
Cash dividends _____________________        --         --     (4,519)        --      (4,519)
                                       -------    -------    -------     ------     -------
BALANCE AT DECEMBER 31, 1998            14,458      2,480     42,846      1,334      61,118

Comprehensive income:
  Net income _______________________        --         --      7,823         --       7,823
  Net change in unrealized
    losses on securities
    available-for-sale _____________        --         --         --     (3,567)     (3,567)
                                                                                    -------
      Total comprehensive income ___        --         --         --         --       4,256
                                                                                    -------
Cash dividends _____________________        --         --     (4,908)        --      (4,908)
Retirement of 34,721 shares ________       (86)      (517)        --         --        (603)
                                       -------    -------    -------     ------     -------
BALANCE AT DECEMBER 31, 1999 _______    14,372      1,963     45,761     (2,233)     59,863
Comprehensive income:
  Net income _______________________        --         --      8,095         --       8,095
  Net change in unrealized
    gains on securities
    available-for-sale _____________        --         --         --      2,810       2,810
                                                                                    -------
      Total comprehensive income  __                                                 10,905
                                                                                    -------
Cash dividends _____________________        --         --     (4,876)        --      (4,876)
Retirement of 307,906 shares _______      (770)    (1,963)    (2,722)        --      (5,455)
                                       -------    -------    -------     ------     -------
BALANCE AT DECEMBER 31, 2000 _______   $13,602    $    --    $46,258     $  577     $60,437
                                       =======    =======    =======     ======     =======



                The accompanying notes are an integral part
                 of the consolidated financial statements.



                       ACNB Corporation & Subsidiary

                    CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                     YEAR ENDED DECEMBER 31
INCREASE (DECREASE) IN CASH                     ------------------------------
AND CASH EQUIVALENTS In thousands                   2000       1999       1998
------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest and dividends received _______________ $ 39,299   $ 37,141   $ 38,197
Fees and commissions received _________________    3,132      3,038      2,870
Interest paid _________________________________  (16,443)   (16,190)   (16,215)
Cash paid to suppliers and employees __________  (11,982)   (14,420)   (12,155)
Income taxes paid _____________________________   (4,109)    (4,061)    (4,013)
Loans originated for sale _____________________   (4,615)   (11,888)   (21,294)
Proceeds of mortgage loans sold _______________    4,912     11,959     21,360
                                                --------   --------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES _____   10,194      5,579      8,750

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investment
  securities held-to-maturity _________________    4,861     11,168     12,925
Proceeds from maturities of investment
  securities available-for-sale _______________    9,385     18,732     16,822
Purchase of investment securities
  held-to-maturity ____________________________     (749)   (21,299)   (10,403)
Purchase of investment securities
  available-for-sale __________________________  (29,635)    (4,700)   (70,757)
Net decrease (increase) in loans                 (14,516)     4,279      5,758
Capital expenditures __________________________     (647)      (288)      (197)
Proceeds from sale of other real estate owned _      118         64        249
Proceeds from officer life insurance policies _       --        383         --
                                                --------   --------   --------
NET CASH PROVIDED BY (USED IN)
  INVESTING ACTIVITIES ________________________  (31,183)     8,339    (45,603)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts
  and savings accounts ________________________    3,599      6,604     14,014
Net increase (decrease) in certificates
  of deposit __________________________________   (3,083)    (9,583)    10,630
Net increase in securities sold under
  agreement to repurchase _____________________    2,830      6,719      7,637
Dividends paid ________________________________   (4,876)    (4,908)    (4,519)
Net increase (decrease) in borrowed funds _____   16,300        350       (350)
Retirement of common stock ____________________   (5,455)    (1,231)        --
                                                --------   --------   --------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES ________________________    9,315     (2,049)    27,412
                                                --------   --------   --------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS ________________________  (11,674)    11,869     (9,441)

CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR ________________________   35,390     23,521     32,962
                                                --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR ______ $ 23,716   $ 35,390   $ 23,521
                                                ========   ========   ========

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
------------------------------------------------------------------------------
Net income ____________________________________ $  8,095   $  7,823   $  7,725
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization _________________      483        641        670
Provision for possible loan losses ____________      240        253        360
Benefit for deferred taxes ____________________     (166)      (200)      (312)
Amortization (Accretion) of investment
  securities premiums (discounts) _____________       13        (45)      (122)
Increase (Decrease) in taxes payable __________      215       (105)        87
Increase in interest receivable _______________     (792)      (127)      (129)
Increase (Decrease) in interest payable _______      486       (225)       257
Increase (Decrease) in accrued expenses _______       25        801        (39)
Decrease in mortgage loans held for sale ______      297         71         66
Decrease (Increase) in other assets ___________      722     (2,612)      (252)
Increase (Decrease) in other liabilities ______      576       (696)       439
                                                --------   --------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES _____ $ 10,194   $  5,579   $  8,750
                                                ========   ========   ========



                The accompanying notes are an integral part
                 of the consolidated financial statements.



                       ACNB Corporation & Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------------------------------

BUSINESS

    ACNB Corporation provides banking and financial services to businesses and consumers through its wholly-owned banking subsidiary of Adams County National Bank. The corporation engages in full-service commercial and consumer banking and trust services through its sixteen locations in Adams, Cumberland and York counties.

    The corporation's primary source of revenue is interest income on loans and investment securities and fee income on its products and services. Expenses consist of interest expense on deposits and borrowed funds, provisions for loan losses, and other operating expenses.


BASIS OF FINANCIAL STATEMENTS

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the corporation and its wholly-owned subsidiary. All significant intercompany transactions have been eliminated. Financial statements prepared in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts and disclosure of contingencies. Actual results could differ from these estimates.

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


INVESTMENT SECURITIES

    Under Statement of Financial Accounting Standards No. 115, securities are required to be classified into one of three categories: held-to-maturity, available-for-sale, or trading. Investments in securities which the corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity. These securities are accounted for at amortized cost. Other securities are classified as available-for-sale. The difference between amortized cost and fair value is an unrealized holding gain or loss included, net of taxes, as accumulated other comprehensive income in stockholders' equity. Management will reassess the appropriateness of the classifications each quarter.

    Amortization of premium and accretion of discount for investment securities is computed by the straight-line method to the maturity date. There is not a material difference between the straight-line method and the interest method. Gains and losses are determined using the specific identification method. Income is accrued the month it is earned.


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


ALLOWANCE FOR POSSIBLE LOAN LOSSES

    The provision for possible loan losses charged to income is based upon management's evaluation of outstanding loans, the historical loan loss experience of the subsidiary, and the adequacy of the allowance for possible loan losses. A significant change in this estimate could result in a material change to net income. Loans are deemed impaired when it is probable that the corporation will be unable to collect all amounts due in accordance with the loan agreement. The corporation evaluates collectively for impairment large groups of smaller balance homogeneous loans. At December 31, 2000 and 1999, all of the corporation's impaired loans were on nonaccrual status for all reported periods.


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



                       ACNB Corporation & Subsidiary

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
-----------------------------------------------------------------------


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



NOTE B
RESTRICTIONS ON CASH
AND DUE FROM BANK ACCOUNTS
-----------------------------------------------------------------------

    The bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the years ended December 31, 2000 and 1999, were approximately $8,455,000 and $7,622,000, respectively.


                       ACNB Corporation & Subsidiary

NOTE C
INVESTMENT SECURITIES
---------------------------------------------------------------------------

The amortized cost and estimated fair value of investment securities at December 31, 2000 and 1999, were as follows:


                                               Gross       Gross
                                Amortized   Unrealized  Unrealized     Fair
2000 In thousands                    Cost      Gains      Losses      Value
---------------------------------------------------------------------------
Held-to-Maturity Securities

U.S. Treasury securities
  and obligations of
  U.S. Government corporations
  and agencies ________________ $ 50,955     $    768   $     12    $ 51,711
Obligations of states and
  political subdivisions ______    2,624            2         20       2,606
Corporate debt ________________    6,619           23          3       6,639
                                --------     --------   --------    --------
Total debt securities _________   60,198          793         35      60,956
Restricted equity securities __    3,526           --         --       3,526
                                --------     --------   --------    --------
Total Held-to-Maturity
  Securities __________________ $ 63,724     $    793   $     35    $ 64,482
                                ========     ========   ========    ========
Available-for-Sale Securities

U.S. Treasury securities
  and obligations of
  U.S. Government corporations
  and agencies ________________ $107,467     $  1,307   $    432    $108,342
                                ========     ========   ========    ========

1999 In thousands
----------------------------------------------------------------------------
Held-to-Maturity Securities

U.S. Treasury securities
  and obligations of
  U.S. Government corporations
  and agencies ________________ $ 42,249     $     93   $    865    $ 41,477
Obligations of states and
  political subdivisions ______    4,321            4         59       4,266
Corporate debt ________________    7,904            2         46       7,860
                                --------     --------   --------    --------
Total debt securities _________   54,474           99        970      53,603
Restricted equity securities __    3,456           --         --       3,456
                                ========     ========   ========    ========
Total Held-to-Maturity
  Securities __________________ $ 57,930     $     99   $    970    $ 57,059
                                ========     ========   ========    ========

Available-for-Sale Securities

U.S. Treasury securities
  and obligations of
  U.S. Government corporations
  and agencies ________________ $ 98,558     $     74   $  3,457    $ 95,175
                                ========     ========   ========    ========


    The amortized cost and estimated fair value of debt securities at December 31, 2000, by contractual maturity are shown below.

    Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.


                                   Held-to-Maturity      Available-for-Sale
                                ---------------------   --------------------
                                Amortized       Fair    Amortized      Fair
In thousands                       Cost        Value      Cost        Value
                                --------     --------   --------    --------
Within one year _______________ $ 20,184     $ 20,206   $    400    $    400
After one year through
  five years __________________   18,176       18,347     17,979      18,024
After five years through
  ten years ___________________   21,838       22,403        320         315
After ten years _______________       --           --     88,768      89,603
                                --------     --------   --------    --------
Total Debt Securities _________ $ 60,198     $ 60,956   $107,467    $108,342
                                ========     ========   ========    ========



                       ACNB Corporation & Subsidiary

NOTE C
INVESTMENT SECURITIES (continued)
-------------------------------------------------------------------------------

                               U.S.
                           Government                                 Taxable
DECEMBER 31, 2000          and Federal State and     Other           Equivalent
In thousands                  Agency   Municipal   Securities   Total   Yield
-------------------------------------------------------------------------------
Amortized Cost

Within one year ___________ $ 15,608   $    331   $  4,645   $ 20,584    6.12%
After one year through
  five years ______________   33,179      1,002      1,974     36,155    6.40%
After five years
  through ten years _______   20,867      1,291         --     22,158    6.78%
After ten years ___________   88,768         --         --     88,768    6.69%
No set maturity ___________       --         --      3,526      3,526    6.97%
                            --------   --------   --------   --------
Total _____________________ $158,422   $  2,624   $ 10,145   $171,191
                            ========   ========   ========   ========
Fair Value ________________ $160,053   $  2,606   $ 10,165   $172,824
                            ========   ========   ========   ========
Taxable Equivalent Yield __    6.57%      7.08%      6.66%

December 31, 1999
In thousands
-------------------------------------------------------------------------------
Amortized Cost ____________ $140,807   $  4,321   $ 11,360   $156,488
                            ========   ========   ========   ========

December 31, 1998
In thousands
-------------------------------------------------------------------------------
Amortized Cost ____________ $147,493   $  5,090   $  6,143   $158,726
                            ========   ========   ========   ========

    The weighted average yield of tax-exempt obligations has been calculated on a taxable equivalent basis. The taxable equivalent adjustments are based on an effective tax rate of 35%. The yield information does not give effect to changes in fair value that are reflected as a component of stockholders' equity.

    At December 31, 2000 and 1999, assets with a carrying value of $98,999,000 and $82,964,000, respectively, were pledged as required or permitted by law to secure certain public and trust deposits, repurchase agreements, or for other purposes.

    The corporation did not sell any securities over the past three years.


NOTE D
LOANS
-------------------------------------------------------------------------------
Loans at December 31 are summarized as follows:

                                   2000      1999      1998      1997      1996
In thousands                   --------  --------  --------  --------  --------
Commercial, financial and
  agricultural _______________ $ 18,376  $ 12,697  $ 13,163  $ 11,160  $ 11,029
Real estate - construction ___   15,786    13,188    14,661    13,923    11,453
Real estate - mortgage _______  314,385   308,241   309,030   316,078   301,010
Consumer _____________________   12,443    13,661    15,523    17,299    17,775
                               --------  --------  --------  --------  --------
                                360,990   347,787   352,377   358,460   341,267
Less: Unearned discount
  on loans ___________________       --        --        22       166       728
                               --------  --------  --------  --------  --------
Total Loans __________________ $360,990  $347,787  $352,355  $358,294  $340,539
                               ========  ========  ========  ========  ========

    The following table outlines the repricing opportunities for all loans outstanding as of December 31, 2000. Loans with immediately adjustable rates, such as loans tied to prime rate, are included in the within one year column. Loans with rates that are adjustable at some time over the life of the loan are included under the time heading when they become adjustable. All fixed-rate loans are included under the heading in which they mature.


                                                   Repricing Period
                                          -----------------------------------
                                           Within   After One Year
                                             One        Through
In thousands                                Year      Five Years      Total
                                         --------   --------------   --------
Commercial, financial and agricultural__ $  7,689      $  6,886      $ 14,575
Real estate - construction _____________    7,053         7,461        14,514
                                         --------      --------      --------
Total __________________________________ $ 14,742      $ 14,347      $ 29,089
                                         ========      ========      ========

Loans with predetermined interest rates_ $  5,322      $  7,226      $ 12,548
Loans with variable interest rates _____    8,895         7,646        16,541
                                         --------      --------      --------
Total __________________________________ $ 14,217      $ 14,872      $ 29,089
                                         ========      ========      ========



                       ACNB Corporation & Subsidiary

NOTE D
LOANS (continued)
-------------------------------------------------------------------------------

    The aggregate balance of loans (in excess of $60,000) made to directors and executive officers in the normal course of business as of December 31, 2000 and 1999, was $3,065,000 and $3,106,000, respectively.
The terms for these loans were substantially the same as those for unrelated parties.


 Balance at                             Balance at     Number
 January 1,                  Amounts    December 31,     of
   2000       Additions     Collected       2000       Debtors
---------------------------------------------------------------

$3,106,000    $434,000      $475,000     $3,065,000       5



NOTE E
ALLOWANCE FOR LOAN LOSSES
-------------------------------------------------------------------------------

Transactions in the valuation portion of the allowance for loan losses for the past five years at December 31 are shown below:


In thousands                       2000      1999      1998      1997     1996
                               --------  --------  --------  --------  -------
Balance of allowance for
  loan losses at beginning
  of period __________________ $  3,543  $  3,594  $  3,350  $  3,376  $  3,475

Loans charged-off:
Commercial, financial and
  agricultural _______________       11        58        20        49        34
Real estate - construction ___       --        --        --        --        --
Real estate - mortgage _______       42       128         4        34        31
Consumer _____________________       84       204       195       181       142
                               --------  --------  --------  --------  --------
Total loans charged-off ______      137       390       219       264       207

Recovery of charged-off loans:
Commercial, financial and
  agricultural _______________        5         5        --         1         6
Real estate - construction ___       --        --        --        --        --
Real estate - mortgage _______        2        35        12        --        41
Consumer _____________________       42        46        91        27        31
                               --------  --------  --------  --------  --------
Total recoveries _____________       49        86       103        28        78

Net loans charged-off ________       88       304       116       236       129
Provision for possible
  loan losses ________________      240       253       360       210        30
                               --------  --------  --------  --------  --------
Balance at end of period _____ $  3,695  $  3,543  $  3,594  $  3,350  $  3,376
                               ========  ========  ========  ========  ========

TOTAL LOAN BALANCES
In thousands
-------------------------------------------------------------------------------
Average total loans __________ $352,666  $344,323  $356,154  $353,553  $337,259
Total loans at year-end ______  360,990   347,787   352,355   358,294   340,539

RATIOS
-------------------------------------------------------------------------------
Net charge-offs to:

Average total loans __________    0.02%     0.09%     0.03%     0.07%     0.04%
Total loans at year-end ______    0.02%     0.09%     0.03%     0.07%     0.04%
Allowance for loan losses ____    2.38%     8.58%     3.23%     7.04%     3.82%

Allowance for loan losses to:

Average total loans __________    1.05%     1.03%     1.01%     0.95%     1.00%
Total loans at year-end ______    1.02%     1.02%     1.02%     0.93%     0.99%

    The amounts of additional provision to the allowance were based on management's judgement after considering an analysis of larger loans, all loans known to management to have unusual risk characteristics, nonperforming or problem loans, historical patterns of charge-offs and recoveries, and actual net charge-offs. Further consideration was given to current economic and employment conditions both nationally and in the corporation's local service area. Loans secured by real estate comprised 92% of the corporation's total loan portfolio at December 31, 2000. The majority of loans in both the commercial, financial and agricultural category and the consumer category are also secured by personal property, negotiable assets, or business assets. This conservative policy explains the low ratio of losses to loans experienced by the corporation over the last five years. This policy did not change during the year ending 2000. Management anticipates that charge-off amounts will approximate $250,000 in 2001.



                       ACNB Corporation & Subsidiary

NOTE E
ALLOWANCE FOR LOAN LOSSES (continued)
-------------------------------------------------------------------------------


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
-------------------------------------------------------------------------------

                            2000           1999           1998           1997            1996
                      -------------- -------------- -------------- -------------- ---------------
                               % OF           % of           % of           % of            % of
                               GROSS          Gross          Gross          Gross           Gross
                       AMOUNT  LOANS  Amount  Loans  Amount  Loans  Amount  Loans  Amount   Loans
In thousands          -------  ----- -------  ----- -------  ----- -------  -----  -------  -----
Commercial, financial
  and agricultural __ $ 2,590  0.72% $ 1,042  0.30% $   838  0.24% $   735  0.20%  $    98  0.03%
Real estate -
  construction ______     205  0.05%     246  0.07%     107  0.03%      72  0.02%       50  0.01%
Real estate -
  mortgage __________     495  0.13%   1,474  0.43%   1,152  0.33%   1,602  0.45%    1,773  0.52%
Consumer ____________     132  0.04%     251  0.07%     238  0.07%     211  0.06%      165  0.05%
Unallocated _________     273  0.08%     530  0.15%   1,259  0.35%     730  0.20%    1,290  0.38%
                      -------  ----- -------  ----- -------  ----- -------  -----  -------  -----
Total                 $ 3,695  1.02% $ 3,543  1.02% $ 3,594  1.02% $ 3,350  0.93%  $ 3,376  0.99%
                      =======  ===== =======  ===== =======  ===== =======  =====  =======  =====


NOTE F
PREMISES AND EQUIPMENT
-------------------------------------------------------------------------------

The composition of corporation premises and equipment at December 31 was as follows:

                                                               2000       1999
In thousands                                                -------    -------
Land ______________________________________________________ $   904    $   904
Bank premises _____________________________________________   6,502      6,389
Furniture and equipment ___________________________________   5,389      5,410
Less: Accumulated depreciation and amortization ___________  (8,107)    (8,179)
                                                            -------    -------
Total _____________________________________________________ $ 4,688    $ 4,524
                                                            =======    =======

A summary of depreciation and amortization expenses is as follows:

                                                        2000     1999     1998
In thousands                                           -----    -----    -----
Bank premises _______________________________________  $ 171    $ 224    $ 198
Furniture and equipment _____________________________    312      417      472
                                                       -----    -----    -----
Total _______________________________________________  $ 483    $ 641    $ 670
                                                       =====    =====    =====


NOTE G
INVESTMENT IN REAL ESTATE PARTNERSHIPS
-------------------------------------------------------------------------------

    ACNB Corporation is the sole limited partner in a partnership named Gettysburg Scattered Site Associates, whose purpose is to develop, manage and operate a residential low-income development comprised of sixteen dwelling units in Gettysburg, PA. ACNB Corporation owns a 99% limited partner's interest in the partnership. The corporation also owns a 62% share, as a limited partner, of a residential low-income project called Poplar Creek Apartments in York, PA. These investments are accounted for under the equity method of accounting. At December 31, 2000 and 1999, the carrying value of these investments was approximately $1,151,711 and $918,988, respectively.



                       ACNB Corporation & Subsidiary

NOTE H
NONPERFORMING ASSETS
-------------------------------------------------------------------------------

The following table presents information concerning the aggregate amount of nonperforming assets at December 31:

In thousands                               2000    1999    1998    1997    1996
                                         ------  ------  ------  ------  ------
Nonaccrual loans _______________________ $1,318  $1,615  $1,450  $1,908  $1,092
90 days past due still accruing ________  1,528   1,920   2,350   1,360   2,515
Restructured loans _____________________     --      --      --      --      --
Other real estate owned ________________    981     171     250     401   1,015
                                         ------  ------  ------  ------  ------
Total Nonperforming Assets _____________ $3,827  $3,706  $4,050  $3,669  $4,622
                                         ======  ======  ======  ======  ======

    The gross interest income that would have been recorded on nonaccrual loans at December 31, 2000, under original terms was approximately $84,000. The amount of interest income on these loans that was included in net income for the year ended December 31, 2000, was $0.

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



NOTE I
TIME DEPOSITS
-------------------------------------------------------------------------------

    Time deposits in denominations of $100,000 or more at December 31, 2000 and 1999, are summarized in the following table: The interest expense related to time certificates of deposit in denominations of $100,000 or more totaled $943,000 in 2000, $1,044,000 in 1999, and $1,113,000 in 1998.

In thousands                               2000    1999
                                        ------- -------
Time certificates of deposit __________ $20,432 $20,149
Other time deposits ___________________   1,000   1,000

Maturities of time deposits of $100,000 or more outstanding at December 31, 2000, are summarized as follows:

In thousands
Three months or less __________________ $ 5,313
Over three through six months _________   4,455
Over six through twelve months ________   6,688
Over twelve months ____________________   4,976
                                        -------
Total                                   $21,432
                                        =======



NOTE J
LEASE COMMITMENTS
-------------------------------------------------------------------------------

    Certain branch offices and equipment are leased under agreements which expire at varying dates through 2010. Most leases contain renewal provisions at the corporation's option.

    The total rental expense for all operating leases was $95,164, $119,140 and $109,308 for the years ended December 31, 2000, 1999 and 1998, respectively.

    The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31:

2001 _________________________ $ 65,280
2002 _________________________   44,253
2003 _________________________   30,600
2004 _________________________   31,200
2005 _________________________   31,800
Later years __________________ $120,000
                               --------
Total Minimum Payments _______ $323,133
                               ========



                       ACNB Corporation & Subsidiary

NOTE K
SHORT-TERM BORROWINGS
-------------------------------------------------------------------------------

    Federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings generally mature within one to 90 days from the date originated.

    The following is a summary of aggregate short-term borrowings for the years ended December 31, 2000, 1999 and 1998, respectively:



In thousands                                       2000        1999       1998
                                                -------     -------    -------
Amount outstanding at year-end ________________ $48,957     $29,827    $22,758
Average interest rate at year-end _____________   5.83%       4.70%      4.33%
Maximum amount outstanding at any month-end ___ $56,550     $29,827    $25,812
Average amount outstanding ____________________ $34,377     $22,711    $19,380
Weighted average interest rate ________________   5.41%       4.29%      4.41%


NOTE L
RESTRICTIONS ON SUBSIDIARY
DIVIDENDS, LOANS AND ADVANCES
-------------------------------------------------------------------------------

    Certain restrictions exist regarding the ability of the bank to transfer funds to the corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 2000, $2,310,000 of undistributed earnings of the bank, included in consolidated retained earnings, was available for distribution to the corporation as dividends without prior regulatory approval.

    Under national banking laws, the bank is also limited as to the amount it may loan to its affiliates, including the corporation, unless such loans are collateralized by specific obligations. At December 31, 2000, the maximum amount available for transfer from the bank to the corporation in the form of loans was approximately $6,208,400.



NOTE M
INCOME TAXES
-------------------------------------------------------------------------------

The composition of applicable income taxes (benefits) for the years ended December 31 was allocated as follows:


In thousands                                2000      1999      1998
                                          ------   -------    ------
Income from continuing operations _____ $4,158 $ 3,770 $3,752 Stockholders' equity for other
  comprehensive income ________________      297    (1,842)      240
                                          ------   -------    ------
Total _________________________________   $4,455   $ 1,928    $3,992
                                          ======   =======    ======

Income tax expense attributable to other comprehensive income consists of the following at December 31:

In thousands                                2000      1999      1998
                                          ------   -------    ------
Unrealized gains (losses) on securities
  arising during the period ___________   $  297   $(1,842)   $  240
Reclassification adjustment for gains
  (losses) included in net income _____       --        --        --
                                          ------   -------    ------
Income Tax (Benefit) Expense Related
  to Other Comprehensive Income _______   $  297   $(1,842)   $  240
                                          ======   =======    ======


Income tax expense attributable to income from continuing operations consists of the following at December 31:

In thousands                                2000      1999      1998
                                          ------   -------    ------
Currently payable _____________________   $4,379   $ 3,945    $3,771
Deferred tax benefit __________________     (221)     (175)      (19)
                                          ------   -------    ------
Applicable Income Taxes _______________   $4,158   $ 3,770    $3,752
                                          ======   =======    ======



                       ACNB Corporation & Subsidiary

NOTE M
INCOME TAXES (continued)
-------------------------------------------------------------------------------

    For the years ended December 31, the applicable income tax expense attributable to income from continuing operations differs from the tax expense computed by applying the federal statutory rate to pretax earnings. The components of the differences are as follows:



In thousands                                        2000      1999      1998
                                                  ------    ------    ------
Income taxes at statutory rate __________________ $4,288    $4,054    $4,009
Increase (Decrease) resulting from:
Tax-exempt income _______________________________   (145)     (103)      (91)
Rehabilitation and low-income housing credits ___   (186)      (73)      (73)
Other ___________________________________________    201      (108)      (93)
                                                  ------    ------    ------
Applicable Income Taxes _________________________ $4,158    $3,770    $3,752
                                                  ======    ======    ======

    The significant components of deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999, are as follows:


In thousands                                               2000         1999
                                                         ------       ------
Deferred tax assets:
Allowance for possible loan losses _____________________ $  875       $  683
Deferred compensation __________________________________    268          234
Net unrealized losses on available-for-sale securities__     --        1,150
Other __________________________________________________    132           62
                                                         ------       ------
Total gross deferred tax assets ________________________  1,275        2,129
                                                         ------       ------
Deferred tax liabilities:
Depreciation ___________________________________________     11           45
Net unrealized gains on available-for-sale securities __    297           --
Pension ________________________________________________      4           45
                                                         ------       ------
Total gross deferred tax liabilities ___________________    312           90
                                                         ------       ------
Net Deferred Tax Assets ________________________________ $  963       $2,039
                                                         ======       ======

    Since the corporation has historically had strong earnings, management believes the deferred tax assets are realizable.

    Income taxes paid during 2000, 1999 and 1998 were $4,326,000, $3,969,000 and $3,992,000, respectively.



                       ACNB Corporation & Subsidiary

NOTE N
RETIREMENT PLANS
-------------------------------------------------------------------------------

    The corporation's subsidiary has non-contributory pension plans. The plan covering the employees of the subsidiary acquired in March 1999 was frozen under the terms of the plan as of March 1993. Retirement benefits under both plans are a function of both years of service and compensation. The funding policy is to contribute annually the amount that is sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act. The total pension expense for the years ended December 31, 2000, 1999 and 1998 was $341,000, $408,000 and $427,000,
respectively.

    The following tables provide a reconciliation of the changes in the plan benefit obligations and fair value of plan assets for the two plan years ending December 31, 2000 and 1999, and a statement of the funded status as of December 31, 2000 and 1999:


In thousands                                        2000        1999
                                                 -------     -------
Reconciliation of benefit obligations:

Benefit obligations - beginning of year ________ $ 9,285     $ 9,845
Service costs __________________________________     327         367
Interest costs _________________________________     594         536
Actuarial (gains) losses _______________________    (318)     (1,275)
Benefit payments _______________________________    (214)       (188)
Plan changes ___________________________________     358          --
                                                 -------     -------
Benefit Obligations - End of Year ______________  10,032       9,285
                                                 -------     -------

Reconciliation of fair value of plan assets:

Fair value of plan assets - beginning of year __   7,957       7,630
Actual return on plan assets ___________________     438         255
Employer contributions _________________________     322         260
Benefits paid __________________________________    (214)       (188)
                                                 -------     -------
Fair Value of Plan Assets - End of Year ________   8,503       7,957
                                                 -------     -------

Reconciliation of funded assets:

Funded status at December 31
  (under funded) over funded ___________________  (1,529)     (1,328)
Unrecognized net actuarial loss ________________     914       1,054
Unrecognized transition asset __________________     117         116
Unrecognized prior service costs _______________     476         156
                                                 -------     -------
Net Accrued Pension ____________________________ $   (22)    $    (2)
                                                 =======     =======



                       ACNB Corporation & Subsidiary

NOTE N
RETIREMENT PLANS (continued)
-------------------------------------------------------------------------------


    The following table provides the components of net periodic benefit costs for the years ending December 31, 2000, 1999 and 1998:

In thousands
Components of net periodic benefit costs:    2000        1999        1998
                                            -----       -----       -----
Service costs _____________________________ $ 327       $ 367       $ 328
Interest costs ____________________________   595         535         517
Expected return on assets _________________  (636)       (613)       (492)
Recognized net actuarial loss _____________    19          83          34
Amortization of transition asset __________    (2)        (14)        (13)
Amortization of prior service costs _______    38          50          53
                                            -----       -----       -----
Net Periodic Benefit Costs ________________ $ 341       $ 408       $ 427
                                            =====       =====       =====

The assumptions used in the measurement of the benefit obligations are shown in the following table:

Weighted average assumptions
as of December 31:                     2000          1999          1998
                                    ----------    ----------    ----------
Discount rate _____________________ 6.00-6.75%    6.00-6.50%    5.00-5.50%
Expected return on plan assets ____ 6.00-8.25%    6.00-8.25%    6.00-8.25%
Rate of compensation increase
  (Frozen plan assumes no
  increase in compensation) _______   4.66%         4.69%         4.62%

    Plan assets consist of a deposit administration contract, various pooled separate accounts, annuities, and an investment of 37,560 shares of common stock with ACNB Corporation at December 31, 2000 and 1999.

    The corporation's subsidiary has a 401(k) Salary Deferral Plan, which covers all eligible employees. The annual expense included in salaries and benefits amounted to $225,000, $221,000 and $222,000 for 2000, 1999 and 1998, respectively.

    The corporation has non-qualified salary agreements with certain senior management. The future commitments under these arrangements have been funded through corporate-owned variable life insurance policies.
At December 31, 2000 and 1999, the present value of the future obligations was $682,000 and $586,000, respectively. The insurance policies included in other assets had a total cash value of $1,866,000 and $1,701,000, respectively, at December 31, 2000 and 1999.



                       ACNB Corporation & Subsidiary

NOTE O
COMMITMENTS, CONTINGENCIES
AND CONCENTRATIONS OF CREDIT
-------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK

    The corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.

    These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of significant commitments and contingent liabilities at December 31, 2000 and 1999, is presented below:

In thousands                               2000        1999
                                       --------    --------
Commitments to extend credit _________ $ 35,313    $ 31,226
Standby letters of credit ____________    3,871       3,457

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



NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS
-------------------------------------------------------------------------------

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For 2000 and 1999, approximately 97% of the corporation's assets and 89% of its liabilities are considered financial instruments as defined in Statement of Financial Accounting Standards No. 107. Many of the corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the corporation for the purposes of this disclosure.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.

    Financial instruments actively traded in a secondary market have been valued using quoted available market prices.


                                DECEMBER 31, 2000         December 31, 1999
                            ------------------------  ------------------------
                            ESTIMATED FAIR  CARRYING  Estimated Fair  Carrying
                                VALUE        AMOUNT       Value        Amount
                            --------------  --------  --------------  --------
In thousands
Cash and due from banks ____  $ 18,597      $ 18,597    $ 29,840      $ 29,840
Interest bearing deposits
  with banks _______________     1,605         1,605       3,839         3,839
Federal funds sold _________     3,514         3,514       1,711         1,711
Investment securities ______   172,824       171,191     152,234       153,105
Interest receivable ________     3,865         3,865       3,225         3,225



                       ACNB Corporation & Subsidiary

NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS (continued)
-------------------------------------------------------------------------------

    Fair values for net loans are estimated for portfolios with similar financial characteristics. Loans are segregated into commercial, residential real estate, and consumer. The loan categories are further segmented into fixed and adjustable types. Fair value for adjustable-rate commercial loans is considered to be the same as the carrying value because these loans were made at the corporation's prime lending rate, which is the same rate these loans would be written as of the date of this financial statement. Fixed-rate commercial loans have been revalued at a rate the corporation would use if the loans were written as of December 31, 2000 and 1999. Mortgages and consumer loans have been revalued using discounted cash flows. The mortgages were estimated using market rates at December 31, 2000 and 1999, and consumer loans were revalued using rates being charged by the corporation at year-end 2000 and 1999. Fair value for nonperforming loans is based on current valuations of underlying collateral.


                            DECEMBER 31, 2000         December 31, 1999
                        ------------------------  ------------------------
                        ESTIMATED FAIR  CARRYING  Estimated Fair  Carrying
                            VALUE        AMOUNT       Value        Amount
                        --------------  --------  --------------  --------
In thousands
Net loans _____________    $359,286     $357,159     $344,189     $343,811
Mortgage loans held
  for sale ____________         136          136          433          433


    Under Statement of Financial Accounting Standards No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, and money market checking accounts, is equal to the amount payable on demand as of December 31, 2000 and 1999. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities, compared to the cost of borrowing funds in the market.


                             DECEMBER 31, 2000         December 31, 1999
                         ------------------------  ------------------------
                         ESTIMATED FAIR  CARRYING  Estimated Fair  Carrying
                             VALUE        AMOUNT       Value        Amount
                         --------------  --------  --------------  --------
In thousands
Deposits with no stated
  maturities  __________    $247,039     $247,039     $243,817     $243,817
Deposits with stated
  maturities ___________     206,811      206,110      208,862      208,816
Repurchase agreements __      32,207       32,207       29,377       29,377
Federal funds purchased
  and demand notes _____         450          450          450          450
Federal Home Loan
  Bank borrowings ______      16,300       16,300           --           --
Interest payable _______       3,058        3,058        2,637        2,637


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


                                DECEMBER 31, 2000         December 31, 1999
                            ------------------------  ------------------------
                            ESTIMATED FAIR  CARRYING  Estimated Fair  Carrying
                                VALUE        AMOUNT       Value        Amount
                            --------------  --------  --------------  --------
In thousands
Commitments to extend
  credit __________________    $35,313       $35,313     $31,226       $31,226
Standby letters of credit__      3,871         3,871       3,457         3,457


    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities and property and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on the fair value estimates.



                       ACNB Corporation & Subsidiary

NOTE Q
ACNB CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION
-------------------------------------------------------------------------------
                                                          DECEMBER 31
                                                -------------------------------
STATEMENTS OF CONDITION In thousands               2000                   1999
-------------------------------------------------------------------------------
ASSETS
Cash __________________________________________ $   391                $   291
Securities and other assets ___________________   1,493                    919
Investment in common stock of subsidiary ______  57,813                 60,845
Receivable from subsidiary ____________________     258                     41
                                                -------                -------
TOTAL ASSETS __________________________________ $59,955                $62,096
                                                =======                =======

LIABILITIES
Accrued Expenses ______________________________ $    95                $    --
                                                -------                -------
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 20,000,000
  shares authorized; 5,440,826 and
  5,748,732 issued and outstanding shares
  on 12/31/00 and 12/31/99, respectively) _____  13,602                 14,372
Additional paid-in capital ____________________      --                  1,963
Retained earnings _____________________________  46,258                 45,761
                                                -------                -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ____ $59,955                $62,096
                                                =======                =======



                                                     YEAR ENDED DECEMBER 31
                                                -------------------------------
STATEMENTS OF INCOME In thousands                  2000        1999       1998
-------------------------------------------------------------------------------
INCOME
Dividend from subsidiary ______________________ $11,000      $5,928     $4,519
Interest income _______________________________       6          --         --
EXPENSE _______________________________________      97         107        167
                                                -------      ------     ------
INCOME BEFORE TAXES AND (DEFICIT) EQUITY
IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY _____  10,909       5,821      4,352
Applicable tax benefit ________________________    (218)        (84)      (130)
                                                -------      ------     ------
INCOME BEFORE (DEFICIT) EQUITY  IN
UNDISTRIBUTED NET INCOME OF SUBSIDIARY ________  11,127       5,905      4,482
(Deficit) Equity in undistributed net
  income of subsidiary ________________________  (3,032)      1,918      3,243
                                                -------      ------     ------
NET INCOME ____________________________________  $8,095      $7,823     $7,725
                                                =======      ======     ======



                                                     YEAR ENDED DECEMBER 31
                                                -------------------------------
STATEMENTS OF CASH FLOWS In thousands              2000        1999       1998
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Dividends and interest received _______________ $11,006      $5,928     $4,519
                                                -------      ------     ------
Net Cash Provided by Operating Activities _____  11,006       5,928      4,519

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in equity investments ______________    (304)       (188)        --
Investment in other assets ____________________    (271)         --         --
                                                -------      ------     ------
Net Cash Used in Investing Activities _________    (575)       (188)        --

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid ________________________________  (4,876)     (4,908)    (4,519)
Retirement of common stock ____________________  (5,455)       (603)        --
Purchase of dissenters' shares ________________      --        (140)        --
                                                -------      ------     ------
Net Cash Used in Financing Activities _________ (10,331)     (5,651)    (4,519)
                                                -------      ------     ------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS ____________________________     100          89         --
                                                -------      ------     ------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR_     291         202        202
                                                -------      ------     ------
CASH AND CASH EQUIVALENTS AT END OF YEAR ______ $   391      $  291     $  202
                                                =======      ======     ======



                       ACNB Corporation & Subsidiary

NOTE Q
ACNB CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION (continued)
-------------------------------------------------------------------------------



                                                     YEAR ENDED DECEMBER 31
                                                -------------------------------
STATEMENTS OF CASH FLOWS (continued)               2000        1999       1998
-------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income ____________________________________ $ 8,095      $7,823     $7,725
Decrease (Increase) in investment in
  common stock of subsidiary __________________   3,032      (1,918)    (3,243)
Increase in receivable from subsidiary             (217)        (16)        (7)
Loss on equity investment _____________________      96          39         44
                                                -------      ------     ------
NET CASH PROVIDED BY OPERATING ACTIVITIES _____ $11,006      $5,928     $4,519
                                                =======      ======     ======



NOTE R
FINANCIAL INFORMATION
RELATING TO OPERATING SEGMENTS
-------------------------------------------------------------------------------

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

    The following tables are for the years ending December 31, 2000 and 1999, by the four operating segments:


                       Commercial  Consumer  Mortgage  Investment
2000 In thousands        Lending   Lending   Lending   Securities   Other       Total
--------------------------------------------------------------------------------------
Total interest income __ $ 11,749  $  3,892  $ 12,665  $ 11,531   $     --   $ 39,837
Charge for funds used __   (7,265)   (2,166)   (8,457)   (8,786)     9,745    (16,929)
                         --------  --------  --------  --------   --------   --------
Net Interest Income ____    4,484     1,726     4,208     2,745      9,745     22,908
Provision for
  possible loan losses__     (103)      (77)      (60)       --         --       (240)
                         --------  --------  --------  --------   --------   --------
Net Interest Income
  After Provision
  for Possible Loan
  Losses _______________    4,381     1,649     4,148     2,745      9,745     22,668
Non-interest income ____      143       112       220        94      2,228      2,797
Non-interest expense ___   (1,060)     (498)   (1,212)      (55)   (10,387)   (13,212)
                         --------  --------  --------  --------   --------   --------
Income Before
  Income Taxes _________ $  3,464  $  1,263  $  3,156  $  2,784   $  1,586   $ 12,253
                         ========  ========  ========  ========   ========   ========
Average Funds Used _____ $143,470  $ 42,718  $166,612  $172,430   $ 29,469   $554,699
                         ========  ========  ========  ========   ========   ========




                       ACNB Corporation & Subsidiary

NOTE R
FINANCIAL INFORMATION
RELATING TO OPERATING SEGMENTS (continued)
-------------------------------------------------------------------------------

                       Commercial  Consumer  Mortgage  Investment
1999 In thousands        Lending   Lending   Lending   Securities   Other       Total
--------------------------------------------------------------------------------------
Total interest income __ $ 10,874  $  3,531  $ 12,696  $ 11,057   $     36   $ 38,194
Charge for funds used __   (6,674)   (1,905)   (8,458)   (8,069)     9,140    (15,966)
                         --------  --------  --------  --------   --------   --------
Net Interest Income ____    4,200     1,626     4,238     2,988      9,176     22,228
Provision for
  possible loan losses__      (95)      (70)      (88)       --         --       (253)
                         --------  --------  --------  --------   --------   --------
Net Interest Income
  After Provision
  for Possible Loan
  Losses _______________    4,105     1,556     4,150     2,988      9,176     21,975
Non-interest income ____      100       118       232        90      2,348      2,888
Non-interest expense ___   (1,075)     (442)   (1,236)      (68)   (10,449)   (13,270)
                         --------  --------  --------  --------   --------   --------
Income Before
  Income Taxes _________ $  3,130  $  1,232  $  3,146  $  3,010   $  1,075   $ 11,593
                         ========  ========  ========  ========   ========   ========
Average Funds Used _____ $135,074  $ 38,465  $170,780  $162,096   $ 44,045   $550,460
                         ========  ========  ========  ========   ========   ========



NOTE S
EFFECT OF RECENTLY ISSUED
ACCOUNTING PRONOUNCEMENTS
-------------------------------------------------------------------------------

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


NOTE T
BUSINESS COMBINATION
-------------------------------------------------------------------------------

On March 1, 1999, the corporation issued approximately 530,000 shares of ACNB Corporation common stock in exchange for approximately 234,000 shares of Farmers National Bancorp, Inc. The transaction was accounted for as a pooling of interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of ACNB Corporation and Farmers National Bancorp, Inc.

    Net interest income and net earnings of the separate entities for the periods preceding the acquisition were as follows:


EARNINGS DATA
-------------------------------------------------------------------------------
                                                   Net Interest        Net
In thousands (unaudited)                              Income         Earnings
                                                   ------------      --------
Two months ended February 28, 1999:
ACNB Corporation _________________________________   $ 3,359         $ 1,223
Farmers National Bancorp, Inc. ___________________       271              97
                                                     -------         -------
Combined _________________________________________   $ 3,630         $ 1,320
                                                     =======         =======

Year ended December 31, 1998:
ACNB Corporation, as previously reported _________   $20,390         $ 7,221
Farmers National Bancorp, Inc. ___________________     1,686             504
                                                     -------         -------
Combined _________________________________________   $22,076         $ 7,725
                                                     =======         =======




                       ACNB Corporation & Subsidiary

                    QUARTERLY RESULTS OF OPERATIONS



Selected quarterly information for the years ended December 31, 2000 and 1999, is as follows:

2000 In thousands, except           First      Second       Third      Fourth
per share data                     Quarter     Quarter     Quarter     Quarter
------------------------------------------------------------------------------
Interest income                    $9,581      $9,859      $10,290     $10,107
------------------------------------------------------------------------------
Interest expense                    3,938       4,031        4,385       4,575
------------------------------------------------------------------------------
Net interest income                 5,643       5,828        5,905       5,532
------------------------------------------------------------------------------
Provision for possible loan losses     60          60           60          60
------------------------------------------------------------------------------
Net income                          1,983       2,095        2,250       1,767
------------------------------------------------------------------------------
Basic earnings per share              .35         .37          .40         .32
------------------------------------------------------------------------------
Return on average assets            1.47%       1.53%        1.59%       1.25%
------------------------------------------------------------------------------

1999
------------------------------------------------------------------------------
Interest income                    $9,451      $9,486       $9,597      $9,660
------------------------------------------------------------------------------
Interest expense                    4,022       4,010        3,970       3,964
------------------------------------------------------------------------------
Net interest income                 5,429       5,476        5,627       5,696
------------------------------------------------------------------------------
Provision for possible loan losses     90          90           50          23
------------------------------------------------------------------------------
Net income                          1,904       1,909        1,945       2,065
------------------------------------------------------------------------------
Basic earnings per share              .33         .33          .34         .35
------------------------------------------------------------------------------
Return on average assets            1.41%       1.38%        1.46%       1.49%
------------------------------------------------------------------------------



              FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA



The following table sets forth financial data for the last five years:

In thousands, except
per share data                    2000        1999        1998        1997        1996
--------------------------------------------------------------------------------------
Total interest income _______  $39,837     $38,194     $38,532     $37,887     $36,573
Total interest expense ______   16,929      15,966      16,456      16,073      16,265
Net interest income _________   22,908      22,228      22,076      21,814      20,308
Provision for possible
  loan losses _______________      240         253         360         210          30
Net income __________________    8,095       7,823       7,725       7,770       7,589

PER SHARE DATA
--------------------------------------------------------------------------------------
Basic earnings ______________    $1.44       $1.35       $1.33       $1.34       $1.29
Cash dividends ______________      .87         .85         .78         .73        1.56

BALANCE SHEET TOTALS
--------------------------------------------------------------------------------------
Average stockholders' equity_ $ 59,981    $ 60,742    $ 60,568    $ 56,600    $ 53,022
Average assets ______________  554,699     550,460     527,510     508,568     505,340

RATIOS
--------------------------------------------------------------------------------------
Return on average assets ____    1.46%       1.42%       1.46%       1.53%       1.50%
Return on average
  stockholders' equity ______   13.50%      12.88%      12.75%      13.78%      14.31%
Dividend payout _____________      60%         63%         58%         55%        120%
Stockholders' equity
  to assets _________________   10.65%      10.96%      11.23%      11.31%      10.62%



                       ACNB Corporation & Subsidiary

                COMMON STOCK MARKET PRICES AND DIVIDENDS


    The common stock of ACNB Corporation is traded in the over-the-counter market. As of December 31, 2000, the approximate number of shareholders of the corporation's common stock was 3,044.

    As quoted on the OTC Bulletin Board, high and low bid prices of common shares and dividends for the last two years were:


                          2000                             1999
-------------------------------------------------------------------------------
                   BID PRICE          CASH          Bid Price            Cash
Quarter       ------------------    DIVIDEND   ------------------      Dividend
Ended          HIGH         LOW       PAID      High         Low         Paid
-------------------------------------------------------------------------------
March 31      $18.75      $17.00      $.20     $23.50      $21.00        $.20
June 30        17.88       16.75       .20      21.00       18.25         .20
September 30   18.00       17.88       .20      18.75       16.25         .20
December 31    18.00       15.50       .27      18.00       16.63         .25


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


                       ACNB Corporation & Subsidiary

                                    53