Form 10-K, Exhibit 13
period 2001-12-31
ACNB CORP
filed 2002-03-28
CIK 715579

EXHIBIT 13


                  EXCERPTS FROM ANNUAL REPORT TO SHAREHOLDERS



                          FIVE-YEAR FINANCIAL OVERVIEW



                                 TOTAL DEPOSITS
                             In millions of dollars

                          2001 ________________ 509.2
                          2000 ________________ 453.1
                          1999 ________________ 452.6
                          1998 ________________ 455.7
                          1997 ________________ 431.1


                                  TOTAL LOANS
                             In millions of dollars

                          2001 ________________ 361.5
                          2000 ________________ 360.9
                          1999 ________________ 347.8
                          1998 ________________ 352.4
                          1997 ________________ 358.3


                            RETURN ON AVERAGE ASSETS
                                    Percent

                          2001 ________________ 1.45
                          2000 ________________ 1.46
                          1999 ________________ 1.42
                          1998 ________________ 1.46
                          1997 ________________ 1.53


                            BASIC EARNINGS PER SHARE
                                   In dollars

                          2001 ________________ 1.53
                          2000 ________________ 1.44
                          1999 ________________ 1.35
                          1998 ________________ 1.33
                          1997 ________________ 1.34


                            DIVIDENDS PER SHARE PAID
                                   In dollars

                          2001 ________________ .88
                          2000 ________________ .87
                          1999 ________________ .85
                          1998 ________________ .78
                          1997 ________________ .73


                              BOOK VALUE PER SHARE
                                   In dollars

                          2001 ________________ 11.53
                          2000 ________________ 11.11
                          1999 ________________ 10.41
                          1998 ________________ 10.51
                          1997 ________________  9.26

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION AND
FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

INTRODUCTION
     The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for ACNB Corporation, a financial holding company. Please read this discussion in conjunction with the 2001 Annual Report to ACNB Corporation stockholders. Current performance does not guarantee, assure or indicate similar performance in the future.

FORWARD-LOOKING STATEMENTS
     In addition to historical information, this 2001 Annual Report contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations". We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date. The corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the corporation files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q, to be filed by the corporation in 2002, and any Current Reports on Form 8-K filed by the corporation.


COMPARATIVE AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
-----------------------------------------------------------------------------------------
                                                                    DECEMBER 31
                                                         --------------------------------
                                                                        2001
                                                         --------------------------------
ASSETS IN THOUSANDS                                       BALANCE    INTEREST       RATE
-----------------------------------------------------------------------------------------
Loans..............................................      $359,404    $ 27,892       7.76%
Taxable investment securities .....................       159,722      10,396       6.51%
Non-taxable investment securities..................         2,299         117       5.09%
Federal funds sold.................................         3,182         157       4.93%
Interest bearing deposits with banks...............        16,510         599       3.63%
                                                         --------    --------
Total interest earning assets......................       541,117    $ 39,161       7.24%

Cash and due from banks............................        17,642
Premises and equipment.............................         5,081
Other assets.......................................        13,836
Allowance for loan losses..........................        (3,669)
                                                         --------
TOTAL ASSETS.......................................      $574,007
                                                         ========


LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------
Interest bearing demand deposits...................      $ 74,658    $  1,497       2.01%
Savings deposits...................................       117,973       2,554       2.16%
Time deposits (excluding time certificates of
   deposit of $100,000 or more)....................       191,486       9,699       5.06%
Time certificates of deposit of $100,000 or more...        20,640         940       4.55%
Short-term borrowings..............................        36,355       1,366       3.76%
                                                         --------    --------
Total interest bearing liabilities.................       441,112    $ 16,056       3.64%
-----------------------------------------------------------------------------------------
INTEREST RATE SPREAD                                                                3.60%
-----------------------------------------------------------------------------------------
Demand deposits....................................        66,052
Other liabilities..................................         4,361
Stockholders' equity...............................        62,482
                                                         --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY...............................      $574,007
                                                         ========
-----------------------------------------------------------------------------------------
INTEREST INCOME/EARNING ASSETS.....................      $541,117    $ 39,161       7.24%
INTEREST EXPENSE/EARNING ASSETS....................      $541,117    $ 16,056       2.97%
NET YIELD ON EARNING ASSETS........................                  $ 23,105       4.27%
-----------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
            December 31                                  December 31
--------------------------------            ------------------------------------
               2000                                         1999
--------------------------------            ------------------------------------
 Balance     Interest       Rate            Balance      Interest        Rate
--------------------------------------------------------------------------------
$ 352,666    $ 28,307      8.03%           $ 344,323     $  27,137       7.88%
  166,067      10,897      6.56%             149,453         9,609       6.43%
    3,729         169      4.53%               8,485           350       4.12%
    1,916         122      6.37%               3,005           148       4.93%
    4,884         342      7.00%              18,990           950       5.00%
---------    --------                      ---------     ---------
  529,262    $ 39,837      7.53%             524,256     $  38,194       7.29%

   17,024                                     18,366
    4,521                                      4,779
    7,492                                      6,653
   (3,600)                                    (3,594)
---------                                  ---------
$ 554,699                                  $ 550,460
=========                                  =========

--------------------------------------------------------------------------------
$  68,596    $  1,915      2.79%           $  67,191     $   1,621       2.41%
  115,919       2,606      2.25%             117,991         2,833       2.40%
  188,120       9,606      5.11%             195,315         9,446       4.84%
   16,482         943      5.72%              21,469         1,093       5.09%
   34,377       1,859      5.41%              22,711           973       4.28%
---------    --------                      ---------     ---------
  423,494    $ 16,929      4.00%             424,677     $  15,966       3.76%
--------------------------------------------------------------------------------
                           3.53%                                         3.53%
--------------------------------------------------------------------------------
   62,890                                     60,363
    8,334                                      4,678
   59,981                                     60,742
---------                                  ---------

$ 554,699                                  $ 550,460
=========                                  =========
--------------------------------------------------------------------------------
$ 529,262    $ 39,837      7.53%           $ 524,256     $  38,194       7.29%
$ 529,262    $ 16,929      3.20%           $ 524,256     $  15,966       3.05%
             $ 22,908      4.33%                         $  22,228       4.24%
--------------------------------------------------------------------------------


Loan fees of $416,000, $335,000 and $451,000 for 2001, 2000 and 1999,
respectively, are included for rate calculation purposes.

Average nonaccrual loans for 2001, 2000 and 1999 were $1,172,000, $938,000 and $1,532,000, respectively.

FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

EARNINGS PERFORMANCE
     Net income for the year ended December 31, 2001, was $8.3 million, and for the year ended 2000 was $8.1 million. Basic earnings per share were $1.53 in 2001 and $1.44 in 2000.

     We attribute the net income increase of $242,000 in 2001 to a $197,000, or 0.9%, increase in the corporation's net interest income, a $359,000 increase in service fees on deposits, and a $431,000 increase in other income. The increase in other income was due primarily to the tax-exempt earnings recognized through the purchase of bank-owned life insurance (BOLI). The combined impact of lower pretax earnings and increased tax-exempt earnings from BOLI and other tax-exempt securities during 2001 resulted in decreased taxes of $482,000.

     The corporation recorded net income of $8.1 million for the year ended December 31, 2000, compared to net income of $7.8 million in 1999. Basic earnings per share was $1.44 in 2000, compared to $1.35 per share in 1999. The $272,000 increase in net income in 2000 was due to a $680,000, or 3.1%, rise in net interest income and the corporation's control of non-interest expense which fell $58,000, most of which was in net occupancy and equipment expense and other expenses. These items were partially offset by a decrease of $91,000 in non-interest income.

     We provide details of the operating results, on a comparative basis, for each of the periods ended December 31, 2001, 2000 and 1999 in the balance of this discussion and analysis.

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

     Net interest income was $23.1 million in 2001. This is an increase over net interest income of $22.9 million in 2000 and $22.2 million in 1999. The improved net interest income during 2001 was driven by lower interest rates. The corporation experienced a larger reduction in its cost of funds on its interest bearing liabilities versus the reduced earnings levels on its interest earning assets. In 2000, the increase was the result of growth in average loans which were up $8.3 million, or 2.4%. Interest rates fell dramatically during the year 2001. The Federal Reserve Bank lowered the fed funds rate from 6.5% in January 2001 to 1.75% in December 2001. The corporation was able to lower deposit and borrowing expense to a greater degree than it was required to lower loan and security rates.

     Higher interest rates and a stronger economy caused an increase of nine basis points in net yield on earning assets in 2000, while declining interest rates caused a decrease of six basis points in 2001. Interest from loans accounted for 71% of the corporation's interest income in 2001, as compared to 71% in 2000 and 71% in 1999. Interest and dividends on investments were $10.5 million in 2001, as compared to $11.1 million in 2000 and $10.0 million in 1999. The average yield on the taxable investment portfolio decreased to 6.51% for 2001, from 6.56% for the prior year. The yield decrease resulted largely from a general decline in interest rates during 2001, compared to an increase in 2000.

     The Comparative Average Balance Sheet and Net Interest Analysis, a table found on pages 8 and 9, presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and resultant yields, as well as the interest expense on average interest bearing liabilities and the resultant costs, expressed both in dollars and rates. The average interest earning assets balance includes nonaccrual loans. Interest income includes interest from nonaccrual loans only to the extent that payments were received and to the extent that the corporation believes it will recover the remaining principal balance of the loan. Average balances are principally computed using a daily average balance during the period. The net yield on earning assets, which reflects the corporation's relative level of interest earning assets to interest bearing liabilities, is the difference between interest income on interest earning assets and interest expense on interest bearing liabilities, divided by average interest earning assets for the period. This table also shows the net interest income and the interest rate spread.

     Changes in the corporation's net interest income are a function of both changes in rates and changes in volumes of interest earning assets and interest bearing liabilities. The Analysis of Changes in Interest Income and Expense Due to Volume and Rate Changes, a table found on page 10, shows changes in interest income and expense for ACNB Corporation for the years indicated. For each category of interest earning assets and interest bearing liabilities, we provide data on the changes attributed to changes in rate (changes in rate multiplied by old volume) and changes in volume (changes in volume multiplied by old rate), with changes in rate volume (change in rate multiplied by change in volume) factored in proportionally. We compute the interest earning asset and interest bearing liability balances principally using daily average balances.

NON-INTEREST INCOME
     Growth in non-interest income is one of the corporation's long-term strategies. Non-interest income for 2001 increased by $736,000, or 26.3%, compared to 2000, and decreased by $91,000, or 3.2%, when 2000 is compared to 1999. The causes of the increase in non-interest income in fiscal year 2001 were the $359,000, or 36.3%, increase in service fees on deposit accounts and the $431,000, or 36.4%, increase in other income.

     The increase in service fees on deposit accounts can be traced to a $40,000 increase in service charges on demand deposits and a $358,000 increase in overdraft fees. The increase in service fees was the result of a reassessment and rise in overall deposit account fees in August 2000. The increase in overdraft fees was due partially to the reassessment done in August 2000, but was mainly the result of the introduction of a new service called Overdraft Privilege. This new service allows checking account overdrafts, up to a preset dollar amount, with a fee for every check paid.

     Other income has been greatly enhanced by the purchase of bank-owned life insurance (BOLI). BOLI is used by banks as a deferred income strategy, as well as a tax-exempt boost to earnings. The total additional income from BOLI was $320,000 in 2001. The tax equivalent yield was $492,000. In addition to BOLI, safe deposit box rental fees were up $40,000 and a new public accounting service brought in $37,000 in its first year.

     Trust income in 2001 was down by $54,000 due to a decrease in personal trusts, estates and agency fees. The result was an 8.7% drop.

     The primary cause of the fall off in non-interest income in fiscal year 2000 was the nonrecurrence of the proceeds from life insurance, as noted below. Of the shortfall, $73,000 was made up by an increase in trust income, but then offset by increases in trust expense. The increase in trust income was the result of a new financial advisor, as explained below. In 1999, the largest part of the increase in non-interest income was the proceeds of a life insurance policy paid on the death of a key employee. The proceeds were $287,000, and were 60% of the total increase in this category. Trust service income rose by $20,000, or 3.8%, in 1999. The trust department engaged a financial advisor and registered principal who works through Raymond James Financial Services, Inc. He was engaged in the fourth quarter of 1999, and contributed to trust earnings in the fiscal year 2000.

     Also, in 1999, the main reason for the 9.5% increase in service fees on deposit accounts was a reassessment of overall deposit account fees in 1998. Another reassessment, in August 2000, contributed to the 2.6% increase experienced in 2000. Average interest bearing liabilities were down 0.3% in 2000 and up 4.2% in 2001. Average non-interest bearing demand deposits were up 4.2% in 2000 and 5.0% in 2001.


ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE DUE TO VOLUME AND RATE CHANGES

                                                                        YEAR ENDED DECEMBER 31
                                         ------------------------------------------------------------------------------------------
                                               2001 VERSUS 2000             2000 Versus 1999              1999 Versus 1998
                                                CHANGES DUE TO               Changes Due To                 Changes Due To
                                         ------------------------------------------------------------------------------------------
In thousands                             VOLUME     RATE       NET     Volume     Rate       Net      Volume      Rate       Net
                                         ------------------------------------------------------------------------------------------
Interest earned on:
Loans .................................. $ 540    $  (955)  $  (415)  $   654   $   516    $ 1,170   $  (953)   $(1,086)   $(2,039)
Taxable investment securities ..........  (418)       (83)     (501)    1,088       200      1,288     1,219        (27)     1,192
Non-taxable investment securities ......   (70)        18       (52)     (213)       32       (181)      158        (26)       132
Federal funds sold .....................    69        (34)       35       (62)       36        (26)      (37)       (16)       (53)
Time deposits with banks ...............   514       (257)      257      (896)      288       (608)      478        (48)       430
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets .......... $ 635    $(1,311)  $  (676)  $   571   $ 1,072    $ 1,643   $   865    $(1,203)   $  (338)
-----------------------------------------------------------------------------------------------------------------------------------
Interest paid on:
Interest bearing demand deposits ....... $ 157    $  (575)  $  (418)  $    34   $   260    $   294   $   154    $   (75)   $    79
Savings deposits .......................    48       (100)      (52)      (50)     (177)      (227)       94       (268)      (174)
Time deposits ..........................   382       (292)       90      (631)      641         10       181       (691)      (510)
Short-term borrowings ..................   102       (595)     (493)      587       299        886       145        (30)       115
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities ..... $ 689    $(1,562)  $  (873   $   (60)  $ 1,023    $   963   $   574    $(1,064)   $  (490)
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST EARNINGS .................. $ (54)   $   251   $   197   $   631   $    49    $   680   $   291    $  (139)   $   152
-----------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
     Non-interest expense was $14.3 million in 2001, an increase of 8.4% compared to 2000. In 2000, non-interest expense was $13.2 million, a decrease of 0.4% compared to 1999. The cause of the increase in non-interest expense in 2001 crossed all the major areas of that category.

     Personnel expense increased by $351,000, or 4.6%, in 2001. Normal merit raises and new hiring delayed during 2000 were the main causes of the increase. Net occupancy expense was up by $72,000, or 8.7%. This increase was primarily due to leased offices. New facilities were leased, but the expense for upkeep of the old facilities had not yet been eliminated.

     The largest increase for 2001 was in the other expense category. Some of the items that caused this increase included amortization of core deposit intangible of $58,000, advertising of $65,000, postage of $68,000, supplies of $77,000, and professional fees of $327,000. The professional fees were monies spent for technology consulting, a market study, new Overdraft Privilege introduction costs, merging two bank subsidiaries, legal, recruiting, and accounting.

     In 2000, personnel expense increased by $36,000, or 0.5%, compared to 1999. The increase in 2000 was due to normal merit raises. Management studied the impact of the eventual retirement of certain loan officers. In anticipation of these retirements, the corporation decided not to add additional loan officers, but to evaluate the effect of the loss of these personnel and determine if the corporation could offset the loss through internal promotion.

     In addition to salary and employee benefit increases, there was a significant decrease in other expenses for 2000. Costs were down by $204,000, or 6.5%, in 2000, compared to 1999. The decrease in 2000 is attributable to nonrecurring 1999 costs such as pension insurance premiums of $31,000 caused by a change in plan year, litigation costs of $156,000, Farmers National Bancorp, Inc. acquisition costs, other holding company costs of $125,000, and Year 2000 professional costs of $79,000 that were not repeated in 2000.

     FDIC insurance cost remained the same in 2001. The cost for deposit insurance was $85,000 in 2001 and $85,000 in 2000.

OVERVIEW OF THE BALANCE SHEET
     During 2001, ACNB Corporation's total assets increased by $62.9 million, or 11.1%. In 2000, total assets grew by $21.4 million, or 3.9%. Deposits were up $56.1 million in 2001. Approximately $24 million of this increase in deposits came by purchase from Farmers & Mechanics Bank of Frederick, MD. Adams County National Bank purchased the Fairfield, PA, and Gettysburg, PA, offices of Farmers & Mechanics Bank in November 2001. The remainder of these deposits, excluding normal growth, probably resulted from investors' retreat from Wall Street.

     Loans increased $1.6 million with commercial loans replacing the runoff in residential mortgages. The corporation continues to compete with traditional rivals including several local and nonlocal commercial banks, as well as nontraditional rivals such as mortgage brokers and brokerage houses for deposits and for loans.

     The mix of assets and liabilities continues to change. Investment securities increased $51.4 million, or 29.9%, as the new deposits outstripped loan demand, while loans increased $1.6 million in 2001 after rising by $13.5 million in 2000. Premises and equipment increased by $1.0 million in 2001 and by $164,000 in 2000. The increase in 2001 was caused by extensive alterations to one branch office and purchase of another. Other assets increased over $10 million as the bank purchased approximately $8 million in bank-owned life insurance and acquired approximately $24 million in core deposits at a premium of $734,000. In addition, the corporation advanced over $700,000 in equity for a new low-income housing project in Red Lion, PA.

     On the liability side, non-interest bearing deposits increased $4.2 million, or 6.2%, in 2001 and by $5.0 million, or 8.1%, in 2000. Core interest bearing deposits increased in 2001 by a total of $51.9 million. Fiscal year 2000 showed an increase of $4.5 million. Deposits increased rapidly because of stock market turmoil and the purchase of approximately $24 million for a premium of $734,000, as mentioned above. Borrowings increased by $2.6 million to $51.1 million in 2001, compared to an increase of $19.1 million in 2000. The increase in 2001 helped fund a strategy to take advantage of low overall interest and increase earnings.

     Capital continued to be strong and increased by $2.3 million, or 3.8%, in 2001. Capital increased by $0.6 million, or 1.0%, in 2000. The increase was due to strong retained earnings in 2001, but growth was constrained by a stock repurchase program during 2000.

ASSET/LIABILITY AND MARKET RISK MANAGEMENT

INTEREST RATE RISK
     Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-gathering lines of business to achieve a desired interest rate sensitivity position and to limit their exposure to interest rate risk. ACNB Corporation manages its balance sheet to achieve maximum stockholder value within the constraints of interest rate risk discipline, maintenance of high credit quality, and sound leverage and liquidity positions. The primary objective of interest rate sensitivity management is to manage net interest income growth, while reducing exposure to the risks inherent in interest rate movements.

MARKET RISK
     The Quantitative Disclosures of Market Risk, a table found on pages 12 and 13, provides information about the corporation's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities and liabilities with contractual maturities, this table presents principal cash flows and related weighted-average interest rates by contractual maturities, as well as the corporation's historical experience relative to the impact of interest rate fluctuations on the prepayment of residential and home equity loans and mortgage-backed securities. For core deposits -- such as demand deposit, interest checking, savings and money market deposit accounts -- that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based upon the corporation's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Different assumptions would result in a change in cash flows and a change in results.

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

     Traditionally, the investment portfolio is used to alter the interest rate sensitivity of the corporation. This is accomplished by holding fixed-rate debt instruments in the securities portfolio. During 2001 and 2000, ACNB Corporation lengthened the maturity of prime rate loans, continued to add fixed-rate mortgages with a maturity of 15 years or less to the loan portfolio, and continued to purchase mortgage-backed securities; thus, restructuring the asset sensitive position resulting from a short maturity investment portfolio.

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

     Long-term liquidity needs are provided by a large core deposit base. This is the most stable source of liquidity for a bank because of the long-term relationship with depositors and the deposit insurance provided by the FDIC. In 2001, 81% of total assets were funded by core deposits and 8% were funded with short-term purchased funds, compared to 80% and 9%, respectively, in 2000. ACNB Corporation belongs to the Federal Home Loan Bank of Pittsburgh. This membership serves the dual purposes of emergency and long-term liquidity. The corporation's borrowing capacity with the Federal Home Loan Bank stood at $266 million at year-end 2001 with $18 million in outstanding borrowings.

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


QUANTITATIVE DISCLOSURES OF MARKET RISK
--------------------------------------------------------------------------------------------------------------------------------
                                                                     Principal Amount Maturing In                   FAIR VALUE
                                       ---------------------------------------------------------------------------  DECEMBER 31,
RATE SENSITIVE ASSETS  In thousands       2002       2003       2004       2005       2006    Thereafter   TOTAL       2001
--------------------------------------------------------------------------------------------------------------------------------
Fixed interest rate loans .............$ 17,454   $ 13,827   $ 12,042   $ 10,788   $ 11,441   $ 24,076   $ 89,628   $ 91,705
Average interest rate .................    8.03%      8.05%      7.85%      7.68%      7.40%      7.73%      7.72%
Variable interest rate loans ..........$ 61,638   $ 36,409   $ 35,621   $ 24,383   $ 20,395   $ 94,505   $272,951   $275,674
Average interest rate .................    5.51%      7.11%      7.48%      8.05%      7.96%      6.83%      6.72%
Fixed interest rate securities ........$ 39,412   $ 20,393   $ 16,992   $ 30,287   $ 49,698   $ 64,937   $221,719   $224,555
Average interest rate .................    6.36%      6.08%      5.71%      5.19%      5.04%      6.31%      5.81%
Variable interest rate securities .....$     75   $     84   $     93   $    105   $    118   $    131   $    606   $    606
Average interest rate .................    6.30%      6.30%      6.30%      6.30%      6.30%      6.30%      6.30%
Other interest bearing assets .........$    740   $     --   $     --   $     --   $     --   $     --   $    740   $    740
Average interest rate .................    1.75%      0.00%      0.00%      0.00%      0.00%      0.00%      1.75%

RATE SENSITIVE LIABILITIES
--------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing checking .........$ 17,726   $ 15,954   $ 15,954   $  7,091   $  7,091   $  7,091   $ 70,907   $ 70,907
Average interest rate .................    0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%
Savings and interest bearing checking..$ 11,394   $ 62,556   $ 62,550   $ 18,948   $ 18,948   $ 37,308   $211,704   $211,704
Average interest rate .................    2.22%      1.64%      1.64%      1.59%      1.59%      1.59%      1.65%
Time deposits .........................$176,356   $ 27,880   $ 10,261   $ 12,022   $    105   $     --   $226,624   $229,301
Average interest rate .................    4.03%      4.73%      5.26%      4.81%      5.95%      0.00%      4.23%
Variable interest rate borrowings .....$ 34,882   $  4,846   $  4,986   $  3,311   $  3,476   $     --   $ 51,501   $ 51,501
Average interest rate ................     2.00%      2.28%      2.28%      2.28%      2.28%      0.00%      2.09%


LOAN REVIEW AND ALLOWANCE
FOR LOAN LOSS ANALYSIS
--------------------------------------------------------------------------------

GENERAL
     ACNB Corporation's lending activities are carried on through the subsidiary bank. As of December 31, 2001, the corporation's total loan portfolio, carried at historical cost, of $363 million included:

     o $219.5 million in mortgage loans secured by liens on one-to-four family residential properties;
     o $89.8 million in mortgage loans secured by commercial properties, such as apartment buildings, office buildings, warehouses, and medical office buildings;
     o    $15.5 million in construction loans;
     o    $12.1 million in consumer loans; and,
     o    $25.7 million in commercial and agricultural credits.

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

RESIDENTIAL REAL ESTATE LOANS
     The corporation makes a full range of residential loans, including conventional fixed-rate loans and adjustable-rate mortgage loans, available to borrowers in its primary consumer market area. Adjustable-rate mortgages, or ARMs, are advantageous to the corporation because adjustable-rate loans are a closer match to the repricing of the corporation's core deposits. However, the corporation's ability to originate ARMs, in lieu of fixed-rate loans, varies in response to changes in market interest rates. ARMs are often refinanced to fixed-rate loans when market interest rates fall, which leads to runoff in the corporation's loan portfolio. With the volatile interest rates in 2000 and 2001, ACNB Corporation continued to exhibit runoff in its residential adjustable-rate mortgage portfolio. Currently, ARMs are indexed to the Federal Housing Finance Board's Contract Rate for Major Lenders and One-Year U.S. Treasury Bills with constant maturity, and have limits on annual increases of 2% over the prior year's rate.

     All of the corporation's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential mortgage loans are originated using standard Federal National Mortgage Association and Federal Home Loan Mortgage Corporation applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of bank personnel, depending upon the size of the loan. Residential loan applications come in through various channels, primarily via the bank's network of community banking offices. However, all residential loans are currently originated by the subsidiary bank, and mortgage insurance is required on all residential loans originated at a loan-to-value ratio over 85%.

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

     Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and is not in the process of collection. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status. Nonperforming loans include loans on which payment is 90 days or more delinquent, whether or not interest is still being accrued. The Nonperforming Assets Analysis, a table found on page 14, presents figures relative to nonperforming assets and net charge-offs for 2001 and 2000.


NONPERFORMING ASSETS ANALYSIS
------------------------------------------------------------------------------------------------------------------------
                                                                                 YEAR ENDED DECEMBER 31
                                                                --------------------------------------------------------
                                                                              2001                      2000
                                                                ---------------------------  ---------------------------
                                                                 NONPERFORMING      NET      Nonperforming      Net
In thousands                                                        ASSETS      CHARGE-OFFS     Assets      Charge-offs
                                                                ---------------------------  ---------------------------
Real estate loans (1-to-4 family dwellings) $1,341 ...........      $1,341        $   31        $1,783        $   35
Real estate loans (other) ....................................         462            97           956             5
Commercial and industrial ....................................          11           (10)           49             6
Consumer .....................................................          26            94            58            42
                                                                    ------        ------        ------        ------
TOTAL ........................................................      $1,840        $  212        $2,846        $   88
                                                                    ======        ======        ======        ======

     Real estate that served as security for a defaulted loan and that then became other real estate owned is recorded on the corporation's books at the lower of the outstanding loan balance or fair market value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair market value at the time a property becomes OREO is less than the loan balance, the loan is written down at that time by a charge to the allowance for loan losses. OREO currently consists of six properties valued at $1,646,000 as of December 31, 2001, up from $981,000 at December 31, 2000. Four of the properties are residential real estate, of which one is under contract to sell, the fifth is a subdivision development, valued at approximately $800,000 under option to sell, and the sixth is a decommissioned branch under lease until it can be sold. All are carried on the corporation's books at the lower of the loan value or market value.

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

CAPITAL MANAGEMENT
--------------------------------------------------------------------------------

     During 2001, ACNB Corporation's capital increased by $2.3 million, or 3.8%. During 2000, the capital base increased by $0.6 million, or 1.0%. At year-end 2001, the risk-based capital ratios of Tier 1 capital and Total capital were 18.46% and 19.36%, which exceed the minimum ratios required by the Federal Reserve Board. Capital ratios are reported in a table, Capital Ratios at Year-End, on page 15.

     Capital management is an ongoing process, which consists of providing equity and long-term debt for current and future financial positioning. ACNB Corporation manages its capital, as set forth in its strategic business plan, to support its growth and investments.

     ACNB Corporation and its bank subsidiary are subject to the capital adequacy guidelines of various federal banking agencies, such as the Federal Reserve Board and the Office of the Comptroller of the Currency. At December 31, 2001, the corporation and bank were in compliance with the capital requirements of these regulatory agencies. Management expects them to remain in compliance with these capital requirements in the future. Federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 capital, 10% Total capital, and 5% Tier 1 leverage. At December 31, 2001, the capital ratios of the corporation exceeded these levels. Management expects the corporation's ratios to remain in excess of the minimum ratios required of a well-capitalized institution.

     The corporation's quarterly common stock cash dividend remained at $.20 per share during 2001, with an extra dividend of $.08 per share in the fourth quarter, for a total of $.88 per share paid. In addition, a special dividend of $.20 per share ($1,087,000) was declared in 2001, payable on January 15, 2002. Annual dividends per share during 2000 were $.87, which also included a $.07 extra dividend declared in the fourth quarter of the year.

     The corporation's total stockholders' equity at December 31, 2001, was $62.7 million, or 9.95% of total assets, compared with $60.4 million, or 10.65% of total assets, at December 31, 2000. The increase in capital is the result of $3.5 million in retained earnings for the year 2001, compared to a reduction of $2.2 million for the year 2000 from unrealized losses on available-for-sale securities.

CAPITAL RATIOS AT YEAR-END
--------------------------------------------------------------------------------
                                                   2001      2000
                                                   ----      ----
Common stockholders' equity to assets ........     9.95%    10.65%
Tier 1 leverage ratio ........................    10.33%    10.90%
Tier 1 risk-based capital ratio ..............    18.46%    19.03%
Total risk-based capital ratio ...............    19.36%    20.19%

REGULATORY ACTIVITY
--------------------------------------------------------------------------------

     From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the corporation and the bank. Management cannot predict whether such legislation will be enacted or, if enacted, how the legislation would affect the business of the corporation and the bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the corporation's and the bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business. Management is not aware of any current specific recommendations by regulatory authorities or proposed legislation, which, if they were implemented, would have a material adverse effect upon the corporation's liquidity, capital resources or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the corporation's results of operations.

     The business of the corporation is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share. Management also expects increased diversification of financial products and services offered by the corporation and its competitors. Management believes that these consolidations and mergers, as well as the expanded diversification of products and services, may enhance its competitive position as a community banking organization.

                          INDEPENDENT AUDITOR'S REPORT

                                                           StambaughoNess
                                                   ----------------------------
                                                   CERTIFIED PUBLIC ACCOUNTANTS

To The Stockholders and Board of Directors
ACNB Corporation
Gettysburg, Pennsylvania

     We have audited the accompanying consolidated statements of condition of ACNB Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACNB Corporation and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.




/s/ Stambaugh Ness, PC
----------------------


York, Pennsylvania
January 15, 2002


                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                         DECEMBER 31
                                                                  ------------------------
ASSETS In thousands                                                 2001            2000
------------------------------------------------------------------------------------------
Cash and due from banks ......................................    $ 21,185        $ 18,597
Interest bearing deposits with banks .........................         740           1,605
Investment securities
   (fair value $225,161 and $172,824, respectively) ..........     223,497         172,066
Federal funds sold ...........................................          --           3,514
Mortgage loans held for sale .................................       1,040             136
Loans ........................................................     361,539         360,854
Allowance for possible loan losses ...........................      (3,723)         (3,695)
                                                                  --------        --------
Net loans ....................................................     357,816         357,159
Premises and equipment .......................................       5,704           4,688
Other real estate.............................................       1,646             981
Other assets .................................................      18,606           8,584
                                                                  --------        --------
TOTAL ASSETS .................................................    $630,234        $567,330
                                                                  ========        ========



LIABILITIES
------------------------------------------------------------------------------------------
Non-interest bearing deposits ................................    $ 70,907        $ 66,739
Interest bearing deposits ....................................     438,328         386,410
                                                                  --------        --------
TOTAL DEPOSITS ...............................................     509,235         453,149
Securities sold under agreement to repurchase ................      33,239          32,207
Borrowings, Federal Home Loan Bank ...........................      17,850          16,300
Demand notes, U.S. Treasury...................................         412             450
Other liabilities.............................................       6,805           4,787
                                                                  --------        --------
TOTAL LIABILITIES ............................................     567,541         506,893



STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------
Common stock (par value $2.50; 20,000,000 shares authorized;
   5,436,101 and 5,440,826 issued and outstanding shares
   on 12/31/01 and 12/31/00, respectively)....................      13,590          13,602
Retained earnings.............................................      48,661          46,258
Accumulated other comprehensive income .......................         442             577
                                                                  --------        --------
TOTAL STOCKHOLDERS' EQUITY....................................      62,693          60,437
                                                                  --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................    $630,234        $567,330
                                                                  ========        ========


                  The accompanying notes are an integral part
                   of the consolidated financial statements.


                       CONSOLIDATED STATEMENTS OF INCOME


                                                                           YEAR ENDED DECEMBER 31
                                                                  ----------------------------------------
INTEREST INCOME In thousands, except per share data                 2001            2000            1999
----------------------------------------------------------------------------------------------------------
Loans (including fees) .......................................    $ 27,892        $ 28,307        $ 27,137
Time deposits with banks .....................................         599             342             950
Federal funds sold ...........................................         157             122             148
Taxable securities ...........................................      10,396          10,897           9,609
Non-taxable securities .......................................         117             169             350
                                                                  --------        --------        --------
TOTAL INTEREST INCOME ........................................      39,161          39,837          38,194



INTEREST EXPENSE
----------------------------------------------------------------------------------------------------------
Interest bearing deposits ....................................      14,690          15,070          14,993
Other borrowed funds .........................................       1,366           1,859             973
                                                                  --------        --------        --------
TOTAL INTEREST EXPENSE .......................................      16,056          16,929          15,966

NET INTEREST INCOME ..........................................      23,105          22,908          22,228
Provision for possible loan losses ...........................         240             240             253
                                                                  --------        --------        --------
NET INTEREST INCOME AFTER
PROVISION FOR POSSIBLE LOAN LOSSES ...........................      22,865          22,668          21,975



NON-INTEREST INCOME
----------------------------------------------------------------------------------------------------------
Trust income .................................................         569             623             550
Service fees on deposit accounts .............................       1,348             989             964
Other income .................................................       1,616           1,185           1,374
                                                                  --------        --------        --------
TOTAL NON-INTEREST INCOME ....................................       3,533           2,797           2,888



NON-INTEREST EXPENSE
----------------------------------------------------------------------------------------------------------
Salaries and employee benefits ...............................       7,942           7,591           7,555
Net occupancy expense ........................................         903             831             871
Equipment expense.............................................       1,088           1,078           1,174
Other taxes ..................................................         836             782             536
Professional services ........................................         540             212             259
Other expense ................................................       3,018           2,718           2,875
                                                                  --------        --------        --------
TOTAL NON-INTEREST EXPENSE....................................      14,327          13,212          13,270

INCOME BEFORE INCOME TAXES....................................      12,071          12,253          11,593
Applicable income taxes ......................................       3,734           4,158           3,770
                                                                  --------        --------        --------
NET INCOME ...................................................    $  8,337        $  8,095        $  7,823
                                                                  ========        ========        ========



PER COMMON SHARE DATA*
----------------------------------------------------------------------------------------------------------
Basic earnings ...............................................    $   1.53        $   1.44        $   1.35
Cash dividends paid ..........................................    $    .88        $    .87        $    .85

*Based on a weighted average of 5,436,117 shares in 2001, 5,623,137 shares in 2000, and 5,782,930 shares in 1999.


                  The accompanying notes are an integral part
                   of the consolidated financial statements.


                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN STOCKHOLDERS' EQUITY
                                                                                                            Accumulated
                                                                                Additional                     Other
                                                                       Common     Paid-In       Retained   Comprehensive
                                                                        Stock     Capital       Earnings       Income       Total
-----------------------------------------------------------------------------------------------------------------------------------
In thousands
BALANCE AT JANUARY 1, 1999.........................................   $ 14,458   $  2,480       $ 42,846     $  1,334     $ 61,118

Comprehensive income:
   Net income .....................................................         --         --          7,823           --        7,823
   Change in unrealized losses on securities, net of tax ..........         --         --             --       (3,567)      (3,567)
                                                                                                                          --------
      Total comprehensive income ..................................                                                          4,256
                                                                                                                          --------
Cash dividends paid ...............................................         --         --         (4,908)          --       (4,908)
Retirement of 34,721 shares .......................................        (86)      (517)            --           --         (603)
                                                                      --------   --------       --------     --------     --------
BALANCE AT DECEMBER 31, 1999 ......................................     14,372      1,963         45,761       (2,233)      59,863

Comprehensive income:
   Net income .....................................................         --         --          8,095           --        8,095
   Change in unrealized gains on securities, net of tax ...........         --         --             --        2,810        2,810
                                                                                                                          --------
      Total comprehensive income ..................................                                                         10,905
                                                                                                                          --------
Cash dividends paid ...............................................         --         --         (4,876)          --       (4,876)
Retirement of 307,906 shares ......................................       (770)    (1,963)        (2,722)          --       (5,455)
                                                                      --------   --------       --------     --------     --------
BALANCE AT DECEMBER 31, 2000 ......................................     13,602         --         46,258          577       60,437

Comprehensive income:
   Net income .....................................................         --         --          8,337           --        8,337
   Change in unrealized gains on securities, net of tax ...........         --         --             --          197          197
   Change in unfunded pension liability, net of tax................         --         --             --         (332)        (332)
                                                                                                                          --------
      Total comprehensive income ..................................                                                          8,202
                                                                                                                          --------
Cash dividends paid and declared ..................................         --         --         (5,870)          --       (5,870)
Retirement of 4,725 shares.........................................        (12)        --            (64)          --          (76)
                                                                      --------   --------       --------     --------     --------
BALANCE AT DECEMBER 31, 2001 ......................................   $ 13,590   $     --       $ 48,661     $    442     $ 62,693
                                                                      ========   ========       ========     ========     ========



                  The accompanying notes are an integral part
                   of the consolidated financial statements.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEAR ENDED DECEMBER 31
INCREASE (DECREASE) IN CASH                                                       ------------------------------------
AND CASH EQUIVALENTS In thousands                                                   2001           2000         1999
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest and dividends received ...............................................   $ 37,634       $ 39,299     $ 37,141
Fees and commissions received .................................................      3,949          3,132        3,038
Interest paid .................................................................    (16,167)       (16,443)     (16,190)
Cash paid to suppliers and employees ..........................................    (26,933)       (11,982)     (14,420)
Income taxes paid..............................................................     (3,970)        (4,109)      (4,061)
Loans originated for sale .....................................................    (15,962)        (4,615)     (11,888)
Proceeds of mortgage loans sold ...............................................     15,058          4,912       11,959
                                                                                  --------       --------     --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ...........................     (6,391)        10,194        5,579


CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities held-to-maturity ............     21,872          4,861       11,168
Proceeds from maturities of investment securities available-for-sale ..........     42,759          9,385       18,732
Purchase of investment securities held-to-maturity ............................     (5,000)          (749)     (21,299)
Purchase of investment securities available-for-sale...........................   (105,774)       (29,635)      (4,700)
Net decrease (increase) in loans ..............................................     (1,618)       (14,516)       4,279
Capital expenditures ..........................................................     (1,470)          (647)        (288)
Proceeds from sale of other real estate owned .................................         60            118           64
Proceeds from officer life insurance policies .................................         --             --          383
                                                                                  --------       --------     --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES ...........................    (49,171)       (31,183)       8,339


CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts
   and savings accounts .......................................................     34,965          3,599        6,604
Net increase (decrease) in certificates of deposit ............................     20,644         (3,083)      (9,583)
Net increase in securities sold under agreement to repurchase..................      1,509          2,830        6,719
Dividends paid ................................................................     (4,783)        (4,876)      (4,908)
Net increase in borrowed funds ................................................      1,512         16,300          350
Retirement of common stock.....................................................        (76)        (5,455)      (1,231)
                                                                                  --------       --------     --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ...........................     53,771          9,315       (2,049)
                                                                                  --------       --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..........................     (1,791)       (11,674)      11,869
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ................................     23,716         35,390       23,521
                                                                                  --------       --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR ......................................   $ 21,925       $ 23,716     $ 35,390
                                                                                  ========       ========     ========



RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------
Net income ....................................................................   $  8,337       $  8,095     $  7,823

ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Depreciation and amortization .................................................        454            483          641
Provision for possible loan losses ............................................        240            240          253
Benefit for deferred taxes.....................................................       (475)          (166)        (200)
Amortization (Accretion) of investment securities premiums (discounts).........       (138)            13          (45)
Increase (Decrease) in taxes payable ..........................................       (151)           215         (105)
Increase in interest receivable ...............................................       (293)          (792)        (127)
Increase (Decrease) in interest payable .......................................       (111)           486         (225)
Increase (Decrease) in accrued expenses .......................................       (340)            25          801
Decrease (Increase) in mortgage loans held for sale ...........................       (904)           297           71
Decrease (Increase) in other assets............................................    (12,720)           722       (2,612)
Increase (Decrease) in other liabilities ......................................       (290)           576         (696)
                                                                                  --------       --------     --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ...........................   $ (6,391)      $ 10,194     $  5,579
                                                                                  ========       ========     ========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
BUSINESS
     ACNB Corporation provides banking and financial services to businesses and consumers through its wholly-owned banking subsidiary of Adams County National Bank. The corporation engages in full-service commercial and consumer banking and trust services through its eighteen locations in Adams, Cumberland and York counties.

     During 2000, the corporation, along with seven other banks, entered into a joint venture to form Pennsbank Insurance Company, an offshore reinsurance company. Each participating entity owns an insurance cell through which its premiums and losses from credit life, health and accident insurance are funded. Each entity is responsible for the activity in its respective cell. The financial activity for the insurance cell has been reported in the consolidated financial statements.

     The corporation's primary source of revenue is interest income on loans and investment securities and fee income on its products and services. Expenses consist of interest expense on deposits and borrowed funds, provisions for loan losses, and other operating expenses.

BASIS OF FINANCIAL STATEMENTS
     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the corporation and its wholl y-owned subsidiary. All significant intercompany transactions have been eliminated. Financial statements prepared in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts and disclosure of contingencies. Actual results could differ from these estimates.

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

REVENUE RECOGNITION
     Loans are stated at their principal amount outstanding, except for mortgages held for sale which are carried at the lower of aggregate cost or market value. Interest income on loans is accrued as earned.

LOAN ORIGINATION FEES AND COSTS
     Loan origination fees and the related direct origination costs are offset, and the net amount is deferred and amortized over the life of the loan as an adjustment to interest income.

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

     Loans are deemed impaired when it is probable that the corporation will be unable to collect all amounts due in accordance with the loan agreement. The corporation evaluates collectively for impairment large groups of smaller balance homogeneous loans. At December 31, 2001 and 2000, all of the corporation's impaired loans were on nonaccrual status for all reported periods.

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

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
--------------------------------------------------------------------------------
INCOME TAXES
     Deferred tax assets and liabilities are reflected at currently-enacted income tax rates applicable to the period in which deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

NET INCOME PER SHARE
     Basic earnings per share of common stock is computed on the basis of the weighted average number of shares of common stock outstanding. The corporation does not have diluted earnings per share.

ADVERTISING COSTS
     Costs of advertising are expensed when incurred.

COMPREHENSIVE INCOME
     The corporation has elected to reflect the statement of comprehensive income within the consolidated statement of changes in stockholders' equity. Comprehensive income reflects the impact of the change in unrealized gains and losses on available-for-sale investments, net of tax, and the unfunded pension liability, net of tax. During the years ended December 31, 2001, 2000 and 1999, comprehensive income did not include reclassification adjustments for net realized investment gains or losses that were included in net income.

NOTE B
RESTRICTIONS ON CASH
AND DUE FROM BANK ACCOUNTS
--------------------------------------------------------------------------------
     The bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the years ended December 31, 2001 and 2000, were approximately $9,507,000 and $8,455,000, respectively.


NOTE C
INVESTMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------
The amortized cost and estimated fair value of investment securities at December 31, 2001 and 2000, were as follows:

                                                                                    Gross          Gross
                                                                   Amortized     Unrealized     Unrealized        Fair
2001 In thousands                                                     Cost          Gains          Losses        Value
------------------------------------------------------------------------------------------------------------------------

Held-to-Maturity Securities
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies...................     $  40,744      $   1,644      $      --      $ 42,388
Obligations of states and political subdivisions .............         2,123             11              8         2,126
Corporate debt ...............................................         1,957             17             --         1,974
                                                                   ---------      ---------      ---------      --------
Total debt securities ........................................        44,824          1,672              8        46,488
Restricted equity securities .................................         3,656             --             --         3,656
                                                                   ---------      ---------      ---------      --------
Total Held-to-Maturity Securities ............................     $  48,480      $   1,672      $       8      $ 50,144
                                                                   =========      =========      =========      ========

Available-for-Sale Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies...................     $ 173,845      $   2,363      $   1,191      $175,017
                                                                   =========      =========      =========      ========



2000 In thousands
------------------------------------------------------------------------------------------------------------------------

Held-to-Maturity Securities
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies...................     $  50,955      $     768      $      12      $ 51,711
Obligations of states and political subdivisions .............         2,624              2             20         2,606
Corporate debt ...............................................         6,619             23              3         6,639
                                                                   ---------      ---------      ---------      --------
Total debt securities ........................................        60,198            793             35        60,956
Restricted equity securities .................................         3,526             --             --         3,526
                                                                   ---------      ---------      ---------      --------
Total Held-to-Maturity Securities ............................     $  63,724      $     793      $      35      $ 64,482
                                                                   =========      =========      =========      ========

Available-for-Sale Securities

U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies...................     $ 107,467      $   1,307      $     432      $108,342
                                                                   =========      =========      =========      ========


     The amortized cost and estimated fair value of debt securities at December 31, 2001, by contractual maturity are shown below.

     Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                        Held-to-Maturity           Available-for-Sale
                                                                   ------------------------      -----------------------
                                                                   Amortized         Fair        Amortized        Fair
In thousands                                                         Cost           Value           Cost          Value
                                                                   ---------      ---------      ---------      --------
Within one year ........................................           $  12,553      $  12,624      $  10,900      $ 10,876
After one year through five years ......................              10,873         11,146         61,329        61,514
After five years through ten years .....................              21,398         22,718         50,279        50,469
After ten years ........................................                  --             --         51,337        52,158
                                                                   ---------      ---------      ---------      --------
Total Debt Securities ..................................           $  44,824      $  46,488      $ 173,845      $175,017
                                                                   =========      =========      =========      ========


NOTE C
INVESTMENT SECURITIES (continued)
-------------------------------------------------------------------------------------------------------------------------------
                                                           U.S.
                                                       Government                                                    Taxable
                                                      and Federal       State and        Other                      Equivalent
DECEMBER 31, 2001 In thousands                           Agency         Municipal      Securities        Total         Yield
-------------------------------------------------------------------------------------------------------------------------------
Amortized Cost

Within one year .................................       $ 21,100        $    615        $  1,738        $ 23,453       6.55%
After one year through five years ...............         71,329             654             219          72,202       4.87%
After five years through ten years ..............         70,823             854              --          71,677       6.03%
After ten years .................................         51,337              --              --          51,337       6.48%
No set maturity .................................             --              --           3,656           3,656       6.00%
                                                        --------        --------        --------        --------
Total ...........................................       $214,589        $  2,123        $  5,613        $222,325
                                                        ========        ========        ========        ========

Fair Value ......................................       $217,405        $  2,126        $  5,630        $225,161
                                                        ========        ========        ========        ========

Taxable Equivalent Yield ........................           5.82%           6.18%           6.25%


December 31, 2000 In thousands
-------------------------------------------------------------------------------------------------------------------------------
Amortized Cost ..................................       $158,422        $  2,624        $ 10,145        $171,191
                                                        ========        ========        ========        ========


December 31, 1999 In thousands
-------------------------------------------------------------------------------------------------------------------------------
Amortized Cost ..................................       $140,807        $  4,321        $ 11,360        $156,488
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

     At December 31, 2001 and 2000, assets with a carrying value of $77,744,000 and $98,999,000, respectively, were pledged as required or permitted by law to secure certain public and trust deposits, repurchase agreements, or for other purposes.

     The corporation did not sell any securities over the past three years.


NOTE D
LOANS
-------------------------------------------------------------------------------------------------
Loans at December 31 are summarized as follows:

In thousands                               2001        2000        1999        1998        1997
                                        ---------   ---------   ---------   ---------   ---------
Commercial, financial and agricultural  $  18,027   $  18,376   $  12,697   $  13,163   $  11,160
Real estate - construction ...........     15,497      15,786      13,188      14,661      13,923
Real estate - mortgage ...............    316,928     314,385     308,241     309,030     316,078
Consumer .............................     12,127      12,443      13,661      15,523      17,299
                                        ---------   ---------   ---------   ---------   ---------
                                          362,579     360,990     347,787     352,377     358,460
Less: Unearned discount on loans .....         --          --          --          22         166
                                        ---------   ---------   ---------   ---------   ---------
Total Loans ..........................  $ 362,579   $ 360,990   $ 347,787   $ 352,355   $ 358,294
                                        =========   =========   =========   =========   =========


     The following table outlines the repricing opportunities for all loans outstanding as of December 31, 2001. Loans with immediately adjustable rates, such as loans tied to prime rate, are included in the within one year column. Loans with rates that are adjustable at some time over the life of the loan are included under the time heading when they become adjustable. All fixed-rate loans are included under the heading in which they mature.


                                                      Repricing Period
                                           ------------------------------------
                                             Within   After One Year
                                              One         Through
In thousands                                  Year      Five Years       Total
                                           --------      --------      --------
Commercial, financial and agricultural..   $  8,203      $  9,824      $ 18,027
Real estate - construction .............      6,754         8,743        15,497
                                           --------      --------      --------
Total ..................................   $ 14,957      $ 18,567      $ 33,524
                                           ========      ========      ========

Loans with predetermined interest rates.   $  5,642      $ 12,318      $ 17,960
Loans with variable interest rates .....      9,737         5,827        15,564
                                           --------      --------      --------
Total ..................................   $ 15,379      $ 18,145      $ 33,524
                                           ========      ========      ========

NOTE D
LOANS (continued)
--------------------------------------------------------------------------------
     The aggregate balance of loans (in excess of $60,000) made to directors and executive officers in the normal course of business as of December 31, 2001 and 2000, was $1,280,000 and $3,221,000, respectively. The terms for these loans were substantially the same as those for unrelated parties.

 Balance at                                          Balance at      Number
 January 1,                           Amounts        December 31,       of
  2001             Additions         Collected          2001         Debtors
--------------------------------------------------------------------------------
$3,221,000        $1,008,000        $2,949,000       $1,280,000        10

NOTE E
ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------
Transactions in the valuation portion of the allowance for loan losses for the past five years at December 31 are shown below:


In thousands                                                            2001         2000         1999         1998        1997
                                                                     ---------    ---------    ---------    ---------    ---------
Balance of allowance for loan losses at beginning of period .......  $   3,695    $   3,543    $   3,594    $   3,350    $   3,376


Loans charged-off:

Commercial, financial and agricultural ............................         39           11           58           20           49
Real estate - construction-- ......................................         --           --           --           --           --
Real estate - mortgage ............................................        131           42          128            4           34
Consumer...........................................................        139 .         84          204          195          181
                                                                     ---------    ---------    ---------    ---------    ---------
Total loans charged-off ...........................................        309          137          390          219          264


Recovery of charged-off loans:

Commercial, financial and agricultural ............................         49            5            5           --            1
Real estate - construction.........................................         --           --           --           --           --
Real estate - mortgage ............................................          3            2           35           12           --
Consumer...........................................................         45           42           46           91           27
                                                                     ---------    ---------    ---------    ---------    ---------
Total recoveries ..................................................         97           49           86          103           28


Net loans charged-off .............................................        212           88          304          116          236
Provision for possible loan losses ................................        240          240          253          360          210
                                                                     ---------    ---------    ---------    ---------    ---------
Balance at end of period ..........................................  $   3,723    $   3,695    $   3,543    $   3,594    $   3,350
                                                                     =========    =========    =========    =========    =========



TOTAL LOAN BALANCES In thousands
----------------------------------------------------------------------------------------------------------------------------------
Average total loans ...............................................  $ 359,404    $ 352,666    $ 344,323    $ 356,154    $ 353,553
Total loans at year-end ...........................................    362,579      360,990      347,787      352,355      358,294



RATIOS
----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs to:

Average total loans ...............................................       0.06%        0.02%        0.09%        0.03%        0.07%
Total loans at year-end ...........................................       0.06%        0.02%        0.09%        0.03%        0.07%
Allowance for loan losses .........................................       5.69%        2.38%        8.58%        3.23%        7.04%

Allowance for loan losses to:

Average total loans ...............................................       1.04%        1.05%        1.03%        1.01%        0.95%
Total loans at year-end ...........................................       1.03%        1.02%        1.02%        1.02%        0.93%

     The amounts of additional provision to the allowance were based on management's judgement after considering an analysis of larger loans, all loans known to management to have unusual risk characteristics, nonperforming or problem loans, historical patterns of charge-offs and recoveries, and actual net charge-offs. Further consideration was given to current economic and employment conditions both nationally and in the corporation's local service area. Loans secured by real estate comprised 92% of the corporation's total loan portfolio at December 31, 2001. The majority of loans in both the commercial, financial and agricultural category and the consumer category are also secured by personal property, negotiable assets, or business assets. This conservative policy explains the low ratio of losses to loans experienced by the corporation over the last five years. This policy did not change during the year ending 2001. Management anticipates that charge-off amounts will approximate $250,000 in 2002.


NOTE E
ALLOWANCE FOR LOAN LOSSES (continued)
----------------------------------------------------------------------------------------------------------------------------------

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
----------------------------------------------------------------------------------------------------------------------------------

                                               2001              2000             1999              1998               1997
                                         ---------------   ---------------   ---------------   ---------------   ----------------
                                                   % OF              % of              % of             % of               % of
                                                   GROSS             Gross             Gross            Gross              Gross
                                          AMOUNT   LOANS    Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans
In thousands                             -------   ----    -------   ----    -------   ----    -------   ----    -------   ----
Commercial, financial and agricultural   $ 2,633   0.73%   $ 2,590   0.72%   $ 1,042   0.30%   $   838   0.24%   $   735   0.20%
Real estate - construction............       122   0.03%       205   0.05%       246   0.07%       107   0.03%        72   0.02%
Real estate - mortgage ...............       533   0.15%       495   0.13%     1,474   0.43%     1,152   0.33%     1,602   0.45%
Consumer  ............................       360   0.10%       132   0.04%       251   0.07%       238   0.07%       211   0.06%
Unallocated ..........................        75   0.02%       273   0.08%       530   0.15%     1,259   0.35%       730   0.20%
                                         -------   ----    -------   ----    -------   ----    -------   ----    -------   ----
Total ................................   $ 3,723   1.03%   $ 3,695   1.02%   $ 3,543   1.02%   $ 3,594   1.02%   $ 3,350   0.93%
                                         =======   ====    =======   ====    =======   ====    =======   ====    =======   ====

NOTE F
PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------
The composition of corporation premises and equipment at December 31 was as follows:

In thousands                                         2001    2000
                                                    ------   ------
Land ............................................   $  836   $  904
Bank premises ...................................    6,757    6,502
Furniture and equipment .........................    6,442    5,389
Less: Accumulated depreciation and amortization..    8,331    8,107
                                                    ------   ------
Total ...........................................   $5,704   $4,688
                                                    ======   ======

A summary of depreciation and amortization expenses is as follows:

In thousands                                        2001   2000   1999
                                                    ----   ----   ----
Bank premises ...................................   $172   $171   $224
Furniture and equipment..........................    282    312    417
                                                    ----   ----   ----
Total ...........................................   $454   $483   $641
                                                    ====   ====   ====
NOTE G
INVESTMENT IN REAL ESTATE PARTNERSHIPS
--------------------------------------------------------------------------------

     ACNB Corporation is a limited partner in three partnerships named Gettysburg Scattered Site Associates, Poplar Creek Apartments and Red Lion Opera House II, whose purpose is to develop, manage and operate residential low-income properties. These investments are accounted for under the equity method of accounting. At December 31, 2001 and 2000, the carrying value of these investments was approximately $1,179,000 and $1,152,000, respectively.

NOTE H
NONPERFORMING ASSETS
--------------------------------------------------------------------------------
The following table presents information concerning the aggregate amount of nonperforming assets at December 31:

In thousands                         2001     2000     1999     1998     1997
                                    ------   ------   ------   ------   ------
Nonaccrual loans ................   $  837   $1,318   $1,615   $1,450   $1,908
90 days past due still accruing .    1,003    1,528    1,920    2,350    1,360
Restructured loans ..............       --       --       --       --       --
Other real estate owned .........    1,646      981      171      250      401
                                    ------   ------   ------   ------   ------
Total Nonperforming Assets.......   $3,486   $3,827   $3,706   $4,050   $3,669
                                    ======   ======   ======   ======   ======

     If interest due on all nonaccrual loans had been accrued at original contract rates, it is estimated that income before taxes would have been greater by $99,000 in 2001, $84,000 in 2000, and $127,000 in 1999.

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

NOTE I
TIME DEPOSITS
--------------------------------------------------------------------------------
     Time deposits in denominations of $100,000 or more at December 31, 2001 and 2000, are summarized in the following table:

     The interest expense related to time certificates of deposit in denominations of $100,000 or more totaled $1,583,000 in 2001, $943,000 in 2000, and $1,044,000 in 1999.

In thousands                           2001        2000
                                     -------     -------
Time certificates of deposit....     $33,746   $20,432
Other time deposits ............       1,000     1,000

Maturities of time deposits of $100,000 or more outstanding at December 31, 2001, are summarized as follows:


In thousands
Three months or less ...........     $12,049
Over three through six months...       9,898
Over six through twelve months..       5,974
Over twelve months .............       6,825
                                     -------
Total ..........................     $34,746
                                     =======

NOTE J
LEASE COMMITMENTS
--------------------------------------------------------------------------------

     Certain branch offices and equipment are leased under agreements which expire at varying dates through 2010. Most leases contain renewal provisions at the corporation's option.

     The total rental expense for all operating leases was $151,000, $95,000 and $119,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31:

In thousands
2002 ................................. $ 134
2003 .................................   115
2004 .................................   102
2005 .................................   103
2006 .................................    90
Later years ..........................   313
                                       -----
Total Minimum Payments ............... $ 857
                                       =====

NOTE K
SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
     Federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings generally mature within one to 90 days from the date originated.

     The following is a summary of aggregate short-term borrowings for the years ended December 31, 2001, 2000 and 1999, respectively:


In thousands                                        2001       2000      1999
                                                  -------    -------   -------
Amount outstanding at year-end .................   $51,501    $48,957   $29,827
Average interest rate at year-end ..............      2.13%      5.83%     4.70%
Maximum amount outstanding at any month-end.....   $57,965    $56,550   $29,827
Average amount outstanding......................   $36,355    $34,377   $22,711
Weighted average interest rate .................      3.76%      5.41%     4.29%

     At December 31, 2001, the bank had an overnight advance from the Federal Home Loan Bank of $17,850,000 at an interest rate of 1.85% and a similar borrowing of $16,300,000 at December 31, 2000.

NOTE L
RESTRICTIONS ON SUBSIDIARY
DIVIDENDS, LOANS AND ADVANCES
--------------------------------------------------------------------------------

     Certain restrictions exist regarding the ability of the bank to transfer funds to the corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 2001, $1,827,000 of undistributed earnings of the bank, included in consolidated retained earnings, was available for distribution to the corporation as dividends without prior regulatory approval.

     Under national banking laws, the bank is also limited as to the amount it may loan to its affiliates, including the corporation, unless such loans are collateralized by specific obligations. At December 31, 2001, the maximum amount available for transfer from the bank to the corporation in the form of loans was approximately $6,457,000.

NOTE M
INCOME TAXES
--------------------------------------------------------------------------------
The composition of applicable income taxes (benefits) for the years ended December 31 was allocated as follows:


In thousands                                                            2001     2000     1999
                                                                      -------  -------  -------
Income from continuing operations ................................... $ 3,734  $ 4,158  $ 3,770
Stockholders' equity for other comprehensive income..................     219      297   (1,842)
                                                                      -------  -------  -------
Total ............................................................... $ 3,953  $ 4,455  $ 1,928
                                                                      =======  =======  =======


Income tax expense attributable to other comprehensive income consists of the following at December 31:


In thousands                                                            2001     2000     1999
                                                                      -------  -------  -------
Unrealized gains (losses) on securities arising during the period...  $   398  $   297  $(1,842)
Unfunded pension liability ..........................................    (179)      --       --
                                                                      -------  -------  -------
Income Tax (Benefit) Expense Related to Other Comprehensive Income... $   219  $   297  $(1,842)
                                                                      =======  =======  =======


Income tax expense attributable to income from continuing operations consists of the following at December 31:


In thousands                                                            2001     2000     1999
                                                                      -------  -------  -------
Currently payable.................................................... $ 4,124  $ 4,379  $ 3,945
Deferred tax benefit.................................................    (390)    (221)    (175)
                                                                      -------  -------  -------
Applicable Income Taxes.............................................. $ 3,734  $ 4,158  $ 3,770
                                                                      =======  =======  =======

NOTE M
INCOME TAXES (continued)
--------------------------------------------------------------------------------
     For the years ended December 31, the applicable income tax expense attributable to income from continuing operations differs from the tax expense computed by applying the federal statutory rate to pretax earnings. The components of the differences are as follows:

In thousands                                        2001       2000       1999
                                                   ------     ------     ------
Income taxes at statutory rate ................    $4,225     $4,288     $4,054
Increase (Decrease) resulting from:
Tax-exempt income .............................      (266)      (145)      (103)
Rehabilitation and low-income housing credits..      (186)      (186)       (73)
Other .........................................       (39)       201       (108)
                                                   ------     ------     ------
Applicable Income Taxes .......................    $3,734     $4,158     $3,770
                                                   ======     ======     ======


     The significant components of deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000, are as follows:


In thousands                                             2001      2000
                                                        ------   ------
Deferred tax assets:
Allowance for possible loan losses ..................   $  976   $  875
Deferred compensation ...............................      400      268
Unfunded pension liability ..........................      179       --
Other ...............................................      274      132
                                                        ------   ------
Total gross deferred tax assets .....................    1,829    1,275
                                                        ------   ------
Deferred tax liabilities:
Depreciation ........................................       --       11
Net unrealized gains on available-for-sale securities      398      297
Pension .............................................       --        4
                                                        ------   ------
Total gross deferred tax liabilities ................      398      312
                                                        ------   ------
Net Deferred Tax Assets .............................   $1,431   $  963
                                                        ======   ======


     Since the corporation has historically had strong earnings, management believes the deferred tax assets are realizable.

     Income taxes paid during 2001, 2000 and 1999 were $4,090,000, $4,326,000 and $3,969,000, respectively.

NOTE N
RETIREMENT PLANS
--------------------------------------------------------------------------------
     The corporation's subsidiary has non-contributory pension plans. The plan covering the employees of the bank acquired in March 1999 was frozen under the terms of the plan as of March 1993. Retirement benefits under both plans are a function of both years of service and compensation. The funding policy is to contribute annually the amount that is sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act. The total pension expense for the years ended December 31, 2001, 2000 and 1999 was $406,000, $341,000 and $408,000, respectively.

     The following tables provide a reconciliation of the changes in the plan benefit obligations and fair value of plan assets for the two plan years ending December 31, 2001 and 2000, and a statement of the funded status as of December 31, 2001 and 2000:


In thousands                                                2001       2000
                                                          -------    -------
Reconciliation of benefit obligations:
Benefit obligations - beginning of year ..............    $10,032    $ 9,285
Service costs ........................................        342        327
Interest costs .......................................        665        594
Actuarial (gains) losses .............................        648       (318)
Benefit payments .....................................       (322)      (214)
Plan changes .........................................         61        358
                                                          -------    -------
Benefit Obligations - End of Year ....................     11,426     10,032
                                                          -------    -------

Reconciliation of fair value of plan assets:
Fair value of plan assets - beginning of year ........      8,503      7,957
Actual return on plan assets .........................        207        438
Employer contributions ...............................        292        322
Benefits paid ........................................       (322)      (214)
                                                          -------    -------
Fair Value of Plan Assets - End of Year ..............      8,680      8,503
                                                          -------    -------

Reconciliation of funded assets:
Funded status at December 31(under funded) over funded     (2,746)    (1,529)
Unrecognized net actuarial loss ......................      2,074        914
Unrecognized transition asset (obligation) ...........        (12)       117
Unrecognized prior service costs .....................        549        476
Recognition of additional minimum liability ..........       (511)        --
                                                          -------    -------
Net Accrued Pension ..................................    $  (646)   $   (22)
                                                          =======    =======

NOTE N
RETIREMENT PLANS (continued)
--------------------------------------------------------------------------------
     The following table provides the components of net periodic benefit costs for the years ending December 31, 2001, 2000 and 1999:


In thousands
Components of net periodic benefit costs:             2001     2000     1999
                                                     -----    -----    -----
Service costs ....................................   $ 343    $ 327    $ 367
Interest costs ...................................     665      595      535
Expected return on assets ........................    (662)    (636)    (613)
Recognized net actuarial loss ....................      --       19       83
Amortization of transition asset .................      (2)      (2)     (14)
Amortization of prior service costs...............      62       38       50
                                                     -----    -----    -----
Net Periodic Benefit Costs........................   $ 406    $ 341    $ 408
                                                     =====    =====    =====


The assumptions used in the measurement of the benefit obligations are shown in the following table:


Weighted average assumptions as of December 31:            2001           2000           1999
                                                       ------------   ------------   ------------
Discount rate ........................................ 6.00 - 6.25%   6.00 - 6.75%   6.00 - 6.50%
Expected return on plan assets ....................... 6.00 - 8.25%   6.00 - 8.25%   6.00 - 8.25%
Rate of compensation increase
  (Frozen plan assumes no increase in compensation)..     4.69%          4.66%          4.69%

     Plan assets consist of a deposit administration contract, various pooled separate accounts, annuities, and an investment of 37,560 shares of common stock with ACNB Corporation at December 31, 2001 and 2000.

     The corporation's subsidiary has a 401(k) Salary Deferral Plan, which covers all eligible employees. The annual expense included in salaries and benefits amounted to $204,000, $225,000 and $221,000 for 2001, 2000 and 1999,
respectively.

     The corporation has non-qualified salary agreements with certain senior management. The future commitments under these arrangements have been funded through corporate-owned variable life insurance policies. At December 31, 2001 and 2000, the present value of the future obligations was $797,000 and $682,000, respectively. The insurance policies included in other assets had a total cash value of $3,237,000 and $1,866,000, respectively, at December 31, 2001 and 2000.

NOTE O
COMMITMENTS, CONTINGENCIES
AND CONCENTRATIONS OF CREDIT
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK
     The corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of significant commitments and contingent liabilities at December 31, 2001 and 2000, is presented below:


In thousands                                2001         2000
                                          --------     --------
Commitments to extend credit............  $ 51,479     $ 35,313
Standby letters of credit...............     5,121        3,871


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


NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For 2001 and 2000, approximately 96% of the corporation's assets and 90% of its liabilities are considered financial instruments as defined in Statement of Financial Accounting Standards No. 107. Many of the corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the corporation for the purposes of this disclosure.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.

     Financial instruments actively traded in a secondary market have been valued using quoted available market prices.

                                         DECEMBER 31, 2001               December 31, 2000
                                    -------------------------       --------------------------
                                    ESTIMATED FAIR   CARRYING       Estimated Fair   Carrying
In thousands                            VALUE         AMOUNT            Value         Amount
                                    --------------  ---------       --------------  ----------
Cash and due from banks               $  21,185     $  21,185         $  18,597     $  18,597
Interest bearing deposits with banks        740           740             1,605         1,605
Federal funds sold                           --            --             3,514         3,514
Investment securities                   225,161       222,325           172,824       171,191
Interest receivable                       3,763         3,763             3,865         3,865


NOTE P
DISCLOSURES ABOUT FAIR VALUE
OF FINANCIAL INSTRUMENTS (continued)
--------------------------------------------------------------------------------
     Fair values for net loans are estimated for portfolios with similar financial characteristics. Loans are segregated into commercial, residential real estate, and consumer. The loan categories are further segmented into fixed and adjustable types. Fair value for adjustable-rate commercial loans is considered to be the same as the carrying value because these loans were made at the corporation's prime lending rate, which is the same rate these loans would be written as of the date of this financial statement. Fixed-rate commercial loans have been revalued at a rate the corporation would use if the loans were written as of December 31, 2001 and 2000. Mortgages and consumer loans have been revalued using discounted cash flows. The mortgages were estimated using market rates at December 31, 2001 and 2000, and consumer loans were revalued using rates being charged by the corporation at year-end 2001 and 2000. Fair value for nonperforming loans is based on current valuations of underlying collateral.


                                                DECEMBER 31, 2001                December 31, 2000
                                           --------------------------     ----------------------------
                                           ESTIMATED FAIR    CARRYING     Estimated Fair      Carrying
                                                VALUE         AMOUNT          Value            Amount
In thousands                               --------------    --------     --------------      --------
Net loans.................................    $366,339       $357,816       $359,286          $357,159
Mortgage loans held for sale..............       1,040          1,040            136               136


     Under Statement of Financial Accounting Standards No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, and money market checking accounts, is equal to the amount payable on demand as of December 31, 2001 and 2000. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities, compared to the cost of borrowing funds in the market.


                                                DECEMBER 31, 2001                December 31, 2000
                                           --------------------------     ----------------------------
                                           ESTIMATED FAIR    CARRYING     Estimated Fair      Carrying
                                                VALUE         AMOUNT          Value            Amount
In thousands                               --------------    --------     --------------      --------
Deposits with no stated maturities .......    $282,611       $282,611       $247,039          $247,039
Deposits with stated maturities ..........     229,301        226,624        206,811           206,110
Repurchase agreements ....................      33,239         33,239         32,207            32,207
Federal funds purchased and demand notes..         412            412            450               450
Federal Home Loan Bank borrowings ........      17,850         17,850         16,300            16,300
Interest payable .........................       2,856          2,856          3,058             3,058


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


                                                DECEMBER 31, 2001                December 31, 2000
                                           --------------------------     ----------------------------
                                           ESTIMATED FAIR    CARRYING     Estimated Fair      Carrying
                                                VALUE         AMOUNT          Value            Amount
In thousands                               --------------    --------     --------------      --------
Commitments to extend credit..............    $ 51,479       $ 51,479       $ 35,313          $ 35,313
Standby letters of credit.................       5,121          5,121          3,871             3,871

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


NOTE Q
ACNB CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION
-----------------------------------------------------------------------------------------------------

                                                                                      DECEMBER 31
STATEMENTS OF CONDITION In thousands                                                2001      2000
-----------------------------------------------------------------------------------------------------
ASSETS ..............................................................
Cash ...............................................................              $     53  $    391
Securities and other assets .........................................                2,406     1,493
Investment in common stock of subsidiary ............................               60,764    57,813
Receivable from subsidiary ..........................................                  489       258
                                                                                  --------  --------
TOTAL ASSETS ........................................................             $ 63,712  $ 59,955
                                                                                  ========  ========


LIABILITIES
Accrued expenses.....................................................             $  1,461  $     95
                                                                                  --------  --------


STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 20,000,000 shares authorized;
  5,436,101 and 5,440,826 issued and outstanding shares
  on 12/31/01 and 12/31/00, respectively) ...........................               13,590    13,602
Additional paid-in capital ..........................................                   --        --
Retained earnings ...................................................               48,661    46,258
                                                                                  --------  --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........................             $ 63,712  $ 59,955
                                                                                  ========  ========



                                                                            YEAR ENDED DECEMBER 31
STATEMENTS OF INCOME In thousands                                         2001      2000      1999
-----------------------------------------------------------------------------------------------------
INCOME
Dividend from subsidiary ............................................   $  5,284  $ 11,000  $  5,928
Interest income .....................................................          3         6        --

EXPENSE .............................................................        132        97       107
                                                                        --------  --------  --------
INCOME BEFORE TAXES AND EQUITY IN
UNDISTRIBUTED NET INCOME OF SUBSIDIARY ..............................      5,155    10,909     5,821
Applicable tax benefit ..............................................       (231)     (218)      (84)
                                                                        --------  --------  --------
INCOME BEFORE EQUITY IN
UNDISTRIBUTED NET INCOME OF SUBSIDIARY ..............................      5,386    11,127     5,905
(Deficit) Equity in undistributed net income of subsidiary ..........      2,951    (3,032)    1,918
                                                                        --------  --------  --------
NET INCOME ..........................................................   $  8,337  $  8,095  $  7,823
                                                                        ========  ========  ========


                                                                            YEAR ENDED DECEMBER 31
STATEMENTS OF CASH FLOWS In thousands                                     2001      2000      1999
 -----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Dividends and interest received .....................................   $  5,287  $ 11,006  $  5,928
                                                                        --------  --------  --------
Net Cash Provided by Operating Activities ...........................      5,287    11,006     5,928

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in equity investments ....................................       (714)     (304)     (188)
Investment in other assets ..........................................        (52)     (271)       --
                                                                        --------  --------  --------
Net Cash Used in Investing Activities ...............................       (766)     (575)     (188)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid ......................................................     (4,783)   (4,876)   (4,908)
Retirement of common stock ..........................................        (76)   (5,455)     (603)
Purchase of dissenters' shares ......................................         --        --      (140)

Net Cash Used in Financing Activities ...............................     (4,859)  (10,331)   (5,651)
                                                                        --------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ................       (338)      100        89
                                                                        --------  --------  --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ......................        391       291       202
                                                                        --------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR ............................   $     53  $    391  $    291
                                                                        ========  ========  ========


NOTE Q
ACNB CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION (continued)
--------------------------------------------------------------------------------------------------
                                                                       YEAR ENDED DECEMBER 31
                                                                  --------------------------------
STATEMENTS OF CASH FLOWS (continued)                                2001        2000        1999
--------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income .....................................................  $  8,337    $  8,095    $  7,823
Decrease (Increase) in investment in common stock of subsidiary.    (2,951)      3,032      (1,918)
Increase in receivable from subsidiary .........................      (231)       (217)        (16)
Loss on equity investment ......................................       132          96          39
                                                                  --------    --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES ......................  $  5,287    $ 11,006    $  5,928
                                                                  ========    ========    ========


NOTE R
FINANCIAL INFORMATION
RELATING TO OPERATING SEGMENTS
--------------------------------------------------------------------------------
     Management of the corporation monitors and evaluates four segments of its operations, which include commercial, consumer and mortgage lending and investment securities. The corporation's marketplace is southcentral Pennsylvania which encompasses Adams County and areas in contiguous counties of York, Franklin and Cumberland, as well as sections of northern Maryland.

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

     The following tables are for the years ending December 31, 2001 and 2000, by the four operating segments:


                                       Commercial   Consumer     Mortgage    Investment
2001 In thousands                       Lending     Lending      Lending     Securities     Other        Total
----------------------------------------------------------------------------------------------------------------
Total interest income .............   $  11,500    $   4,123    $  12,268    $  11,270    $      --    $  39,161
Charge for funds used .............      (7,861)      (2,369)      (7,806)      (6,858)       8,838      (16,056)
                                      ---------    ---------    ---------    ---------    ---------    ---------
Net Interest Income ...............       3,639        1,754        4,462        4,412        8,838       23,105
Provision for
 possible loan losses .............          94           82           64           --           --         (240)
                                      ---------    ---------    ---------    ---------    ---------    ---------
Net Interest Income After Provision
 for Possible Loan Losses .........       3,545        1,672        4,398        4,412        8,838       22,865
Non-interest income ...............          39           70           91           --        3,333        3,533
Non-interest expense ..............      (1,279)        (532)      (1,141)         (40)     (11,335)     (14,327)
                                      ---------    ---------    ---------    ---------    -------      ---------
Income Before Income Taxes ........   $   2,305    $   1,210    $   3,348    $   4,372    $     836    $  12,071
                                      =========    =========    =========    =========    =========    =========
Average Funds Used ................   $ 153,221    $  46,180    $ 152,142    $ 162,021    $  60,443    $ 574,007
                                      =========    =========    =========    =========    =========    =========


NOTE R
FINANCIAL INFORMATION
RELATING TO OPERATING SEGMENTS (continued)
------------------------------------------------------------------------------------------------------------------
                                     Commercial    Consumer      Mortgage    Investment
2000 In thousands                      Lending      Lending       Lending    Securities     Other         Total
------------------------------------------------------------------------------------------------------------------
Total interest income .............   $  11,749    $   3,892    $  12,665    $  11,531    $      --    $  39,837
Charge for funds used .............      (7,265)      (2,166)      (8,457)      (8,786)       9,745      (16,929)
                                      ---------    ---------    ---------    ---------    ---------    ---------
Net Interest Income ...............       4,484        1,726        4,208        2,745        9,745       22,908
Provision for
 possible loan losses .............        (103)         (77)         (60)          --           --         (240)
                                      ---------    ---------    ---------    ---------    ---------    ---------
Net Interest Income After Provision
 for Possible Loan Losses .........       4,381        1,649        4,148        2,745        9,745       22,668
Non-interest income ...............         143          112          220           94        2,228        2,797
Non-interest expense ..............      (1,060)        (498)      (1,212)         (55)     (10,387)     (13,212)
                                      ---------    ---------    ---------    ---------    ---------    ---------
Income Before Income Taxes.........   $   3,464    $   1,263    $   3,156    $   2,784    $   1,586    $  12,253
                                      =========    =========    =========    =========    =========    =========
Average Funds Used ................   $ 143,470    $  42,718    $ 166,612    $ 172,430    $  29,469    $ 554,699
                                      =========    =========    =========    =========    =========    =========


NOTE S
EFFECT OF RECENTLY ISSUED
ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------
     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133 (as amended by Statement Nos. 137 and 138), "Accounting for Derivative Instruments and Hedging Activities", in June 1998 and it became effective January 2001. This statement and its amendments establish accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and require that an entity recognize derivative assets or liabilities in the balance sheet and measure them at fair value. Management has reviewed the statement and has determined that the statement has no impact on the corporation's financial condition or results of operations or requires separate disclosure.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishment of liabilities that occurred after March 31, 2001. Management has reviewed this statement and has determined that the statement has had no impact on the corporation's financial condition or results of operations.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations initiated after June 30, 2001, shall be accounted for using the purchase method of accounting. The pooling method of accounting is prohibited except for transactions initiated before July 1, 2001.

     SFAS No. 142 prescribes accounting for all purchased goodwill and intangible assets. The statement requires that acquired goodwill is not amortized, but is tested for impairment at least annually or whenever an impairment indicator arises. Acquired intangible assets, other than goodwill, should be initially recognized at fair value and amortized over its useful life. The corporation had $673,000 of recorded intangibles at December 31, 2001, which represent unamortized intangibles related to acquisitions of deposits from other banks. These intangibles are being amortized over the estimated useful lives.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal periods. This statement will require an entity to recognize an impairment loss if the carrying value amount of a long-lived asset or asset group is not recoverable and exceeds fair value. This statement is not expected to have a material impact on the corporation's financial position or results of operations.


NOTE T
BUSINESS COMBINATION
--------------------------------------------------------------------------------
     On March 1, 1999, the corporation issued approximately 530,000 shares of ACNB Corporation common stock in exchange for approximately 234,000 shares of Farmers National Bancorp, Inc. The transaction was accounted for as a pooling of interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of ACNB Corporation and Farmers National Bancorp, Inc.

     Net interest income and net earnings of the separate entities for the periods preceding the acquisition were as follows:

EARNINGS DATA
--------------------------------------------------------------------------------
                                         Net Interest       Net
In thousands (unaudited)                    Income       Earnings
                                         ------------    --------
Two months ended February 28, 1999:
ACNB Corporation........................    $3,359        $1,223
Farmers National Bancorp, Inc...........       271            97
                                            ------        ------
Combined ...............................    $3,630        $1,320
                                            ======        ======


                        QUARTERLY RESULTS OF OPERATIONS



Selected quarterly information for the years ended December 31, 2001 and 2000, is as follows:


                                             First      Second     Third     Fourth
2001 In thousands, except per share data    Quarter    Quarter    Quarter    Quarter
------------------------------------------------------------------------------------
Interest income                             $10,133    $ 9,831    $ 9,637    $ 9,560
------------------------------------------------------------------------------------
Interest expense                              4,514      4,107      3,841      3,594
------------------------------------------------------------------------------------
Net interest income                           5,619      5,724      5,796      5,966
------------------------------------------------------------------------------------
Provision for possible loan losses               60         60         60         60
------------------------------------------------------------------------------------
Net income                                    2,028      1,985      2,113      2,211
------------------------------------------------------------------------------------
Basic earnings per share                        .37        .37        .39        .40
------------------------------------------------------------------------------------
Return on average assets                       1.44%      1.42%      1.47%      1.48%
------------------------------------------------------------------------------------


2000
------------------------------------------------------------------------------------
Interest income                             $ 9,581    $ 9,859    $10,290    $10,107
------------------------------------------------------------------------------------
Interest expense                              3,938      4,031      4,385      4,575
------------------------------------------------------------------------------------
Net interest income                           5,643      5,828      5,905      5,532
------------------------------------------------------------------------------------
Provision for possible loan losses               60         60         60         60
------------------------------------------------------------------------------------
Net income                                    1,983      2,095      2,250      1,767
------------------------------------------------------------------------------------
Basic earnings per share                        .35        .37        .40        .32
------------------------------------------------------------------------------------
Return on average assets                       1.47%      1.53%      1.59%      1.25%
------------------------------------------------------------------------------------



                  FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA


The following table sets forth financial data for the last five years:

In thousands, except per share data        2001        2000        1999        1998        1997
-------------------------------------------------------------------------------------------------
Total interest income ................   $ 39,161    $ 39,837    $ 38,194    $ 38,532    $ 37,887
Total interest expense ...............     16,056      16,929      15,966      16,456      16,073
Net interest income ..................     23,105      22,908      22,228      22,076      21,814
Provision for possible loan losses ...        240         240         253         360         210
Net income ...........................      8,337       8,095       7,823       7,725       7,770


PER SHARE DATA
-------------------------------------------------------------------------------------------------
Basic earnings .......................   $   1.53    $   1.44    $   1.35    $   1.33    $   1.34
Cash dividends paid ..................        .88         .87         .85         .78         .73


BALANCE SHEET TOTALS
-------------------------------------------------------------------------------------------------
Average stockholders' equity .........   $ 62,482    $ 59,981    $ 60,742    $ 60,568    $ 56,600
Average assets .......................    574,008     554,699     550,460     527,510     508,568


RATIOS
-------------------------------------------------------------------------------------------------
Return on average assets .............       1.45%       1.46%       1.42%       1.46%       1.53%
Return on average stockholders' equity      13.34%      13.50%      12.88%      12.75%      13.78%
Dividend payout ......................         58%         60%         63%         58%         55%
Stockholders' equity to assets .......       9.95%      10.65%      10.96%      11.23%      11.31%

                    COMMON STOCK MARKET PRICES AND DIVIDENDS

     The common stock of ACNB Corporation is traded in the over-the-counter market. As of December 31, 2001, the approximate number of shareholders of the corporation's common stock was 2,977.

     As quoted on the OTC Bulletin Board, high and low bid prices of common shares and dividends for the last two years were:

                             2001                       2000
                 -------------------------   ------------------------
                     BID PRICE      CASH       Bid Price      Cash
Quarter          ---------------- DIVIDEND   -------------   Dividend
Ended             HIGH     LOW      PAID     High     Low      Paid
---------------------------------------------------------------------
March 31 ......  $16.38   $15.88    $.20    $18.75   $17.00    $.20
June 30 .......   17.25    15.50     .20     17.88    16.75     .20
September 30 ..   19.00    17.00     .20     18.00    17.88     .20
December 31 ...   18.40    18.05     .28     18.00    15.50     .27


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

     The following firms make a market in ACNB Corporation common stock:

Ferris, Baker Watts, Inc.
Frederick, MD
(301)662-6488/(800)950-6488

F.J. Morrissey & Co., Inc.
Philadelphia, PA
(215)563-8500/(800)842-8928

Janney Montgomery Scott, Inc.
York, PA
(717)845-5611/(800)999-0503

Salomon Smith Barney Inc.
Gettysburg, PA
(717)334-9101/(800)344-3828